As filed with the Securities and Exchange Commission on November 6, 2026

Registration No. 333-298861

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 2 TO THE

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Hometown Financial Group, Inc.

The Defined Contribution (Plan A) of CBERA

(Exact Name of Registrant as Specified in Its Charter)

Maryland	6036	32-0873927
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

36 Main Street

Easthampton, Massachusetts 01027

(413) 779-2218

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Matthew S. Sosik

Chairman and Chief Executive Officer

Hometown Financial Group, Inc.

36 Main Street

Easthampton, Massachusetts 01027

(413) 779-2218

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Scott A. Brown, Esq. Elizabeth A. Cook, Esq. Luse Gorman, PC 5335 Wisconsin Avenue, N.W., Suite 780 Washington, D.C. 20015 (202) 274-2022	Edward G. Olifer, Esq. Stephen F. Donahoe, Esq. Kilpatrick Townsend & Stockton, LLP 701 Pennsylvania Avenue, N.W., Suite 200 Washington, D.C. 20004 (202) 508-5800

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act: ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Prospectus Supplement

THE DEFINED CONTRIBUTION (PLAN A) OF CBERA

Offering of Participation Interests in up to 15,300,000 Shares

of

HOMETOWN FINANCIAL GROUP, INC.

Common Stock

Hometown Financial Group, Inc., a Maryland corporation that we refer to as “Hometown Financial” throughout this prospectus supplement, is offering shares of its common stock for sale in an initial public offering (the “IPO”) in connection with the conversion of Hometown Financial Group, MHC, the mutual holding company of TruNorth Bank, from a mutual holding company to a stock holding company. There is no current public or private market for the Hometown Financial common stock. The Hometown Financial common stock is expected to be listed on the Nasdaq Capital Market under the symbol “HFG.”

In connection with the IPO, TruNorth Bank is allowing participants in The Defined Contribution (Plan A) of CBERA (the “401(k) Plan”) to invest up to 50% of their account balances minus any outstanding loan balances, each as of September 30, 2026, in Hometown Financial common stock at the time of the IPO. Participants must have a Schwab Personal Choice Retirement Account (“Schwab brokerage account”) within the 401(k) Plan to purchase Hometown Financial common stock in the IPO. Please note that a maximum of 90% of your total 401(k) Plan balance can be in the Schwab brokerage account, including the amount attributable to any Hometown Financial common stock.

Before you consider investing, you should read the prospectus of Hometown Financial, dated [*], 2026, which is attached to this prospectus supplement. It contains detailed information regarding the conversion of Hometown Financial Group, MHC from a mutual holding company to a stock holding company, the IPO of Hometown Financial and the financial condition, results of operations and business of Hometown Financial Group, MHC. This prospectus supplement provides information regarding the 401(k) Plan. You should read this prospectus supplement together with the prospectus and keep both for future reference.

For a discussion of risks that you should consider, see “Risk Factors” beginning on page S-1 in this prospectus supplement, “Risk Factors” beginning on page 17 of the attached prospectus, and “Notice of Your Rights Concerning Employer Securities” beginning on page S-13 in this prospectus supplement.

The interests in the 401(k) Plan and the offering of the shares of Hometown Financial common stock have not been approved or disapproved by the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the Massachusetts Division of Banks, the Securities and Exchange Commission or any other federal or state agency. Any representation to the contrary is a criminal offense.

The securities offered by this prospectus supplement are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Massachusetts Depositors Insurance Fund or any other governmental agency.

This prospectus supplement may be used only in connection with offers and sales by Hometown Financial in the IPO of Hometown Financial common stock that may be acquired within the 401(k) Plan. No one may use this prospectus supplement to reoffer or resell interests in shares of Hometown Financial common stock acquired through the 401(k) Plan.

You should rely only on the information contained in this prospectus supplement and the attached prospectus. Hometown Financial, TruNorth Bank, and the 401(k) Plan have not authorized anyone to provide you with different information.

This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. Neither the delivery of this prospectus supplement and the attached prospectus nor any sale of Hometown Financial common stock shall under any circumstances imply that there has been no change in the affairs of Hometown Financial, TruNorth Bank or the 401(k) Plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement or incorporated by reference is correct as of any time after the date of this prospectus supplement.

The date of this prospectus supplement is [*], 2026.

RISK FACTORS

In addition to considering the material risks disclosed under “Risk Factors” beginning on page 17 of the attached prospectus, you should also consider the following:

If you elect to purchase Hometown Financial common stock using your 401(k) Plan account balance and the IPO is oversubscribed (we receive orders for more shares than we are offering for sale), you may not be able to invest the full amount you requested. Any unused money will stay in an interest-bearing trust outside your 401(k) Plan account pending the completion of the offering, so it will not be affected by changes in the market.

If you elect to purchase Hometown Financial common stock using your 401(k) Plan account balance, the 401(k) Plan trustee will sell the designated dollar amount within your 401(k) Plan account pro rata among your core investment funds and draw from any pre-tax, Roth, post-tax or employer contributions on a pro rata basis. This includes your vested and unvested employer contributions, if any. If you would like to utilize some or all of the assets currently held in your existing 401(k) Plan Schwab brokerage account, you must liquidate your assets and move the sale proceeds (cash) into one of the 401(k) Plan’s core funds. No assets held in the 401(k) Plan Schwab brokerage account can be used to purchase Hometown Financial common stock in the IPO. If the IPO is oversubscribed (i.e., there are more orders for Hometown Financial common stock than shares available for sale in the IPO) and the 401(k) Plan trustee cannot use any or all of the funds you allocate to purchase Hometown Financial common stock in the IPO, the funds that cannot be invested in Hometown Financial common stock, and any interest earned on those funds, will be returned to your Schwab brokerage account in the form of cash, which you may invest at your discretion. See “The Offering – Purchases in the IPO and Oversubscriptions” in this prospectus supplement.

Note that any stock price, including Hometown Financial’s, can be very volatile and increase or decrease in value. It is generally advisable to diversify your retirement savings, and limit concentration in any one stock, bond or holding.

THE OFFERING

Securities Offered

TruNorth Bank is offering participants of the 401(k) Plan the opportunity to purchase shares of Hometown Financial common stock through the 401(k) Plan. All purchases of Hometown Financial common stock will be denominated in shares of Hometown Financial common stock. The common stock will be held in each participant’s Schwab brokerage account within the 401(k) Plan. The common stock is often referred to as “participation interests,” which represents your indirect ownership of shares of Hometown Financial common stock that are acquired by the 401(k) Plan pursuant to your election and each participation interest is equivalent to one share of Hometown Financial common stock. In this prospectus, “participation interests” are referred to as shares of Hometown Financial common stock. At the purchase price of $10.00 per share, the 401(k) Plan may acquire up to 8,536,650 shares of Hometown Financial common stock in the IPO, based on the approximate fair market value of the 401(k) Plan’s assets as of December 31, 2025.

Employees of TruNorth Bank (and its predecessor banks) who become participants in the 401(k) Plan and current participants in the 401(k) Plan may purchase shares of Hometown Financial common stock through the 401(k) Plan. However, your investment in shares of Hometown Financial common stock in connection with the IPO is subject to the purchase priorities listed below.

Information regarding the 401(k) Plan is contained in this prospectus supplement and information with respect to the financial condition, results of operations and business of Hometown Financial Group, MHC and TruNorth Bank are contained in the accompanying prospectus. The address of the corporate/main office of Hometown Financial and TruNorth Bank is 36 Main Street, Easthampton, Massachusetts 01027 and the telephone number at this address is (855) 527-4111.

Address all questions about this prospectus supplement to Stephanie Vincelette, Vice President Human Resources Operations, at TruNorth Bank; telephone: (855) 527-4111, email: svincelette@trunorthbank.com.

Direct all questions about the IPO, the prospectus, or obtaining a stock order form to purchase stock in the offering outside the 401(k) Plan to the Stock Information Center at (800) 945-8598, Monday through Friday, between 10:00 a.m. and 4:00 p.m., Eastern time, except for bank holidays.

Election to Purchase Hometown Financial Common Stock

In connection with the IPO, you may elect to designate up to 50% of your 401(k) Plan account balance minus any outstanding loan balances, each as of September 30, 2026, to be used to purchase shares of Hometown Financial common stock in the IPO. The trustee of the 401(k) Plan will purchase Hometown Financial common stock at $10.00 per share, in accordance with your directions. A commission will not be charged to purchase Hometown Financial common stock in the IPO. However, your directions are subject to purchase priorities and purchase limitations described below.

Purchase Priorities

401(k) Plan participants are eligible to elect to subscribe for Hometown Financial common stock in the IPO. However, in case more shares of Hometown Financial common stock are ordered than are available for sale (i.e., an “oversubscription”), the elections are subject to the following purchase priorities, which are set forth in the Amended and Restated Plan of Conversion of Hometown Financial Group, MHC:

Subscription Offering:

(1)
First priority, to depositors of TruNorth Bank (and its predecessor banks) with aggregate account balances of at least $50 as of the close of business on June 30, 2025.
(2)
Second priority, to depositors of TruNorth Bank (and its predecessor banks) with aggregate account balances of at least $50 at the close of business on June 30, 2026.
(3)
Third priority, to TruNorth Bank’s tax-qualified plans, including the 401(k) Plan and the employee stock ownership plan.

(4)
Fourth priority, to employees, officers, and trustees/directors, as applicable, of Hometown Financial, Hometown Financial Group, MHC, Hometown Financial Group, Inc., a Massachusetts corporation, and TruNorth Bank, and corporators of Hometown Financial Group, MHC who do not have a higher purchase priority.

Community Offering:

Shares of Hometown Financial common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering,” with a preference given to natural persons (including trusts of natural persons) residing in the following areas: (i) Essex, Hampden, Hampshire, Middlesex, Norfolk, Plymouth, Suffolk and Worcester Counties in Massachusetts, (ii) the Northeastern Connecticut Planning Region in Connecticut, and (iii) Rockingham County in New Hampshire.

If you fall into purchase priority (1), (2) or (4), you have subscription rights to purchase Hometown Financial common stock in the IPO. You may use up to 50% of your 401(k) Plan account balance minus any outstanding loan balances, each as of September 30, 2026, to pay for the shares of Hometown Financial common stock.

If you do not fall into purchase priority (1), (2) or (4), you may place an order for the purchase of Hometown Financial common stock through the 401(k) Plan in the Community Offering, if one occurs.

Orders to subscribe for shares of Hometown Financial common stock in the IPO through the 401(k) Plan must be submitted in the manner described below under “How to Order Common Stock Through the 401(k) Plan During the Offering.”

If you fall into purchase priority (1), (2) or (4), you will separately receive a stock offering materials package in the mail, including a stock order form. You may use the stock order form to order shares of Hometown Financial common stock outside the 401(k) Plan. Refer to the prospectus for information on how to submit such orders.

In addition to, or instead of, placing an order outside of the 401(k) Plan using a stock order form, you may place an order for the purchase of Hometown Financial common stock through the 401(k) Plan, submitted in the manner described below under “How to Order Common Stock Through the 401(k) Plan During the Offering.”

Purchases in the IPO and Oversubscriptions

The trustee of the 401(k) Plan will order shares of Hometown Financial common stock in the IPO based on the designated dollar amount that you select by filling out the “Special Investment Election Form” for the 401(k) Plan through the CBERA online portal. Specifically, on or about the second business day following the conclusion of the 401(k) Plan Offering Period (as defined below), your designated dollar amount will be liquidated pro-rata (including a pro-rata portion of any pre-tax, Roth, post-tax or employer contributions) from each of your current core investment funds within your 401(k) Plan account. Note that if for any reason, your core funds do not hold enough money to satisfy your designated dollar amount, all core funds will be liquidated. Money invested in the Schwab brokerage account cannot be used for liquidation; you must liquidate investments from the Schwab brokerage account and move these into the core funds prior to liquidation.

The liquidated amount will be transferred to an interest-bearing trust account held outside your 401(k) Plan account pending the purchase of Hometown Financial common stock at the formal closing of the IPO several weeks later. During this time, you will not see these monies in your 401(k) Plan account balance. We will determine whether all, or any portion of your order will be filled (if the offering is oversubscribed, you may not receive all, or any, of your order, depending on your purchase priority, as described above). The amount that can be used toward your order in the IPO will be applied to the purchase of shares of Hometown Financial common stock in the IPO. Following the formal closing of the IPO, your purchased shares of Hometown Financial common stock in the IPO and any interest earned on your designated dollar amount will be transferred and deposited to your 401(k) Plan Schwab brokerage account, which you may invest at your discretion. See “Nature of a Participant’s Interest in the Common Stock” for further details.

If the IPO is oversubscribed (i.e., there are more orders for Hometown Financial common stock than shares available for sale in the IPO) and the trustee is unable to use the full amount allocated by you to purchase Hometown Financial common stock in the IPO, the amount that cannot be invested in Hometown Financial common stock, and any interest earned on that amount, will be returned to your Schwab brokerage account in the form of cash, which you may invest at your discretion. The prospectus describes the allocation procedures in the event of an oversubscription. Please refer to the prospectus section entitled “The Conversion and Stock Offering – Subscription Offering and Subscription Rights” for more details on priority categories and oversubscription.

If you choose not to direct the investment of your 401(k) Plan account balance towards the purchase of Hometown Financial common stock in the IPO, your account balance will remain invested in the investment funds of the 401(k) Plan as you previously directed.

Nature of a Participant’s Interest in the Common Stock

Shares of Hometown Financial common stock acquired by the 401(k) Plan trustee at your direction will be transferred into your 401(k) Plan Schwab brokerage account.

Investment in shares of Hometown Financial common stock involves special risks. For a discussion of material risks you should consider, see the “Risk Factors” section of this prospectus supplement, the “Risk Factors” section of the accompanying prospectus, and the section of this prospectus supplement called “Notice of Your Rights Concerning Employer Securities” (see below).

Minimum and Maximum Investment

In connection with the IPO, the 401(k) Plan will permit you to use up to 50% of your 401(k) Plan account balance minus any outstanding loan balances, each as of September 30, 2026, for the purchase of Hometown Financial common stock. Please refer to your September 30, 2026 quarterly statement from T. Rowe Price available online (Your Account > Statements & Documents > Statements) for your account totals.

The trustee of the 401(k) Plan will subscribe for shares of the Hometown Financial common stock offered for sale in the IPO in accordance with each participant’s direction. The trustee will pay $10.00 per share, which will be the same price paid by all other persons who purchase shares in the subscription and community offerings. To purchase Hometown Financial common stock through the 401(k) Plan, the minimum investment will be the purchase of 25 shares of Hometown Financial common stock, which equals $250. Additionally, you must open a Schwab brokerage account online through the 401(k) Plan via T. Rowe Price’s website at rps.troweprice.com > ‘Contributions & Investments’ > ‘Self-Directed Brokerage Account’ (unless you already have an existing Schwab brokerage account through the 401(k) Plan) to purchase shares of Hometown Financial common stock in the IPO.

Your election through the CBERA online portal, plus any order you placed outside the 401(k) Plan, are together subject to a maximum purchase limit. Generally, no individual, or individuals acting through a single qualifying account held jointly, may purchase more than 50,000 shares ($500,000) of common stock, and no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than 120,000 shares ($1,200,000) of common stock in all categories of the IPO combined.

Value of 401(k) Plan Assets

The market value of the assets of the 401(k) Plan as of December 31, 2025, was approximately $170,733,000.

How to Order Common Stock Through the 401(k) Plan During the Offering

You can make an election to purchase Hometown Financial common stock in the IPO through the CBERA online portal. This is done by following the procedures described below. Note the following stipulations concerning this election:

•
Through the CBERA online portal, you can designate a dollar amount (in an increment of $10.00) of up to 50% of your 401(k) Plan account balance minus any outstanding loan balances, each as of September 30, 2026, to be used to order Hometown Financial common stock in the IPO.

•
The election period for the 401(k) Plan ends at 2:00 p.m., Eastern time, on December 11, 2026 (the “401(k) Plan Offering Period”).
•
You must open (or have) a Schwab brokerage account within the 401(k) Plan via T. Rowe Price’s website at rps.troweprice.com > ‘Contributions & Investments’ > ‘Self-Directed Brokerage Account’ (unless you already have an existing Schwab brokerage account through the 401(k) Plan) to purchase Hometown Financial common stock in the IPO. Please note that it takes 24 to 48 hours to create your Schwab brokerage account. You will be charged a $12.50 quarterly fee at the end of each calendar quarter that you have at least $1.00 of stock or cash invested in your Schwab brokerage account (which equals $50.00 annually). Such fees will automatically be paid by liquidating a portion of your 401(k) Plan core investments. Please consider how these fees may affect your overall investment returns. A participant who makes the minimum purchase of 25 shares (which equates to a minimum purchase of $250) will pay $50.00 per year to maintain this investment in his or her Schwab brokerage account (this equals a yearly expense equal to 20% of the participant’s initial investment).
•
During the 401(k) Plan Offering Period, you will continue to be able to transfer amounts that are not directed to be used to purchase Hometown Financial common stock among all other investment funds. However, you will not be permitted to change the investment amounts that you designated to be used to purchase Hometown Financial common stock through the CBERA online portal.
•
As soon as practicable following the end of the 401(k) Plan Offering Period (most likely on or about the second business day), the 401(k) Plan trustee will liquidate the dollar amount that you designated through the CBERA online portal, on a pro-rata basis from each of your core investment funds within your 401(k) Plan account (and a pro-rata portion of any pre-tax, Roth, post-tax or employer contributions), which will be used to purchase Hometown Financial common stock. Thereafter, the proceeds will be transferred to an interest-bearing account held by the 401(k) Plan pending the formal closing of the IPO several weeks after the 401(k) Plan Offering Period. Refer to the question “Purchases in the IPO and Oversubscriptions” for more details.
•
Following the formal closing of the IPO, your purchased shares of Hometown Financial common stock will be reflected in your 401(k) Plan Schwab brokerage account. Any amounts remaining in the interest-bearing account because the amounts could not be used by the trustee to purchase Hometown Financial common stock in the IPO will be returned to your Schwab brokerage account in the form of cash, which you may invest at your discretion.

Stock Order Deadline

If you wish to elect to order Hometown Financial common stock in the IPO through the 401(k) Plan, you must select a designated dollar amount through CBERA’s website at https://www.CBERA.com/special-investment-election-form no later than 2:00 p.m., Eastern time, on December 11, 2026. Please retain a copy of the confirmation email you receive after completing this process through CBERA’s website.

Address all questions about this prospectus supplement to Stephanie Vincelette, Vice President, Human Resources Operations, at TruNorth Bank; telephone: (855) 527-4111; email: svincelette@trunorthbank.com.

Irrevocability of Transfer Direction

Once you make an election to purchase shares of Hometown Financial common stock in the IPO through the 401(k) Plan, you may not change your election. Your election is irrevocable. You will, however, continue to be able to transfer amounts not directed towards the purchase of shares of Hometown Financial common stock among all other investment funds in the 401(k) Plan daily.

Future Direction to Purchase and Sell Common Stock

You will be able to purchase Hometown Financial common stock after the IPO through your self-directed Schwab brokerage account under the 401(k) Plan, using up to 90% of your 401(k) Plan account balance. Note that the 90% limit includes any shares you obtained in the pre-IPO subscription. You will also be able to sell your Hometown Financial common stock after the IPO, subject to the restrictions in the next paragraph.

After the IPO, you will again have complete access to any amounts you directed towards the purchase of Hometown Financial common stock in the IPO. For example, after the IPO closes, you may sell any shares you purchased in the offering. However, special restrictions may apply to purchasing or selling shares of Hometown Financial common stock by the participants who are subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, relating to the purchase and sale of securities by officers, directors and principal stockholders of Hometown Financial. Note that if you are an officer of Hometown Financial that is restricted by federal or state regulations from selling shares of Hometown Financial common stock acquired in the IPO for one year, the Hometown Financial common stock that you purchased in the IPO through the 401(k) Plan (and held in your 401(k) Plan Schwab brokerage account) will not be tradable until the one-year trading restriction has lapsed.

Please remember that a diversified retirement portfolio requires a mix of different investments across a broad range of asset classes and industries.

Voting Rights of Common Stock

Your 401(k) Plan Schwab brokerage account grants you full pass-through voting rights for your shares of Hometown Financial common stock held in your Schwab brokerage account under the 401(k) Plan. You will receive proxy materials directly – either via mail or based on your paperless settings – allowing you to vote your shares independently.

DESCRIPTION OF THE 401(k) PLAN

Introduction

The 401(k) Plan is a multiple-employer, tax-qualified plan with a cash or deferred compensation feature established in accordance with the requirements under Section 401(a) and Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”).

CBERA intends that the 401(k) Plan, in operation, will comply with the requirements under Section 401(a) and Section 401(k) of the Code. CBERA will adopt any amendments to the 401(k) Plan that may be necessary to ensure the continuing qualified status of the 401(k) Plan under the Code and applicable Treasury Regulations.

Employee Retirement Income Security Act of 1974. The 401(k) Plan is an “individual account plan” other than a “money purchase pension plan” within the meaning of ERISA. As such, the 401(k) Plan is subject to all of the provisions of Title I (Protection of Employee Benefit Rights) and Title II (Amendments to the Code Relating to Retirement Plans) of ERISA, except to the funding requirements contained in Part 3 of Title I of ERISA, which by their terms do not apply to an individual account plan (other than a money purchase plan). The 401(k) Plan is not subject to Title IV (Plan Termination Insurance) of ERISA. The funding requirements contained in Title IV of ERISA are not applicable to participants or beneficiaries under the 401(k) Plan.

Reference to Full Text of 401(k) Plan. The following portions of this prospectus supplement summarize certain provisions of the 401(k) Plan. They are not complete and are qualified in their entirety by the full text of the 401(k) Plan. Copies of the 401(k) Plan are available to all employees by filing a request with the 401(k) Plan administrator, CBERA, 100 River Ridge Drive, Suite 102, Norwood, Massachusetts 02062; (781) 551-8500; info@cbera.com or by contacting TruNorth Bank, 36 Main Street, Easthampton, Massachusetts 01027; (855) 527-4111 Attn: Stephanie Vincelette, Vice President Human Resources Operations. You are urged to carefully read the full text of the 401(k) Plan.

Eligibility and Participation

As an employee of TruNorth Bank, you are eligible to become a participant in the 401(k) Plan for purposes of making elective deferrals on the entry date coinciding with or immediately following your attainment of age 19 and completion of at least 250 hours of service during a three-month period. The entry dates under the 401(k) Plan are the first day of each month.

As of December 31, 2025, there were approximately 1,050 active and former participants of TruNorth Bank (and its predecessor banks) in the 401(k) Plan.

Contributions under the 401(k) Plan

Compensation. Employee contributions and matching contributions are based on the definition of Plan compensation, which is equal to total compensation.

Employee Elective Deferrals. 401(k) Plan participants are permitted to defer any whole percentage of their compensation (as defined in the 401(k) Plan) from 1% to 75% of their compensation, subject to certain restrictions imposed by the Code, and to have that amount contributed to the 401(k) Plan on their behalf. Participants may make traditional 401(k) deferrals (pre-tax), after-tax (non-Roth) deferrals or Roth deferrals (after-tax).

Employer Matching Contributions. TruNorth Bank currently makes a matching contribution equal to 100% of a participant’s pre-tax elective, after-tax elective (non-Roth), Roth elective deferrals and catch-up contributions, up to 5% of a participant’s compensation.

Employer Discretionary Contributions. TruNorth Bank provides a contribution to all employees eligible to make salary deferrals regardless of whether employees make deferrals. This non-elective contribution is in the amount of 3% of each eligible participant's compensation.

Benefits Under the 401(k) Plan

Vesting. At all times, participants have a fully vested, nonforfeitable interest in elective deferral contributions, employer discretionary contributions and rollover contributions. Participants vest in employer matching contributions under the 401(k) Plan at the rate of 20% per year of service beginning after one year of service; so that they are fully vested after five years of service. Participants will also become fully vested in their entire account in the event they are eligible for early retirement (as defined in the 401(k) Plan), attain normal retirement age (age 65) or die. Participants that terminate employment before they are 100% vested will forfeit the non-vested portion of their account upon the later of the date they incur five consecutive one-year breaks in service or the date they receive a distribution of the vested portion of their account.

Distribution at Termination of Employment. You (or your beneficiary, in the event of your death) will be entitled to receive a distribution of the vested amounts in your account when your employment terminates for any reason. Your benefit will be equal to the vested balance of your account. You will receive payment of your benefit in a lump sum. You may request a partial distribution of the vested portion of your account. You may also set up regular installments. You may be eligible to elect a direct rollover of your distribution to an IRA or another qualified plan to avoid current taxation of your benefit. The 401(k) Plan will make involuntary cash-out distributions of vested account balances of $1,000 or less. If you are 59 ½ and have terminated employment with TruNorth Bank, you are eligible for the Managed Payout Programs, which are professionally managed monthly payments. In determining the value of your vested account balance, the 401(k) Plan includes rollover contributions. If the value of your vested account balance exceeds $1,000, you must consent to any distribution of such account balance. If you are not a 5% or more owner of your employer, your required benefit commencement date is April 1st following the close of the year in which the later occurs: you attain age 73 (75 if born on or after 1960) or you terminate employment. Note that there is a 10% excise tax for cash distributions prior to age 59 ½ unless you terminated employment on or after age 55.

Distribution after Death of Participant. In the event of your death, the value of your entire account will be payable to your beneficiary in accordance with the 401(k) Plan.

Investment of Contributions and Account Balances

All amounts credited to your accounts under the 401(k) Plan are held in the 401(k) Plan trust, which is administered by the trustee appointed by CBERA’s Board of Directors. Before the effective date of the IPO, you are currently given the opportunity to direct the investment of your account into one or more of the following investment options:

Money Market/Stable Value	T. Rowe Price Stable Value Common Trust Fund
Bonds	State Street U.S. Bond Index Fund T. Rowe Price Spectrum Income Fund
Stocks

DFA US Small Cap Portfolio; Institutional

MFS International Equity Fund

State Street Global All Cap Equity Ex-U.S. Index Fund

State Street Russell SMID Cap Index Securities Lending Series Fund

State Street S&P 500 Index Fund

T. Rowe Price Blue Chip Growth Trust

T. Rowe Price Equity Income Trust

Retirement Funds

T. Rowe Price Retirement Hybrid 2005 Trust

T. Rowe Price Retirement Hybrid 2010 Trust

T. Rowe Price Retirement Hybrid 2015 Trust

T. Rowe Price Retirement Hybrid 2020 Trust

T. Rowe Price Retirement Hybrid 2020 Trust – Managed Payout Program

T. Rowe Price Retirement Hybrid 2025 Trust

T. Rowe Price Retirement Hybrid 2025 Trust – Managed Payout Program

T. Rowe Price Retirement Hybrid 2030 Trust

T. Rowe Price Retirement Hybrid 2035 Trust

T. Rowe Price Retirement Hybrid 2040 Trust

T. Rowe Price Retirement Hybrid 2045 Trust

T. Rowe Price Retirement Hybrid 2050 Trust

T. Rowe Price Retirement Hybrid 2055 Trust

T. Rowe Price Retirement Hybrid 2060 Trust

T. Rowe Price Retirement Hybrid 2065 Trust

T. Rowe Price Retirement Hybrid 2070 Trust

Brokerage window	Schwab brokerage account

In connection with the IPO, shares of Hometown Financial common stock acquired by the 401(k) Plan trustee at your direction will be transferred into your 401(k) Plan Schwab brokerage account.

Performance History

The following table provides performance data with respect to the investment funds in the 401(k) Plan as of July 31, 2026:

	Year to Date	1 Year	5 Years	10 Years	Since Inception
MONEY MARKET/STABLE VALUE
T. Rowe Price Stable Value Common Trust Fund	1.77%	3.04%	2.55%	2.34%	4.43%
BONDS
State Street U.S. Bond Index Fund	-0.60%	-2.69%	-0.39%	1.36%	2.18%
T. Rowe Price Spectrum Income Fund	1.1%	4.32%	1.95%	3.34%	6.12% since 06/29/1990
STOCKS
DFA US Small Cap Portfolio; Institutional	17.73%	27.15%	9.16%	10.87%	10.52%
MFS International Equity Fund	8.49%	16.77%	—	—	12.00%
State Street Global All Cap Equity Ex-U.S. Index Fund	13.58%	28.14%	9.08%	9.59%	10.61%
State Street Russell SMID Cap Index Securities Lending Series Fund	13.31%	21.44%	6.79%	—	11.81%
State Street S&P 500 Index Fund	10.13%	19.54%	12.85%	15.06%	10.28%
T. Rowe Price Blue Chip Growth Trust	-1.71%	4.53%	8.52%	15.76%	15.51%
T. Rowe Price Equity Income Trust	17.93%	28.22%	11.44%	11.51%	8.77%
RETIREMENT FUNDS
T. Rowe Price Retirement Hybrid 2005 Trust	5.17%	10.91%	4.98%	6.67%	6.27%
T. Rowe Price Retirement Hybrid 2010 Trust	5.61%	11.66%	5.31%	7.11%	6.59%
T. Rowe Price Retirement Hybrid 2015 Trust	5.93%	12.24%	5.57%	7.61%	7.01%
T. Rowe Price Retirement Hybrid 2020 Trust – Managed Payout Program	6.23%	12.83%	5.84%	8.21%	7.45%
T. Rowe Price Retirement Hybrid 2020 Trust	6.23%	12.80%	5.84%	8.20%	7.43%
T. Rowe Price Retirement Hybrid 2025 Trust – Managed Payout Program	6.63%	13.60%	6.22%	8.91%	7.91%
T. Rowe Price Retirement Hybrid 2025 Trust	6.63%	13.57%	6.21%	8.91%	7.89%
T. Rowe Price Retirement Hybrid 2030 Trust	7.67%	15.62%	7.09%	9.83%	8.46%
T. Rowe Price Retirement Hybrid 2035 Trust	9.14%	18.35%	8.25%	10.83%	9.05%
T. Rowe Price Retirement Hybrid 2040 Trust	10.38%	20.49%	9.22%	11.68%	9.55%
T. Rowe Price Retirement Hybrid 2045 Trust	11.35%	22.22%	9.96%	12.23%	9.85%
T. Rowe Price Retirement Hybrid 2050 Trust	11.71%	22.79%	10.20%	12.35%	9.93%
T. Rowe Price Retirement Hybrid 2055 Trust	11.88%	23.08%	10.29%	12.39%	9.93%
T. Rowe Price Retirement Hybrid 2060 Trust	11.89%	23.13%	10.29%	12.39%	11.39%
T. Rowe Price Retirement Hybrid 2065 Trust	11.90%	23.11%	10.31%	—	14.69%
T. Rowe Price Retirement Hybrid 2070 Trust	11.83%	23.09%	—	—	20.63%

The performance of investments inside the Schwab brokerage account would depend on each individual holding.

Description of the Investment Funds

The following is a description of each of the funds:

•
T. Rowe Price Stable Value Common Trust Fund

This fund invests in guaranteed and synthetic investment contracts (“GICs” and “SICs”). GICs are annuity contracts issued by an insurance company. SICs are portfolios of securities (debt securities or units of collective trusts) owned by the Stable Value Fund with wrap contracts associated with the portfolios.

•
State Street U.S. Bond Index Fund

This fund seeks to provide investment results that correspond generally to the price and yield performance of the Bloomberg U.S. Aggregate Bond Index.

•
T. Rowe Price Spectrum Income Fund

This fund seeks a high level of current income consistent with moderate share price fluctuation by investing in a diversified group of T. Rowe Price mutual funds that invest primarily in fixed income securities.

•
DFA US Small Cap Portfolio; Institutional

This portfolio seeks to achieve long-term capital appreciation by investing at least 80% of its net assets in U.S. small cap companies.

•
MFS International Equity Fund

This fund invests in equity securities of foreign companies.

•
State Street Global All Cap Equity Ex-U.S. Index Fund

This fund seeks to provide investment results that correspond generally to the total return of the MSCI ACWI ex USA Investable Market Index, covering large, mid, and small-cap stocks across developed and emerging countries.

•
State Street Russell SMID Cap Index Securities Lending Series Fund

This fund seeks to provide investment results that correspond generally to the total return of an index that tracks the performance of mid to small cap exchange traded U.S. equity securities.

•
State Street S&P 500 Index Fund

This fund seeks to provide investment results that correspond to the total return (i.e., the combination of capital changes and income) performance of common stocks publicly traded in the United States.

•
T. Rowe Price Blue Chip Growth Trust

This trust seeks long-term growth. It invests in large and medium-sized blue chip growth companies that are well established and have the potential for above-average growth.

•
T. Rowe Price Equity Income Trust

This trust seeks high income and long-term growth. It takes a relatively conservative approach by investing in stocks that pay above-average dividends.

•
T. Rowe Price’s Retirement Funds

Each retirement trust offers a diversified asset allocation designed for investors that will turn 65 and retire in or near the stated year. The 2020 and 2025 Retirement Trusts have two versions: one for the managed payout program and one regular hybrid trust although the investment mix is the same at each vintage. Note that most trusts hold approximately 1% cash.

Name of Retirement Fund	% Equity	% Fixed Income
Retirement Hybrid 2045, 2050, 2055, 2060, 2065, 2070 Trusts	>90%	<10%
Retirement Hybrid 2040 Trust	85%	14%
Retirement Hybrid 2035 Trust	75%	24%
Retirement Hybrid 2030 Trust	64%	35%
Retirement Hybrid 2025 Trust	55%	44%
Retirement Hybrid 2020 Trust	51%	48%
Retirement Hybrid 2015 Trust	48%	51%
Retirement Hybrid 2010 Trust	45%	54%
Retirement Hybrid 2005 Trust	41%	58%

•
Schwab brokerage window

Having an account in the Schwab brokerage window gives participants access to more than 8,700 no-load mutual funds from over 600 well-known fund families, including over 2,700 funds typically available only to institutional clients. Other investments include individual stocks from all the major exchanges, bonds and other fixed income investments, certificates of deposit and money market funds.

An investment in any of the investment options listed above under “Description of the 401(k) Plan – Description of the Investment Funds” is not a deposit of a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. As with any investment option, there is always a risk that you may lose money on your investment in any of the investment options listed above.

For a discussion of material risks you should consider, see “Risk Factors” of this prospectus supplement, “Risk Factors” beginning on page 17 of the attached prospectus, and the section of this prospectus supplement called “Notice of Your Rights Concerning Employer Securities” below.

Before directing retirement funds to a core fund or to the Schwab brokerage account, investors should carefully consider the investment objectives, risks, charges, and expenses of each investment as well as their individual risk tolerance, time horizon and goals. Log into the participant website at rps.troweprice.com or call the toll-free Plan Account Line at 1-800-922-9945 to request fund prospectuses and other information that is furnished to the Plan on the investments. Before directing transactions through the Schwab brokerage service, review the prospectus or the investment alternative’s offering document to obtain more information.

Administration of the 401(k) Plan

The Trustee. T. Rowe Price serves as trustee for all the investment funds under the 401(k) Plan.

401(k) Plan Administrator. Pursuant to the terms of the 401(k) Plan, the 401(k) Plan is administered by the 401(k) Plan administrator, which is CBERA. The address of the 401(k) Plan administrator is 100 River Ridge Drive, Suite 102, Norwood, Massachusetts 02062, the telephone number at this address is (781) 551-8500 and the email address is info@cbera.com. The

401(k) Plan administrator is responsible for the administration of the 401(k) Plan, interpretation of the provisions of the 401(k) Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the 401(k) Plan, maintenance of 401(k) Plan records, books of account and all other data necessary for the proper administration of the 401(k) Plan, preparation and filing of all returns and reports relating to the 401(k) Plan which are required to be filed with the U.S. Department of Labor and the Internal Revenue Service, and for all disclosures required to be made to participants, beneficiaries and others under Sections 104 and 105 of ERISA.

Reports to Plan Participants. The 401(k) Plan administrator will furnish you a statement at least quarterly showing the balance in your account as of the end of that period, the amount of contributions allocated to your account for that period, the amount of distributions for that period (if any), and any adjustments to your account to reflect earnings or losses (if any). In addition, you may go online to rps.troweprice.com or call 1 (800) 922-9945 at any time to review your account balances.

Amendment and Termination

TruNorth Bank intends to continue participating in the 401(k) Plan indefinitely. Nevertheless, TruNorth Bank may terminate its participation in the 401(k) Plan at any time. If the 401(k) Plan is terminated in whole or in part, you will have a fully vested interest in your 401(k) Plan account. TruNorth Bank reserves the right to make any amendment or amendments to the 401(k) Plan which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that TruNorth may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with ERISA.

Merger, Consolidation or Transfer

In the event of the merger or consolidation of the 401(k) Plan with another plan, or the transfer of the plan assets to another plan, the 401(k) Plan requires that, if the 401(k) Plan or the other plan terminates, you would receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer.

Federal Income Tax Consequences

The following is a brief summary of the material federal income tax aspects of the 401(k) Plan. You should not rely on this summary as a complete or definitive description of the material federal income tax consequences relating to the 401(k) Plan. Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. Consult your tax advisor with respect to any distribution from the 401(k) Plan and transactions involving the 401(k) Plan.

As a “tax-qualified retirement plan,” the Code affords the 401(k) Plan special tax treatment, including:

(1)
the sponsoring employer is allowed an immediate tax deduction for the amount contributed to the 401(k) Plan each year;
(2)
participants pay no current income tax on amounts contributed by the employer on their behalf; and
(3)
earnings of the 401(k) Plan are either tax-deferred (for pre-tax and post-tax (non-Roth) deferrals) or tax-free (for Roth deferrals, assuming certain requirements are met), thereby permitting the tax-favored treatment for income and gains on investments.

CBERA will administer the 401(k) Plan to comply with the requirements of the Code as of the applicable effective date of any change in the law.

Distribution. If you currently have 401(k) Plan assets in your Schwab brokerage account, your holdings must be liquidated and transferred to one or more of the core investment funds of the 401(k) Plan in order to request a total distribution. The brokerage account must equal zero prior to requesting a total distribution. This is a two-step process. First, you must sell your holdings in your Schwab brokerage account, the proceeds will be transferred to your Schwab cash account. Once your proceeds are in your cash account, you must initiate a transfer of those funds to one or more of the core fund investments. To request your payment, you will need to visit rps.troweprice.com/distributioncenter or contact T. Rowe Price at 1-888-445-4226 to process your distribution.

All investments held in your Schwab brokerage account, including Hometown Financial common stock, are tracked for realized and unrealized gains or losses. These gains or losses do not have an immediate tax impact because your Schwab brokerage account is part of the 401(k) Plan and is therefore a tax-advantaged retirement account. Taxes become applicable when a distribution is taken from the 401(k) Plan. Distributions of pre-tax amounts are generally taxable as ordinary income, while distributions of Roth amounts may be tax-free if applicable requirements are met.

Rollovers and Direct Transfers to Another Qualified Plan or to an IRA. You may roll over virtually all distributions from the 401(k) Plan to another qualified plan or to an individual retirement account in accordance with the terms of the other plan or account. Note that any holdings in your Schwab brokerage account must first be liquidated and then transferred to one or more core funds at T. Rowe Price before electing a rollover for that money.

Notice of Your Rights Concerning Employer Securities

Federal law provides specific rights concerning investments in employer securities. Because you may in the future have investments in Hometown Financial common stock through your Schwab brokerage account in the 401(k) Plan, you should take the time to read the following information carefully.

Your Rights Concerning Employer Securities. The 401(k) Plan allows you to invest via your Schwab brokerage account in shares of Hometown Financial common stock. Through your Schwab brokerage account, you maintain the right to direct the sale or purchase of any shares of Hometown Financial common stock. In deciding whether to exercise this right, you will want to give careful consideration to the information below that describes the importance of diversification

The Importance of Diversifying Your Retirement Savings. To help achieve long-term retirement security, you should give careful consideration to the benefits of a well-balanced and diversified investment portfolio. Spreading your assets among different types of investments can help you achieve a favorable rate of return, while minimizing your overall risk of losing money. This is because market or other economic conditions that cause one category of assets, or one particular security, to perform very well often cause another asset category, or another particular security, to perform poorly. If you invest more than 20% of your retirement savings in any one company or industry, your savings may not be properly diversified. Although diversification is not a guarantee against loss, it is an effective strategy to help you manage investment risk.

In deciding how to invest your retirement savings, you should take into account all of your assets, including any retirement savings outside of the 401(k) Plan. No single approach is right for everyone because, among other factors, individuals have different financial goals, different time horizons for meeting their goals, and different tolerance for risk. Therefore, you should carefully consider the rights described here and how these rights affect the amount of money that you invest in Hometown Financial common stock through your Schwab brokerage account in the 401(k) Plan.

It is also important to periodically review your investment portfolio, your investment objectives, and the investment options under the 401(k) Plan to help ensure that your retirement savings will meet your retirement goals.

Additional Employee Retirement Income Security Act Considerations

As noted above, the 401(k) Plan is subject to certain provisions of ERISA, including special provisions relating to control over the 401(k) Plan’s assets by participants and beneficiaries. The 401(k) Plan’s feature that allows you to direct the investment of your account balances is intended to satisfy the requirements of Section 404(c) of ERISA relating to control over plan assets by a participant or beneficiary. The effect of this is two-fold. First, you will not be deemed a “fiduciary” because of your exercise of investment discretion. Second, no person who otherwise is a fiduciary, such as TruNorth Bank, the 401(k) Plan administrator, or the 401(k) Plan’s trustee is liable under the fiduciary responsibility provision of ERISA for any loss which results from your exercise of control over the assets in your 401(k) Plan account.

Because you will be entitled to invest a portion of your account balance in the 401(k) Plan in Hometown Financial common stock, the regulations under Section 404(c) of the ERISA require that the 401(k) Plan establish procedures that ensure the confidentiality of your decision to purchase, hold, or sell employer securities, except to the extent that disclosure of such information is necessary to comply with federal or state laws not preempted by ERISA. These regulations also require that your exercise of voting and similar rights with respect to Hometown Financial common stock be conducted in a way that ensures the confidentiality of your exercise of these rights.

Securities and Exchange Commission Reporting and Short-Swing Profit Liability

Section 16 of the Securities Exchange Act of 1934 imposes reporting and liability requirements on officers, directors, and persons beneficially owning more than 10% of public companies, such as Hometown Financial. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the filing of reports of beneficial ownership. Within ten days of becoming an officer, director or person beneficially owning more than 10% of the shares of Hometown Financial, a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission. Changes in beneficial ownership, such as purchases, sales and gifts generally must be reported periodically, either on a Form 4 within two business days after the change occurs, or annually on a Form 5 within 45 days after the close of fiscal year of Hometown Financial. Discretionary transactions in and beneficial ownership of Hometown Financial common stock by officers, directors and persons beneficially owning more than 10% of Hometown Financial common stock generally must be reported to the Securities and Exchange Commission by such individuals.

In addition to the reporting requirements described above, Section 16(b) of the Securities Exchange Act of 1934, as amended, provides for the recovery by Hometown Financial of profits realized by an officer, director or any person beneficially owning more than 10% of Hometown Financial common stock resulting from non-exempt purchases and sales of Hometown Financial common stock within any six-month period.

The Securities and Exchange Commission has adopted rules that provide exemptions from the profit recovery provisions of Section 16(b) for all transactions in employer securities within an employee benefit plan, provided certain requirements are met. These requirements generally involve restrictions upon the timing of elections to acquire or dispose of employer securities for the accounts of Section 16(b) persons.

Financial Information Regarding Plan Assets

Financial information representing the net assets available for 401(k) Plan benefits and the change in net assets available for 401(k) Plan benefits is available upon written request to the 401(k) Plan administrator at the address shown above.

LEGAL OPINION

The validity of the issuance of Hometown Financial common stock has been passed upon by Luse Gorman, PC, Washington, D.C., which firm has acted as special counsel to Hometown Financial in connection with the IPO of Hometown Financial.

PROSPECTUS

(Proposed Holding Company for TruNorth Bank)

Up to 69,000,000 Shares of Common Stock

(Subject to Increase to up to 79,350,000 Shares)

Hometown Financial Group, Inc. is offering shares of its common stock for sale in an initial public offering in connection with the conversion of Hometown Financial Group, MHC, the mutual holding company for TruNorth Bank, from a mutual holding company to a stock holding company. There is no current public or private market for our common stock. We expect to list the common stock on the Nasdaq Capital Market under the symbol “HFG” upon the completion of the conversion and stock offering. Completion of the stock offering is contingent on receipt of final approval for our common stock to be traded on the Nasdaq Capital Market. We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012.

The shares of common stock are first being offered for sale in a subscription offering to TruNorth Bank’s (and its predecessor banks’) depositors as of specified eligibility dates, to TruNorth Bank’s tax-qualified employee benefit plans, and to TruNorth Bank’s, Hometown Financial Group, Inc.’s and Hometown Financial Group, MHC’s employees, officers, directors, trustees and corporators. Shares not purchased in the subscription offering may be offered for sale to the general public in a community offering, with a preference given to residents of the communities TruNorth Bank serves. We must sell a minimum of 51,000,000 shares to complete the conversion and stock offering. Shares of common stock not subscribed for in the subscription offering and community offering, if any, may be offered in a syndicated community offering and/or firm commitment underwritten offering.

In addition to the shares of common stock to be sold in the stock offering, we intend to contribute a number of shares of common stock equal to 4% of the shares of common stock sold in the stock offering to a charitable foundation to be established and funded in connection with the conversion and stock offering.

The minimum purchase order is 25 shares. Generally, no individual, or individuals acting through a single qualifying account held jointly, may purchase more than 50,000 shares ($500,000) of common stock, and no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than 120,000 shares ($1,200,000) of common stock in all categories of the stock offering combined.

The subscription offering will expire at 2:00 p.m., Eastern time, on December 18, 2026. We may extend this expiration date without notice to you until February 1, 2027, unless we receive regulatory approval to extend to a later date, which may not be beyond July 6, 2028. No single extension may exceed 90 days, and the stock offering must be completed by July 6, 2028. Once submitted, orders are irrevocable unless the subscription offering and community offering, if any, are terminated or extended, with regulatory approval, beyond February 1, 2027, or the number of shares of common stock to be sold is increased to more than 79,350,000 shares or decreased to less than 51,000,000 shares. If the subscription offering and community offering, if any, are extended past February 1, 2027, we will notify all subscribers and give them the opportunity to confirm, change or cancel their orders. If you do not respond to the notice of extension, we will promptly return your funds with interest or cancel your deposit account withdrawal authorization. If the number of shares to be sold in the stock offering is increased to more than 79,350,000 shares or decreased to less than 51,000,000 shares, we will resolicit subscribers and promptly return all funds delivered to us to purchase shares of common stock in the subscription offering and any community offering, with interest. We will hold funds received in the subscription offering and any community offering in a segregated account at TruNorth Bank and the funds will earn interest at 0.05% per annum until completion or termination of the stock offering.

(continued on the following page)

This investment involves a degree of risk, including the possible loss of principal.

See “Risk Factors” beginning on page 17.

OFFERING SUMMARY

Price: $10.00 per Share

	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares	51,000,000	60,000,000	69,000,000	79,350,000
Gross offering proceeds	$510,000,000	$600,000,000	$690,000,000	$793,500,000
Estimated offering expenses, excluding selling agent fees and expenses	$5,825,500	$5,825,500	$5,825,500	$5,825,500
Selling agent fees and expenses (1) (2)	$4,598,112	$5,340,720	$6,083,328	$6,937,327
Estimated net proceeds	$499,576,388	$588,833,780	$678,091,172	$780,737,173
Estimated net proceeds per share	$9.80	$9.81	$9.83	$9.84

(1)
See “The Conversion and Stock Offering – Plan of Distribution; Selling Agent and Underwriter Compensation” for a discussion of Keefe, Bruyette & Woods, Inc.’s compensation for the stock offering and the compensation to be received by it and other broker-dealers that may participate in any syndicated community offering or firm commitment underwritten offering.
(2)
Includes records agent fees and expenses payable to Keefe, Bruyette & Woods, Inc. See “The Conversion and Stock Offering – Records Management.”

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Massachusetts Depositors Insurance Fund or any other government agency.

Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Massachusetts Division of Banks, the Federal Deposit Insurance Corporation nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

For assistance, contact the Stock Information Center at (800) 945-8598.

The date of this prospectus is [prospectus date].

(continued from the front cover)

Immediately after completion of the conversion and stock offering, we expect to acquire New Hampshire-based Primary Bank for approximately $160.0 million in a combination of stock and cash, which we refer to herein as the “Merger”. We expect to pay approximately $85.4 million in cash and issue approximately 7,566,012 shares of common stock to Primary Bank’s shareholders in exchange for their shares of Primary Bank common stock. The completion of the conversion is not contingent on the completion of the Merger, however, the completion of the Merger is contingent upon completion of the conversion. If the Merger is terminated, we may determine to terminate the conversion or delay the conversion. If we determine to delay the conversion, the timing and manner of the conversion would be subject to significant modification and subscribers would have the right to modify or rescind their purchase orders.

Keefe, Bruyette & Woods, Inc. is assisting us in selling the shares of common stock, on a best efforts basis, in the subscription offering and any community offering, and will serve as sole manager for any syndicated community offering and lead-left book running manager in any firm commitment underwritten offering. Keefe, Bruyette & Woods, Inc. is not required to purchase any shares of common stock being offered for sale in the stock offering, unless we conduct a firm commitment underwritten offering.

Hometown Financial Group 36 Main Street Easthampton, Massachusetts	TruNorth Bank 54 full service banking offices 48 in Massachusetts 5 in Connecticut 1 in New Hampshire	Primary Bank 4 full service banking offices in New Hampshire

SUMMARY

The following summary provides material information regarding the significant aspects of Hometown Financial Group, MHC’s mutual-to-stock conversion and the related offering of common stock by Hometown Financial Group, Inc. It may not contain all information important to you. Before making an investment decision, you should read this entire prospectus carefully, including the section entitled “Risk Factors” and the consolidated financial statements and related notes appearing elsewhere in this prospectus.

Hometown Financial Group, Inc.

Hometown Financial Group, Inc. (referred to as “Hometown Financial” throughout this prospectus) is a newly formed Maryland corporation that will own 100% of the outstanding shares of common stock of TruNorth Bank upon completion of our conversion and stock offering. As the bank holding company of TruNorth Bank, Hometown Financial will be subject to regulation and examination by the Board of Governors of the Federal Reserve System (referred to as the “Federal Reserve Board” throughout this prospectus). It has not engaged in any business to date other than organizational matters. Its executive offices are located at 36 Main Street, Easthampton, Massachusetts 01027. The telephone number at this address is (855) 527-4111.

Hometown Financial Group, MHC

Hometown Financial Group, MHC (referred to as “Hometown MHC” throughout this prospectus) is a Massachusetts-chartered mutual holding company. Its primary business is directing the affairs of TruNorth Bank through its 100% ownership of Hometown Financial Group, Inc., a Massachusetts corporation and bank holding company (referred to as “Hometown Financial (Massachusetts)” throughout this prospectus), which in turn owns 100% of TruNorth Bank. As of June 30, 2026, Hometown MHC had, on a consolidated basis, total assets of $6.94 billion, net loans of $5.32 billion, deposits of $5.81 billion and total equity capital of $755.3 million. Its headquarters are located at 36 Main Street, Easthampton, Massachusetts 01027. The telephone number at this address is (855) 527-4111. Hometown MHC will cease to exist upon completion of the conversion.

Hometown Financial Group, Inc. (Massachusetts)

Hometown Financial (Massachusetts) is a Massachusetts corporation and wholly-owned subsidiary of Hometown MHC. Its only business activity is owning 100% of the common stock of TruNorth Bank. Its headquarters are located at 36 Main Street, Easthampton, Massachusetts 01027. The telephone number at this address is (855) 527-4111. Hometown Financial (Massachusetts) will cease to exist upon completion of the conversion.

TruNorth Bank

TruNorth Bank is a Massachusetts-chartered stock savings bank headquartered in Easthampton, Massachusetts. TruNorth Bank currently operates 54 banking offices across Massachusetts as well as northeastern Connecticut and southern New Hampshire, which we consider to be our primary market area. We have entered into an agreement to acquire Primary Bank, Bedford, New Hampshire, which, upon completion, will add four new southern New Hampshire locations to our branch network. See “The Acquisition of Primary Bank.”

Our business consists primarily of taking deposits from the general public and investing those deposits, together with funds generated from operations, in one- to four-family residential mortgage loans, commercial and multi-family real estate loans, and commercial business loans. At June 30, 2026, one- to four-family residential mortgage loans totaled $2.04 billion (37.3% of the total loan portfolio), commercial real estate loans totaled $1.87 billion (34.3% of the total loan portfolio), multi-family loans totaled $622.0 million (11.4% of the total loan portfolio) and commercial business loans totaled $393.0 million (7.2% of the total loan portfolio). To a lesser extent, we also originate home equity loans and lines of credit and construction loans. We also invest in securities, primarily consisting of U.S. Government agency securities, collateralized debt obligations, state, municipal and corporate bonds, and U.S. Treasury securities. We offer a variety of deposit accounts, including certificate of deposit accounts, non-interest-bearing and interest-bearing checking accounts, money market accounts and savings accounts. We also offer investment and wealth management services through a division of TruNorth Bank known as “Hometown Wealth Management.”

In addition to our core banking business, we engage in mortgage banking operations through a division of TruNorth Bank known as “TruNorth Mortgage.” TruNorth Mortgage originates one- to four-family residential real estate loans, a portion of which are sold into the secondary market. TruNorth Mortgage utilizes available funds from TruNorth Bank to fund such loans. During the year ended June 30, 2026, TruNorth Mortgage originated $458.1 million of one- to four-family residential mortgage loans, $151.6 million of which were sold in the secondary market, generating non-interest income of $1.8 million. At June 30, 2026, TruNorth Mortgage was servicing $525.0 million of one- to four-family residential real estate loans that had been sold to third parties. Such loan servicing fees totaled $887,000 for the year ended June 30, 2026. TruNorth Mortgage originated $108.4 million of home equity loans and home equity lines of credit during the year ended June 30, 2026 that were retained in portfolio.

TruNorth Bank is subject to regulation, supervision and examination by the Massachusetts Commissioner of Banks under Massachusetts law, by the Federal Reserve Board, as its primary federal regulator, and by the Federal Deposit Insurance Corporation (referred to as the “FDIC” throughout this prospectus), as the primary insurer of its deposit accounts, under federal law.

TruNorth Bank’s main office is located at 36 Main Street, Easthampton, Massachusetts 01027. The telephone number at this address is (855) 527-4111. Its website address is www.trunorthbank.com. Information on the website is not incorporated into this prospectus and should not be considered part of this prospectus.

Corporate History

TruNorth Bank is the result of the consolidation of the three subsidiary banks previously held separately by Hometown Financial (Massachusetts) — bankESB (formerly Easthampton Savings Bank), bankHometown (formerly Hometown Bank) and TruNorth Bank (formerly North Shore Bank) — into a single, unified institution and brand. Easthampton Savings Bank was established in 1869. In 2008, Easthampton Savings Bank completed a mutual holding company reorganization by converting from a Massachusetts-chartered mutual savings bank to a stock savings bank and establishing ESB Bancorp, MHC and ESB Bancorp, Inc. as its holding companies. Easthampton Savings Bank changed its name to “bankESB” in January 2024 and became “TruNorth Bank” in August 2026, while ESB Bancorp, MHC and ESB Bancorp, Inc. changed their names to “Hometown Financial Group, MHC” and “Hometown Financial Group, Inc.,” respectively, in 2016.

Mergers and acquisitions have historically been a meaningful component of our business model and growth strategy. In addition to our currently proposed acquisition of Primary Bank, we have acquired eight banks in the last 11 years. Hometown MHC previously pursued a “multi-bank holding company” strategy, in which it held certain acquired institutions as separate bank subsidiaries, maintaining their unique branding and footprints, while leveraging the cost-efficiencies of a larger organization and a shared services model among the institutions and building a seasoned executive management team. Matthew S. Sosik has served as our Chief Executive Officer since 2013 and has led the strategic direction of the organization throughout this period of significant growth. Previously, he served as the President and Chief Executive Officer of bankHometown (then known as “Hometown Bank”) for 17 years.

Our mergers and acquisitions since 2015 have consisted of the following:

•
Citizens National Bancorp, Inc. In June 2015, ESB Bancorp, MHC and ESB Bancorp, Inc. acquired Citizens National Bancorp, Inc., and its wholly-owned subsidiary Citizens National Bank, for cash consideration of $51.3 million. Citizens National Bank merged into Easthampton Savings Bank. Citizens National Bancorp had $332.7 million of assets, $118.9 million of loans, $288.1 million of deposits and five branches at the time of the acquisition.
•
Hometown Community Bancorp, MHC. In April 2016, ESB Bancorp, MHC acquired Hometown Community Bancorp, MHC and its wholly-owned subsidiary Hometown Bank. No consideration was paid in the transaction. Hometown Bank remained a separate subsidiary under Hometown Financial (Massachusetts). Hometown Community Bancorp had $428.4 million of assets, $357.5 million of loans, $358.6 million of deposits and eight branches at the time of the acquisition.

As part of that transaction, ESB Bancorp, MHC changed its name to “Hometown Financial Group, MHC” and ESB Bancorp, Inc. changed its name to “Hometown Financial Group, Inc.” The Citizens National Bank branches were transferred to Hometown Bank in November 2016.

•
Pilgrim Bancshares, Inc. In January 2019, Hometown Financial (Massachusetts) acquired Pilgrim Bancshares, Inc., and its wholly-owned subsidiary Pilgrim Bank, for cash consideration of $53.9 million. Pilgrim Bank remained a separate subsidiary under Hometown Financial (Massachusetts). Pilgrim Bank had $269.3 million of assets, $221.0 million of loans, $202.3 million of deposits and three branches at the time of the acquisition.
•
Abington Bank. In May 2019, Pilgrim Bank acquired Abington Bank, with the resulting entity renamed Abington Bank. No consideration was paid in the transaction. Abington Bank had $314.0 million of assets, $237.8 million of loans, $267.3 million of deposits and three branches at the time of the acquisition.

•
Millbury Savings Bank. In October 2019, Hometown Bank acquired Millbury Savings Bank, which merged with and into Hometown Bank. No consideration was paid in the transaction. Millbury Savings Bank had $230.0 million of assets, $178.8 million of loans, $180.5 million of deposits and two branches at the time of the acquisition.

Hometown Bank changed its name to “bankHometown” in May 2024.

•
Randolph Bancorp, Inc. In October 2022, Hometown Financial (Massachusetts) acquired Randolph Bancorp, Inc. and its wholly owned subsidiary Envision Bank, for cash consideration of $146.5 million. Envision Bank merged with and into Abington Bank. Randolph Bancorp had $835.1 million of assets, $723.1 million of loans, $626.4 million of deposits and five branches at the time of the acquisition. Randolph Bancorp’s president and chief executive officer, William Parent, joined Hometown Financial (Massachusetts) as our Chief Strategy Officer, and Ryan Kirwin joined as our Executive Vice President of Residential Lending.
•
North Shore Bank. In September 2024, Hometown Financial (Massachusetts) acquired North Shore Bancorp and its wholly owned subsidiary North Shore Bank. Abington Bank was merged with and into North Shore Bank. No consideration was paid in the transaction. North Shore Bancorp had $1.61 billion of assets, $1.25 billion of loans, $1.39 billion of deposits and 15 branches at the time of the acquisition. North Shore Bank’s president and chief operating officer, Michael Wheeler, joined Hometown Financial (Massachusetts) as Chief Operating Officer, William Beitler joined as Chief Risk Officer, and Sheryl Shinn joined as Chief Information Officer.

North Shore Bank changed its name to “TruNorth Bank” in February 2026.

•
CFSB Bancorp, Inc. In October 2025, Hometown Financial (Massachusetts) acquired CFSB Bancorp Inc. and its wholly owned subsidiary Colonial Federal Savings Bank, for cash consideration of $39.9 million. Colonial Federal Savings Bank merged with and into North Shore Bank. CFSB Bancorp had $353.4 million of assets, $166.2 million of loans, $278.5 million of deposits and four branches at the time of the acquisition.
•
Primary Bank. On July 6, 2026, we entered into an agreement to acquire Bedford, New Hampshire-based Primary Bank. As of June 30, 2026, Primary Bank had $769.5 million of assets, $664.8 million of net loans, $644.2 million in deposits, and four southern New Hampshire locations. Under the terms of the merger agreement, which was unanimously approved by both companies’ boards of directors, Primary Bank shareholders will have the right to elect to receive, for each share of Primary Bank common stock that they own, either $33.00 in cash or 3.100 shares of newly issued Hometown Financial common stock, subject to the requirement that 50% of the outstanding shares of Primary Bank common stock be converted into the cash consideration and 50% be converted into the stock consideration. The total transaction value is approximately $160.0 million. The merger is subject to regulatory approvals, Primary Bank shareholder approval, and other closing conditions, including the successful completion of the conversion and stock offering. See “The Acquisition of Primary Bank” for more information.

Merger of Subsidiary Banks. On August 21, 2026, we completed the mergers of our former wholly-owned bank subsidiaries, as bankHometown, a Massachusetts-chartered savings bank, and TruNorth Bank, a Massachusetts-chartered cooperative bank, merged with and into our wholly-owned bank subsidiary, bankESB, a Massachusetts savings bank, which changed its name to “TruNorth Bank” as a part of the mergers. The bank mergers will result in a unified brand identity, which we believe will enhance our competitive position, eliminate redundancies and reduce our non-interest expenses, thereby improving our operating efficiency, allow customers of each institution to access our banking products and services without restriction throughout the entire franchise and provide a stronger platform for executing our business strategy. Further, the larger size of the resultant banking institution also allows us to pursue larger loans as a result of higher lending limits for borrowers and reduces the need for affiliate participations or addressing individual bank liquidity, capital, and interest rate requirements.

Business Strategy

Over the past decade, our mergers and acquisitions activities have significantly contributed to our growth, acquisition of talent, and geographic expansion of our banking franchise across Massachusetts and into northeast Connecticut and southern New Hampshire. As we move forward from the multi-bank mutual holding company structure and capitalize on having “TruNorth Bank” as a single brand and top community bank in New England, we expect to focus more heavily on organic growth. The capital we are raising in the conversion and stock offering will enable us to increase our lending activities, build stronger internal sales capabilities, and invest in talent, technology and infrastructure.

Core components of our current business strategy include:

•
Grow and diversify our core funding base through enhanced deposit products and alternative funding channels. As of June 30, 2026, core deposits (which we define as all deposits, other than certificates of deposit) constituted $3.68 billion, or 63.3%, of our total deposits. Core deposits represent our most stable and cost-effective source of funding, and we believe a diversified funding strategy will strengthen our liquidity position and reduce our cost of funds over time. We intend to grow our core deposit base by expanding both consumer and business deposit product offerings and pursuing complementary funding channels, including digital direct-to-consumer platforms, fintech partnerships and targeted de novo branching, that broaden our depositor base. We anticipate that the unification of our three separate bank subsidiaries into a single “TruNorth Bank” brand will better position us to execute our strategy as significant additional marketing efforts will promote the new TruNorth Bank name across our entire market area, building brand awareness and driving account acquisition without the distraction of market overlap and duplicative production costs. We also believe that a unified brand and a consolidated data processing platform further supports our initiative to capture a greater share of overall banking business from our existing customer base.
•
Diversify our loan portfolio with an increased emphasis on commercial lending. We intend to diversify our loan portfolio, which is currently concentrated in real estate-based lending, by expanding our commercial lending capabilities. We plan to expand our commercial lending platform and pursue middle-market banking relationships in New England, targeting companies generating between $10 million and $500 million in annual revenue. We expect that our expanded commercial lending activities will generate opportunities to cross-sell deposit, cash management and letters of credit products to commercial customers. We intend to grow this portfolio primarily through organic means, and plan to recruit experienced banking professionals and invest in our sales and relationship management teams, which will be facilitated by the proceeds of the stock offering. In December 2025, we hired Scott Sanborn, a seasoned Chief Commercial Banking Officer who has broad commercial lending experience and a track record of growth across multiple verticals in our region, to accelerate this initiative.
•
Continue to emphasize commercial real estate, residential mortgage, home equity, and mortgage banking activities. As a community bank, real estate-based lending has been and will continue to be the foundation of our lending activities. At June 30, 2026, real estate-based loans, including commercial real estate loans, one- to four-family residential mortgage loans, home equity loans and lines of credit, multifamily loans and construction loans, totaled $5.07 billion, or 92.7%, of our total loan portfolio. We intend to maintain our strong commercial real estate lending platform, which benefits from an experienced team with local market presence and a productive partnership between our credit and lending functions. Additionally, we will continue to leverage our mortgage banking operations to increase our residential loan and home equity loan production, manage our interest rate risk and generate fee income. The proceeds from the stock offering will allow us to continue to grow these core areas, attract larger customers, and enter new market segments through increased originations, higher legal lending limits, and the addition of seasoned mortgage and commercial real estate lenders.
•
Maintain a prudent, disciplined approach to risk management. We maintain a comprehensive enterprise risk management framework designed to identify, measure, monitor, and control risks across all business activities. Risk governance is supported by board oversight, management committees, documented risk appetite parameters, and independent testing and assurance functions. Policies, procedures, and internal controls are regularly reviewed and enhanced as our business model evolves to ensure continued compliance with regulatory requirements and safe and sound operations. With respect to credit risk, we have established an experienced credit team and implemented well-defined policies, a thorough and efficient loan underwriting process, and active credit monitoring. We emphasize conservative underwriting standards, and management believes that maintaining strong governance and control discipline enables us to pursue growth opportunities responsibly while protecting customers, stockholders, and the communities we serve. Our non-performing assets totaled $82.8 million, or 1.19% of total assets, at June 30, 2026. As we diversify and expand our loan portfolio, we believe disciplined credit oversight is essential to preserving the quality of our earning assets and managing our overall risk profile. We intend to continue to apply conservative underwriting standards and sound credit risk management practices as part of our overall risk management program.
•
Focus on an enhanced customer experience and improved customer engagement. We are committed to delivering a high level of personalized service to attract and retain customers across our New England market area. As we grow, we intend to evolve our operational capabilities to support a broader range of products to meet the needs of more sophisticated commercial and middle-market customers. We plan to strengthen customer engagement through strategic investments in people, improved digital capabilities, enhanced product delivery, responsive relationship banking and the consolidation of our subsidiary bank brands into a single, unified brand. We believe these investments will allow us to support higher lending volumes, compete more effectively with larger institutions and provide a better banking experience for both our consumer and commercial customers.

•
Continue to consider opportunistic acquisition activities. Although we plan to emphasize organic growth and reduce our reliance on acquisition-based growth, we will continue to consider expansion opportunities in our market area or in contiguous markets that we believe would enhance our franchise value and stockholder returns, such as our pending acquisition of Primary Bank. Such opportunities may include acquiring branch offices or other financial institutions or financial-related companies. The capital we are raising in the stock offering and our ability to issue shares of our common stock as merger consideration could help us to fund any such opportunities that may arise. We have no current plans or intentions regarding any such expansion activities, other than the acquisition of Primary Bank.

Reflecting our community focus, in connection with the conversion and offering, we intend to establish a charitable foundation and fund it with shares of our common stock equal to 4% of the shares sold in the stock offering. The charitable foundation will make contributions to support various charitable organizations within the communities we serve now and in the future, and will build upon our historic charitable efforts. Our existing charitable giving program, “The Giving Tree,” which consists of five separate charitable foundations with an aggregate of $14.6 million in total assets as of June 30, 2026, donated more than $3.1 million to organizations in our local communities in 2025, and over $14 million to more than 900 groups and causes from 2015 to 2025. For further information, see “TruNorth Bank Foundation, Inc.”

Our Organizational Structure and the Proposed Conversion

On July 6, 2026, the board of trustees/directors of Hometown MHC, Hometown Financial, Hometown Financial (Massachusetts) and TruNorth Bank unanimously adopted a Plan of Conversion (which we refer to, as amended and restated on October 13, 2026, as the “plan of conversion”), pursuant to which Hometown MHC will convert from the mutual form of organization to the fully stock form of organization and establish Hometown Financial as the holding company for TruNorth Bank.

Our current corporate organizational structure is as follows:

HOMETOWN FINANCIAL GROUP, MHC (a Massachusetts mutual holding company)

100% of outstanding common stock
HOMETOWN FINANCIAL GROUP, INC. (a Massachusetts stock corporation)
100% of outstanding common stock
TRUNORTH BANK (a Massachusetts stock savings bank)

After the completion of the conversion and stock offering, our corporate organizational structure will be as follows:

PUBLIC STOCKHOLDERS (including charitable foundation)

100% of outstanding common stock
HOMETOWN FINANCIAL GROUP, INC. (a Maryland stock corporation)
100% of outstanding common stock
TRUNORTH BANK (a Massachusetts stock savings bank)

Immediately following the completion of the conversion, it is expected that Primary Bank will merge with and into TruNorth Bank, with TruNorth Bank as the surviving institution.

Reasons for the Conversion

We believe the stock holding company form of organization will provide us with access to additional resources to strengthen our capital position and pursue organic growth, better positioning TruNorth Bank to compete effectively as an independent community bank. Our primary reasons for converting and raising additional capital through the stock offering are to:

•
support our focus on organic growth, including growth in commercial lending;
•
enhance our capital and liquidity position, while using a portion of the net proceeds of the offering to repay our $135.0 million of senior debt maturing in 2027, which we expect will reduce interest expense and improve our net interest margin;
•
fund the acquisition of Primary Bank (in which we will use a portion of the offering proceeds and issue shares of our common stock as merger consideration);
•
continue to invest in technologies that will enable us to expand and enhance our products and services, be more efficient and increase our delivery channels;
•
attract and retain qualified personnel by enabling us to establish stock-based benefit plans for management and employees that will give them an opportunity to share in our long-term success;
•
support our ability to take advantage of strategic expansion opportunities as they arise to complement our organic growth strategy, through branch acquisitions or financial institution acquisitions;
•
enhance our community ties by providing our customers and community members with the opportunity to acquire an ownership interest in TruNorth Bank through Hometown Financial; and
•
establish a charitable foundation, and fund it with shares of our common stock, to support charitable organizations operating in our local communities now and in the future.

As of June 30, 2026, Hometown Financial was considered “well capitalized” for regulatory purposes and was not subject to a directive or a recommendation from any regulator to raise capital. The proceeds from the stock offering will further increase our capital position.

Terms of the Stock Offering

We are offering for sale between 51,000,000 shares and 69,000,000 shares of common stock to eligible depositors of TruNorth Bank (and its predecessor banks), to our tax qualified employee benefit plans, and to our directors, officers and employees and Hometown MHC’s corporators in a subscription offering and, to the extent shares remain available, to members of our local community and the general public in a community offering. To the extent any shares of common stock remain available following the community offering, the remaining shares may be offered in a syndicated community offering and/or firm commitment underwritten offering.The number of shares of common stock to be sold may be increased to up to 79,350,000 shares as a result of demand for the shares or changes in the market for financial institution stocks. Unless the number of shares of common stock to be offered is increased to more than 79,350,000 shares or decreased to less than 51,000,000 shares, or the stock offering is extended beyond February 1, 2027, subscribers will not have the opportunity to change or cancel their stock orders once submitted.

The purchase price of each share of common stock to be sold in the stock offering is $10.00. Investors will not be charged a commission to purchase shares of common stock.

Persons Who May Order Shares of Common Stock in the Stock Offering

We are offering the shares of common stock in a subscription offering in the following descending order of priority:

•
First, to depositors of TruNorth Bank (and its predecessor banks) with aggregate account balances of at least $50 as of the close of business on June 30, 2025.
•
Second, to depositors of TruNorth Bank (and its predecessor banks) with aggregate account balances of at least $50 as of the close of business on June 30, 2026.

•
Third, to TruNorth Bank’s tax-qualified employee benefit plans, including its 401(k) plan and the employee stock ownership plan (referred to as the “ESOP” throughout this prospectus) to be established in connection with the conversion and stock offering, which will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the sum of the number of shares of common stock sold in the stock offering and contributed to the charitable foundation. We expect the ESOP to purchase 8% of the sum of the number of shares of common stock sold in the stock offering and contributed to the charitable foundation.
•
Fourth, to employees, officers, and directors/trustees, as applicable, of Hometown Financial, Hometown MHC, Hometown Financial (Massachusetts) and TruNorth Bank and corporators of Hometown MHC who do not have a higher purchase priority.

Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a community offering, with a preference given to natural persons (including trusts of natural persons) residing in the following areas (referred to as the “Local Community” throughout this prospectus):

•
Essex, Hampden, Hampshire, Middlesex, Norfolk, Plymouth, Suffolk and Worcester Counties in Massachusetts;
•
the Northeastern Connecticut Planning Region in Connecticut; and
•
Rockingham County in New Hampshire.

We also may offer shares of common stock not purchased in the subscription offering or the community offering for sale to the general public through a syndicated community offering and/or firm commitment underwritten offering, which will be managed by Keefe, Bruyette & Woods, Inc. (referred to as “KBW” throughout this prospectus).

We have the right to accept or reject, in our sole discretion, orders received in the community offering, syndicated community offering or firm commitment underwritten offering, and our interpretation of the terms and conditions of the plan of conversion will be final, subject to the authority of the Massachusetts Commissioner of Banks and the Federal Reserve Board. Any determination to accept or reject stock orders in the community offering, syndicated community offering or firm commitment underwritten offering will be based on the facts and circumstances available to management at the time of the determination.

If we receive orders for more shares than we are offering for sale, we may not be able to fill your order fully or partially. Shares will be allocated first to categories in the subscription offering. A detailed description of the subscription offering, the community offering and the syndicated community offering, as well as a discussion regarding allocation procedures, can be found in the section of this prospectus entitled “The Conversion and Stock Offering.”

How We Determined the Offering Range

General. The amount of common stock that we are offering is based on an independent appraisal of the estimated market value of Hometown Financial, assuming (1) the conversion and stock offering is completed, (2) the establishment and funding of the charitable foundation with a number of shares of common stock equal to 4% of the shares of common stock sold in the stock offering and (3) our acquisition of Primary Bank, in which we expect to issue approximately 7,566,012 shares as part of the merger consideration. RP Financial, LC. (referred to as “RP Financial” throughout this prospectus), our independent appraiser, has estimated that, as of August 4, 2026, this market value (including the value of the shares to be contributed to the charitable foundation) was $624.0 million. Based on applicable state and federal regulations, this market value forms the midpoint of a valuation range with a minimum of $530.4 million and a maximum of $717.6 million. Based on this valuation range and the $10.00 per share price, the number of shares of common stock being offered for sale in the stock offering ranges from 51,000,000 shares to 69,000,000 shares. The purchase price of $10.00 per share was selected primarily because it is the most commonly used price in mutual-to-stock conversions of financial institutions. RP Financial will update its appraisal before we complete the conversion and stock offering. If, as a result of demand for the shares or changes in market conditions, RP Financial determines that our estimated valuation has increased, we may sell up to 79,350,000 shares in the stock offering without further notice to you. If our pro forma market value at the time of the completion of the conversion and stock offering is either below $530.4 million (including the value of the shares to be contributed to the charitable foundation) or above $825.2 million (including the value of the shares to be contributed to the charitable foundation), then, after consulting with the Massachusetts Division of Banks and the Federal Reserve Board, we may terminate the stock offering and promptly return all funds with interest; set a new offering range and give all subscribers the opportunity to place a new order; or take such other actions as may be permitted by our regulators. The shares to be issued to fund the stock portion of the merger consideration for our acquisition of Primary Bank are not included in the offering range. We intend to close the Merger immediately after the completion of the conversion and stock offering. We currently estimate that the shares issued as merger consideration will total approximately 7,566,012, but this number may increase if the number of shares of Primary Bank common stock increases before the closing through the exercise of outstanding stock options.

Adjustments to Independent Appraisal. In applying each of the valuation methods, RP Financial considered adjustments to the pro forma market value based on a comparison of Hometown Financial with the peer group. RP Financial advised the board of directors that the valuation analysis took into consideration that relative to the peer group a slight downward adjustment was applied for profitability, growth and viability of earnings and a slight upward adjustment was applied for financial condition. RP Financial made no adjustments for asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management and the effect of government regulations and regulatory reform.

The downward adjustment applied for profitability, growth and viability of earnings took into consideration Hometown Financial’s lower pro forma core earnings, based on Hometown Financial’s lower pro forma returns on average assets and average equity. The upward adjustment applied for financial condition was due to Hometown Financial’s stronger pro forma capital position, more favorable pro forma balance sheet liquidity and lower cost of interest-bearing liabilities.

Peer Group. The appraisal is based in part on our financial condition and results of operations, the pro forma effect of the capital raised by the sale of shares of common stock in the stock offering, our acquisition of Primary Bank, and an analysis of the following peer group of publicly traded bank holding companies and savings and loan holding companies that RP Financial considered comparable to us:

Company Name (Ticker Symbol)	Exchange	Headquarters	Total Assets at June 30, 2026
			(in millions)
Camden National Corporation (CAC)	Nasdaq	Camden, ME	$6,951
CNB Financial Corporation (CCNE)	Nasdaq	Clearfield, PA	8,432
Financial Institutions, Inc. (FISI)	Nasdaq	Warsaw, NY	6,335
Kearny Financial Corp. (KRNY)	Nasdaq	Fairfield, NJ	7,682
Mid Penn Bancorp, Inc. (MPB)	Nasdaq	Harrisburg, PA	7,063
NB Bancorp, Inc. (NBBK)	Nasdaq	Needham, MA	7,447
Peapack-Gladstone Financial Corporation (PGC)	Nasdaq	Bedminster, NJ	7,970
S&T Bancorp, Inc. (STBA)	Nasdaq	Indiana, PA	9,944
Shore Bancshares, Inc. (SHBI)	Nasdaq	Easton, MD	6,151
Tompkins Financial Corporation (TMP)	NYSE	Ithaca, NY	8,802
TrustCo Bank Corp NY (TRST)	Nasdaq	Glenville, NY	6,525
Univest Financial Corporation (UVSP)	Nasdaq	Souderton, PA	8,203
Washington Trust Bancorp, Inc. (WASH)	Nasdaq	Westerly, RI	6,548

Selected Pricing Ratios. The following table presents a summary of our selected pricing ratios (on a pro forma basis) as of and for the year ended June 30, 2026 and for the peer group as of and for the twelve months ended June 30, 2026 (or the last twelve months for which data are available), with stock prices as of August 4, 2026, as disclosed in the appraisal report. Compared to the average pricing of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 18.1% on a price-to-earnings basis, a discount of 59.5% on a price-to-book value basis and a discount of 59.5% on a price-to-tangible book value basis.

	Price-to-earnings multiple (1)		Price-to-book value ratio	Price-to-tangible book value ratio
Hometown Financial (pro forma, assuming completion of the conversion and stock offering)
Adjusted Maximum	13.79	x	59.38%	67.84%
Maximum	12.32	x	55.62%	64.14%
Midpoint	11.01	x	51.92%	60.42%
Minimum	9.67	x	47.78%	56.18%

Valuation of peer group companies, all of which are fully converted (historical)
Averages	13.44	x	128.05%	149.09%
Medians	12.98	x	132.34%	150.00%

(1)
Price-to-earnings multiples calculated by RP Financial for the independent appraisal are based on an estimate of “core” or recurring earnings. These ratios are different than those presented in “Pro Forma Data.”

The independent appraisal does not indicate trading market value. Do not assume or expect that our valuation as indicated in the appraisal means that after the conversion and stock offering the shares of our common stock will trade at or above the $10.00 per share purchase price. Furthermore, the pricing ratios presented in the appraisal were used by RP Financial to estimate our pro forma appraised value for regulatory purposes and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “The Conversion and Stock Offering – Determination of Share Price and Number of Shares to be Issued.”

Limits on How Much Common Stock You May Purchase

The minimum number of shares of common stock that may be purchased is 25. Generally, no individual, or individuals exercising subscription rights through a single qualifying account held jointly, may purchase more than 50,000 shares ($500,000) of common stock. Additionally, if any of the following persons purchase shares of common stock, their purchases, in all categories of the stock offering, will be combined with your purchases and may not exceed 120,000 shares ($1,200,000):

•
your spouse or any relative of you or your spouse living in your house, or who is a director/trustee or officer of Hometown Financial, Hometown MHC, Hometown Financial (Massachusetts), TruNorth Bank or any subsidiary of TruNorth Bank;
•
most companies, trusts or other entities in which you are a trustee, have a substantial beneficial interest or hold a senior management position; or
•
other persons acting in concert with you or with the persons or entities listed above.

See the detailed descriptions of “acting in concert” and “associate” in “The Conversion and Stock Offering – Limitations on Common Stock Purchases.”

Subject to regulatory approval, we may increase or decrease the purchase limitations at any time. See “The Conversion and Stock Offering – Limitations on Common Stock Purchases.”

How You May Purchase Shares of Common Stock in the Subscription Offering and the Community Offering

In the subscription offering and any community offering, you may pay for your shares only by:

•
personal check, bank check or money order, from the purchaser, made payable directly to Hometown Financial Group, Inc.;
•
authorizing us to withdraw available funds (without any early withdrawal penalty) from your TruNorth Bank deposit account(s), other than checking accounts or individual retirement accounts (IRAs); or
•
cash.

Cash will be accepted only at TruNorth Bank’s offices located at 36 Main Street, Easthampton, Massachusetts, 31 Sutton Avenue, Oxford, Massachusetts, or 248 Andover Street (Rt. 114), Peabody, Massachusetts, and will be converted to a bank check. Do not remit cash by mail.

By law, TruNorth Bank is prohibited from lending funds or extending credit to anyone to purchase shares of common stock in the stock offering. Additionally, you may not use any type of third-party check to pay for shares of common stock. Wire transfers will not be accepted. You may not submit a TruNorth Bank (or one if its predecessor banks) line of credit check for payment. You may not designate withdrawal from TruNorth Bank’s accounts with check-writing privileges; rather, submit a check. If you request a direct withdrawal from an account with check-writing privileges, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount and we will immediately withdraw the amount from the specified account(s). You may not authorize direct withdrawal from a retirement account at TruNorth Bank. See “—Using Retirement Account Funds to Purchase Shares of Common Stock in the Subscription and Community Offerings.”

You may subscribe for shares of common stock in the subscription offering and any community offering by delivering a signed and completed original stock order form, together with full payment payable to Hometown Financial Group, Inc. or authorization to withdraw funds from one or more of your TruNorth Bank deposit accounts, provided that the stock order form is received (not postmarked) before 2:00 p.m., Eastern time, on December 18, 2026, which is the expiration of the subscription offering period. Your completed and signed stock order form and payment may be submitted to us by paying for overnight delivery to the address listed on the stock order form or by regular mail using the stock order reply envelope provided. You may also hand-deliver stock order forms to TruNorth Bank’s offices located at 36 Main Street, Easthampton, Massachusetts, 31 Sutton Avenue, Oxford, Massachusetts, or 248 Andover Street (Rt. 114), Peabody, Massachusetts. Hand-delivery of stock order forms will be accepted only at these locations. We will not accept stock order forms at other offices of TruNorth Bank. Do not mail stock order forms to any of TruNorth Bank’s offices.

See “The Conversion and Stock Offering – Procedure for Purchasing Shares in the Subscription and Community Offerings – Payment for Shares” for a complete description of how to purchase shares in the subscription offering and any community offering.

We are not required to deliver a prospectus or stock order form by means other than U.S. mail. After a prospectus and stock order form have been deposited in the U.S. mail, delivery issues may arise that are beyond our control and there can be no guarantee that all eligible subscribers will receive their prospectus and stock order form before the expiration of the subscription and/or community offering, if at all. Similarly, once a completed stock order form has been deposited in the U.S. mail, delivery issues may arise that are beyond our control and there can be no guarantee that a completed original stock order form will be received by us before the expiration of the subscription and/or community offering, if at all. The only way to guarantee our receipt of a completed original stock order form is to hand deliver the completed original stock order form to a dedicated Stock Information Center representative at our offices located at 36 Main Street, Easthampton, Massachusetts, 31 Sutton Avenue, Oxford, Massachusetts, or 248 Andover Street (Rt. 114), Peabody, Massachusetts.

Using Retirement Account Funds to Purchase Shares of Common Stock in the Subscription and Community Offerings

You may be able to subscribe for shares of common stock using funds in your IRA or other retirement account at TruNorth Bank. If you wish to use some or all of the funds in your TruNorth Bank IRA or other retirement account, the applicable funds must be transferred to a self-directed account maintained by an independent custodian or trustee, such as a brokerage firm, and the purchase must be made through that account. If you do not have such an account, you will need to establish one before placing your stock order. An annual administrative fee may be payable to the independent custodian or trustee. Because individual circumstances differ and the processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the December 18, 2026 offering deadline, for assistance with purchases using funds in your IRA or other retirement account you may have at TruNorth Bank or elsewhere. Whether you may use such funds to purchase shares in the stock offering may depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

See “The Conversion and Stock Offering – Procedure for Purchasing Shares in the Subscription and Community Offerings – Payment for Shares” and “—Using Individual Retirement Account Funds” for a complete description of how to use IRA funds to purchase shares of common stock in the stock offering.

Purchases by Executive Officers and Directors/Trustees and Ownership by Benefit Plans

We expect our directors/trustees and executive officers, together with their associates, to subscribe for 1,195,000 shares ($11,950,000) of common stock in the stock offering, or 2.3% of the shares to be sold at the minimum of the offering range (excluding shares to be issued to the charitable foundation). Our directors/trustees and executive officers will pay the same $10.00 per share price for the common stock as all other subscribers in the stock offering. Purchases of the common stock by our directors/trustees and executive officers are for investment purposes for these individuals and not with a view towards resale, and pursuant to applicable conversion regulations, our directors/trustees and executive officers generally will not be permitted to sell any shares of the common stock that they purchase in the stock offering for a period of at least one year from the closing of the conversion and stock offering. See “Subscriptions by Directors and Executive Officers.”

Additionally, we expect the ESOP to purchase 8% of the sum of the number of shares of common stock sold in the stock offering and contributed to the charitable foundation. We also expect, following completion of the conversion and stock offering and subject to stockholder approval, to adopt and implement one or more stock-based benefit plans. If and when the shares authorized by these plans are granted to our officers and directors, their stock ownership will increase. See “ – Benefits to Management and Potential Dilution to Stockholders Following the Conversion and Stock Offering.”

How We Intend to Use the Proceeds From the Stock Offering

Assuming the sale of 60,000,000 shares of common stock in the stock offering at the midpoint of the offering range, resulting in net proceeds of $588.8 million, Hometown Financial intends to distribute the net proceeds as follows:

•
invest at least $294.4 million (50.0% of net proceeds) in TruNorth Bank, which will use approximately $85.4 million (14.5% of net proceeds) to fund the cash portion of the purchase price for our acquisition of Primary Bank, and retain the remaining $209.0 million (35.5% of net proceeds) for its own uses;
•
loan $49.9 million (8.5% of net proceeds) to the ESOP to fund its purchase of shares of common stock in the stock offering;
•
repay our $135.0 million senior note, which is due on March 15, 2027 (22.9% of net proceeds); and
•
retain up to $109.5 million (18.6% of net proceeds) for its own uses.

Hometown Financial may use its remaining portion of the net proceeds for investments, to pay cash dividends, to repurchase shares of common stock and for other general corporate purposes, subject to regulatory approval as applicable. The remainder of the net proceeds that TruNorth Bank retains, after funding the cash portion of the purchase price for our acquisition of Primary Bank, will enhance its capital position to support increased lending and may also be used for investments, to pay down borrowings, and for other general corporate purposes.

Both the net proceeds retained by Hometown Financial and the net proceeds contributed to TruNorth Bank also may be used for future business expansion through acquisitions of other financial institutions, de novo branching, or branch acquisitions. There are no current arrangements or agreements with respect to any such expansion activities, other than our acquisition of Primary Bank. Initially, a substantial portion of the net proceeds will be invested in short-term investments consistent with our investment policy.

We do not anticipate that the number of shares we sell in the stock offering will significantly change the respective uses of proceeds by TruNorth Bank and Hometown Financial. See “How We Intend to Use the Proceeds From the Stock Offering” for more information on the proposed use of the proceeds from the stock offering, including a table showing the distribution of net proceeds at different points in the offering range.

Contribution of Common Stock to Charitable Foundation

To further our commitment to our local community, we intend to establish and fund a charitable foundation in connection with the conversion and stock offering. The charitable foundation will be dedicated exclusively to supporting charitable causes and community development activities in the communities in which we operate now and may operate in the future, and will build upon our historic charitable efforts. Our existing charitable giving program, “The Giving Tree,” which consists of five separate charitable foundations with an aggregate of $14.6 million in total assets as of June 30, 2026, donated more than $3.1 million to organizations in our local communities in 2025, and collectively donated over $14 million to more than 900 groups and causes from 2015 to 2025. The corporators of Hometown MHC have approved the establishment of the charitable foundation and funding it with a number of shares of our common stock (valued at $10.00 per share) equal to 4% of the shares of common stock sold in the stock offering.

The charitable foundation will be required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets. Assuming our initial contribution of stock is valued at $24.0 million at the midpoint of the offering range, the charitable foundation is expected to make contributions totaling approximately $1.2 million in its first year of operation.

The contribution of shares of common stock to the charitable foundation will dilute the voting interests of purchasers of shares of our common stock in the stock offering.

If we did not intend to establish and fund the charitable foundation, we would be offering more shares of common stock for sale in the stock offering. For a further discussion of the financial impact of the charitable foundation, including its effect on those who purchase shares in the stock offering, see “Risk Factors – Risks Related to Our Contribution to the Charitable Foundation – The contribution to the charitable foundation will dilute your ownership interest and adversely affect net income in the year in which we consummate the conversion and stock offering” and “Comparison of Independent Valuation and Pro Forma Information With and Without Charitable Foundation.”

You May Not Sell or Transfer Your Subscription Rights

Applicable regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to certify that you are purchasing the common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights or the shares that you are purchasing. We intend to take legal action, including reporting persons to federal or state agencies, against anyone who we believe has sold or transferred his or her subscription rights. We will not accept your order if we have reason to believe you have sold or transferred your subscription rights to other individuals. On the stock order form, you cannot add the names of others for joint stock registration who do not have subscription rights or who qualify only in a lower subscription offering priority than you do. Doing so may jeopardize your subscription rights. You may only add those who were eligible to purchase shares of common stock in the subscription offering at your date of eligibility. In addition, the stock order form requires that you list all deposit accounts, giving all names on each account and the account number at the applicable eligibility date. Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation.

Deadline for Orders of Shares of Common Stock in the Subscription and Community Offerings

The deadline for submitting orders to purchase shares of common stock in the subscription offering and any community offering is 2:00 p.m., Eastern time, on December 18, 2026, unless we extend this deadline. If you wish to purchase shares of common stock, a properly completed and signed original stock order form, together with full payment, must be received (not postmarked) by this time.

Although we will make reasonable attempts to provide this prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 2:00 p.m., Eastern time, on December 18, 2026, whether or not we have been able to locate each person entitled to subscription rights.

See “The Conversion and Stock Offering – Procedure for Purchasing Shares in the Subscription and Community Offerings – Expiration Date” for a complete description of the deadline for purchasing shares in the stock offering.

Steps We May Take if We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 51,000,000 shares of common stock in the stock offering (not counting shares to be contributed to our charitable foundation), we may take additional steps to complete the stock offering, specifically, we may:

•
increase the purchase limitations; and/or
•
seek regulatory approval, to the extent required, to extend the stock offering beyond February 1, 2027, so long as we resolicit persons that have previously subscribed in the stock offering.

If we extend the stock offering past February 1, 2027, we will resolicit subscribers. You will have the opportunity to confirm, change or cancel your order within a specified period of time. If you do not respond during that period of time, your stock order will be cancelled, and your deposit account withdrawal authorizations will be cancelled or your funds submitted will be returned promptly with interest at 0.05% from the date the stock order was processed. If one or more purchase limitations are increased, subscribers in the subscription offering who ordered the maximum amount and who indicated on their stock order form an interest in being resolicited will be given the opportunity to increase their subscriptions up to the newly applicable limit.

Possible Change in the Offering Range

RP Financial will update its appraisal before we complete the stock offering. If, as a result of demand for the shares, changes in market conditions or changes to our financial condition, operating results or other aspects of our business, RP Financial determines that our pro forma market value has increased, we may sell up to 79,350,000 shares in the stock offering without further notice to you. If our pro forma market value (including the value of the shares to be contributed to the charitable foundation) at that time is either below $530.4 million or above $825.2 million, then, after consulting with the Federal Reserve Board and the Massachusetts Commissioner of Banks, we may:

•
terminate the stock offering, cancel deposit account withdrawal authorizations and promptly return all funds received in the stock offering with interest at 0.05% per annum;

•
set a new offering range; or
•
take such other actions as may be permitted, to the extent such permission is required, by the Massachusetts Commissioner of Banks, the Federal Reserve Board, the Securities and Exchange Commission (referred to as the “SEC” throughout this prospectus) and the Financial Industry Regulatory Authority.

If we set a new offering range, we will promptly return funds, with interest at 0.05% per annum for funds received in the stock offering, cancel deposit account withdrawal authorizations and commence a resolicitation. In connection with the resolicitation, we will notify subscribers of their right to place a new stock order for a specified period of time.

Possible Termination of the Stock Offering

We may terminate the stock offering at any time with the approval, to the extent such approval is required, of the Massachusetts Commissioner of Banks and the Federal Reserve Board.

We must sell a minimum of 51,000,000 shares to complete the stock offering (not including the shares we intend to contribute to the charitable foundation). If we terminate the stock offering because we fail to sell the minimum number of shares or for any other reason, we will promptly return your funds with interest at 0.05% per annum, and we will cancel deposit account withdrawal authorizations.

Conditions to Completion of the Conversion and Stock Offering

We cannot complete the conversion and stock offering unless:

•
the plan of conversion is approved by (1) a majority of the total votes of corporators of Hometown MHC and (2) a majority of the votes of independent corporators of Hometown MHC, who must constitute not less than 60% of all corporators, eligible to be cast at the annual meeting or a special meeting of corporators is required to approve the plan of conversion. The annual meeting of corporators of Hometown MHC was held on October 28, 2026, at which the corporators approved both the plan of conversion and the establishment and funding of the charitable foundation;
•
we have received and accepted orders to purchase at least the minimum number of shares of common stock offered for sale; and
•
we receive all required final approvals of the Massachusetts Commissioner of Banks and the Federal Reserve Board to complete the conversion and stock offering.

The completion of the conversion is not contingent on the completion of the Merger, however, the completion of the Merger is contingent on our completion of the conversion. If the Merger is terminated, we may determine to terminate the conversion or delay the conversion. If we determine to delay the conversion, the timing and manner of the conversion would be subject to significant modification and subscribers would have the right to modify or rescind their purchase orders.

Benefits to Management and Potential Dilution to Stockholders Following the Conversion and Stock Offering

We expect the ESOP to purchase 8% of the sum of the number of shares of common stock sold in the stock offering and contributed to the charitable foundation, or 5,740,800 shares of common stock assuming we sell 69,000,000 shares at the maximum of the offering range.

We also intend to implement one or more stock-based benefit plans after the completion of the conversion and stock offering. Stockholder approval of these plans will be required, and the stock-based benefit plans cannot be implemented until at least six months after the completion of the conversion and stock offering pursuant to applicable regulations. We have not yet determined whether we will present these plans for stockholder approval within 12 months following the completion of the conversion and stock offering or more than 12 months after the completion of the conversion and stock offering. If presented more than 12 months after the completion of the conversion and stock offering, these plans would require the approval of our stockholders by a majority of votes cast; otherwise, they would require the approval of our stockholders by a majority of votes eligible to be cast. Further, several restrictions would apply to these plans if adopted within one year of the conversion and stock offering, including limits on awards to non-employee directors and officers and on vesting. See “Management – Benefits to be Considered Following Completion of the Conversion and Stock Offering.” For example, if adopted within 12 months following the completion of the conversion and stock offering, the stock-based benefit plans will reserve a number of shares of common stock equal to not more than 4% of the shares issued in the conversion and stock offering (including shares contributed to the charitable foundation) for restricted stock awards to key employees and directors, at no cost to the recipients, and will also reserve a number of stock options equal to not more than 10% of the sum of the shares of common stock sold in the stock offering and contributed to the charitable foundation for key employees and directors.

If 4% of the sum of the shares of common stock sold in the stock offering and contributed to the charitable foundation are awarded under a stock-based benefit plan and come from authorized but unissued shares of common stock, at the midpoint of the offering range, stockholders would experience dilution of 3.43% in their ownership interest in Hometown Financial. If 10% of the sum of the shares of common stock sold in the stock offering and contributed to the charitable foundation are issued upon the exercise of options granted under a stock-based benefit plan and come from authorized but unissued shares of common stock, at the midpoint of the offering range, stockholders would experience dilution of 8.19% in their ownership interest in Hometown Financial.

In connection with the conversion and stock offering, we intend to enter into employment agreements and change in control agreements with certain of our executive officers. See “Management – Executive Compensation” for a further discussion of these agreements, including their terms and potential costs, as well as a description of other benefits arrangements.

The following table summarizes the number of shares of common stock and aggregate dollar value of grants (valuing each share granted at the offering price of $10.00) that will be available under the ESOP and one or more stock-based benefit plans if such plans are adopted within one year following the completion of the conversion and stock offering. The table shows the dilution to stockholders if all these shares are issued from authorized but unissued shares, instead of shares purchased in the open market. The table also sets forth the number of shares of common stock to be acquired by the ESOP for allocation to all employees. A portion of the stock awards and stock option grants shown in the table below may be made to non-management employees.

	Number of Shares to be Granted or Purchased (1)			Dilution Resulting from Issuance of Shares for Stock Benefit Plans (3)
						Value of Grants (4)
	At Minimum of Offering Range	At Adjusted Maximum of Offering Range	Percentage of Common Stock Sold in Stock Offering and Contributed to Charitable Foundation (2)	At Minimum of Offering Range	At Adjusted Maximum of Offering Range	At Minimum of Offering Range	At Adjusted Maximum of Offering Range
						(Dollars in thousands)
ESOP	4,243,200	6,601,920	8.00%	NM	NM	$42,432	$66,019
Stock awards	2,121,600	3,300,960	4.00	3.38%	3.53%	21,216	33,010
Stock options	5,304,000	8,252,400	10.00	8.05%	8.39%	24,823	38,621
Total	11,668,800	18,155,280	22.00%	10.91%	11.37%	$88,471	$137,650

(1)
The stock-based benefit plans may award a greater number of options and shares, respectively, if the plans are adopted more than 12 months after the completion of the conversion.
(2)
For plans adopted within 12 months of the completion of the conversion, applicable regulations permit stock awards to encompass up to 4% and the ESOP and stock awards to encompass in the aggregate up to 12% of the sum of the shares sold in the stock offering and contributed to the charitable foundation, provided TruNorth Bank has tangible capital of 10.0% or more following the conversion and stock offering.
(3)
The ownership percentage of the benefit plans in relation to all the shares sold in the common stock offering, contributed to the charitable foundation and issued in the Merger will be as follows:

	At Minimum of Offering Range	At Adjusted Maximum of Offering Range

ESOP	7.00%	7.33%
Stock awards	3.50	3.66
Stock options	8.75	9.16
Total	19.25%	20.15%

(4)
The actual value of restricted stock awards will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $4.68 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of 0%; an expected option life of ten years; a risk-free interest rate of 4.44%; and a volatility rate of 25.08% based on an index of publicly traded thrift institutions. The actual expense of stock options granted under a stock-based benefit plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted, which may or may not be the Black-Scholes model.

Market for Common Stock

There is no current public or private market for our common stock. We anticipate that the shares of common stock sold in the stock offering and contributed to the charitable foundation will be listed on the Nasdaq Capital Market under the symbol “HFG” following the completion of the conversion and stock offering. Completion of the stock offering is contingent on receipt of final approval for our common stock to be traded on the Nasdaq Capital Market. KBW has advised us that it intends to make a market in the common stock following the completion of the conversion and stock offering, but it is not obligated to do so. See “Market for the Common Stock.”

Our Policy Regarding Dividends

Following the conversion and stock offering, our board of directors will be authorized to declare and pay dividends on our shares of common stock. The determination by the board of directors of whether to declare a dividend and the amount of any such dividend is subject to our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. No decision has been made with respect to the amount, if any, and timing of any dividend payments. We cannot assure you that we will pay dividends in the future, or that any such dividends will not be reduced or eliminated in the future. For information regarding our proposed dividend policy, see “Our Policy Regarding Dividends.”

Material Income Tax Consequences

As a general matter, the stock offering and conversion will not be taxable for purposes of federal or state income taxes to Hometown MHC, Hometown Financial, Hometown Financial (Massachusetts), TruNorth Bank, or persons eligible to subscribe in the subscription offering. See “The Conversion and Stock Offering – Material Income Tax Consequences” for a complete discussion of the income tax consequences of the conversion and stock offering.

Delivery of Shares of Common Stock

All shares of common stock sold in the subscription offering and any community offering will be issued in book entry form and held electronically on the books of our transfer agent. Stock certificates will not be issued. Our transfer agent will mail a statement reflecting ownership of shares of common stock sold in the stock offering to the persons entitled thereto at the address noted by them on their stock order form as soon as practicable following consummation of the conversion and stock offering. We expect trading in the common stock to begin on the business day of or on the business day immediately following the completion of the conversion and stock offering. It is possible that until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Emerging Growth Company Status

Hometown Financial qualifies as an “emerging growth company” under the federal securities laws. For as long as we are an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies. See “Risk Factors – Risks Related to Laws and Regulations – We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors” and “Supervision and Regulation – Emerging Growth Company Status.”

We will cease to be an emerging growth company upon the earliest of: (1) the end of the fiscal year following the fifth anniversary of the completion of the conversion and stock offering; (2) the first fiscal year after our annual gross revenues are $1.235 billion (adjusted for inflation) or more; (3) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or (4) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million at the end of the second quarter of that fiscal year, assuming we have been subject to reporting requirements under the Securities Exchange Act of 1934 for at least 12 months and have filed one annual report thereunder.

A company that qualifies as an emerging growth company may elect to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. This election must be made when the company is first required to file a registration statement with the SEC and it is irrevocable during the period the company qualifies as an emerging growth company. We have elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

How You Can Obtain Additional Information – Stock Information Center

By law, our banking personnel may not assist with investment-related questions about the stock offering. If you have any questions regarding the conversion and stock offering, call our Stock Information Center at (800) 945-8598. The Stock Information Center is open Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern time, except bank holidays.

Important Risks in Owning Hometown Financial Common Stock

An investment in our common stock involves substantial risks and uncertainties. Investors should carefully consider all of the information in this prospectus, including the detailed discussion of these and other risks under “Risk Factors” beginning on page 18, before investing in our common stock.

Specific areas of risk related to our business include those related to: our lending activities; market interest rates; economic conditions; our liquidity and funding sources; growth strategies; laws and regulations; competitive matters; operational matters; and accounting matters.

Specific risks related to the stock offering include those related to the future trading price of our common stock; the use of the net offering proceeds; the trading market for our common stock; our return on equity after the completion of the stock offering; intended new stock-based benefit plans; anti-takeover factors; and a forum selection provision for certain litigation.

Specific risks related to the planned contribution to the charitable foundation include dilution.

Before making an investment decision, you should read this entire prospectus carefully, including the consolidated financial statements and related notes appearing elsewhere in this prospectus and the section entitled “Risk Factors” that immediately follows and discusses the above risks in further detail.

RISK FACTORS

You should carefully consider the following risk factors, in addition to all other information in this prospectus, in evaluating an investment in the shares of common stock.

Risk Factors Summary

Risks related to our lending activities include:

•
Our historical emphasis on one- to four-family residential mortgage loans exposes us to lending risks.
•
Our commercial real estate loans involve credit risks that could adversely affect our financial condition and results of operations.
•
Our non-owner occupied commercial real estate loans may expose us to increased credit risk.
•
The geographic concentration of our loan portfolio makes us vulnerable to a downturn in the local economy.
•
Our commercial business loans involve credit risks that could adversely affect our financial condition and results of operations.
•
If our allowance for credit losses is not sufficient to cover actual credit losses, our earnings could decrease.
•
Our mortgage banking operations are subject to risks associated with the secondary mortgage market.
•
Our construction loans involve credit risks that could adversely affect our financial condition and results of operations.

Risks related to market interest rates include:

•
Prevailing high market interest rates can negatively impact our profits and asset values.
•
Changes in the estimated fair value of debt securities may reduce stockholders’ equity.

Risks related to economic conditions include:

•
Inflation can have an adverse impact on our business and on our customers.
•
A worsening of economic conditions in our market area could reduce demand for our products and services and result in increases in non-performing loans, which could adversely affect our operations, financial condition and earnings.

Risks related to our liquidity and funding include:

•
Our inability to generate core deposits may cause us to rely more heavily on wholesale funding strategies for funding and liquidity needs, which could have an adverse effect on our profitability.
•
Our funding sources may be insufficient to replace deposits at maturity and support our future growth.
•
Municipal deposits are an important source of funds for us and a reduced level of such deposits may hurt our profits.

Risks related to our growth strategies, including the Merger with Primary Bank, include:

•
Our business strategy includes growth, and our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth effectively. Growing our operations could also cause our expenses to increase faster than our revenues.
•
Acquisition transactions involve execution, financial and other risks.

•
The proposed merger of Primary Bank with and into TruNorth Bank (the “Merger”) may not be completed, may be delayed, or we may not realize the anticipated benefits of the Merger.
•
The Merger will dilute the ownership interest of stockholders who purchase shares in the conversion.

Risks related to laws and regulations include:

•
Imposition of limits on commercial and multi-family real estate lending activities by bank regulators could curtail our growth and adversely affect our earnings.
•
Changes in laws and regulations and the cost of regulatory compliance with new laws and regulations may adversely affect our operations and/or increase our costs of operations.
•
Non-compliance with the USA PATRIOT Act, Bank Secrecy Act, or other laws and regulations could result in fines or sanctions.
•
Monetary policies and regulations of the Federal Reserve Board could adversely affect our business, financial condition and results of operations.
•
We are an emerging growth company, which allows us to elect to comply with certain reduced disclosure requirements, which could make our common stock less attractive to investors.
•
As a holding company, we may depend on TruNorth Bank for dividends and other payments.
•
We expect to lose the benefits of excess deposit insurance provided by the Massachusetts Depositors Insurance Fund, which could cause us to lose deposits and increase our cost of funds, leading to a reduction in net income.

Risks related to competitive matters include:

•
Strong competition within our market area may limit our growth and profitability.

Risks related to operational matters include:

•
We face significant operational risks because of our reliance on technology. Our information technology systems may be subject to failure, interruption or security breaches.
•
We outsource critical operations to third-party service providers. Systems failures, interruptions and cybersecurity breaches could have a material adverse effect on us.
•
Our reliance on and integration of artificial intelligence technologies expose us to various risks, including operational, data, regulatory, and reputational risks, which could materially affect our business and financial results.
•
We may be subject to risks and losses resulting from fraudulent activities that could adversely impact our financial performance and results of operations.
•
We are subject to litigation risk, and any pending or potential litigation may have an adverse effect on our business, financial condition and results of operations.
•
We operate as a community bank and our ability to maintain our reputation, which is critical to the success of our business, may materially adversely affect our performance.

Risks related to accounting matters include:

•
Changes in management’s estimates and assumptions may have a material impact on our consolidated financial statements and our financial condition or operating results.
•
Changes in accounting standards could affect reported earnings.

Risks related to the stock offering include:

•
The future price of our common stock may be less than the purchase price in the stock offering.
•
Our failure to effectively deploy the stock offering proceeds may adversely affect our financial performance and the value of our common stock.
•
The capital we raise in the stock offering may negatively impact our return on equity until we can deploy the proceeds, which could negatively affect the trading price of our shares of common stock.
•
Our stock-based benefit plans will increase our expenses, which will reduce our net income.
•
The implementation of a stock-based benefit plan is likely to dilute your ownership interest.
•
We may adopt a stock-based benefit plan more than one year after the conversion and stock offering, which plan would be permitted to exceed regulatory restrictions on the size of stock-based benefit plans adopted within one year, which would increase both our expenses and dilution to stockholders.
•
Various factors may make takeover attempts more difficult to achieve.
•
Our articles of incorporation limit the forum for certain stockholder litigation to state and federal courts in Maryland, which could limit our stockholders’ ability to obtain a favorable judicial forum.

Risks related to our contribution to the charitable foundation include:

•
The charitable foundation contribution will dilute your ownership interest.
•
The charitable foundation contribution may not be tax deductible, which could reduce our profits.

Risks Related to our Lending Activities

Our historical emphasis on one- to four-family residential mortgage loans exposes us to lending risks.

At June 30, 2026, one- to four-family residential mortgage loans totaled $2.04 billion, or 37.3% of total loans. One- to four-family residential mortgage lending is generally sensitive to regional and local economic conditions that significantly impact the ability of borrowers to meet their loan payment obligations, making loss levels difficult to predict. Additionally, declines in regional real estate values could cause some of our residential mortgages to be inadequately collateralized, which would expose us to a greater risk of loss if we seek to recover on defaulted loans by selling the real estate collateral.

Our commercial real estate loans involve credit risks that could adversely affect our financial condition and results of operations.

At June 30, 2026, commercial real estate loans totaled $1.87 billion, or 34.3% of total loans. Given their larger balances and the complexity of the underlying collateral, commercial real estate loans generally have more risk than the one- to four-family residential real estate loans we originate. Commercial real estate loans also typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans. These loans also expose us to greater credit risk than loans secured by residential real estate because the collateral securing these loans typically cannot be liquidated as easily as residential real estate. In addition, if we foreclose on commercial real estate loans, our holding period for the collateral may be longer than for a single-family residential property if there are fewer potential purchasers of the collateral. Furthermore, if loans that are collateralized by commercial real estate become troubled and the value of the real estate has been significantly impaired, then we may not be able to recover the full contractual amount of principal and interest that we anticipated at the time we originated the loan. Because the repayment of commercial real estate loans depends on the successful management and operation of the borrower’s properties or related businesses, their repayment can be affected by adverse conditions in the local real estate market or economy. A downturn in the real estate market or the local economy could adversely impact the value of properties securing the loan or the revenues from the borrower’s business, thereby increasing the risk of non-performing loans. As our commercial real estate loan portfolio and the average size of individual commercial real estate loans increase, the corresponding risks and potential for losses from these loans may also increase.

Our non-owner occupied commercial real estate loans may expose us to increased credit risk.

At June 30, 2026, $1.34 billion, or 24.5% of our total loan portfolio and 69.8% of our commercial loan portfolio, consisted of loans secured by non-owner occupied commercial real estate loans. At June 30, 2026, $19.6 million, or 1.5% of these loans were past due. Loans secured by non-owner occupied properties generally expose a lender to greater risk of non-payment and loss than loans secured by owner occupied properties because repayment of such loans depends primarily on the tenant’s continuing ability to pay rent to the property owner, who is our borrower, or, if the property owner is unable to find a tenant, the property owner’s ability to repay the loan without the benefit of a rental income stream. In addition, the physical condition of non-owner occupied properties may be below that of owner occupied properties due to lax property maintenance standards that negatively impact the value of the collateral properties.

The geographic concentration of our loan portfolio and lending activities makes us vulnerable to a downturn in the local economy.

A majority of our loans are made to borrowers and secured by collateral within our primary market area. As a result, we face greater risk of loan defaults and losses if there is economic downturn in our primary market area, as adverse economic conditions may have a negative effect on the ability of our borrowers to make timely repayments on their loans. Although our primary market area consists of diverse businesses and there is no single employer group concentration that impacts a significant number of our customers, a significant rise in unemployment and/or personal or business bankruptcies and a significant decline in real estate values could have a material adverse effect on our primary market area, including its commercial real estate market. Furthermore, a return of recessionary conditions and/or negative developments in the domestic and international credit markets caused by inflation, tariff wars, acts of terrorism, civil unrest, an outbreak of hostilities or other international or domestic calamities, an epidemic or pandemic, unemployment or other factors beyond our control may significantly affect the markets in which we do business, the value of our loans, investments, and collateral securing our loans, and our ongoing operations, costs and profitability. Any of these negative events may result in higher-than-expected loan delinquencies, increase our levels of non-performing and classified assets, and reduce demand for our products and services, which may cause us to incur losses and may adversely affect our capital, liquidity and financial condition.

Our primary market area consists of Massachusetts and certain markets in adjacent states. Massachusetts maintains a stable, innovation-driven economy that ranks among the strongest in the United States, though it faces ongoing pressures regarding cost of living and shifting labor dynamics. The Massachusetts economy in 2026 has remained broadly resilient with continued gross domestic product growth and strong productivity gains, but vulnerabilities associated with an aging workforce, decreased immigration, and an uncertain federal policy environment threaten future labor growth. A significant economic policy factor is the decrease in federal funding to educational institutions, which are prevalent in Massachusetts. The Massachusetts economy continues to be supported by strong growth in the information technology sector, which has offset the weakness in most other industries. The central driver remains the combination of the state’s large research, technology, and specialized services base with outsized investments in advanced computing and artificial intelligence. Aggregate job growth by industry has remained concentrated within the health care and education sectors, while prior support from the construction and manufacturing sectors has moderated. Subdued hiring momentum, job losses in specific industries, and increased retirement activity among older workers have limited recent labor force growth in Massachusetts. The Massachusetts housing market shows steady, resilient pricing near historic highs, though the double-digit price growth seen in prior years has moderated into a more sustainable pace. Massachusetts home values are currently near record highs, but price growth has mostly flattened in 2026.

Our commercial business loans involve credit risks that could adversely affect our financial condition and results of operations.

At June 30, 2026, commercial business loans totaled $393.0 million, or 7.2% of total loans. We intend to increase our originations of commercial loans. Unlike residential real estate loans, which generally are made on the basis of the borrower’s ability to make repayment from their employment or other income and are secured by real property whose value tends to be more easily ascertainable, commercial business loans are of higher risk and typically are made based on the borrower’s ability to make repayment from the cash flows of the borrower’s business, and any collateral securing these loans may be difficult to appraise, may fluctuate in value, and may depreciate over time. As a result, the availability of funds for the repayment of commercial business loans may depend substantially on the success of the business itself. Commercial business loans also typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans. In addition, our commercial business loans may be secured by collateral other than real estate, such as inventory and accounts receivable, the value of which may be more difficult to appraise, control or collect and may be more susceptible to fluctuation in value at the time of default. As our commercial business loan portfolio increases, the corresponding risks and potential for losses from these loans may also increase.

If our allowance for credit losses is not sufficient to cover actual credit losses, our earnings could decrease.

We maintain an allowance for credit losses on loans, which is established through a provision for credit losses that represents management’s best estimate of the current expected losses within the loan portfolio. We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for credit losses on loans, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions or the results of our analyses are incorrect, our allowance for credit losses on loans may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance. Material additions to our allowance for credit losses on loans would materially decrease our profitability.

Our bank regulators and independent auditors also periodically review our allowance for credit losses and, as a result of such reviews, we may be required to increase our provision for credit losses or recognize further loan charge-offs. Any increase in our allowance for credit losses or loan charge-offs as a result of such review or otherwise may have a material adverse effect on our financial condition and results of operations.

Our mortgage banking operations are subject to risks associated with the secondary mortgage market.

We generate non-interest income from gains on the sale of single-family mortgage loans. During the year ended June 30, 2026, TruNorth Mortgage originated $458.1 million of one- to four-family residential mortgage loans, $151.6 million of which were sold in the secondary market, generating non-interest income of $1.8 million. At June 30, 2026, TruNorth Mortgage was servicing $525.0 million of one- to four-family residential real estate loans that had been sold to third parties. Such loan servicing fees totaled $887,000 for the year ended June 30, 2026.

Our single-family mortgage loans are sold pursuant to programs offered by established agency, government, and other investor channels, including Fannie Mae, Freddie Mac and the Federal Home Loan Bank. These entities account for a substantial portion of the secondary market in residential mortgage loans. Any changes in these programs, our eligibility to participate in such programs, the criteria for loans to be accepted or laws that significantly affect the activity of such entities could, in turn, adversely affect our mortgage banking operations and non-interest income.

Secondary mortgage markets are subject to fluctuations in interest rates, investor demand for residential mortgage loans and increased investor yield requirements for these loans. These conditions may change in the future. Secondary market illiquidity may cause us to hold residential mortgages that were intended for sale for prolonged periods or to reduce our origination volumes, which could have an adverse effect on our financial condition and results of operations. Subject to market conditions, we have historically sold, with servicing rights retained, a significant majority of the long-term, fixed-rate one- to four-family residential mortgage loans that we originate, while retaining shorter-term fixed-rate and all adjustable-rate one- to four-family residential real estate loans in our portfolio, to manage interest rate risk and to generate non-interest income. More recently, however, we have retained a portion of the longer-term fixed-rate loans for balance sheet diversification purposes.

Additionally, secondary market sales agreements contain representations and warranties related to, among other things, the origination and characteristics of the mortgage loans. We may be required to repurchase mortgage loans that we have sold in cases of borrower default or breaches of these representations and warranties. If we are required to repurchase mortgage loans or provide indemnification or other recourse, this could increase our costs and thereby affect our future earnings.

Our construction loans involve credit risks that could adversely affect our financial condition and results of operations.

At June 30, 2026, we had $245.3 million in construction loans, or 4.5% of our total loan portfolio, $174.3 million, or 71.0%, of which consisted of commercial construction loans. Construction lending involves additional risks when compared with permanent finance lending because funds are advanced upon the security of the project, which is of uncertain value before its completion. Because of the uncertainties inherent in estimating construction costs, the possibility of delays and cost overruns as well as the market value of the completed project and the effects of governmental regulation of real property, it can be difficult to accurately evaluate the total funds required to complete a project and the related loan-to-value ratio. In addition, generally during the term of a construction loan, interest may be funded by the borrower or disbursed from an interest reserve set aside from the construction loan budget. These loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project and the ability of the borrower to sell or lease the property or obtain permanent take-out financing, rather than the ability of the borrower or guarantor to repay principal and interest. When projects move slower than anticipated, the properties may have significantly lower values than when the original underwriting was completed, resulting in lower collateral values to support the loan. Extended time frames may also cause the interest carrying cost for projects to be higher than the builder projected, negatively impacting the builder's profit and cash flows and, therefore, their ability to make principal and interest payments. If the appraised value of a completed project proves to be overstated, we may have inadequate security for the repayment of the loan upon completion of construction of the project and may incur a loss. As our construction loan portfolio increases, the corresponding risks and potential for losses from these loans may also increase, which could adversely affect our business, financial condition and results of operations.

Risks Related to Market Interest Rates

Prevailing high market interest rates can negatively impact our profits and asset values.

Net income is the amount by which net interest income and non-interest income exceed non-interest expense and the provision for credit losses. Net interest income makes up a majority of our income and is based on the difference between the interest income we earn on interest-earning assets, such as loans and securities, and the interest expense we pay on interest-bearing liabilities, such as deposits and borrowings.

Like many financial institutions, our interest-bearing liabilities generally have shorter contractual maturities than our interest-earning assets. Furthermore, the rates we earn on our other interest-earning assets and the rates we pay on our interest-bearing liabilities are generally fixed for a contractual period of time. This imbalance can create significant earnings volatility because market interest rates change over time. Generally, in a period of rising interest rates, the interest income we earn on our interest-earning assets may not increase as rapidly as the interest we pay on deposits and other interest-bearing liabilities. Conversely, in a period of declining interest rates, the interest income we earn on our interest-earning assets may decrease more rapidly than the interest we pay on our interest-bearing liabilities, as borrowers prepay mortgage loans and as mortgage-backed securities and callable investment securities are called, requiring us to reinvest those cash flows at lower, prevailing interest rates. An inverted interest rate yield curve, where short-term interest rates (which are usually the rates at which financial institutions borrow funds) are higher than long-term interest rates (which are usually the rates at which financial institutions lend funds for fixed-rate loans) can negatively impact a financial institution’s net interest margin and create financial risk for financial institutions that originate primarily longer-term, fixed-rate mortgage loans.

An increase in market interest rates may reduce demand for our loan products, which would hinder our loan originations and, accordingly, our growth efforts and profitability. During periods of reduced loan demand, our results of operations may also be adversely affected by the decline in mortgage loan origination activity. Our mortgage banking division generates revenues from gains on the sale of mortgage loans and mortgage servicing rights. We also earn interest on loans held for sale while awaiting delivery to our investors.

Any substantial, unexpected or prolonged change in market interest rates could have a material adverse effect on our financial condition, liquidity and results of operations. While we pursue an asset/liability strategy designed to mitigate our risk from changes in interest rates, changes in interest rates can still have a material adverse effect on our financial condition and results of operations. For further discussion of how changes in interest rates could impact us, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Management of Market Risk.”

Changes in the estimated fair value of debt securities may reduce stockholders’ equity.

At June 30, 2026, we maintained a debt securities portfolio of $733.7 million, all of which was classified as available-for-sale. The estimated fair value of the available-for-sale debt securities portfolio may change depending on changes in interest rates, the credit quality of the underlying issuer, market liquidity and other factors. Stockholders’ equity increases or decreases by the amount of the change in the unrealized gain or loss (the difference between the estimated fair value and the amortized cost) of the available-for-sale debt securities portfolio, net of the related tax expense or benefit, under the category of accumulated other comprehensive income (loss). At June 30, 2026, we reported $9.8 million in accumulated other comprehensive loss on the available-for-sale investment securities portfolio. A decline in the estimated fair value of this portfolio will result in a decline in stockholders’ equity, as well as book value per common share. A decrease could occur even though the securities are not sold.

Risks Related to Economic Conditions

Inflation can have an adverse impact on our business and on our customers.

Inflation risk is the risk that the value of assets or income from investments will be worth less in the future as inflation decreases the value of money. Recently, there has been a rise in inflation. The Federal Reserve Board may raise certain benchmark interest rates in an effort to combat inflation. As inflation increases and market interest rates rise, the value of our investment securities, particularly those with longer maturities, would decrease, although this effect can be less pronounced for floating rate instruments. In addition, inflation generally increases the cost of goods and services we use in our business operations, such as electricity and other utilities, which increases our non-interest expenses. Furthermore, our customers are also affected by inflation and the rising costs of goods and services used in their households and businesses, which could have a negative impact on their ability to repay their loans with us.

A worsening of economic conditions in our market area could reduce demand for our products and services and/or result in increases in our level of non-performing loans, which could adversely affect our operations, financial condition and earnings.

Local and regional economic conditions have a significant impact on the ability of our borrowers to repay loans and the value of the collateral securing loans. A deterioration in economic conditions, especially local conditions, could have the following consequences, any of which could have a material adverse effect on our business, financial condition, liquidity and results of operations, and could more negatively affect us compared to a financial institution that operates with more geographic diversity:

•
demand for our products and services may decline;
•
loan delinquencies, problem assets and foreclosures may increase;
•
our allowance for credit losses may increase;
•
our funding costs and non-interest expenses may increase;
•
the value of our securities portfolio may decrease;
•
collateral for loans, especially real estate, may decline in value, reducing customers’ future borrowing power, and reducing the value of assets and collateral associated with existing loans; and
•
the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us.

Moreover, a significant decline in general economic conditions caused by inflation, recession, trade wars, acts of terrorism, civil unrest, an outbreak of hostilities or other international or domestic calamities, an epidemic or pandemic, unemployment or other factors beyond our control could further impact these local economic conditions and could further negatively affect the financial results of our banking operations. In addition, deflationary pressures, while possibly lowering our operating costs, could have a significant negative effect on our borrowers, especially our business borrowers, and the values of underlying collateral securing loans, which could negatively affect our financial performance.

Risks Related to Our Liquidity and Funding

Our inability to generate core deposits may cause us to rely more heavily on wholesale funding strategies for funding and liquidity needs, which could have an adverse effect on our profitability.

Deposits have traditionally been our primary source of funds for use in lending and investment activities. We also receive funds from loan repayments, investment maturities, loan sales and income on other interest-earning assets. The considerable competition for deposits in our market area has made, and may continue to make, it difficult for us to obtain reasonably priced deposits. Moreover, deposit balances can decrease if customers perceive alternative investments as providing a better return. If we are not able to increase our lower-cost transactional deposits at a level necessary to fund our asset growth or deposit outflows, we may be forced to seek other sources of funds, including higher-rate certificates of deposit, Federal Home Loan Bank advances, brokered deposits and lines of credit, which may be more expensive and have an adverse effect on our net interest margin and profitability.

Our funding sources may prove insufficient to replace deposits at maturity and support our future growth.

We must maintain sufficient funds to respond to the needs of depositors and borrowers. As a part of our liquidity management, we use a number of funding sources in addition to core deposit growth, repayments and maturities of loans and investments and loan sales. These include available credit facilities with the Federal Home Loan Bank of Boston, correspondent banks, and the Federal Reserve Bank of Boston. At June 30, 2026, we had the ability to borrow $1.99 billion from the Federal Home Loan Bank of Boston, of which $157.4 million was outstanding. At June 30, 2026, we also had a $51.5 million line of credit with the Federal Reserve Bank of Boston, including available borrowing capacity through the discount window and borrower-in-custody program, with no borrowings outstanding. At June 30, 2026, we had $55.0 million of available lines of credit with correspondent banks, including a $5.0 million U.S. Bank federal funds line, with no borrowings outstanding under any of them. As we continue to grow, we may depend more on these other sources, which may also include Federal Home Loan Bank borrowings and brokered deposits. Adverse operating results or changes in industry conditions could lead to difficulty or an inability to access these additional funding sources. Our financial flexibility will be severely constrained if we are unable to maintain our access to funding or if adequate financing is not available to accommodate future growth at acceptable interest rates.

If we are required to rely more heavily on more expensive funding sources to support future growth, our revenues may not increase proportionately to cover our costs. In this case, our operating margins and profitability would be adversely affected.

Municipal deposits are an important source of funds for us and a reduced level of such deposits may hurt our profits.

Municipal deposits are an important source of funds for our lending and investment activities. As of June 30, 2026, we had $772.3 million in municipal deposits from 220 different municipalities and governmental entities, representing 13.3% of total deposits. If we are unable to retain such funds, it could have an adverse effect on our liquidity. In addition, our municipal deposits are primarily demand deposit accounts or short-term deposits and therefore are more sensitive to changes in interest rates. If we are forced to pay higher rates on our municipal deposits to retain those funds, or if we are unable to retain those funds and we are forced to turn to other sources for our lending and investment activities, our interest expense may be higher than the rates we are paying on our municipal deposits, which could adversely affect our net income.

Risks Related to Our Growth Strategies

Our business strategy includes an emphasis on organic growth, and our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our organic growth effectively. Growing our operations organically could also cause our expenses to increase faster than our revenues.

Although mergers and acquisitions have historically been a part of our growth strategy, we expect to focus more heavily on organically growing our assets and deposits, and the scale of our operations, following the recent consolidation of our subsidiary bank brands into a single, unified brand. Achieving such organic growth will require us to gain a greater share of existing customers’ overall banking business and attract customers that currently bank at other financial institutions in our market area. Our ability to successfully grow will depend on a variety of factors, including our ability to attract and retain experienced bankers, the continued availability of desirable business opportunities, competition from other financial institutions in our market area and our ability to manage our growth. Growth opportunities may not be available, or we may not be able to manage our growth successfully. If we do not manage our growth effectively, our financial condition and operating results could be negatively affected. Furthermore, there can be considerable costs involved in expanding deposit and lending capacity that generally require a period of time to generate the necessary revenues to offset their costs, especially in areas in which we do not have an established presence and that require alternative delivery methods. Accordingly, any such business expansion can be expected to negatively impact our earnings for some period of time until certain economies of scale are reached. Our expenses could be further increased if we encounter delays in modernizing existing facilities, opening new branches or deploying new services.

Acquisition transactions involve execution, financial and other risks.

We have historically and may continue to pursue acquisition opportunities that complement our business plan and strategies should they arise. Among the risks of acquisitions are failure to complete a proposed transaction, including because of failure to obtain required approvals or satisfy closing conditions, failure to effectively integrate the operations of an acquired institution with our own, and failure to effectively manage the operations of the larger combined company so as to realize the expected benefits, financial and otherwise, of a transaction. From a financial perspective, an acquisition could involve significant cash expenditures and/or a material increase in the number of our outstanding shares of common stock, which could materially dilute stockholder value by diluting stockholders’ equity per share and earnings per share. In addition, a portion of the purchase price of an acquisition may likely be allocated to goodwill and other identifiable intangible assets. Under current accounting rules, if goodwill or other identifiable intangible assets become impaired, we would be required to incur a non-cash impairment charge that could have a material adverse effect on our earnings, stockholders’ equity, and stock price. Pursuit of acquisitions may also disrupt our business by diverting management time and resources away from our daily business operations.

Risks Related to the Merger with Primary Bank

The proposed Merger of Primary Bank with and into TruNorth Bank may not be completed on the expected timeline or at all.

On July 6, 2026, we entered into an agreement to acquire Bedford, New Hampshire-based Primary Bank. See “The Acquisition of Primary Bank” for additional detail. The completion of the Merger is subject to various conditions, including the receipt of required regulatory approvals, the approval of Primary Bank’s shareholders, and the completion of the conversion and stock offering. There can be no assurance that the Merger will be completed on the timeline currently anticipated, or at all. Regulatory agencies may impose conditions, limitations, or requirements that delay the completion of the Merger or reduce the anticipated benefits of the Merger. Any delay in completing the Merger could cause the combined company not to realize some or all of the benefits that the parties expect to achieve if the Merger is successfully completed within its expected timeframe. If the Merger is not completed, the parties will have incurred substantial expenses and diverted significant management attention and resources without realizing the expected benefits.

Regulatory approvals may not be received, may be delayed, or may impose burdensome conditions.

Before the Merger may be completed, various approvals or non-objections must be obtained from state and federal banking regulators, including the Federal Reserve Board, the Massachusetts Division of Banks, and the New Hampshire Banking Department. These governmental authorities may impose conditions, limitations, or requirements as a condition of approving the Merger, or may require changes to the terms of the Merger or to the post-Merger operations of the combined company. Any required divestitures, changes in business practices, or other conditions could reduce the anticipated benefits of the Merger. There can be no assurance that the required regulatory approvals will be obtained on a timely basis or at all, or that they will not impose conditions or requirements that would have a material adverse effect on the combined company.

The combined company may not realize the anticipated benefits of the Merger.

The Merger involves the combination of two companies that currently operate as independent banking institutions. The anticipated benefits of the Merger are based on projections and assumptions about the future operations of the combined company, including anticipated cost savings, revenue enhancements, key employee retention, and operational synergies. These projections and assumptions may prove to be inaccurate or premature, and the actual results of the Merger may differ materially from those anticipated. The integration of Primary Bank with TruNorth Bank may be more difficult, costly, or time-consuming than anticipated, and unexpected costs or difficulties may arise in connection with the integration. Failure to realize the anticipated benefits of the Merger could have a material adverse effect on the financial condition and results of operations of the combined company.

The conversion is a condition to the Merger; failure to complete the conversion will prevent closing.

Completion of the conversion and stock offering is a condition to the obligation of both Hometown Financial and TruNorth Bank, on the one hand, and Primary Bank, on the other hand, to consummate the Merger. If the conversion cannot be completed, including because we do not receive orders for the minimum number of shares in the stock offering or because the required regulatory approvals for the conversion are not obtained, then the Merger will not be consummated even if all other conditions to the Merger have been satisfied.

Exercise of dissenters’ rights by more than 10% of Primary Bank shareholders could prevent the closing of the Merger.

It is a condition to our obligation to complete the Merger that the aggregate number of dissenting shares of Primary Bank common stock not exceed 10% of the issued and outstanding shares entitled to vote at the special meeting of Primary Bank shareholders held to consider the Merger. Under New Hampshire law, holders of Primary Bank common stock who do not vote in favor of the Merger and who comply with all applicable procedural requirements may be entitled to receive the fair value of their shares in cash. If holders of more than 10% of Primary Bank common stock properly exercise dissenters’ rights, we will have the right to elect not to proceed with and to terminate our merger agreement with Primary Bank.

Even if the Merger is completed notwithstanding the exercise of dissenters’ rights by any Primary Bank shareholders, the cost of paying the fair value of dissenting shares and related expenses may exceed the merger consideration that we would otherwise have paid to dissenting shareholders, which could reduce the resources available to fund the operations and integration of the combined company.

Our stockholders will have their ownership and voting interests in Hometown Financial reduced after the Primary Bank merger and will exercise less influence over management.

Our stockholders will have the right to vote in the election of directors and on other matters affecting Hometown Financial. Based on the number of shares of Primary Bank common stock outstanding and reserved for issuance as of June 30, 2026, Hometown Financial expects to issue approximately 7,566,012 shares of its common stock in the Merger. Following the completion of the Merger, former shareholders of Primary Bank stock will own approximately 10.8% of Hometown Financial common stock, while the new stockholders of Hometown Financial common stock who receive shares in the stock offering, including shares held by the new charitable foundation being formed, will own approximately 89.2% of the common stock of Hometown Financial at the midpoint of the offering range. Additionally, at least one (and potentially two) legacy Primary Bank directors will join the Hometown Financial board of directors as of the effective time of the Merger. Because of this, the new stockholders of Hometown Financial may have less influence on the management and policies of the surviving corporation than they would otherwise have on the management and policies of Hometown Financial absent the Merger.

Risks Related to Laws and Regulations

Imposition of limits on commercial and multi-family real estate lending activities by bank regulators could curtail our growth and adversely affect our earnings.

In 2006, the Federal Reserve Board and other federal bank regulatory agencies (collectively, the “agencies”) issued guidance entitled “Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices” (the “CRE Guidance”). Although the CRE Guidance does not establish specific lending limits, it provides that a bank’s commercial real estate lending exposure could receive increased supervisory scrutiny where total non-owner-occupied commercial real estate loans, including loans secured by apartment buildings, investor commercial real estate, and construction and land loans, represent 300% or more of an institution’s total risk-based capital, and the outstanding balance of the commercial real estate loan portfolio has increased by approximately 50% during the preceding 36 months. In 2015, the agencies released a new statement on prudent risk management for commercial real estate lending (the “2015 Statement”), which reiterated its intent to continue “to pay special attention” to commercial real estate lending activities and concentrations going forward.

At June 30, 2026, we did not have an excess concentration in commercial real estate loans under the CRE Guidance, and do not expect our acquisition of Primary Bank to cause any such excess concentration. If the Federal Reserve Board, our primary federal regulator, were to impose restrictions on the amount of commercial real estate loans we can hold in our portfolio or, due to our commercial real estate concentrations, employ heightened risk management practices including board and management oversight and strategic planning, development of underwriting standards, risk assessment and monitoring through market analysis and stress testing, our earnings would be adversely affected.

Changes in laws and regulations and the cost of regulatory compliance with new laws and regulations may adversely affect our operations and/or increase our costs of operations.

Hometown Financial will be, and TruNorth Bank is, subject to extensive regulation, supervision and examination by the Federal Reserve Board, the FDIC and the Massachusetts Division of Banks. Such regulation and supervision govern the activities in which an institution and its holding company may engage and are intended primarily for the protection of the federal deposit insurance fund and the depositors of TruNorth Bank, rather than for our stockholders. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the adequacy of the level of our allowance for credit losses. These regulations, along with existing tax, accounting, securities, insurance and monetary laws, rules, standards, policies, and interpretations, control the methods by which financial institutions conduct business, implement strategic initiatives and tax compliance, and govern financial reporting and disclosures. Any change in such regulation and oversight, whether in the form of regulatory policy, executive order, regulations, legislation or supervisory action, may have a material impact on our operations.

Non-compliance with the USA PATRIOT Act, Bank Secrecy Act, or other laws and regulations could result in fines or sanctions.

The USA PATRIOT and Bank Secrecy Acts require financial institutions to develop programs to prevent financial institutions from being used for money laundering and terrorist activities. If such activities are suspected, financial institutions are obligated to file suspicious activity reports with U.S. Treasury’s Office of Financial Crimes Enforcement Network. These rules require financial institutions to establish procedures for identifying and verifying the identity of customers seeking to open new financial accounts. Failure to comply with these regulations could result in fines or sanctions, including restrictions on pursuing acquisitions or establishing new branches. The policies and procedures we have adopted that are designed to assist in compliance with these laws and regulations may not be effective in preventing violations of these laws and regulations. Furthermore, these rules and regulations continue to evolve and expand.

Monetary policies and regulations of the Federal Reserve Board could adversely affect our business, financial condition and results of operations.

In addition to being affected by general economic conditions, our earnings and growth are affected by the policies of the Federal Reserve Board. An important function of the Federal Reserve Board is to regulate the money supply and credit conditions. Among the instruments used by the Federal Reserve Board to implement these objectives are open market purchases and sales of U.S. government securities, adjustments of the discount rate and changes in banks’ reserve requirements against bank deposits. These instruments are used in varying combinations to influence overall economic growth and the distribution of credit, bank loans, investments and deposits. Their use also affects interest rates charged on loans or paid on deposits. The monetary policies and regulations of the Federal Reserve Board have had a significant effect on the operating results of financial institutions in the past and are expected to continue to do so in the future. The effects of such policies upon our business, financial condition and results of operations cannot be predicted.

Additionally, Congress and the presidential administration control fiscal policy through decisions on taxation and expenditures and executive orders. Depending on industries and markets involved, changes to tax law and increased or reduced public expenditures could affect us directly or the business operations of our customers.

We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

Hometown Financial qualifies as an “emerging growth company” under the federal securities laws. For as long as we continue to qualify as an emerging growth company, we may choose to take advantage of exemptions from various public company reporting requirements that are not available to public companies that do not qualify as emerging growth companies, including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation. As an emerging growth company, we also will not be subject to Section 404(b) of the Sarbanes-Oxley Act, which would require that our independent auditors audit our internal control over financial reporting. In addition, as an emerging growth company, we have elected to take advantage of the extended transition periods for adopting new or revised financial accounting standards until the date they are required to be adopted by private companies (however, if any new or revised financial accounting standards would not apply to private companies, we would not be able to delay their adoption). Accordingly, our financial statements may not be comparable to those of public companies that adopt new or revised financial accounting standards as of an earlier date. Investors may find our common stock less attractive since we have chosen to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.

We are a holding company and will depend on TruNorth Bank for dividends, distributions, and other payments.

Hometown Financial is a legal entity separate and distinct from TruNorth Bank. The revenues and cash flows of Hometown Financial (on a non-consolidated basis) will be derived primarily from the proceeds it retains from the stock offering and dividends paid to it by TruNorth Bank. The right of Hometown Financial, and consequently the right of our stockholders, to participate in any distribution of the assets or earnings of TruNorth Bank, through the payment of such dividends or otherwise, is generally subject to the prior claims of creditors of TruNorth Bank, including its depositors, and to regulatory restrictions. See “Our Policy Regarding Dividends” and “Supervision and Regulation — Massachusetts Banking Laws and Supervision Applicable to TruNorth Bank — Dividends” for more information.

We expect to lose the benefits of excess deposit insurance provided by the Massachusetts Depositors Insurance Fund beginning in late 2026, which could cause us to lose deposits and increase our cost of funds leading to a reduction in net income.

At June 30, 2026, our aggregate amount of federally uninsured deposits (deposits in excess of the FDIC limit of $250,000 per insured account) was $1.85 billion and our aggregate amount of federally uninsured certificates of deposit (deposits in excess of the FDIC limit of $250,000 per insured account) was $630.0 million. At June 30, 2026, however, there were no deposits that were uninsured due to exceeding the FDIC insurance limit because TruNorth Bank’s deposits were insured in full beyond federal deposit insurance coverage limits by the Massachusetts Depositors Insurance Fund, a private excess deposit insurer created under Massachusetts law. We believe offering full deposit insurance has provided us a competitive advantage for individual, corporate and municipal depositors having deposit balances in excess of federal insurance limits. However, the Massachusetts Depositors Insurance Fund requires member institutions that pose greater than normal loss exposure risk to the Massachusetts Depositors Insurance Fund because of the amount of deposits they hold in excess of federal insurance limits to take costly risk-mitigating measures or withdraw from the Massachusetts Depositors Insurance Fund, subject to the Massachusetts Banking Commissioner’s approval.

In October 2026, the Massachusetts Depositors Insurance Fund notified us that TruNorth Bank’s deposits in excess of federal insurance limits exceeded an internal threshold set by the Massachusetts Depositors Insurance Fund. As a result, TruNorth Bank will exit the Massachusetts Depositors Insurance Fund, subject to the approval of the Massachusetts Banking Commissioner. Beginning on the effective date of such exit, any new deposit accounts established at TruNorth Bank with deposit amounts in excess of the FDIC insurance limits will not be insured by the Massachusetts Depositors Insurance Fund. For one year following the exit date, the Massachusetts Depositors Insurance Fund generally will continue to insure all deposit accounts with amounts above FDIC insurance limits that existed at TruNorth Bank as of the exit date, subject to reductions in coverage as withdrawals are made. Additionally, each term deposit that existed as of the notice date will continue to be insured by the Massachusetts Depositors Insurance Fund to the extent applicable until maturity. One year after the exit date, Depositors Insurance Fund coverage would cease, and depositors with balances in excess of federal deposit insurance limits would be required to seek alternative arrangements through TruNorth Bank or move their accounts to another institution to secure excess deposit insurance coverage. This may result in a loss of certain large deposit accounts or higher funding costs and, accordingly, reduced net income as we shift excess deposits into reciprocal deposit programs. For more information, see “Supervision and Regulation—Massachusetts Banking Laws and Supervision Applicable to TruNorth Bank—Excess Deposit Insurance Fund.”

Risks Related to Competitive Matters

Strong competition within our market area may limit our growth and profitability.

Competition in the banking and financial services industry is intense. We compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, financial technology or “fintech companies,” and unregulated or less regulated non-banking entities. Price competition for loans and deposits sometimes requires us to charge lower interest rates on our loans and pay higher interest rates on our deposits, which may reduce our net interest income. Many of these competitors are substantially larger than we are and have substantially greater resources, more accessible branch locations and higher lending limits than we have and offer certain products and services that we do not or cannot provide. In addition, some of our competitors offer loans with lower interest rates and/or more attractive terms than loans we offer. Competition also makes it increasingly difficult and costly to attract and retain qualified employees. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Our profitability depends upon our continued ability to successfully compete for business and qualified employees in our market areas. The greater resources and deposit and loan products offered by some of our competitors may limit our ability to increase our interest-earning assets.

Risks Related to Operational Matters

We face significant operational risks because of our reliance on technology. Our information technology systems may be subject to failure, interruption or security breaches.

Information technology systems are critical to our business. Our business requires us to collect, process, transmit and store significant amounts of confidential information regarding our customers, employees and our own business, operations, plans and business strategies. We use various technology systems to manage our customer relationships, general ledger, investments, deposits, and loans. Our computer systems, data management and internal processes, as well as those of third parties, are integral to our performance. Our operational risks include the risk of malfeasance by employees or persons outside our company, errors relating to transaction processing and technology, systems failures or interruptions, breaches of our internal control systems and compliance requirements, and business continuation and disaster recovery. There have been increasing efforts by third parties to breach data security at financial institutions. Such attacks include computer viruses, malicious or destructive code, phishing attacks, denial of service or information or other security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss or destruction of confidential, proprietary and other information, damages to systems, or other material disruptions to network access or business operations. We have established policies and procedures to prevent or limit the impact of system failures, interruptions and security breaches, including privacy breaches and cyber-attacks. Although we take protective measures and believe that we have not experienced any of the data breaches described above, the security of our computer systems, software, and networks may be vulnerable to breaches, unauthorized access, misuse, computer viruses, or other malicious code and cyber-attacks that could have an impact on information security. Because the techniques used to cause security breaches change frequently, we may be unable to proactively address these techniques or to implement adequate preventative measures.

If there is a breakdown in our internal control systems, improper operation of systems or improper employee actions, or a breach of our security systems, including if confidential or proprietary information were to be mishandled, misused or lost, we could suffer financial loss, loss of customers and damage to our reputation, and face regulatory action or civil litigation. Any of these events could have a material adverse effect on our financial condition and results of operations. Insurance coverage may not be available for such losses, or where available, such losses may exceed insurance limits.

We outsource critical operations to third-party service providers. Systems failures, interruptions and cybersecurity breaches could have a material adverse effect on us.

We outsource a majority of our data processing requirements to third-party providers. Accordingly, our operations are exposed to the risk that these vendors will not perform according to our contractual agreements with them, or we also could be adversely affected if such an agreement is not renewed by the third-party vendor or is renewed on terms less favorable to us. If our third-party providers encounter difficulties, or if we have difficulty communicating with those service providers, our ability to adequately process and account for transactions could be affected, and our business operations could be adversely affected, which could have a material adverse effect on our financial condition and results of operations. Threats to information security also exist in the processing of customer information through various other vendors and their personnel, and our third-party service providers may be vulnerable to unauthorized access, computer viruses, phishing schemes and other security breaches. We may have to expend additional resources to protect against the threat of such security breaches and computer viruses, or to alleviate problems caused by such security breaches or viruses. To the extent that the activities of our third-party service providers or the activities of our customers involve the storage and transmission of confidential information, security breaches and viruses could expose us to claims, regulatory scrutiny, litigation costs and other possible liabilities. To our knowledge, the services and programs provided to us by third parties have not experienced any material security breaches. However, the existence of cyber-attacks or security breaches at third parties with access to our data, such as vendors, may not be disclosed to us in a timely manner.

Our reliance on and integration of artificial intelligence (“AI”) technologies expose us to various risks, including operational, data, regulatory, and reputational risks, which could materially affect our business and financial results.

Many participants in the finance industry, including us and our vendors, have begun incorporating AI software and AI applications into business activities to increase productivity. While AI presents opportunities and efficiencies, reliance on AI also creates new risks and challenges. AI systems process sensitive customer data. Security breaches or unauthorized access to these systems could result in data theft, loss of intellectual property, and significant penalties against us, damaging customer trust. Misuse of AI, biased outcomes, or privacy violations can harm our brand, erode customer confidence, and attract negative public attention, potentially affecting demand for our services and resulting in legal or regulatory consequences. Additionally, errors, biases, or generating false information in the use of AI for credit scoring, fraud detection, customer service, and investment decisions could lead to flawed decisions, financial losses, compliance failures, or degraded customer experiences, impacting profitability and client retention.

The regulatory landscape for AI is rapidly evolving. New laws could impose costly compliance burdens, restrict AI use, or introduce liabilities, particularly concerning algorithmic bias and fair lending practices (e.g., “digital redlining”), potentially increasing operational costs and limiting service offerings.

If we cannot effectively manage these challenges, including adapting to rapid technological change, attracting and retaining experienced personnel, and ensuring responsible AI governance, our reputation, competitive position, regulatory status, and financial performance could be significantly harmed.

We may be subject to risks and losses resulting from fraudulent activities that could adversely impact our financial performance and results of operations.

We are susceptible to fraudulent activity against us, our clients or our vendors, which may result in financial losses or increased costs to us or our clients or our vendors, disclosure or misuse of our information or our client information, misappropriation of assets, privacy breaches against our clients, litigation or damage to our reputation. We are most subject to fraud and compliance risk in connection with the origination of loans, ACH transactions, wire transactions, ATM transactions, checking transactions, and debit cards that we have issued to our customers and through our online banking portals. We maintain a system of internal controls and insurance coverage to mitigate against such risks, including data processing system failures and errors, and customer fraud. If our internal controls fail to prevent or detect any such occurrence, or if any resulting loss is not insured or exceeds applicable insurance limits, it could have a material adverse effect on our business, financial condition and results of operations.

We are subject to litigation risk, and any pending or potential litigation may have an adverse effect on our business, financial condition and results of operations.

Although we are not a party to any material pending or potential legal proceedings, pending or potential legal proceedings, including class action lawsuits, can pose significant financial and other risks to our organization. Prosecuting or defending against a lawsuit or other legal proceeding is often costly. Legal issues, such as lawsuits, unenforceable contracts, and adverse judgments, can potentially disrupt our operations, potentially materially reduce our earnings, capital and liquidity, and otherwise materially and adversely affect our business, financial condition, results of operations, and reputation. See “Business of TruNorth Bank – Legal Proceedings.”

We operate as a community bank and our ability to maintain our reputation, which is critical to the success of our business, may materially adversely affect our performance.

We are a community bank, and our reputation is one of the most valuable components of our business. A key component of our business strategy is to rely on our reputation for customer service and knowledge of local markets to expand our presence by capturing new business opportunities from existing and prospective customers in our market area and contiguous areas. Threats to our reputation can come from many sources, including adverse sentiment about financial institutions generally, unethical practices, employee misconduct, failure to deliver minimum standards of service or quality, compliance deficiencies, cybersecurity incidents, errors in the use of artificial intelligence and questionable or fraudulent activities of our customers. In addition, third parties with whom we have relationships may take actions over which we have limited control that could negatively impact perceptions about us or the financial services industry. The proliferation of social media may increase the likelihood that negative information about us, whether or not accurate, could impact our reputation and business. Negative publicity regarding our business, employees, or customers, with or without merit, may result in the loss of customers and employees, costly litigation and increased governmental regulation, any or all of which could adversely affect our business and operating results.

Risks Related to Our Wealth Management Activities

Our wealth management activities are subject to risks associated with the industry.

We offer investment and wealth management services through a division branded as “Hometown Wealth Management,” which had approximately $192.9 million of assets under management as of June 30, 2026. Investment services income totaled $830,000 and $711,000 for the years ended June 30, 2026 and 2025, respectively. Hometown Wealth Management’s operations involve risks not associated with traditional retail and commercial banking products. For example, fluctuations in the stock market may adversely affect transaction fees, client activity and client investment portfolio gains and losses. Significant fluctuations in securities prices may materially affect the value of assets under management and may influence financial advisor and investor decisions regarding whether to invest in, or maintain an investment in, one or more of our wealth management solutions. Significant changes in investing patterns or large-scale withdrawal of investment funds could have an adverse effect on our business. In addition, new or modified regulations may adversely affect our wealth management services.

Competition for wealth management clients is strong because there are numerous well-established and successful investment management and wealth advisory firms, many of which have greater resources than we have. Our ability to successfully attract and retain wealth management clients is dependent upon our ability to compete with competitors’ investment products, level of investment performance, client services, and marketing and distribution capabilities. A decline in the division’s fees and commissions or trading losses suffered in the investment portfolio could adversely affect our income.

Risks Related to Accounting Matters

Changes in management’s estimates and assumptions may have a material impact on our consolidated financial statements and our financial condition or operating results.

In preparing this prospectus, including Hometown Financial Group, MHC’s consolidated financial statements, as well as the periodic reports Hometown Financial will be required to file with the SEC, our management is and will be required under applicable rules and regulations to make estimates and assumptions as of a specified date. These estimates and assumptions are based on management’s best estimates and experience as of that date and are subject to substantial risk and uncertainty. Materially different results may occur as circumstances change and additional information becomes known. Significant accounting estimates and assumptions by management are involved in establishing our allowance for credit losses, the determination of goodwill impairment and estimating taxable income. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies and Use of Critical Accounting Estimates” for further information.

Changes in accounting standards could affect reported earnings.

The regulatory bodies responsible for establishing accounting standards, including the Financial Accounting Standards Board, the SEC and other regulatory bodies, periodically change the financial accounting and reporting guidance that governs the preparation of our consolidated financial statements. These changes can be hard to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply new or revised guidance retroactively.

Risks Related to the Stock Offering

The future price of our common stock may be less than the purchase price in the stock offering.

If you purchase shares of common stock in the stock offering, you may not be able to sell them at or above the $10.00 purchase price. The aggregate purchase price of the shares of common stock sold in the stock offering is based upon an independent third-party appraisal of the pro forma market value of Hometown Financial. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. Such appraisal is based on certain estimates, assumptions and projections, all of which are subject to change from time to time. After the shares of our common stock begin trading, the trading price of the common stock will be determined by the marketplace, and will be influenced by many factors outside of our control, including prevailing interest rates, investor perceptions, securities analyst research reports and general industry, geopolitical and economic conditions. Publicly traded stocks, including stocks of financial institutions, often experience substantial market price volatility. Price fluctuations in our common stock may be unrelated to our operating performance.

We have broad discretion in using the net proceeds of the stock offering. Our failure to effectively deploy the net proceeds of the stock offering may have an adverse effect on our financial performance and the value of our common stock.

We intend to invest between $249.8 million and $339.0 million of the net proceeds of the stock offering (or $390.4 million at the adjusted maximum of the offering range) in TruNorth Bank. We also intend to use a portion of the net proceeds to fund a loan for the purchase of shares of common stock in the stock offering by the ESOP and repay our $135.0 million senior note, which is due on March 15, 2027. TruNorth Bank intends to use the net proceeds it receives to fund the cash portion of the purchase price for our pending acquisition of Primary Bank, which we currently estimate will total approximately $85.4 million (including cash payments for Primary Bank stock options), to fund new loans, invest in securities, or for other general corporate purposes. Except for the loan to the ESOP, repayment of our senior debt, and acquisition of Primary Bank, we have not allocated specific amounts of the net proceeds for any of the foregoing purposes, and we will have broad discretion in determining the amount of the net proceeds we apply to different uses and when we apply or reinvest such proceeds. We have not established a timetable for investing the net proceeds, and, accordingly, we may not invest the net proceeds at a time that is most beneficial to Hometown Financial, its stockholders, or TruNorth Bank. For additional information see “How We Intend to Use the Proceeds From the Stock Offering.”

The capital we raise in the stock offering may negatively impact our return on equity until we can fully implement our business plan, which could negatively affect the trading price of our shares of common stock.

Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. Our return on equity may be relatively low until we are able to implement our business plan and leverage the additional capital we receive from the stock offering. Although we anticipate increasing net interest income using proceeds of the stock offering, our return on equity will be reduced by the capital raised in the stock offering, higher expenses from the costs of being a public company, and added expenses associated with the ESOP and the stock-based benefit plan we intend to adopt. Until we can implement our business plan and increase our net interest income through investment of the proceeds of the stock offering, our return on equity may remain relatively low compared to our peer group, which may reduce the value of our shares.

Our stock-based benefit plans will increase our expenses, which will reduce our net income.

The ESOP that we are establishing intends to purchase 8% of the shares of common stock sold in the stock offering and contributed to the charitable foundation. The estimated cost of acquiring these shares is between $42.4 million at the minimum of the offering range and $66.0 million at the adjusted maximum of the offering range, assuming it is able to purchase all such shares in the stock offering. We will record an annual ESOP expense equal to the fair value of shares of common stock committed to be released to participating employees. If our common stock price appreciates in value over time, this compensation expense will increase.

In addition, we intend to implement a stock-based benefit plan after the conversion and stock offering, subject to stockholder approval, which would increase our annual compensation and benefit expenses related to stock options and stock awards granted to participants under the stock-based benefit plan. The amount of these stock-related compensation and benefit expenses would depend on the number of options and stock awards granted, the fair value of the options and of our stock on the date of grant, the vesting period, and other factors that we cannot predict at this time. If we implement a stock-based benefit plan within one year following the completion of the conversion and stock offering, the total shares of common stock reserved for issuance pursuant to awards of restricted stock and grants of options under the plan would be limited to 4% and 10%, respectively, of the shares of common stock sold in the stock offering and contributed to the charitable foundation. If we adopt a stock-based benefit plan more than 12 months after the completion of the conversion and stock offering, the plan could allow for greater amounts of restricted stock awards and stock options and, therefore, we could award restricted shares of common stock or grant options in excess of these amounts, which would further increase costs.

The estimated expense in the first year following the conversion and stock offering for shares purchased in the stock offering (or in the after-market if the stock offering is oversubscribed by the eligible account holders) by the ESOP and for a stock-based benefit plan implemented within one year after the conversion and stock offering, is approximately $10.9 million ($9.1 million after tax based on an effective combined federal and state tax rate of 25%) at the minimum of the offering range as set forth in the pro forma financial information under “Pro Forma Data,” assuming the $10.00 per share offering price as fair market value. Actual expense may be higher if the price of our common stock at the time the shares are allocated or awarded is greater than $10.00 per share. For further discussion of our proposed stock-based plans, see “Management – Benefits to be Considered Following Completion of the Conversion and Stock Offering.”

The implementation of a stock-based benefit plan is likely to dilute your ownership interest.

We intend to adopt one or more new stock-based benefit plans following the conversion and stock offering. These plans may be funded either through open market purchases of our common stock or from the issuance of authorized but unissued shares of common stock. Our ability to repurchase shares of our common stock to fund these plans will be subject to many factors, including applicable regulatory restrictions on stock repurchases, the availability of stock in the market, the trading price of our stock, our capital levels, alternative uses for our capital and our financial performance. If we fund the new stock-based benefit plan with authorized but unissued shares of common stock, stockholders would experience an 8.05% dilution in ownership interest at the minimum of the offering range and an 8.39% dilution in ownership interest at the adjusted maximum of the offering range, assuming stock options are granted in an amount equal to 10% of the shares sold in the stock offering and contributed to the charitable foundation, and all such stock options are exercised, and a 3.38% dilution in ownership interest at the minimum of the offering range and a 3.53% dilution in ownership interest at the adjusted maximum of the offering range, assuming restricted common stock is granted in an amount equal to 4% of the shares sold in the stock offering and contributed to the charitable foundation. Such dilution would also reduce earnings per share. If we adopt the plan more than 12 months following the conversion, a new stock-based benefit plan would not be subject to these size limitations and stockholders could experience even greater dilution.

Although the implementation of a new stock-based benefit plan would be subject to stockholder approval, historically, the overwhelming majority of stock-based benefit plans adopted by savings institutions and their holding companies following mutual-to-stock conversions have been approved by stockholders.

We have not determined when we will adopt one or more stock-based benefit plans following the conversion and stock offering. A stock-based benefit plan adopted more than one year following the completion of the conversion and stock offering may exceed regulatory restrictions on the size of stock-based benefit plans adopted within one year, which would increase both our expenses and dilution to stockholders.

If we adopt a stock-based benefit plan more than one year following the completion of the conversion and stock offering, then grants of shares of common stock or stock options under our proposed stock-based benefit plan may exceed 4% and 10%, respectively, of the shares of common stock sold in the stock offering and contributed to the charitable foundation. A stock-based benefit plan that provides for awards in excess of these amounts would increase our costs beyond the amounts estimated in “– Our stock-based benefit plans will increase our expenses, which will reduce our net income.” A stock-based benefit plan that provides for awards in excess of these amounts could also result in dilution to stockholders in excess of that described in “– The implementation of a stock-based benefit plan is likely to dilute your ownership interest.” Although the implementation of a stock-based benefit plan would be subject to stockholder approval, the timing of implementation will be at the discretion of our board of directors.

Various factors may make takeover attempts more difficult to achieve.

Certain provisions of Hometown Financial’s articles of incorporation and bylaws and of federal and state banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire control of Hometown Financial without the approval of its board of directors. Massachusetts and federal regulations applicable to the conversion and stock offering provide that for a period of three years following completion of the conversion and stock offering, no person may offer to acquire or acquire beneficial ownership of more than 10% of our outstanding common stock without prior approval of the Massachusetts Commissioner of Banks and the Federal Reserve Board. Under federal law, subject to certain exemptions, a person, entity or group must notify the Federal Reserve Board and receive its non-objection before acquiring control of a bank holding company. There also are provisions in Hometown Financial’s articles of incorporation and bylaws that we may use to delay or block a takeover attempt, including a provision that generally prohibits any person from voting more than 10% of our outstanding shares of common stock and our ability to issue shares of preferred stock. Furthermore, shares of restricted stock and stock options that we may grant to employees and directors, stock ownership by our management and directors and other factors may make it more difficult for companies or persons to acquire control of Hometown Financial without the consent of our board of directors, and may increase the cost of an acquisition. Taken as a whole, these statutory or regulatory provisions and provisions in our articles of incorporation and bylaws could make us less attractive to a potential acquirer and therefore could adversely affect the market price of our common stock. For additional information, see “Restrictions on Acquisition of Hometown Financial Group, Inc.” and “Management – Benefits to be Considered Following Completion of the Stock Offering.”

Our stock value may be negatively affected by applicable regulations that restrict stock repurchases.

Under current federal regulations, we may not repurchase shares of our common stock during the first year following the completion of the reorganization and offering, except when extraordinary circumstances exist and with prior regulatory approval, or except to fund management recognition plans (which would require notification to the Federal Reserve Board) or tax-qualified employee stock benefit plans. In addition, under state regulations, we may not repurchase shares of our common stock during the first three years following the completion of the offering except to fund tax-qualified or non-tax-qualified employee stock benefit plans, or except in amounts not greater than 5% of our outstanding shares of common stock where compelling and valid business reasons are established to the satisfaction of the Massachusetts Commissioner of Banks. Stock repurchases are a capital management tool that can enhance the value of a company’s stock, and our inability to repurchase our shares of common stock following the offering may negatively affect our stock price.

Our articles of incorporation provide that, subject to limited exception, state and federal courts in Maryland are the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, and other employees.

Hometown Financial’s articles of incorporation provide that, unless Hometown Financial consents in writing to the selection of an alternative forum, the sole and exclusive forum for: (1) any derivative action or proceeding brought on behalf of Hometown Financial; (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Hometown Financial to Hometown Financial or its stockholders; (3) any action asserting a claim arising pursuant to any provision of the Maryland General Corporation Law; or (4) any action asserting a claim governed by the internal affairs doctrine, will be conducted in a state or federal court located within Maryland, in all cases subject to the court having personal jurisdiction over the parties named as defendants. This exclusive forum provision does not apply to claims arising under the federal securities laws. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum it finds favorable for disputes with Hometown Financial and its directors, officers, and other employees or may cause a stockholder to incur additional expense by having to bring a claim in a judicial forum that is distant from where the stockholder resides, or both. In addition, if a court were to find this exclusive forum provision to be inapplicable or unenforceable in a particular action, we may incur additional costs associated with resolving the action in another jurisdiction, which could have a material adverse effect on our financial condition and results of operations.

Risks Related to Our Contribution to the Charitable Foundation

The contribution to the charitable foundation will dilute your ownership interest.

We intend to establish and fund a new charitable foundation in connection with the conversion and stock offering. We intend to contribute to it a number of shares of common stock equal to 4% of the shares of common stock sold in the stock offering. At the midpoint of the offering range, the share contribution to the charitable foundation would dilute an investor’s ownership interest in Hometown Financial by 3.43%.

Our contribution to the charitable foundation may not be tax deductible, which could reduce our profits.

We may not have sufficient profits to be able to fully use the tax deduction from our contribution to the charitable foundation. Under the Internal Revenue Code of 1986, as amended (the “Code”), an entity is permitted to deduct up to 10% of its taxable income (generally income before federal income taxes and charitable contributions expense) in any one year for charitable contributions. Any contribution in excess of the 10% limit may be deducted for federal income tax purposes over each of the five years following the year in which the charitable contribution is made. Accordingly, a charitable contribution could, if necessary, be deducted over a six-year period and expires thereafter.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables present summary financial information at each date or for each of the periods indicated. The summary information is derived in part from the consolidated financial statements of Hometown Financial Group, MHC. The financial condition data at June 30, 2026 and 2025 and the operating data for the years ended June 30, 2026 and 2025 were derived from the audited consolidated financial statements of Hometown Financial Group, MHC included elsewhere in this prospectus. The following information is only a summary and should be read in conjunction with the consolidated financial statements and related notes of Hometown Financial Group, MHC beginning on page F-1 of this prospectus.

	At June 30,
	2026	2025
	(In thousands)
Selected Consolidated Financial Condition Data:
Total assets	$6,944,819	$6,589,178
Cash and due from banks	370,279	276,263
Debt securities available-for-sale, at fair value	733,700	544,331
Debt securities held-to-maturity	—	54,421
Loans, net of allowance for credit losses of $49,897 in 2026 and $40,690 in 2025	5,320,643	5,226,399
Premises and equipment, net	67,578	66,499
Bank-owned life insurance	146,367	137,191
Goodwill	95,733	95,549
Total liabilities	6,189,506	5,900,457
Total deposits	5,811,061	5,505,551
FHLB advances	157,406	189,179
Senior note payable, net	134,441	133,602
Total equity	755,313	688,721

	For the Years Ended June 30,
	2026	2025
	(In thousands)
Selected Consolidated Operating Data:
Total interest and dividend income	$349,255	$311,323
Total interest expense	119,676	126,385
Net interest and dividend income	229,579	184,938
Credit loss expense - loans	39,309	10,695
Credit loss expense - off-balance sheet credit exposure	407	1,598
Net interest income, after credit loss expense	189,863	172,645
Total non-interest income	32,030	29,053
Total non-interest expense	164,408	136,791
Income before income tax expense	57,485	64,907
Income tax expense	14,060	16,996
Net income	$43,425	$47,911

	At or For the Years Ended June 30,
	2026	2025

Performance Ratios:
Return on average assets	0.64%	0.77%
Return on average equity	5.94%	7.51%
Interest rate spread (1)	3.06%	2.60%
Net interest margin (2)	3.59%	3.15%
Non-interest expense as a percentage of average assets	2.42%	2.19%
Efficiency ratio (3)	62.84%	63.92%
Average interest-earning assets as a percentage of average interest-bearing liabilities	128.07%	125.40%

Capital ratios: (4)
Average equity as a percentage of average assets	12.88%	12.66%
Total capital as a percentage of risk-weighted assets	16.80%	16.00%
Tier 1 capital as a percentage of risk-weighted assets	14.29%	13.49%
Common equity Tier 1 capital as a percentage of risk-weighted assets	14.29%	13.49%
Tier 1 capital as a percentage of average assets	10.93%	10.74%

Asset Quality Ratios:
Allowance for credit losses as a percentage of total loans	0.93%	0.77%
Allowance for credit losses as a percentage of non-performing loans	64.55%	74.72%
Allowance for credit losses as a percentage of non-accrual loans	64.55%	74.72%
Non-accrual loans as a percentage of total loans	1.42%	1.02%
Net charge-offs as a percentage of average outstanding loans	0.57%	0.18%
Non-performing loans as a percentage of total loans	1.42%	1.02%
Non-performing loans as a percentage of total assets	1.11%	0.83%
Total non-performing assets as a percentage of total assets	1.19%	0.83%

Other Data:
Number of offices	55	52
Number of full-time or full-time equivalent employees	706	656

(1)
Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2)
Represents net interest income as a percentage of average interest-earning assets.
(3)
Represents non-interest expenses divided by the sum of net interest income and non-interest income.
(4)
Represents capital ratios of TruNorth Bank, bankESB, and bankHometown on a combined basis.

RECENT DEVELOPMENTS

The following tables present summary financial information at each date or for each of the periods indicated. The summary information is derived in part from the consolidated financial statements of Hometown Financial Group, MHC. The financial information at September 30, 2026 and for the three months ended September 30, 2026 and 2025 is unaudited but, in the opinion of management, includes all normal and recurring adjustments necessary for a fair presentation. Such adjustments are the only adjustments included in such financial information. The results of operations for the three months ended September 30, 2026 are not necessarily indicative of the results of operations for the entire year or for any other period. The financial information at June 30, 2026 was derived from and should be read in conjunction with the consolidated financial statements and related notes of Hometown Financial Group, MHC beginning on page F-1 of this prospectus.

	At September 30, 2026	At June 30, 2026
	(In thousands)
Selected Consolidated Financial Condition Data:
Total assets	$6,807,511	$6,944,819
Cash and due from banks	146,588	370,279
Debt securities available-for-sale, at fair value	719,493	733,700
Loans, net of allowance for credit losses of $54,714 at September 30, 2026 and $49,897 at June 30, 2026	5,418,505	5,320,643
Premises and equipment, net	67,391	67,578
Bank-owned life insurance	145,951	146,367
Goodwill	95,733	95,733
Total liabilities	6,051,662	6,189,506
Total deposits	5,676,053	5,811,061
FHLB advances	160,888	157,406
Senior note payable, net	134,650	134,441
Total equity	755,849	755,313

	For the Three Months Ended September 30,
	2026	2025
	(In thousands)
Selected Consolidated Operating Data:
Total interest and dividend income	$90,481	$84,674
Total interest expense	28,674	30,322
Net interest and dividend income	61,807	54,352
Credit loss expense - loans	10,000	1,750
Credit loss expense - off-balance sheet credit exposure	-	99
Net interest income, after credit loss expense	51,807	52,503
Total non-interest income	8,787	7,748
Total non-interest expense	39,108	36,936
Income before income tax expense	21,486	23,315
Income tax expense	5,383	6,187
Net income	$16,103	$17,128

	At or For the Three Months Ended September 30,
	2026	2025
Performance Ratios:
Return on average assets	0.93%	1.03%
Return on average equity	8.44%	9.70%
Interest rate spread (1)	3.34%	2.96%
Net interest margin (2)	3.83%	3.50%
Non-interest expense as a percentage of average assets	2.26%	2.22%
Efficiency ratio (3)	55.40%	59.48%
Average interest-earning assets as a percentage of average interest-bearing liabilities	127.82%	127.39%

Capital Ratios:(4)
Average equity as a percentage of average assets	12.79%	12.60%
Total capital as a percentage of risk-weighted assets	15.15%	16.60%
Tier 1 capital as a percentage of risk-weighted assets	14.11%	14.03%
Common equity Tier 1 capital as a percentage of risk-weighted assets	14.11%	14.03%
Tier 1 capital as a percentage of average assets	11.07%	10.72%

Asset Quality Ratios:
Allowance for credit losses as a percentage of total loans	1.00%	0.81%
Allowance for credit losses as a percentage of non-performing loans	65.27%	76.63%
Allowance for credit losses as a percentage of non-accrual loans	65.27%	76.63%
Non-accrual loans as a percentage of total loans	1.53%	1.06%
Net charge-offs as a percentage of average outstanding loans	0.09%	0.06%
Non-performing loans as a percentage of total loans	1.53%	1.06%
Non-performing loans as a percentage of total assets	1.23%	0.84%
Total non-performing assets as a percentage of total assets	1.32%	0.84%

Other Data:
Number of offices	55	52
Number of full-time or full-time equivalent employees	718	650

(1)
Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2)
Represents net interest income as a percentage of average interest-earning assets.
(3)
Represents non-interest expenses divided by the sum of net interest income and non-interest income.
(4)
Represents capital ratios of TruNorth Bank as of September 30, 2026 and of TruNorth Bank, bankESB, and bankHometown on a combined basis as of September 30, 2025.

Comparison of Financial Condition at September 30, 2026 and June 30, 2026

Total Assets. Total assets decreased $137.3 million, or 2.0%, to $6.81 billion at September 30, 2026 from $6.94 billion at June 30, 2026. The decrease primarily reflected a $223.7 million reduction in cash and due from banks and a $14.2 million decline in available-for-sale debt securities, partially offset by a $97.9 million increase in loans, net. The changes primarily reflected the use of liquidity to support loan growth and deposit outflows during the quarter.

Cash and Due from Banks. Cash and due from banks decreased $223.7 million, or 60.4%, to $146.6 million at September 30, 2026 from $370.3 million at June 30, 2026. Cash was used primarily to fund $97.9 million of loan growth and $135.0 million of deposit outflows. The Company partially supplemented funding through a $3.5 million increase in Federal Home Loan Bank advances.

Debt Securities. Available-for-sale debt securities decreased $14.2 million, or 1.9%, to $719.5 million at September 30, 2026 from $733.7 million at June 30, 2026 primarily due to an increase in the net unrealized loss on securities of $19.6 million to $32.1 million at September 30, 2026 from $12.5 million at June 30, 2026. The decline in fair value primarily reflected higher net unrealized losses, including decreases in the fair values of GSE mortgage-backed securities, GSE collateralized mortgage obligations and municipal obligations, partially offset by increases in the fair value of U.S. Treasury and corporate debt securities.

Federal Home Loan Bank Stock. Federal Home Loan Bank stock decreased $438,000, or 4.3%, to $9.6 million at September 30, 2026 from $10.1 million at June 30, 2026, primarily due to a change in the composition of Federal Home Loan Bank advances, as longer-term advances were replaced with overnight advances that have lower associated stock requirements.

Federal Reserve Bank Stock. Federal Reserve Bank stock decreased $90,000, or 0.3%, to $25.7 million at September 30, 2026 from $25.8 million at June 30, 2026. The amount of stock we are required to hold is based on our capital and surplus.

Loans, net. Loans, net, increased $97.9 million, or 1.8%, to $5.42 billion at September 30, 2026 from $5.32 billion at June 30, 2026. The increase was primarily attributable to increases of $86.1 million in one- to four-family residential loans and $38.3 million in construction and land development loans, partially offset by decreases of $23.3 million in multifamily loans and $16.6 million in commercial real estate loans. Home equity loans and lines of credit increased $5.8 million, and commercial loans increased $7.6 million. The increase in loans primarily reflected continued loan production during the quarter, including $351.1 million in gross originations, partially offset by principal amortization, repayments and payoffs, and a $5.1 million charge-off.

Credit Quality. Delinquent loans totaled $68.9 million, or 1.26% of total loans, at September 30, 2026, compared to $34.7 million, or 0.64% of total loans, at June 30, 2026. At September 30, 2026, delinquent loans included $2.4 million of loans 30 to 59 days past due, $28.2 million of loans 60 to 89 days past due and $38.2 million of loans 90 days or more past due, compared to $5.6 million, $8.4 million and $20.7 million, respectively, at June 30, 2026. The $34.2 million increase in delinquent loans was primarily attributable to four existing commercial real estate loans totaling $35.0 million that became more than 30 days past due during the quarter. These loans represented 77.1% of the $45.4 million of additions to delinquent loans during the period. The increase was partially offset by $11.0 million of loans that were removed from delinquent status and $200,000 of paydowns on loans that remained delinquent. At September 30, 2026, commercial real estate loans represented $55.8 million, or 81.0%, of delinquent loans. With respect to these four commercial real estate loans, the Company recorded a $5.1 million charge-off on one relationship during the quarter. At September 30, 2026, two of the other relationships had specific reserves of $3.6 million and $1.9 million, respectively. No charge-off or specific reserve was identified for the remaining relationship. The commercial real estate loan delinquencies primarily relate to two properties, whose late payments are the result of issues that generally mirror the national trends, including higher cap rates, changing tenancy demands and reduced space needs, increased lease roll risk, and/or underinvestment in tenant improvements.

Non-accrual loans increased $6.5 million to $83.8 million, or 1.53% of total loans at September 30, 2026, from $77.3 million at June 30, 2026. The increase reflected $16.1 million in additions, including an $11.6 million commercial real estate participation loan, partially offset by $8.8 million of loans returned to accrual status and $800,000 of paydowns. The allowance represented 65.3% of non-accrual loans compared to 64.5% of non-accrual loans at June 30, 2026.

The allowance for credit losses on loans increased $4.8 million to $54.7 million at September 30, 2026 from $49.9 million at June 30, 2026 and represented 1.00% of total loans, compared with 0.93% at June 30, 2026.

Bank-owned Life Insurance. Bank-owned life insurance decreased $416,000, or 0.3%, to $146.0 million at September 30, 2026 from $146.4 million at June 30, 2026. The decrease primarily reflected the removal of the cash surrender value of policies for which death benefit claims were submitted, partially offset by increases in the cash surrender value of the remaining policies.

Deposits. Deposits decreased $135.0 million, or 2.3%, to $5.68 billion at September 30, 2026 from $5.81 billion at June 30, 2026. The decrease primarily reflected normal seasonal outflows of municipal deposits near the end of the quarter associated with the timing of municipal receipts and disbursements. Core deposits (which we define as all deposits other than certificates of deposit) decreased $89.3 million, or 2.4%, to $3.59 billion at September 30, 2026 from $3.68 billion at June 30, 2026. The decrease in core deposits was primarily attributable to a $43.1 million, or 4.4%, decrease in money market accounts, a $36.3 million, or 1.9%, decrease in checking accounts, and a $10.0 million, or 1.3%, decrease in savings accounts, including mortgagors’ escrow accounts. Certificates of deposit decreased $45.7 million, or 2.1%, to $2.09 billion at September 30, 2026 from $2.13 billion at June 30, 2026.

Federal Home Loan Bank Advances. Federal Home Loan Bank advances increased $3.5 million, or 2.2%, to $160.9 million at September 30, 2026 from $157.4 million at June 30, 2026 as additional advances were used to fund loan growth and deposit outflows.

Other Borrowings. Other borrowings, which consist primarily of the senior note payable, increased $209,000, or 0.2%, to $134.7 million at September 30, 2026 from $134.4 million at June 30, 2026. The increase was attributable to the amortization of origination costs.

Total Equity. Total equity increased $536,000, or 0.1%, to $755.8 million at September 30, 2026 from $755.3 million at June 30, 2026. Retained earnings increased $16.1 million to $781.2 million, reflecting net income for the three months ended September 30, 2026. This increase was substantially offset by a $15.6 million increase in accumulated other comprehensive loss to $25.3 million from a loss of $9.8 million, primarily due to an increase in net unrealized losses on available-for-sale debt securities.

Average Balances and Yields. The following table sets forth average balance sheets, average yields and costs, and certain other information for the periods indicated. No tax-equivalent yield adjustments were made, as the effect thereof was not material. All average balances are daily average balances. Non-accrual loans are included in average balances only. Average yields include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense. Deferred loan fees are immaterial. Loan balances exclude loans held for sale.

	For the Three Months Ended September 30,
	2026			2025
	Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Cash and due from banks	$235,640	$1,767	2.98%	$306,385	$2,340	3.03%
Debt securities	728,256	8,398	4.58	595,538	6,857	4.57
Equity and restricted stock	43,529	632	5.76	43,449	677	6.18
Loans	5,394,464	79,684	5.86	5,219,158	74,800	5.69
Total interest-earning assets	6,401,889	90,481	5.61%	6,164,530	84,674	5.45%
Non-interest-earning assets	457,498			428,847
Total assets	$6,859,387			$6,593,377

Interest-bearing liabilities:
Mortgagors’ escrow accounts	$9,761	$2	0.08%	$8,560	$2	0.09%
Regular and other savings accounts	744,045	113	0.06	697,852	119	0.07
NOW accounts	909,087	1,004	0.44	864,974	910	0.42
Money market accounts	956,194	4,779	1.98	867,747	4,641	2.12
Term certificate accounts	2,092,552	17,878	3.39	2,069,290	19,276	3.70
Total interest-bearing deposits	4,711,639	23,776	2.00	4,508,423	24,948	2.20
FHLB advances	152,962	1,572	4.08	187,503	2,035	4.31
Other borrowings	143,860	3,326	9.17	143,021	3,339	9.26
Total interest-bearing liabilities	5,008,461	28,674	2.27%	4,838,947	30,322	2.49%
Non-interest-bearing demand deposits	1,018,680			986,825
Other non-interest-bearing liabilities	75,534			66,969
Total liabilities	6,102,675			5,892,741
Total equity	756,712			700,636
Total liabilities and equity	$6,859,387			$6,593,377
Net interest income		$61,807			$54,352
Net interest rate spread (1)			3.34%			2.96%
Net interest-earning assets (2)	$1,393,428			$1,325,583
Net interest margin (3)			3.83%			3.50%
Average interest-earning assets to interest- bearing liabilities			127.82%			127.39%

(1)
Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(2)
Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3)
Net interest margin represents net interest income divided by average total interest-earning assets.

Comparison of Operating Results for the Three Months Ended September 30, 2026 and 2025

Net Income. Net income declined $1.0 million, or 6.0%, to $16.1 million for the three months ended September 30, 2026 from $17.1 million for the three months ended September 30, 2025. The decrease was primarily due to an $8.2 million increase in credit loss expense on loans and a $2.2 million increase in non-interest expense, partially offset by a $7.5 million increase in net interest and dividend income, a $1.0 million increase in non-interest income and an $804,000 decrease in income tax expense.

Because the Colonial Acquisition was completed on October 31, 2025, our results of operations for the three months ended September 30, 2026 include the acquired operations. while the financial results for the three months ended September 30, 2025 do not include the operations of Colonial Federal.

Interest and Dividend Income. Interest and dividend income increased $5.8 million, or 6.9%, to $90.5 million for the three months ended September 30, 2026 from $84.7 million for the three months ended September 30, 2025. The increase was primarily attributable to a $4.9 million increase in interest income on loans, reflecting a $175.3 million increase in average loan balances and a 17 basis point increase in the average loan yield, and a $1.5 million increase in interest income on debt securities, reflecting a $132.7 million increase in average balances and a one basis point increase in the average yield. These increases were partially offset by a $573,000 decrease in interest income on cash and due from banks, primarily due to a $70.7 million decrease in average balances.

Interest Expense. Total interest expense decreased $1.6 million, or 5.4%, to $28.7 million for the three months ended September 30, 2026 from $30.3 million for the three months ended September 30, 2025. Interest expense on deposits decreased $1.2 million to $23.8 million, as the average cost of interest-bearing deposits decreased 20 basis points to 2.00%, more than offsetting the impact of a $203.2 million increase in average interest-bearing deposit balances. The decrease in deposit costs primarily reflected a $1.4 million decrease in interest expense on certificate of deposits, as their average cost decreased 31 basis points to 3.39% primarily due to the maturity and repricing of higher-cost certificates of deposits at lower rates. Interest expense on Federal Home Loan Bank advances decreased $463,000, reflecting both a $34.5 million decrease in average advance balances and a 23 basis point decrease in their average cost. Interest expense on other borrowings decreased $13,000, as a nine basis point decrease in average cost was substantially offset by an $839,000 increase in average balances.

Net Interest Income. Net interest income increased $7.5 million, or 13.7%, to $61.8 million for the three months ended September 30, 2026 from $54.4 million for the three months ended September 30, 2025. The increase reflected a $5.8 million increase in interest and dividend income and a $1.6 million decrease in interest expense. Average interest-earning assets increased $237.4 million, or 3.9%, while the average yield increased 16 basis points to 5.61%. Average interest-bearing liabilities increased $169.5 million, or 3.5%, while the average cost decreased 22 basis points to 2.27%. As a result, the net interest rate spread increased 38 basis points to 3.34%, and the net interest margin increased 33 basis points to 3.83%.

Provision for Credit Losses. Credit loss expense on loans increased $8.2 million to $10.0 million for the three months ended September 30, 2026 from $1.8 million for the three months ended September 30, 2025. The 2026 expense reflected $5.2 million of net charge-offs, consisting primarily of commercial real estate charge-offs, and an increase in the allowance for credit losses to $54.7 million, or 1.00% of total loans, at September 30, 2026 from $49.9 million, or 0.93% of total loans, at June 30, 2026. The allowance increased due to loan growth, replenishment of net charge-offs and higher credit risk due to the increase in delinquent and non-accrual loans. At September 30, 2026, delinquent loans totaled $68.9 million, or 1.26% of total loans, and non-accrual loans totaled $83.8 million, or 1.53% of total loans. No credit loss expense for off-balance-sheet credit exposures was recorded for the three months ended September 30, 2026, compared with $99,000 for the three months ended September 30, 2025.

Non-interest Income. Non-interest income increased $1.0 million, or 13.4%, to $8.8 million for the three months ended September 30, 2026 from $7.7 million for the three months ended September 30, 2025. The increase included approximately $777,000 of bank-owned life insurance income recognized in connection with death benefits received in excess of the cash surrender value of the related policies.

Non-interest Expense. Non-interest expense increased $2.2 million, or 5.9%, to $39.1 million for the three months ended September 30, 2026 from $36.9 million for the three months ended September 30, 2025. The increase was primarily due to increases of $1.3 million in salaries and employee benefits, $900,000 in advertising, $600,000 in merger expenses and $400,000 in digital banking expenses, partially offset by a $1.1 million decrease in other general and administrative expense and a $300,000 decrease in data processing expense. Despite the increase in expense, the efficiency ratio improved to 55.40% from 59.48%, as the growth in net interest and dividend income and non-interest income outpaced the increase in non-interest expense.

Income Tax Expense. Income tax expense decreased $804,000, or 13.0%, to $5.4 million for the three months ended September 30, 2026 from $6.2 million for the three months ended September 30, 2025. The decrease was primarily due to lower income before income tax expense. The effective tax rate was 25.1% for the three months ended September 30, 2026, compared with 26.5% for the three months ended September 30, 2025.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “assume,” “plan,” “seek,” “expect,” “will,” “may,” “should,” “indicate,” “would,” “contemplate,” “continue,” “target” and words of similar meaning. These forward-looking statements include, but are not limited to:

•
statements of our goals, intentions and expectations;
•
statements regarding our business plans, prospects, growth and operating strategies;
•
statements regarding the quality of our loan portfolio; and
•
estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•
failure to complete the conversion and/or the Merger;
•
failure to successfully integrate our business with Primary Bank, or do so in a timely manner;
•
our ability to successfully capitalize on our recently implemented unified brand identity;
•
general economic conditions, either nationally or in our market areas, that are worse than expected including as a result of employment levels and labor shortages, and the effects of inflation, a potential recession, or slowed economic growth caused by supply chain disruptions or otherwise;
•
inflation and changes in the interest rate environment that reduce our margins and yields, our mortgage banking revenues, the fair value of financial instruments, including our mortgage servicing rights asset, or our level of loan originations, or increase the level of defaults, losses and prepayments on loans we have made and make;
•
changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses;
•
changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio;
•
our ability to access cost-effective funding;
•
our ability to manage or reduce expenses;
•
fluctuations in real estate values and both residential and commercial real estate market conditions;
•
demand for loans and deposits in our market area;
•
our ability to implement and change our business strategies;
•
our ability to successfully integrate into our operations any assets, liabilities or systems we may acquire, as well as new personnel or customers, and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto;
•
competition among depository and other financial institutions;

•
adverse changes in the securities or secondary mortgage markets;
•
changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees, capital requirements and insurance premiums;
•
changes in the monetary and fiscal policies of the Federal Reserve Board and the imposition of tariffs, trade restrictions or other domestic or international governmental policies and any retaliatory measures impacting our borrowers and the broader economy;
•
changes in the quality or composition of our loan or investment portfolios;
•
technological changes that may be more difficult or expensive than expected;
•
the failure to maintain current technologies and to successfully implement future information technology enhancements and the operational risks associated with the adoption of artificial intelligence and other emerging technologies;
•
risks associated with cybersecurity threats, data breaches, ransomware attacks, or other failures in our operational or security systems and infrastructure, including the risks arising from our dependence on third-party service providers and vendors;
•
our ability to manage market risk, credit risk and operational risk;
•
our ability to enter new markets successfully and capitalize on growth opportunities;
•
changes in consumer spending, borrowing and savings habits;
•
changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the SEC or the Public Company Accounting Oversight Board;
•
our ability to attract, retain and develop key employees;
•
our compensation expense associated with equity allocated or awarded to our employees;
•
changes in the financial condition, results of operations or future prospects of issuers of securities that we own; and
•
the current or anticipated impact of military conflict, terrorism or other geopolitical events, political instability or civil unrest, acts of war or terrorism, or public health emergencies.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. See “Risk Factors” beginning on page 18. Except as required by applicable law or regulation, we do not undertake, and we specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

HOW WE INTEND TO USE THE PROCEEDS FROM THE STOCK OFFERING

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the stock offering will be until the conversion and stock offering is completed, we estimate the net proceeds to be between $499.6 million and $678.1 million, or $780.7 million if the offering range is increased to the adjusted maximum.

We intend to distribute the net proceeds from the stock offering as follows:

	Based Upon the Sale at $10.00 Per Share of:
	51,000,000 Shares		60,000,000 Shares		69,000,000 Shares		79,350,000 Shares (1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in thousands)

Gross offering proceeds	$510,000		$600,000		$690,000		$793,500
Less: offering expenses and fees	(10,424)		(11,166)		(11,909)		(12,763)
Net offering proceeds	$499,576	100.0%	$588,834	100.0%	$678,091	100.0%	$780,737	100.0%

Use of net proceeds:

Cash contributed to TruNorth Bank	$(249,788)	50.0%	$(294,417)	50.0%	$(339,046)	50.0%	$(390,369)	50.0%
Less: Cash merger consideration paid to Primary Bank shareholders	(85,413)	17.1	(85,413)	14.5	(85,413)	12.6	(85,413)	10.9
Net cash proceeds retained by TruNorth Bank	$164,375	32.9%	$209,004	35.5%	$253,632	37.4%	$304,955	39.1%

Repayment of senior debt (2)	(135,000)	27.0	(135,000)	22.9	(135,000)	19.9	(135,000)	17.3
Loan to ESOP	(42,432)	8.5	(49,920)	8.5	(57,408)	8.5	(66,019)	8.5
Retained by Hometown Financial	$72,356	14.5%	$109,497	18.6%	$146,638	21.6%	$189,350	24.3%

(1)
As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range, to reflect demand for the shares or changes in market conditions following the commencement of the stock offering.
(2)
Includes $559,000 of deferred issuance costs as of June 30, 2026, while the net book value was $134.4 million as of June 30, 2026.

Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will reduce TruNorth Bank’s deposits. The net proceeds may vary because the total expenses relating to the stock offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription and community offerings.

In addition to contributing at least 50% of the net proceeds of the offering to TruNorth Bank, Hometown Financial intends to fund a loan to the ESOP to purchase shares of common stock in the stock offering and to repay our $135.0 million senior note, which is due on March 15, 2027. We may also use the proceeds we retain from the stock offering:

•
to invest in investment securities consistent with our investment policy;
•
to pay cash dividends to stockholders;
•
to repurchase shares of our common stock; and
•
for other general corporate purposes.

Except for the loan to the ESOP and repayment of our senior debt, Hometown Financial has not quantified its plans for use of the offering proceeds for each of the foregoing purposes. Initially, we intend to invest a substantial portion of the net proceeds in shorter-term investment securities before deploying the proceeds into the purposes noted above.

Under currently applicable federal regulations, we may not repurchase shares of our common stock during the first year following the conversion, except to fund equity benefit plans other than stock options or except when extraordinary circumstances exist and with prior regulatory approval.

TruNorth Bank will receive from Hometown Financial a capital contribution equal to at least 50% of the net proceeds of the stock offering. TruNorth Bank will use the net proceeds it receives from the stock offering to fund the cash portion of the purchase price for our pending acquisition of Primary Bank, which we currently estimate will total approximately $85.4 million (including cash payments for Primary Bank stock options), and may use the remaining proceeds:

•
to fund new loans;
•
to invest in investment securities consistent with our investment policy;
•
to pay down existing Federal Home Loan Bank advances as they mature;
•
to expand its banking franchise by acquiring other financial institutions, establishing de novo branches or acquiring branches from another financial institution, although no such acquisitions are contemplated or planned currently other than our acquisition of Primary Bank; and
•
for other general corporate purposes.

TruNorth Bank has not quantified its plans for use of the offering proceeds for any of the foregoing purposes, other than the cash portion of the merger consideration for our acquisition of Primary Bank. The use of the proceeds outlined above may change based on many factors, including, but not limited to, changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of opportunities to expand our operations through establishing or acquiring new branches, our ability to receive regulatory approval for any such expansion activities, and overall market conditions.

OUR POLICY REGARDING DIVIDENDS

Following the conversion and stock offering, our board of directors will be authorized to declare and pay dividends on our shares of common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the payment of dividends. In determining whether to pay a cash dividend and the amount, the board of directors is expected to consider a number of factors, including capital requirements, our consolidated financial condition and results of operations, other uses of funds for the long-term value of stockholders, tax considerations, statutory and regulatory limitations and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in the future. Special cash dividends, stock dividends or returns of capital, to the extent permitted by applicable regulations and policies, may be paid in addition to, or in lieu of, regular cash dividends.

Hometown Financial expects to file a consolidated federal income tax return with TruNorth Bank. Accordingly, we anticipate that any cash distributions we make to our stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state income tax purposes. Additionally, according to applicable regulations, during the three-year period following the conversion and stock offering, we will not take any action to declare an extraordinary dividend to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

Hometown Financial’s articles of incorporation authorize the issuance of preferred stock. No shares of preferred stock will be issued in the conversion and stock offering. If we issue preferred stock in the future, the holders of preferred stock may have a priority over the holders of our shares of common stock with respect to the payment of dividends. For a further discussion concerning the payment of dividends on our shares of common stock, see “Description of Capital Stock of Hometown Financial Group, Inc. – Common Stock.”

Any dividends we may declare and pay will depend, in part, upon receipt of dividends from TruNorth Bank, because dividends from TruNorth Bank will be our primary source of income. Applicable regulations impose limitations on dividends and other capital distributions by savings institutions like TruNorth Bank. See “Supervision and Regulation – Massachusetts Banking Laws and Supervision Applicable to TruNorth Bank – Dividends” and “Supervision and Regulation – Federal Regulations Applicable to TruNorth Bank – Capital Distributions.”

Any payment of dividends by TruNorth Bank to Hometown Financial that would be deemed to be drawn out of TruNorth Bank’s bad debt reserves, if any, would require TruNorth Bank to pay taxes at the then-current tax rate on the amount of earnings deemed to be removed from the reserves for such distribution. TruNorth Bank does not intend to make any distribution to us that would create such a federal tax liability. See “Taxation.”

MARKET FOR THE COMMON STOCK

Hometown Financial is a newly formed company which has never issued capital stock. There is no current public or private market for our common stock. We expect that our common stock will be listed for trading on the Nasdaq Capital Market under the symbol “HFG,” subject to completion of the conversion and stock offering and compliance with certain listing conditions, including the presence of a designated market maker for our common stock. Completion of the stock offering is contingent on receipt of final approval for our common stock to be traded on the Nasdaq Capital Market. KBW has advised us that it intends to act as our designated market maker, but it is not obligated to do so or to continue to do so once it begins.

The development and maintenance of a public market, having the desirable characteristics of depth, liquidity and orderliness, depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of shares of our common stock at any particular time may be limited, which may have an adverse effect on the price at which shares of our common stock can be sold. There can be no assurance that persons purchasing the shares of common stock will be able to sell their shares at or above the $10.00 offering purchase price per share.

PRO FORMA UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

GIVING EFFECT TO THE STOCK OFFERING AND THE PROPOSED MERGER

The following pro forma unaudited condensed consolidated statements of financial condition and the statement of income of Hometown Financial give effect to the proposed conversion and offering and the proposed Merger, based on the assumptions set forth below. The information provided is as of and for the year ended June 30, 2026 and, therefore, may not reflect the effect of economic or interest rate changes that occur subsequent to that date. The pro forma unaudited condensed consolidated financial statements give effect to the offering at historical cost and the proposed Merger using the purchase method of accounting as required by accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The pro forma adjustments in the tables assume the sale of 60,000,000 shares in the offering, which is the midpoint of the offering range, the issuance of 2,400,000 shares to the new charitable foundation and 7,566,012 shares to Primary Bank shareholders in the merger, and that Primary Bank shareholders will receive $80.5 million in cash for their shares of Primary Bank.

Pro Forma Unaudited Condensed Consolidated Statement of Financial Condition at June 30, 2026

	Hometown Financial	Offering Adjustments(1)	Repayment of Senior Notes Payable(2)		Hometown Financial Pro Forma as Converted	Primary Bank Historical	Merger Adjustments(3)		Hometown Financial Group Pro Forma
	(Dollars in thousands)
Assets
Cash and due from banks	$370,279	$513,954	$(134,441)		$749,792	$80,134	$(93,898)	(4)	$736,028
Debt securities available for sale	$733,700	$—	$—		$733,700	$—	$—		$733,700
Debt securities held to maturity	$—	$—	$—		$—	$8,835	$(1,575)	(5)	$7,260
Loans receivable, net	$5,320,643	$—	$—		$5,320,643	$664,774	$345	(6)	$5,985,762
Foreclosed assets	$5,546	$—	$—		$5,546	$3,401	$—		$8,947
Goodwill	$95,733	$—	$—		$95,733	$—	$33,948	(7)	$129,681
Core deposit intangible	$44,605	$—	$—		$44,605	$—	$15,211	(8)	$59,816
Other assets	$41,222	$6,000	$—		$47,222	$525	$(3,558)	(9)	$44,189
Total assets	$6,944,819	$519,954	$(134,441)		$7,330,332	$769,549	$(49,527)		$8,050,355

Liabilities
Deposits	$5,811,061	$—	$—		$5,811,061	$644,239	$(246)		$6,455,054
Federal Home Loan Bank advances	$157,406	$—	$—		$157,406	$—	$—		$157,406
Senior Note Payable	$134,441	$—	$(134,441)	(4)	$—	$—	$—		$—
Total stockholders’ equity	$755,313	$519,954	$—		$1,275,267	$121,423	$(49,280)		$1,347,410
Total liabilities and stockholders’ equity	$6,944,819	$519,954	$(134,441)		$7,330,332	$769,549	$(49,527)		$8,050,355

(1)
Reflects the completion of the stock offering of Hometown Financial, assuming gross proceeds of $600.0 million, offering expenses of $11.2 million, establishment of the ESOP and a stock-based benefit plan that will acquire 8.0% and 4.0% of total shares sold in the stock offering and issued to the charitable foundation, respectively, at an assumed price at $10.00 per share. The foundation will be issued shares equal to 4% of the shares sold in the stock offering.
(2)
Reflects the impact of repayment of senior notes effective upon maturity as of March 15, 2027. Balance is as of June 30, 2026, net of unamortized financing costs.
(3)
Reflects the purchase accounting and acquisition adjustments related to the Merger with Primary Bank at a price of $31.00 per share for the stock Merger consideration and $33.00 per share for the cash Merger consideration.

(4)
Includes the cash consideration to be paid to shareholders of Primary Bank, non-tax-deductible transaction expenses and tax-deductible transaction expenses as follows:

Cash merger consideration	$80,541
Cashout of Primary Bank stock options	$4,872
Hometown Financial merger costs expensed (after tax)	$3,517
Primary Bank merger costs included in goodwill (after tax)	$4,968
Total adjustment to cash	$93,898

(5)
Reflects the fair value adjustments on held-to-maturity investments.
(6)
Reflects the reversal of the June 30, 2026 allowance for credit losses of Primary Bank and a fair value adjustment applied to the acquired loans. The fair value adjustment includes a credit component and a yield component. The credit component includes the estimated credit losses embedded in the acquired loans as of June 30, 2026. The yield component reflects the differences between market and portfolio yields as of June 30, 2026. The fair value adjustment will be accreted into income over the lives of the related loans.

Reversal of Primary Bank allowance for credit losses	$6,622
Fair value of adjustment – yield component	$3,374
Fair value of adjustment – credit component	$(9,651)
Pro forma adjustment	$345

(7)
Based on the transaction characteristics, Hometown Financial will record $33.9 million of goodwill upon completion of the acquisition.
(8)
Core deposit intangible is an identifiable asset representing the economic value of the acquired Primary Bank core deposit base, calculated as the present value benefit of funding operations with the acquired core deposit base versus using an alternative wholesale funding source. The core deposit intangible asset is amortized into expense over the estimated life of the core deposit base.
(9)
Deferred tax entry consists of fair value adjustments at a 25% tax rate.

Pro Forma Unaudited Condensed Consolidated Statement of Income for the Year Ended June 30, 2026

	Hometown Financial Group Historical	Offering Adjustments(1)		Repayment of Senior Note Payable(3)	Hometown Financial Pro Forma as Converted	Primary Bank Historical	Merger Adjustments(4)		Hometown Financial Group Pro Forma Consolidated
	(Dollars in thousands)
Interest and dividend income	$349,255	$—		$—	$349,255	$42,019	$(360)	(5)	$390,914
Interest expense	$(119,676)	$—		$11,764	$(107,912)	$(12,865)	$(246)	(6)	$(121,023)
Net interest income	$229,579	$—		$11,764	$241,343	$29,154	$(606)		$269,891
Provision for credit losses	$(39,716)	$—		$—	$(39,716)	$(1,510)	$—		$(41,226)
Net interest income after provision for credit losses	$189,863	$—		$11,764	$201,627	$27,644	$(606)		$228,665
Noninterest income	$32,030	$—		$—	$32,030	$2,630	$—		$34,660
Noninterest expense	$(164,408)	$(1,997)	(2)	$—	$(166,405)	$(12,995)	$(2,766)	(7)	$(182,166)
Income before income taxes	$57,485	$(1,997)		$11,764	$67,252	$17,279	$(3,371)		$81,159
Income tax expense	$(14,060)	$499		$(2,941)	$(16,502)	$(4,659)	$843	(8)	$(20,318)
Net income	$43,425	$(1,498)		$8,823	$50,750	$12,620	$(2,528)		$60,841

Basic shares outstanding	—				57,807,360				65,173,692
Diluted shares outstanding	—				57,807,360				65,173,692

Basic EPS					$0.88				$0.93
Diluted EPS					$0.88				$0.93

(1)
Reflects the completion of the stock offering of Hometown Financial, assuming gross proceeds of $600.0 million, offering expenses of $11.2 million, and the establishment of the ESOP and a stock-based benefit plan that will acquire 8.0% and 4.0% of total shares sold in the stock offering and issued to the charitable foundation, respectively, at an assumed price at $10.00 per share. The foundation will be issued shares equal to 4% of the shares sold in the stock offering.
(2)
Reflects an ESOP loan with a balance of $49.9 million and an amortization period of 25 years on a straight line basis. The ESOP loan is assumed to be funded internally, so no interest expense is recorded on the consolidated income statement for Hometown Financial. ESOP expense thus reflects only the amortization of principal for the period shown.
(3)
Reflects the impact of repayment of senior notes effective upon maturity as of March 15, 2027.
(4)
Reflects the purchase accounting and acquisition adjustments related to the Merger with Primary Bank for a price of $31.00 per share for the stock Merger consideration and $33.00 per share for the cash Merger consideration.
(5)
Adjustment to interest income is the accretion of the fair value adjustment on the Primary Bank’s loans and investments resulting from acquisition accounting and lost reinvestment income on cash outlays.
(6)
Adjustment to interest expense is the amortization of the fair value adjustment on deposits.
(7)
Adjustment to non-interest expense is the amortization of the core deposit intangible over ten years using the sum of the years digits amortization method.
(8)
Adjustment to record the application of a marginal tax rate of 25.0%.

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At June 30, 2026, Hometown MHC and TruNorth Bank exceeded all applicable regulatory capital requirements and were considered “well capitalized.” The following tables set forth (1) the historical equity and regulatory capital of Hometown MHC and the pro forma equity capital and regulatory capital of Hometown Financial, and (2) the historical equity capital and regulatory capital of TruNorth Bank and its pro forma equity capital and regulatory capital, in each case after giving effect to the sale of shares of Hometown Financial common stock in the stock offering as of June 30, 2026. The tables assume Hometown Financial makes a capital contribution to TruNorth Bank equal to 50% of the net proceeds of the stock offering and that the Merger with Primary Bank is completed. The tables also assume that the combination of our three formerly separate bank subsidiaries, TruNorth Bank, bankESB, and bankHometown, had been completed as of June 30, 2026. See “How We Intend to Use the Proceeds from the Stock Offering.” For a discussion of the capital standards applicable to Hometown Financial and TruNorth Bank, see “Supervision and Regulation—Bank Holding Company Regulation—Federal Holding Company Regulation.”

			Pro forma (giving effect to the offering and Merger) at June 30, 2026
	Hometown MHC Historical		Minimum of Offering Range 51,000,000 Shares at $10.00 per share(2)		Midpoint of Offering Range 60,000,000 Shares at $10.00 per share(2)		Maximum of Offering Range 69,000,000 Shares at $10.00 per share(2)		Adjusted Maximum of Offering Range 79,350,000 Shares at $10.00 per share(2)
	Amount	Percent of Assets(1)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)
	(Dollars in thousands)
Capital under generally accepted accounting principles	$755,313	10.88%	$1,289,701	16.14%	$1,372,370	16.99%	$1,455,039	17.84%	1,550,109	18.78%
Common equity Tier 1 risk- based capital	$624,747	11.99%	$1,113,777	18.49%	$1,196,446	19.81%	$1,279,116	21.12%	1,374,186	22.61%
Common equity Tier 1 risk- based requirement	338,802	6.50	391,598	6.50	392,673	6.50	393,748	6.50	394,984	6.50
Excess	$285,945	5.49%	$722,179	11.99%	$803,773	13.31%	$885,368	14.62%	979,202	16.11%
Tier 1 risk-based capital	$633,746	12.16%	$1,122,777	18.64%	$1,205,446	19.95%	$1,288,116	21.26%	1,383,186	22.76%
Tier 1 risk-based requirement	416,987	8.00	481,967	8.00	483,290	8.00	484,613	8.00	486,134	8.00
Excess	$216,759	4.16%	$640,810	10.64%	$722,156	11.95%	$803,503	13.26%	897,052	14.76%
Total risk-based capital	$685,317	13.15%	$1,183,997	19.65%	$1,266,666	20.97%	$1,349,336	22.27%	1,444,406	23.77%
Total risk-based requirement	521,234	10.00	602,459	10.00	604,112	10.00	605,766	10.00	607,667	10.00
Excess	$164,083	3.15%	$581,538	9.65%	$662,554	10.97%	$743,570	12.27%	836,739	13.77%
Tier 1 leverage capital	$633,746	9.30%	$1,122,777	14.41%	$1,205,446	15.31%	$1,288,116	16.19%	1,383,186	17.18%
Tier 1 leverage capital requirement	340,746	5.00	389,595	5.00	393,729	5.00	397,862	5.00	402,616	5.00
Excess	$293,000	4.30%	$733,182	9.41%	$811,718	10.31%	$890,254	11.19%	980,570	12.18%

(1)
Shown as a percent of assets under generally accepted accounting principles and total assets for leverage ratio and risk-based ratio requirements.
(2)
Reconciliation of capital adjustment for Hometown Financial:

(In thousands)	Minimum	Midpoint	Maximum	Adjusted Maximum
Gross offering proceeds	$510,000	$600,000	$690,000	$793,500
Less: fair value of shares acquired by ESOP	(42,432)	(49,920)	(57,408)	(66,019)
Less: offering expenses	(10,424)	(11,166)	(11,909)	(12,763)
Net offering proceeds	457,144	538,914	620,683	714,718
Plus: Tax benefit of establishment of foundation	5,100	6,000	6,900	7,935
Increase in Tier 1 capital	$462,244	$544,914	$627,583	$722,653
Net increase in GAAP assets and leverage assets from offering	$462,244	$544,914	$627,583	$722,653
Net increase in risk-based assets(3)	$92,449	$108,983	$125,517	$144,531
Total disallowed intangible assets	$185,694	$185,694	$185,694	$185,694

(3)
Assumes proceeds initially invested in assets with 20% risk weight, including the effect of the cash repayment of the senior note; assumes all other assets acquired from Primary Bank in the Merger have a risk-weighting equivalent to the risk-weighting accorded in Primary Bank’s most recent financial statements..

			Pro forma (giving effect to the offering and acquisition) at June 30, 2026
	TruNorth Bank Historical		Minimum of Offering Range 51,000,000 Shares at $10.00 per share(2)		Midpoint of Offering Range 60,000,000 Shares at $10.00 per share(2)		Maximum of Offering Range 69,000,000 Shares at $10.00 per share(2)		Adjusted Maximum of Offering Range 79,350,000 Shares at $10.00 per share(2)
	Amount	Percent of Assets(1)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)
	(Dollars in thousands)
Capital under generally accepted accounting principles	$873,993	12.59%	$1,153,493	14.49%	$1,190,633	14.88%	$1,227,774	15.26%	$1,270,631	15.69%
Common equity Tier 1 risk- based capital	$743,427	14.29%	$977,570	16.37%	$1,014,711	16.96%	$1,051,851	17.56%	$1,094,709	18.24%
Common equity Tier 1 risk- based requirement	338,200	6.50	388,235	6.50	388,815	6.50	389,395	6.50	390,072	6.50
Excess	$405,227	7.79%	$589,336	9.87%	$625,896	10.46%	$662,457	11.06%	$704,637	11.74%
Tier 1 risk-based capital	$743,427	14.29%	$977,570	16.37%	$1,014,711	16.96%	$1,051,851	17.56%	$1,094,709	18.24%
Tier 1 risk-based requirement	416,247	8.00	477,827	8.00	478,541	8.00	479,255	8.00	480,088	8.00
Excess	$327,180	6.29%	$499,743	8.37%	$536,170	8.96%	$572,596	9.56%	$614,621	10.24%
Total risk-based capital	$794,998	15.28%	$1,038,792	17.39%	$1,075,933	17.99%	$1,113,073	18.58%	$1,155,931	19.26%
Total risk-based requirement	520,308	10.00	597,284	10.00	598,176	10.00	599,069	10.00	600,110	10.00
Excess	$274,690	5.28%	$441,508	7.39%	$477,756	7.99%	$514,004	8.58%	$555,821	9.26%
Tier 1 leverage capital	$743,427	10.93%	$977,570	12.70%	$1,014,711	13.10%	$1,051,851	13.51%	$1,094,709	13.96%
Tier 1 leverage capital requirement	339,968	5.00	384,916	5.00	387,148	5.00	389,379	5.00	391,952	5.00
Excess	$403,459	5.93%	$592,654	7.70%	$627,563	8.10%	$662,472	8.51%	$702,757	8.96%

(1)
Shown as a percent of assets under generally accepted accounting principles and total assets for leverage ratio and risk-based ratio requirements.
(2)
Reconciliation of capital adjustment for TruNorth Bank:

(In thousands)	Minimum	Midpoint	Maximum	Adjusted Maximum
Infused into TruNorth Bank (50% of net proceeds of stock offering)	$249,788	$294,417	$339,046	$390,369
Less: ESOP adjustment	(42,432)	(49,920)	(57,408)	(66,019)
Net increase from offering	207,356	244,497	281,638	324,350
Increase in GAAP capital	207,356	244,497	281,638	324,350
Increase in Tier 1 capital	$207,356	$244,497	$281,638	$324,350
Net increase in assets	$249,788	$294,417	$339,046	$390,369
Net increase in leverage assets	$249,788	$294,417	$339,046	$390,369
Net increase in risk-based assets(3)	$49,958	$58,883	$67,809	$78,074
Total disallowed intangible assets	$185,694	$185,694	$185,694	$185,694

(3)
Assumes proceeds initially invested in assets with 20% risk weight.

CAPITALIZATION

The following table presents the historical consolidated capitalization of Hometown MHC at June 30, 2026 and the pro forma consolidated capitalization of Hometown Financial, after giving effect to the conversion and stock offering and the Merger with Primary Bank, based upon the assumptions set forth in the “Pro Forma Data” section.

							Pro Forma Capitalization Based Upon the Sale of(1)
(Dollars in thousands)	Hometown Financial	Offering Adjustments: 51,000,000 at Minimum of Offering Range	Repayment of Senior Note Payable	Hometown Financial Post-Offering at Minimum of Offering Range	Primary Bank	Merger Adjustments	Minimum 51,000,000 Shares at $10.00 per share	Midpoint 60,000,000 Shares at $10.00 per share	Maximum 69,000,000 Shares at $10.00 per share	Adjusted Maximum 79,350,000 Shares at $10.00 per Share
	(In thousands)
Deposits(2)	$5,811,061	$—	$—	$5,811,061	$644,239	$(246)	$6,455,054	$6,455,054	$6,455,054	$6,455,054

Borrowed Funds:
Federal Home Loan Bank advances	$157,406	$—	$—	$157,406	$—	$—	$157,406	$157,406	$157,406	$157,406
Senior note payable, net	134,441	—	(134,441)	—	—	—	—	—	—	—
Subordinated debentures	9,000	—	—	9,000	—	—	9,000	9,000	9,000	9,000
Total deposits and borrowed funds	$6,111,908	$—	$(134,441)	5,977,467	$644,239	$(246)	$6,621,460	$6,621,460	$6,621,460	$6,621,460

Stockholders’ equity:
Preferred stock(3)	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Common stock(3)	—	530	—	530	49	27	606	700	794	901
Additional paid-in capital(3)	—	519,446	—	519,446	60,974	14,610	595,030	687,794	780,558	887,236
Retained earnings	$765,085	(15,300)	—	749,785	60,400	(63,917)	746,268	743,568	740,868	737,763
Accumulated other comprehensive loss	(9,772)	—	—	(9,772)	—	—	(9,772)	(9,772)	(9,772)	(9,772)
Less: common stock acquired by ESOP(4)	—	(42,432)	—	(42,432)	—	—	(42,432)	(49,920)	(57,408)	(66,019)
Less: common stock acquired by stock-based benefit plan(5)	—	(21,216)	—	(21,216)	—	—	(21,216)	(24,960)	(28,704)	(33,010)
Total stockholders’ equity	$755,313	$441,028	$—	$1,196,341	$121,423	$(49,280)	$1,268,484	$1,347,410	$1,426,336	$1,517,099

(1)
Pro forma shares outstanding:

Shares offered for sale in the conversion	51,000,000	—	51,000,000	—	—	51,000,000	60,000,000	69,000,000	79,350,000
Shares issued to charitable foundation	2,040,000	—	2,040,000	—	—	2,040,000	2,400,000	2,760,000	3,174,000
Shares issued to shareholders of Primary Bank(6)	—	—	—	—	—	7,566,012	7,566,012	7,566,012	7,566,012
Total shares outstanding	53,040,000	—	53,040,000	—	—	60,606,012	69,966,012	79,326,012	90,090,012
Total stockholders’ equity as a percentage of pro forma total assets	10.88%	—	16.50%	15.78%	—	15.91%	16.74%	17.55%	18.46%
Tangible stockholders’ equity as a percentage of pro forma tangible assets	9.04%	—	14.85%	15.78%	—	13.87%	14.73%	15.58%	16.53%

(2)
Does not reflect withdrawals from deposit accounts at TruNorth Bank to purchase common stock in the offering. These withdrawals will reduce pro forma deposits by the amounts of the withdrawals.
(3)
No effect has been given to the issuance of additional shares of common stock pursuant to the exercise of options under one or more stock-based benefit plans. If the plans are implemented within the first year after the closing of the conversion and stock offering, an amount up to 10% of the sum of shares of common stock sold in the stock offering and contributed to the charitable foundation will be reserved for issuance upon the exercise of options under the plans.
(4)
Assumes that 8% of the shares sold in the stock offering and contributed to the charitable foundation will be acquired by the ESOP financed by a loan from Hometown Financial. The loan will be repaid principally from TruNorth Bank’s contributions to the ESOP. Since Hometown Financial will make the loan, this debt will be eliminated through consolidation and no liability will be reflected in Hometown Financial’s consolidated financial statements. Accordingly, the common stock acquired by the ESOP is shown in this table as a reduction of total stockholders’ equity.

(5)
Assumes a number of shares of common stock equal to 4% of the sum of shares of common stock to be sold in the stock offering and contributed to the charitable foundation will be purchased for grant by one or more stock-based benefit plans. Hometown Financial will provide the funds to acquire the shares for such plans. The dollar amount of common stock to be purchased is based on the $10.00 per share purchase price in the stock offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock. Hometown Financial will accrue compensation expense to reflect the vesting of shares pursuant to such stock-based benefit plans and will credit capital in an amount equal to the charge to operations. Implementation of such plans will require stockholder approval.
(6)
Assumes 7,566,012 shares of Hometown Financial common stock are issued as part of the merger consideration.

PRO FORMA DATA

The following table summarizes historical data of Hometown MHC and pro forma data of Hometown Financial at and for the year ended June 30, 2026. This information, which is based on assumptions set forth below and in the table below, should not be used as a basis for projections of market value of the shares of common stock following the conversion, stock offering and Merger with Primary Bank.

The net proceeds presented in the following table are based upon the following assumptions:

•
all shares of common stock are sold in the subscription offering;
•
the ESOP purchases 8% of the sum of the number of shares of common stock sold in the stock offering and contributed to the charitable foundation with funds loaned by Hometown Financial. The loan will be repaid in substantially equal payments of principal and interest over a 25-year period;
•
KBW is paid a fee equal to 0.90% of the aggregate dollar amount of the common stock sold in the subscription offering (excluding shares contributed to the charitable foundation and purchased by the ESOP, and shares issued to shareholders of Primary Bank as merger consideration);
•
estimated stock offering expenses, other than selling agent fees and expenses payable to KBW, are approximately $5.8 million; and
•
the successful completion of our acquisition of Primary Bank on the terms described under “The Acquisition of Primary Bank.”

We calculated pro forma consolidated net income for the year ended June 30, 2026 as if the estimated net proceeds we received, less $134.4 million used to repay our senior debt, had been invested at the beginning of the year at an assumed interest rate of 4.19% (3.14% after-tax based on an effective combined federal/state tax rate of 25%). This represents the yield on the five-Year U.S. Treasury Note as of June 30, 2026, which, in light of current market interest rates, we consider to more accurately reflect the pro forma reinvestment rate than the arithmetic average of the weighted average yield earned on our interest earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate federal regulations provide that we assume in presenting pro forma data.

We further believe that the reinvestment rate is factually supportable because:

•
the yield on the five-Year U.S. Treasury Note can be determined and/or estimated from third-party sources; and
•
we believe that U.S. Treasury securities are not subject to credit losses due to a U.S. Government guarantee of payment of principal and interest.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders’ equity by the indicated number of shares of common stock. We adjusted these figures to give effect to the shares of common stock purchased by the ESOP. We computed per share amounts for each period as if the shares of common stock were outstanding at the beginning of each period, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.

The aggregate number of shares of Hometown Financial common stock to be sold in the stock offering will be determined based on an independent appraisal of the aggregate pro forma market value of Hometown MHC, Hometown Financial (Massachusetts), Hometown Financial, and TruNorth Bank, prepared by a qualified independent appraiser. The pro forma tables give effect to the implementation of stock-based benefit plans. Subject to the receipt of stockholder approval, we have assumed that the stock-based benefit plans will acquire for restricted stock awards a number of shares of common stock equal to 4% of the sum of the shares of common sold in the stock offering and contributed to the charitable foundation at the $10.00 per share offering price in the stock offering. We assume that shares of common stock are granted under the plans in awards that vest over a five-year period.

We have also assumed that options will be granted under the stock-based benefit plans to acquire shares of common stock equal to 10% of the sum of the number of shares sold in the stock offering and contributed to the charitable foundation. In preparing the table below, we assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $4.68 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model assumed an estimated volatility rate of 25.08% for the shares of common stock, a dividend yield of 0%, an expected option life of ten years and a risk-free interest rate of 4.44%.

We may grant options and award shares of common stock under one or more stock-based benefit plans in excess of 10% and 4%, respectively, of the sum of the number of shares sold in the stock offering and contributed to the charitable foundation if the stock-based benefit plans are adopted more than one year following the conversion and stock offering. In addition, we may grant options and award shares that vest sooner than over a five-year period if the stock-based benefit plans are adopted more than one year following the conversion and stock offering.

As discussed under “How We Intend to Use the Proceeds from the Stock Offering,” we intend to contribute at least 50% of the net proceeds to TruNorth Bank, lend funds to the ESOP, repay our $135.0 million senior note, and retain the remainder for future use. The pro forma table gives effect to the material net earnings benefit of retiring that debt.

The pro forma table does not give effect to:

•
withdrawals from deposit accounts at TruNorth Bank to purchase shares of common stock in the stock offering;
•
our results of operations after the conversion and stock offering, including the impact of additional expenses we expect to incur as a result of operating as a public company; or
•
changes in the market price of the shares of common stock after the conversion and stock offering.

The following pro forma information may not represent the financial effects of the conversion and stock offering at the date on which the transaction actually occurs, and you should not use the information presented to indicate future results of operations. Pro forma stockholders’ equity represents the difference between the stated amount of our assets and liabilities, computed according to U.S. GAAP. We did not increase or decrease stockholders’ equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Pro forma stockholders’ equity does not give effect to the impact of intangible assets, the liquidation account we will establish in the conversion or tax bad debt reserves in the unlikely event we are liquidated.

At or for the Year Ended June 30, 2026 Based upon the Sale at $10.00 Per Share of
(Dollars in thousands)	Minimum 51,000,000 Shares	Midpoint 60,000,000 Shares	Maximum 69,000,000 Shares	Adjusted Maximum 79,350,000 Shares

Gross proceeds of stock offering	$510,000	$600,000	$690,000	$793,500
Plus: market value of shares contributed to the foundation	20,400	24,000	27,600	31,740
Plus: fair value of shares issued in Merger	75,660	75,660	75,660	75,660
Pro forma value including Merger shares	$606,060	$699,660	$793,260	$900,900
Gross proceeds of offering	$510,000	$600,000	$690,000	$793,500
Less: estimated expenses	(10,424)	(11,166)	(11,909)	(12,763)
Estimated net proceeds	$499,576	$588,834	$678,091	$780,737
Less: common stock acquired by ESOP(1)	(42,432)	(49,920)	(57,408)	(66,019)
Less: common stock to be acquired by stock award plan(2)	(21,216)	(24,960)	(28,704)	(33,010)
Less: Senior note, net retired with funds from offering proceeds	(134,441)	(134,441)	(134,441)	(134,441)
Net investable proceeds from offering	$301,487	$379,513	$457,538	$547,267
Funds required to effect the Merger	$(93,898)	$(93,898)	$(93,898)	$(93,898)

Consolidated pro forma net income:
Pro forma net income
Historical Hometown Financial	$43,425	$43,425	$43,425	$43,425
Pro forma income on net investable proceeds	9,474	11,926	14,378	17,198
Pro forma earnings benefit of retirement of debt (net)	8,823	8,823	8,823	8,823
Pro forma impact of funding the Merger	(2,951)	(2,951)	(2,951)	(2,951)
Pro forma ESOP adjustments(1)	(1,273)	(1,498)	(1,722)	(1,981)
Pro forma restricted stock award expense(2)	(3,182)	(3,744)	(4,306)	(4,952)
Pro forma stock option expense(3)	(4,654)	(5,476)	(6,297)	(7,241)
Estimated Merger adjustments	10,092	10,092	10,092	10,092
Pro forma net income	$59,754	$60,597	$61,442	$62,413

Pro forma net income per share:
Historical Hometown Financial	$0.76	$0.67	$0.59	$0.52
Pro forma income on net investable proceeds	0.17	0.18	0.19	0.21
Pro forma earnings benefit of retirement of debt (net)	0.16	0.14	0.12	0.11
Pro forma impact of funding the Merger	(0.05)	(0.05)	(0.04)	(0.04)
Pro forma ESOP adjustments(1)	(0.02)	(0.02)	(0.02)	(0.02)
Pro forma restricted stock award expense(2)	(0.06)	(0.06)	(0.06)	(0.06)
Pro forma stock option expense(3)	(0.08)	(0.08)	(0.09)	(0.09)
Estimated Merger adjustments	0.18	0.15	0.14	0.12
Pro forma net income per share	$1.06	$0.93	$0.83	$0.75
Offering price as a multiple of pro forma net income per share	9.43	x	10.75	x	12.05	x	13.33	x
Number of shares used to calculate pro forma net income per share(4)	56,532,540	65,173,692	73,814,844	83,752,169

	At or for the Year Ended June 30, 2026 Based upon the Sale at $10.00 Per Share of
(Dollars in thousands)	Minimum 51,000,000 Shares	Midpoint 60,000,000 Shares	Maximum 69,000,000 Shares	Adjusted Maximum 79,350,000 Shares

Pro forma stockholders’ equity:
Historical Hometown Financial	$755,313	$755,313	$755,313	$755,313
Estimated net proceeds	499,576	588,834	678,091	780,737
Market value of shares donated to foundation	20,400	24,000	27,600	31,740
Expense of donation to foundation	(20,400)	(24,000)	(27,600)	(31,740)
Tax benefit of donation to foundation	5,100	6,000	6,900	7,935
Less: common stock acquired by ESOP(1)	(42,432)	(49,920)	(57,408)	(66,019)
Less: common stock acquired by stock award plan(2)	(21,216)	(24,960)	(28,704)	(33,010)
Estimated Merger adjustments	72,143	72,143	72,143	72,143
Pro forma stockholders’ equity	1,268,484	1,347,410	1,426,335	1,517,099
Intangible assets	(189,497)	(189,497)	(189,497)	(189,497)
Pro forma tangible stockholders’ equity	$1,078,987	$1,157,913	$1,236,838	$1,327,602

Pro forma stockholders’ equity per share:
Historical Hometown Financial	$12.47	$10.79	$9.51	$8.38
Estimated net proceeds	8.24	8.42	8.55	8.67
Market value of shares donated to foundation	0.34	0.34	0.35	0.35
Expense of donation to foundation	(0.34)	(0.34)	(0.35)	(0.35)
Tax benefit of donation to foundation	0.08	0.09	0.09	0.09
Less: common stock acquired by ESOP	(0.70)	(0.71)	(0.72)	(0.73)
Less: common stock acquired by stock award plan(2)	(0.35)	(0.36)	(0.36)	(0.37)
Estimated Merger adjustments	1.19	1.03	0.91	0.80
Pro forma stockholders’ equity per share	20.93	19.26	17.98	16.84
Intangible assets	(3.13)	(2.71)	(2.39)	(2.10)
Pro forma tangible stockholders’ equity per share	$17.80	$16.55	$15.59	$14.74

Offering price as a percentage of pro forma equity per share	47.78%	51.92%	55.62%	59.38%
Offering price as a percentage of pro forma tangible equity per share	56.18%	60.42%	64.14%	67.84%
Shares used for pro forma stockholders equity per share (5)	60,606,012	69,966,012	79,326,012	90,090,012

(1)
Assumes that the ESOP will purchase 8% of the shares of common stock sold in the offering and contributed to the charitable foundation. The funds used to acquire these shares will be borrowed by the ESOP from Hometown Financial. TruNorth Bank intends to make annual contributions to the ESOP in an amount at least equal to the required principal and interest payments on the debt. TruNorth Bank’s total annual payments on the ESOP debt are based upon 25 equal annual installments of principal and interest. Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 718-40, “Compensation — Stock Compensation — Employee Stock Ownership Plans” (“ASC 718-40”) requires that an employer record compensation expense equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the ESOP shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by TruNorth Bank, the fair value of the common stock remains equal to the subscription price and the ESOP expense reflects an effective combined federal and state tax rate of 25%. The unallocated ESOP shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the ESOP. In accordance with ASC 718-40, only the ESOP shares committed to be released during the year were considered outstanding for net income per share calculations.
(2)
Assumes that a new stock-based benefit plan purchases an aggregate number of shares of common stock equal to 4% of the shares to be sold in the stock offering and contributed to the charitable foundation. Stockholder approval of the plan and purchases by the plan may not occur earlier than six months after the completion of the conversion and stock offering. The shares may be acquired directly from Hometown Financial or through open market purchases. Hometown Financial will provide the funds to be used to purchase the shares. The table assumes that (i) the stock-based benefit plan acquired the shares through open market purchases at $10.00 per share, (ii) 20% of the amount contributed to the plan was amortized as an expense during the year ended June 30, 2026, and (iii) the plan expense reflects an effective combined federal and state tax rate of 25%. Assuming stockholder approval of the stock-based benefit plan and that shares of common stock (equal to 4% of the shares sold in the offering and contributed to the charitable foundation) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 3.38%, 3.44%, 3.49% and 3.53% at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively.
(3)
Assumes that options are granted under a new stock-based benefit plan to acquire an aggregate number of shares of common stock equal to 10% of the shares to be sold in the stock offering and contributed to the charitable foundation. Stockholder approval of the plan may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock-based benefit plan, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $4.68 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options, and that 25% of the amortization expense (or the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed combined federal and state tax rate of 25%. The actual expense will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used and the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock-based benefit plan will result in no additional shares under the treasury stock method for calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares used to satisfy the exercise of options comes from authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease. The issuance of authorized but unissued shares of common stock pursuant to the exercise of options under such plan would dilute stockholders’ ownership and voting interests by approximately 8.05%, 8.19%, 8.30% and 8.39% at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively.
(4)
Per share figures include shares issued to Primary Bank shareholders as part of the Merger consideration. Net income per share computations are determined by taking the number of shares assumed to be sold in the offering, contributed to the charitable foundation and issued in the Merger and, in accordance with ASC 718-40, subtracting the ESOP shares that have not been committed for release during the year. See note (1) above. The number of shares of common stock actually sold in the stock offering, contributed to the charitable foundation and issued to Primary Bank shareholders may be more or less than the assumed amounts.
(5)
Per share figures include shares issued to Primary Bank shareholders as Merger consideration. Stockholders’ equity per share calculations are based upon the number of shares assumed to be sold in the stock offering, contributed to the charitable foundation and issued in the Merger. The number of shares of common stock actually sold in the stock offering, contributed to the charitable foundation and issued to Primary Bank shareholders may be more or less than the assumed amounts.

COMPARISON OF INDEPENDENT VALUATION AND PRO FORMA INFORMATION WITH AND WITHOUT CHARITABLE FOUNDATION

As shown in the table below, if the charitable foundation is not established and funded in connection with the conversion and stock offering, more shares of Hometown Financial common stock would be sold in the stock offering. At the minimum, midpoint, maximum, and adjusted maximum of the valuation range, the amount of common stock sold in the stock offering is $510.0 million, $600.0 million, $690.0 million and $793.5 million, respectively, with the charitable foundation, compared to $552.5 million, $650.0 million, $747.5 million and $859.6 million, respectively, without the charitable foundation. However, due to the size of the contribution to the charitable foundation, RP Financial determined that the additional capital that would be received if the conversion and stock offering is completed without the establishment of the charitable foundation was immaterial to the pro forma valuation. Accordingly, the pro forma valuation is unchanged with or without the charitable foundation.

For comparative purposes only, set forth below are certain pricing ratios, financial data and ratios at and for the year ended June 30, 2026, at the minimum, midpoint, maximum, and adjusted maximum of the offering range, assuming the conversion, stock offering and Merger were completed at the beginning of the year, with and without the charitable foundation.

Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	Adjusted Maximum of Offering Range
With Foundation	Without Foundation	With Foundation	Without Foundation	With Foundation	Without Foundation	With Foundation	Without Foundation
(Dollars in thousands, except per share amounts)
Estimated offering amount	$510,000	$552,500	$600,000	$650,000	$690,000	$747,500	$793,500	$859,625
Pro forma market value of shares issued in the stock offering and to the foundation	530,400	552,500	624,000	650,000	717,600	747,500	825,240	859,625
Pro forma market capitalization(1)	606,060	628,160	699,660	725,660	793,260	823,160	900,900	935,285
Pro forma total assets	7,971,430	8,005,812	8,050,355	8,090,803	8,129,281	8,175,797	8,220,045	8,273,539
Pro forma total liabilities	6,702,946	6,702,945	6,702,946	6,702,945	6,702,946	6,702,945	6,702,946	6,702,946
Pro forma stockholders’ equity	1,268,484	1,302,867	1,347,409	1,387,858	1,426,335	1,472,852	1,517,099	1,570,593
Pro forma net income	59,753	60,615	60,597	61,611	61,442	62,608	62,413	63,753
Pro forma stockholders’ equity per share	20.93	20.74	19.26	19.13	17.98	17.89	16.84	16.79
Pro forma tangible stockholders’ equity per share	17.80	17.72	16.55	16.51	15.59	15.59	14.74	14.77
Pro forma net income per share	$1.06	$1.03	$0.93	$0.91	$0.83	$0.82	$0.75	$0.73

Pro forma pricing ratios:
Offering price as a percentage of pro forma stockholders’ equity per share	47.78%	48.22%	51.92%	52.27%	55.62%	55.90%	59.38%	59.56%
Offering price as a percentage of pro forma tangible stockholders’ equity per share	56.18%	56.43%	60.42%	60.57%	64.14%	64.14%	67.84%	67.70%
Offering price as a multiple of pro forma net income per share	9.43	x	9.71	x	10.75	x	10.99	x	12.05	x	12.20	x	13.33	x	13.70	x
Offering price to assets	7.60%	7.85%	8.69%	8.97%	9.76%	10.07%	10.96%	11.30%

Pro forma financial ratios:
Return on assets	0.75%	0.76%	0.75%	0.76%	0.76%	0.77%	0.76%	0.77%
Return on stockholders’ equity	4.71%	4.65%	4.50%	4.44%	4.31%	4.25%	4.11%	4.06%
Stockholders’ equity to assets	15.91%	16.27%	16.74%	17.15%	17.55%	18.01%	18.46%	18.98%
Tangible stockholders’ equity to assets	13.87%	14.24%	14.73%	15.17%	15.58%	16.07%	16.53%	17.08%

Total shares issued:
Shares issued in the conversion	51,000,000	55,250,000	60,000,000	65,000,000	69,000,000	74,750,000	79,350,000	85,962,500
Shares issued to the foundation	2,040,000	—	2,400,000	—	2,760,000	—	3,174,000	—
Shares issued in the Merger	7,566,012	7,566,012	7,566,012	7,566,012	7,566,012	7,566,012	7,566,012	7,566,012
Total shares issued in the conversion and Merger	60,606,012	62,816,012	69,966,012	72,566,012	79,326,012	82,316,012	90,090,012	93,528,512

(1)
Includes shares issued in the stock offering and in the Primary Bank acquisition.

THE ACQUISITION OF PRIMARY BANK

General

On July 6, 2026, we entered into an agreement (which we refer to as the “merger agreement” in this prospectus) to acquire Bedford, New Hampshire-based Primary Bank for approximately $160.0 million in a combination of stock and cash. As of June 30, 2026, Primary Bank had $769.5 million of assets, $664.8 million of net loans, $644.2 million in deposits, and four southern New Hampshire locations. The Merger is subject to regulatory approvals, Primary Bank shareholder approval, and other closing conditions, including the successful completion of the conversion and stock offering.

The completion of the conversion is not contingent on the Merger. If the Merger is terminated, however, we may determine to terminate the conversion or delay the conversion. If we determine to delay the conversion, the timing and manner of the conversion would be subject to significant modification and subscribers would have the right to modify or rescind their purchase orders.

Reasons for the Acquisition

At a special meeting held on July 6, 2026, our board of directors unanimously (1) determined that the merger agreement was in the best interests of Hometown Financial, (2) declared the merger agreement advisable and (3) approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the Merger.

In reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the Merger, the board of directors evaluated the merger agreement, the Merger and the other transactions contemplated by the merger agreement in consultation with members of our executive management team and our financial and legal advisors, and considered a number of factors, including the following:

•
its assessment of Primary Bank’s business, operations, financial condition, earnings and prospects;
•
its belief that the Merger will result in a more competitive banking franchise with strong capital ratios and an attractive funding base;
•
the expanded possibilities, including organic growth, that would be available to the combined company due to its larger size, asset base, capital, market capitalization and geographic footprint;
•
the anticipated pro forma financial impact of the Merger on the combined company, including earnings, asset quality, operational efficiency, liquidity and regulatory capital levels;
•
the complementary nature of Primary Bank’s and TruNorth Bank’s businesses and prospects given the markets they serve and products they offer, and the expectation that the transaction would provide economies of scale, cost savings opportunities and enhanced opportunities for growth;
•
the combined company’s enhanced deposit market share positions in New Hampshire;
•
its belief that the two companies’ corporate cultures are similar and compatible, which should facilitate integration and implementation of the Merger;
•
that both Primary Bank and TruNorth Bank have similar commitments to their respective customers and communities;
•
its review and discussions with executive management concerning their due diligence examination of the operations, financial condition and regulatory compliance programs and prospects of Primary Bank;
•
our ability to complete the Merger from a financial and regulatory perspective;
•
our board of directors’ understanding that the Merger will qualify as a tax-free reorganization under the Code, as amended;

•
the expectation that the requisite regulatory approvals could be obtained in a timely fashion; and
•
the terms of the merger agreement, which the board reviewed with our financial and legal advisors, including the representations, covenants, fiduciary duty protections and termination provisions.

The board of directors also considered the potential risks related to the transaction, but concluded that the anticipated benefits of the Merger were likely to outweigh these risks. These potential risks include:

•
the possible diversion of management attention and resources from other strategic opportunities and operational matters while working to implement the transaction and integrate the two companies;
•
the risk of losing key Primary Bank employees during the pendency of the Merger and thereafter;
•
the risk that we will not receive regulatory approvals required to complete the conversion and stock offering, which are a condition to completion of the Merger;
•
the potential effect of the Merger on TruNorth Bank’s and Primary Bank’s overall businesses, including their relationships with their respective customers, employees, suppliers and regulators;
•
the possibility of encountering difficulties in achieving cost savings and synergies in the amounts currently estimated or within the time frame currently contemplated;
•
certain anticipated Merger-related costs, which could also be higher than expected;
•
the regulatory and other approvals required in connection with the Merger and the risk that such approvals will not be received or will not be received in a timely manner or may impose burdensome or unacceptable conditions;
•
the potential for legal claims challenging the Merger;
•
the risk that the Merger may not be completed despite the combined efforts of Primary Bank and us, or that completion may be unduly delayed, including as a result of delays in obtaining the required regulatory approvals; and
•
the other risks described under the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

For the reasons set forth above, our board of directors determined that the merger agreement and the transactions contemplated by the merger agreement were advisable and in the best interests of TruNorth Bank, and approved the merger agreement and the transactions contemplated thereby, including the Merger. The foregoing discussion of the information and factors considered by the board of directors is not intended to be exhaustive, but includes the material factors considered by the board. In reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the Merger, the board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. Our board of directors considered all these factors as a whole in evaluating the merger agreement and the transactions contemplated thereby, including the Merger.

Management of the Combined Company

Upon completion of the Merger, the boards of directors of Hometown Financial and TruNorth Bank will each consist of the 12 current directors and, pursuant to the merger agreement, at least one member of the current Primary Bank board of directors, who must qualify as an independent director under the listing standards of the Nasdaq Stock Market, will be added to the Hometown Financial and TruNorth boards of directors. In addition, the merger agreement requires Hometown Financial and TruNorth Bank to give strong consideration to adding a second director from the current Primary Bank board of directors for a period of up to one year following the effective time of the Merger (the “Effective Time”). The boards of directors of Hometown Financial and TruNorth Bank have determined to appoint William Greiner and Dick Anagnost, effective upon the completion of the Merger.

Following the Effective Time, the executive management team of Hometown Financial and TruNorth Bank will continue in their current roles as executive officers of Hometown Financial and TruNorth Bank.

For information about our existing directors and executive officers, see “Management.”

Acquisition Details

Pursuant to the merger agreement, Primary Bank will merge with and into TruNorth Bank, with TruNorth Bank as the surviving bank, subject to receipt of required approvals or non-objections from the Federal Reserve Board, the Massachusetts Division of Banks, and the New Hampshire Banking Department, the approval of the shareholders of Primary Bank, completion of the conversion and stock offering, and other customary closing conditions.

At the Effective Time, each share of Primary Bank common stock issued and outstanding immediately before the Effective Time (other than shares held by Primary Bank as treasury stock and shares held by shareholders who have properly exercised dissenters’ rights under New Hampshire law) will be converted into the right to receive, at the election of the holder, either:

•
$33.00 in cash, without interest (the “Cash Consideration”); or
•
3.100 shares of Hometown Financial common stock (the “Stock Consideration”);

subject, in each case, to a proration mechanism designed to ensure that, in the aggregate, 50% of the outstanding shares of Primary Bank common stock (excluding dissenting shares and shares held by Primary Bank) are converted into the Cash Consideration and 50% are converted into the Stock Consideration. As a result of the proration procedures, the actual consideration received by any individual shareholder may differ from such shareholder’s election. We currently expect to pay approximately $85.4 million as the Cash Consideration (including cash payments for Primary Bank stock options) and issue approximately 7,566,012 shares of common stock to Primary Bank’s shareholders as the Stock Consideration. The number of shares of Hometown Financial common stock to be issued as Stock Consideration may increase if the number of shares of Primary Bank common stock increases before the Effective Time through the exercise of outstanding stock options.

No fractional shares of Hometown Financial common stock will be issued in connection with the Merger. In lieu of fractional shares, each holder otherwise entitled to a fractional share of Hometown Financial common stock will receive a cash payment equal to such fraction multiplied by $10.00.

Each option to purchase shares of Primary Bank common stock that is outstanding and unexercised immediately before the Effective Time, whether or not vested, will be cancelled and converted into the right to receive a cash payment equal to the product of (1) the total number of shares of Primary Bank common stock subject to such option multiplied by (2) the excess of $33.00 over the per share exercise price of such option, less applicable withholding taxes.

Under New Hampshire law, holders of Primary Bank common stock who do not vote to approve the Merger and who properly exercise dissenters’ rights will be entitled to receive the fair value of their shares in cash instead of the merger consideration. However, it is a condition to our obligation to complete the Merger that the aggregate number of dissenting shares of Primary Bank common stock not exceed 10% of the issued and outstanding shares of Primary Bank common stock entitled to vote at the special meeting. If dissenters’ rights are exercised by holders of more than 10% of such shares, we will have the right to terminate the merger agreement.

The merger agreement may be terminated under certain circumstances, including: by the mutual written consent of Primary Bank and us; by either party, if any governmental authority denies any required regulatory approval by a final, non-appealable order or action; by either party, if the Merger has not been completed by July 6, 2027; by either party, if the other party has materially breached any of its representations, warranties, covenants, or agreements under the merger agreement and such breach (if curable) has not been cured within 45 days after written notice; by us, if the Primary Bank board of directors, changes, withholds, withdraws, or modifies its recommendation that Primary Bank shareholders vote to approve the Merger or breaches its obligations related to the special meeting or third party acquisition proposals; or by either party, if Primary Bank shareholders fail to approve the Merger.

Primary Bank has agreed to pay us a termination fee of $6.25 million in cash if the merger agreement is terminated under specified circumstances, including: if a third party acquisition proposal has been made known to Primary Bank and (A) (x) thereafter the merger agreement is terminated because the Merger has not been completed by July 6, 2027, without receipt of the required vote by the Primary Bank shareholders, or (y) thereafter the merger agreement is terminated by us as a result of a willful breach of the merger agreement by Primary Bank, or (z) the merger agreement is terminated because Primary Bank failed to obtain the required vote of its shareholders and (B) within 12 months after the date of such termination, Primary Bank enters into a definitive agreement or consummates a transaction with respect to a third-party acquisition proposal.

Explanatory Note Regarding the Merger Agreement

Any summary in this prospectus of certain terms of the merger agreement are included to provide you with general information regarding the terms of the merger agreement. Factual disclosures about Hometown MHC, Hometown Financial (Massachusetts), Hometown Financial, TruNorth Bank (which we refer to collectively as the “Hometown Parties” in this paragraph) and Primary Bank contained in this prospectus or other reports that Hometown Financial files with the SEC may supplement, update or modify the factual disclosures about the Hometown Parties and Primary Bank contained in the merger agreement. The merger agreement contains representations and warranties by the Hometown Parties and Primary Bank, respectively, made solely for the benefit of the other. The representations, warranties and covenants made in the merger agreement by the Hometown Parties and Primary Bank were qualified and subject to important limitations agreed to by the Hometown Parties and Primary Bank in connection with negotiating the terms of the merger agreement. In particular, the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to stockholders and reports and documents filed with the SEC, and some were qualified by the matters contained in the confidential disclosure schedules that the Hometown Parties and Primary Bank each delivered in connection with the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about the Hometown Parties and Primary Bank at the time they were made, as of the date of this prospectus, or otherwise.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion and analysis reflects our consolidated financial statements and other relevant statistical data, and is intended to enhance your understanding of our consolidated financial condition and results of operations. The information in this section has been derived from the consolidated financial statements, which appear beginning on page F-1 of this prospectus. You should read the information in this section in conjunction with the other business and financial information disclosed in this prospectus.

Overview

Upon completion of the conversion and stock offering, Hometown Financial will conduct its business primarily through TruNorth Bank. TruNorth Bank’s business consists primarily of taking deposits from the general public and investing those deposits, together with funds generated from operations, primarily in one- to four-family residential mortgage loans, commercial and multi-family real estate loans, and commercial business loans. At June 30, 2026, one- to four-family residential mortgage loans totaled $2.04 billion (37.3% of the total loan portfolio), commercial real estate loans totaled $1.87 billion (34.3% of the total loan portfolio), construction loans totaled $245.3 million (4.5% of the total loan portfolio), multi-family loans totaled $622.0 million (11.4% of the total loan portfolio) and commercial business loans totaled $393.0 million (7.2% of the total loan portfolio). To a lesser extent, we also originate home equity loans and lines of credit. We also invest in securities, primarily U.S. Government agency securities, collateralized debt obligations, state, municipal and corporate bonds and U.S. Treasury securities.

We offer a variety of deposit accounts, including certificate of deposit accounts, IRAs, money market accounts, savings accounts, demand deposit accounts and interest-bearing and non-interest-bearing checking accounts.

In addition to our core banking business, since 2022, we have engaged in mortgage banking operations through a division of TruNorth Bank known as TruNorth Mortgage. TruNorth Mortgage originates one- to four-family residential real estate loans, a portion of which are sold into the secondary market. TruNorth Mortgage utilizes available funds from TruNorth Bank to fund such loans. TruNorth Mortgage originated $458.1 million in mortgage loans during the year ended June 30, 2026, $151.6 million of which were sold, which generated fees of $1.8 million. At June 30, 2026, TruNorth Mortgage was servicing $525.0 million of one- to four-family residential real estate loans that had been sold to third parties. Such loan servicing fees totaled $887,000 for the year ended June 30, 2026. TruNorth Mortgage originated $108.4 million of home equity loans and home equity lines of credit during the year ended June 30, 2026, all of which were retained.

Our results of operations depend primarily on our net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets and the interest we pay on our interest-bearing liabilities. Our results of operations also are affected by our provision for credit losses, non-interest income and non-interest expense. Non-interest income currently consists primarily of customer service fees, income on bank-owned life insurance and gain on the sale of loans. Non-interest expense consists primarily of expenses related to salary and employee benefits, occupancy and equipment, data processing, advertising costs, professional fees, director fees, the amortization of core deposit intangible assets, and other general and administrative expenses.

Our results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.

Anticipated Increase in Non-Interest Expense

The mergers of our three banking subsidiaries into a single banking institution have eliminated redundancies and reduced our non-interest expense from the amounts in historical periods as shown in our financial statements for the year ended June 30, 2026. However, these savings are expected to be more than offset by increases in our non-interest expense following the completion of the conversion and stock offering as a result of the increased costs associated with operating as a public company and the increased compensation expenses associated with the purchase of shares of common stock by the ESOP and the possible implementation of a stock-based benefit plan, if approved by our stockholders, no earlier than six months after the completion of the conversion and stock offering. See “Summary – Benefits to Management and Potential Dilution to Stockholders Following the Conversion and Stock Offering;” “Risk Factors – Risks Related to the Stock Offering – Our stock-based benefit plans will increase our expenses and reduce our net income;” and “Management – Benefits to be Considered Following Completion of the Conversion and Stock Offering.”

Critical Accounting Policies and Use of Critical Accounting Estimates

The discussion and analysis of the financial condition and results of operations are based on our consolidated financial statements, which are prepared to conform with U.S. GAAP. The preparation of these consolidated financial statements requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of income and expenses. We consider the accounting policies discussed below to be our critical accounting policies. The estimates and assumptions that we use are based on historical experience and various other factors and are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions, resulting in a change that could have a material impact on the carrying value of our assets and liabilities and our results of operations.

The Jumpstart Our Business Startups Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. As an “emerging growth company” we may delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. We intend to take advantage of the benefits of this extended transition period. Accordingly, our consolidated financial statements may not be comparable to companies that comply with such new or revised accounting standards.

We consider the following accounting policies to be our critical accounting policies:

Allowance for Credit Losses. The allowance for credit losses (“ACL”) is a valuation account that is deducted from the loans’ amortized cost basis to present the net amount expected to be collected on the loans. Loans are charged off against the allowance when management believes the uncollectability of a loan balance is confirmed. Expected recoveries do not exceed the aggregate of amounts previously charged-off and expected to be charged-off. Management evaluates the appropriateness of the ACL on loans quarterly. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change from period to period.

Management estimates the allowance balance using relevant available information, from internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. A reversion methodology is applied beyond the reasonable and supportable forecasts. Qualitative adjustments are then considered for differences in current loan-specific risk characteristics, such as: trends in delinquencies, non-accrual loans and classified assets; changes in loan volumes, portfolio mix and credit concentrations; changes in underwriting standards and lending policies; the experience and depth of lending personnel; local, regional and national economic conditions; and other relevant factors, that may include, but are not limited to, results of internal loan reviews and examinations by bank regulatory agencies. The ACL on loans represents our estimated risk of loss within its loan portfolio as of the reporting date. To appropriately measure expected credit losses, management disaggregates the loan portfolio into pools of similar risk characteristics.

Management may also adjust its assumptions to account for differences between expected and actual losses from period-to-period. The variability of management’s assumptions could alter the ACL on loans materially and impact future results of operations and financial condition. The loss estimation models and methods used to determine the ACL are continually refined and enhanced.

The ACL is a critical accounting estimate because it requires significant judgment regarding expected credit losses over the contractual lives of loans, adjusted for expected prepayments. We estimate expected credit losses using a probability of default and loss given default (“PD/LGD”) methodology that considers borrower-specific risk characteristics, loan attributes, historical loss experience, current conditions, reasonable and supportable economic forecasts, and qualitative factors. The estimate is subject to uncertainty because changes in borrower performance, credit quality, collateral values, portfolio composition, loss experience and economic conditions could materially affect the amount of expected credit losses. During fiscal 2026, we switched from a methodology incorporating vintage-based loss-rate concepts to the PD/LGD framework. This change was applied prospectively as a change in estimate and did not have a material effect on the ACL or results of operations.

At June 30, 2026, the ACL on loans was $49.9 million, compared with $40.7 million at June 30, 2025, an increase of $9.2 million, or 22.6%. The increase was primarily influenced by net charge-offs, an increase in individually evaluated loans requiring specific reserves, and management's assessment of credit trends within the commercial real estate portfolio.

For sensitivity purposes, management evaluated a hypothetical 10% relative increase and decrease in the portfolio-specific modeled loss factors applied to collectively evaluated loans as of June 30, 2026. Holding loan balances, individually evaluated loan reserves, remaining accretable credit marks and all other assumptions constant, a 10% increase in those factors would have increased the ACL by approximately $5.2 million to $55.1 million, while a 10% decrease would have reduced the ACL by approximately $5.2 million to $44.7 million. Absent offsetting changes, the hypothetical changes in the ACL would result in corresponding changes to credit loss expense and income before income taxes. This sensitivity analysis is hypothetical and is not intended to predict future credit losses.

Off-Balance Sheet Credit Exposures. In the ordinary course of business, we enter into commitments to extend credit, including commercial letters of credit, standby letters of credit and unadvanced portions of construction and home equity lines of credit. Such financial instruments are recorded as loans when they are funded. We estimate expected credit losses over the contractual period in which we are exposed to credit risk via a contractual obligation to extend credit, unless that obligation is unconditionally cancellable by us. The ACL on off-balance sheet credit exposures is adjusted through credit loss expense. To appropriately measure expected credit losses, management disaggregates the off-balance sheet credit exposures into similar risk characteristics, identical to those determined for the loan portfolio. An estimated funding rate is then applied to the qualifying unfunded loan commitments and letters of credit using historical information or industry benchmarks provided by a reputable and independent source, to estimate the expected funded amount for each loan segment as of the reporting date. Once the expected funded amount for each loan segment is determined, the loss rate, which is the calculated expected loan loss as a percent of the amortized cost basis for each loan segment, is applied to calculate the ACL on off-balance sheet credit exposures as of the reporting date.

Securities Valuation and Allowance for Credit Loss. Debt securities that management has the positive intent and ability to hold to maturity are classified as “held-to-maturity” and recorded at amortized cost. We did not have any held-to-maturity securities at June 30, 2026. Debt securities not classified as held-to-maturity are classified as “available-for-sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income (loss), net of tax. For available-for-sale debt securities in an unrealized loss position, we first assess whether we intend to sell, or it is more likely than not that we will be required to sell the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through income. For available-for-sale debt securities that do not meet the aforementioned criteria, we evaluate whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, management considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency, and adverse conditions specifically related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an ACL is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost basis. Any impairment that has not been recorded through an ACL is recognized in other comprehensive income.

Changes in the ACL are recorded as credit loss expense. Losses are charged against the allowance when management believes the uncollectibility of an available-for-sale security is confirmed or when either of the criteria regarding intent or requirement to sell is met.

The estimate of expected credit losses considers historical credit loss information that is adjusted for current conditions and reasonable and supportable forecasts. Management may exercise discretion to make adjustments based on various qualitative factors.

Income Taxes. We use the asset and liability (or balance sheet) method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion of the deferred tax asset will not be realized. We exercise significant judgment in evaluating the amount and timing of recognition of the resulting tax liabilities and assets. These judgments may require us to make projections of future taxable income and/or to carryback to taxable income in prior years. The judgments and estimates we make in determining our deferred tax assets, which are inherently subjective, are reviewed on a continual basis as regulatory and business factors change. Any reduction in estimated future taxable income may require us to record a valuation allowance against our deferred tax assets.

Goodwill. Goodwill represents the excess of the purchase price over the fair value of net assets acquired in business combinations. Goodwill is not amortized but is reviewed for impairment at least annually, or more frequently if events or changes in circumstances indicate that the carrying value may not be recoverable. We perform our annual goodwill impairment assessment as of June 30. In evaluating goodwill for impairment, management may first perform a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount. If management concludes that this threshold is not met, a quantitative impairment test is not required.

At June 30, 2026, goodwill totaled $95.7 million and is expected to increase by an additional $33.9 million as a result of the Merger. Management completed its annual impairment assessment at the consolidated reporting unit level and considered relevant qualitative factors, including overall financial performance, credit quality, capital and liquidity, economic and market conditions, interest rates, integration activities and other entity-specific events. Based on this assessment, management concluded it was more likely than not that the fair value of the consolidated reporting unit exceeded its carrying amount. Accordingly, no quantitative impairment test was required, and no goodwill impairment charge was recorded for the year ended June 30, 2026.

Comparison of Financial Condition at June 30, 2026 and June 30, 2025

Total Assets. Total assets increased $355.6 million, or 5.4%, to $6.94 billion at June 30, 2026 from $6.59 billion at June 30, 2025 due to increases of $94.0 million in cash and due from banks, $135.0 million in debt securities, $94.2 million in loans, $9.1 million in deferred tax assets and $9.2 million in bank-owned life insurance. The increase was primarily due to the acquisition of CFSB Bancorp, Inc. and its wholly owned subsidiary Colonial Federal Savings Bank in October 2025 (the “Colonial Acquisition”), which added $353.4 million in total assets, including $166.2 million in loans and $137.3 million of investments, as of the acquisition date.

Cash and Due from Banks. Cash and due from banks increased $94.0 million, or 34.0%, to $370.3 million at June 30, 2026 from $276.3 million at June 30, 2025. The increase was due to deposit growth of $305.5 million exceeding loan growth of $94.2 million, the purchase of securities of $154.9 million and the maturity of Federal Home Loan Bank advances totaling $39.5 million.

Debt Securities. During the 2026 fiscal year, Hometown Financial transferred all its securities previously classified as held-to-maturity to available-for-sale. At the time of transfer, the securities had an amortized cost of $51.5 million, a fair value of $50.2 million and a net unrealized loss of $1.3 million, which was recorded in accumulated other comprehensive loss on the consolidated balance sheets.

Total debt securities, including securities classified as available-for-sale and held-to-maturity (which was zero at June 30, 2026), increased $135.0 million, or 22.5%, to $733.7 million at June 30, 2026 from $598.7 million at June 30, 2025. The increase in securities was due to the $137.3 million of securities acquired in the Colonial Acquisition, which were primarily comprised of U.S. Government agency securities and state, municipal and corporate bonds.

Federal Home Loan Bank Stock. We held Federal Home Loan Bank stock of $10.1 million and $11.6 million at June 30, 2026 and June 30, 2025, respectively. The amount of stock we are required to purchase is based on the amount of our Federal Home Loan Bank borrowings and our total assets. The decrease in Federal Home Loan Bank stock during the year ended June 30, 2026 was due to decreased borrowings.

Federal Reserve Bank Stock. We held Federal Reserve Bank stock of $25.8 million and $23.9 million at June 30, 2026 and June 30, 2025, respectively. The amount of stock we are required to purchase is based on our capital and surplus. The increase in the Federal Reserve Bank stock during the year ended June 30, 2026 was due to increased capital.

Loans, Net. Loans, net, increased $94.2 million, or 1.8%, to $5.32 billion at June 30, 2026, from $5.23 billion at June 30, 2025, primarily due to $166.2 million of loans acquired in the Colonial Acquisition, consisting primarily of one- to four-family residential loans and home equity loans and lines of credit. One- to four-family residential mortgage loans increased $193.9 million, or 10.5%, home equity loans and lines of credit increased $20.2 million, or 7.5%, and commercial real estate loans increased $8.9 million, or 0.5%. These increases were partially offset by decreases of $44.3 million, or 15.3%, in construction loans, $69.8 million, or 10.1%, in multifamily real estate loans, and $11.4 million, or 2.8%, in commercial business loans. Loans held-for-sale was $16.8 million and $11.0 million at June 30, 2026 and June 30, 2025, respectively, which consisted solely of mortgage-related loans.

The loans acquired from the Colonial Federal acquisition totaled approximately $168.5 million at June 30, 2026, including loan activity following the closing of that transaction in October 2025. Excluding these loans, total loans decreased $70.3 million, or 1.3%, compared to June 30, 2025. The decrease primarily reflected declines of $85.3 million in multifamily real estate loans, $44.3 million in construction and land development loans, $11.4 million in commercial business loans and $4.7 million in commercial real estate loans, partially offset by increases of $60.1 million in one- to four-family residential mortgage loans and $16.0 million in home equity loans and lines of credit. The decline in multifamily loans primarily reflected several significant loan payoffs, while the decrease in construction and land development loans was due to project completions and paydowns exceeding new fundings. The increase in one- to four-family residential mortgage loans was due to originations and purchases exceeding repayments, payoffs and sales.

Loan portfolio and credit quality trends during fiscal 2026 reflected both the impact of the Colonial Acquisition and changes in overall credit conditions within the portfolio. Non-accrual loans increased to $77.3 million at June 30, 2026 from $54.5 million at June 30, 2025, with the increase primarily concentrated in commercial real estate loans. The allowance for credit losses on loans increased to $49.9 million at June 30, 2026 from $40.7 million at June 30, 2025, which reflected approximately $8.9 million related to higher specific reserves on individually evaluated loans and $300,000 related to collectively evaluated loans.

The increased allowance reflected charge-off activity totaling $30.1 million, changes in credit quality, portfolio composition, and management’s estimate of expected credit losses. During fiscal 2026, we also transferred a $5.5 million commercial real estate loan to foreclosed assets. Management continues to monitor its credit exposures in light of current economic conditions, collateral values, borrower performance, and market interest rates.

Bank-Owned Life Insurance. We invest in bank-owned life insurance to help offset the costs of our employee benefit plan obligations. Bank-owned life insurance also generally provides non-interest income that is non-taxable. Bank-owned life insurance increased $9.2 million, or 6.7%, to $146.4 million at June 30, 2026 from $137.2 million at June 30, 2025. The increase was primarily due to bank-owned life insurance acquired in the Colonial Acquisition.

Deposits. Deposits increased $305.5 million, or 5.5%, to $5.81 billion at June 30, 2026 from $5.51 billion at June 30, 2025. Core deposits (which we define as all deposits, other than certificates of deposit) increased $229.0 million, or 6.6%, to $3.68 billion at June 30, 2026 from $3.45 billion at June 30, 2025. The increase was primarily a result of a $96.0 million, or 11.0%, increase in money market accounts to $971.6 million at June 30, 2026 from $875.6 million at June 30, 2025, a $59.2 million, or 6.8%, increase in interest-bearing checking accounts to $926.1 million at June 30, 2026 from $866.9 million at June 30, 2025, a $26.7 million, or 2.7%, increase in non interest-bearing checking accounts to $1.01 billion at June 30, 2026 from $989.1 million at June 30, 2025, a $1.4 million, or 12.0%, increase in mortgagors’ escrow accounts to $13.2 million at June 30, 2026 from $11.8 million at June 30, 2025, and a $45.6 million, or 6.5%, increase in savings accounts to $750.5 million at June 30, 2026 from $705.0 million at June 30, 2025. Certificates of deposit increased $76.6 million, or 3.7%, to $2.13 billion at June 30, 2026 from $2.06 billion at June 30, 2025.

The deposit growth was primarily due to the $278.5 million of deposits assumed from the Colonial Acquisition, a majority of which were certificates of deposit. Excluding the deposits assumed in the Colonial Acquisition, deposits increased $27.0 million, reflecting growth in core transaction and savings accounts driven by customer relationship growth and continued efforts to attract and retain lower-cost core deposits.

Federal Home Loan Bank Advances. Advances decreased $31.8 million, or 16.8%, to $157.4 million at June 30, 2026 from $189.2 million at June 30, 2025. Growth in deposits during the year allowed us to reduce reliance on higher-cost advances as they matured, while continuing to fund loan growth and securities purchases.

Other Liabilities. Other liabilities increased $14.5 million, or 22.9%, to $77.6 million at June 30, 2026 from $63.1 million at June 30, 2025. Of the $14.5 million increase, approximately 57% was attributable to supplemental retirement and other post-retirement benefit obligations, including an $8.2 million increase in supplemental retirement plan liabilities, 4% related to an increase in split-dollar and other post-retirement benefit liabilities, 34% was associated with the Colonial Acquisition and 5% was due to normal business operations.

Total Equity. Total equity increased $66.6 million, or 9.7%, to $755.3 million at June 30, 2026 from $688.7 million at June 30, 2025, due to net income of $43.4 million for the year ended June 30, 2026 and the $22.5 million related to the fair value of the business acquired in the Colonial Acquisition.

Average Balance and Yields. The following table sets forth average balance sheets, average yields and costs, and certain other information for the years indicated. No tax-equivalent yield adjustments were made, as the effect thereof was not material. All average balances are month-end average balances. Non-accrual loans are included in average balances only. Average yields include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense. Deferred loan fees are immaterial. Loan balances exclude loans held for sale.

	For the Year Ended June 30,
	2026			2025
	Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Cash and due from banks	$342,557	$10,146	2.96%	$237,826	$7,669	3.22%
Debt securities	686,853	30,734	4.47	582,512	26,759	4.59
Equity and restricted stock	43,411	2,721	6.27	43,117	2,844	6.60
Loans	5,327,446	305,654	5.74	5,005,803	274,051	5.47
Total interest-earning assets	6,400,267	349,255	5.45%	5,869,258	311,323	5.30%
Non-interest-earning assets	399,421			376,319
Total assets	$6,799,688			$6,245,577

Interest-bearing liabilities:
Mortgagors' escrow accounts	$9,241	6	0.06%	$8,192	6	0.07%
Regular and other saving accounts	734,291	491	0.07	660,892	443	0.07
NOW accounts	884,565	3,496	0.40	829,991	3,235	0.39
Money market accounts	908,359	17,880	1.97	805,045	16,855	2.09
Term certificate accounts	2,143,551	77,039	3.59	1,999,917	82,055	4.10
Total interest-bearing deposits	4,680,007	98,912	2.11	4,304,037	102,594	2.38
FHLB advances	174,204	7,448	4.28	235,514	10,618	4.51
Other borrowings	143,335	13,316	9.29	140,950	13,173	9.35
Total interest-bearing liabilities	4,997,546	119,676	2.39%	4,680,501	126,385	2.70%
Non-interest-bearing demand deposits	1,005,391			872,316
Other non-interest-bearing liabilities	66,114			54,931
Total liabilities	6,069,051			5,607,748
Total equity	730,637			637,829
Total liabilities and equity	$6,799,688			$6,245,577
Net interest income		$229,579			$184,938
Net interest rate spread (1)			3.06%			2.60%
Net interest-earning assets (2)	$1,402,721			$1,188,757
Net interest margin (3)			3.59%			3.15%
Average interest-earning assets to interest-bearing liabilities			128.07%			125.40%

(1)Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.

(2)Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(3)Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis. The following table presents the effects of changing rates and volumes on our net interest income for the years indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The total column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately based on the changes due to rate and the changes due to volume. There were no out-of-period items or adjustments required to be excluded from the table below.

	Year Ended June 30, 2026 vs. 2025
	Increase (Decrease) Due to:
	Volume	Rate	Total Increase (Decrease)
		(In thousands)
Interest-earning assets:
Cash and due from banks	$2,576	$(99)	$2,477
Debt securities	5,653	(1,678)	3,975
Equity and restricted stock	(7)	(116)	(123)
Loans	5,725	25,878	31,603
Total interest-earning assets	$13,947	$23,985	$37,932

Interest-bearing liabilities:
Mortgagors' escrow accounts	1	(1)	-
Regular and other saving accounts	30	18	48
NOW accounts	224	37	261
Money market accounts	1,767	(742)	1,025
Term certificate accounts	2,764	(7,780)	(5,016)
Total interest-bearing deposits	4,786	(8,468)	(3,682)
FHLB advances	(1,503)	(1,667)	(3,170)
Other borrowings	77	66	143
Total interest-bearing liabilities	$3,360	$(10,069)	$(6,709)

Change in net interest income	$10,587	$34,054	$44,641

Comparison of Operating Results for the Years Ended June 30, 2026 and June 30, 2025

Net Income. Net income was $43.4 million for the year ended June 30, 2026, compared to net income of $47.9 million for the year ended June 30, 2025, a decrease of $4.5 million, or 9.4%. The decrease was primarily due to a $27.6 million increase in non-interest expense and a $27.4 million increase in total credit loss expense, offset by a $44.6 million increase in net interest income, a $3.0 million increase in non-interest income and a $2.9 million decrease in income tax expense.

The Colonial Acquisition affected several components of our consolidated results of operations for the year ended June 30, 2026. It also increased core deposit intangible assets by $7.6 million, amortization of core deposit intangible assets by $500,000, occupancy and equipment expense, salary and employee benefit expense, and other integration-related costs. Because the Colonial Acquisition was completed on October 31, 2025, our results of operations for fiscal 2026 include the acquired operations only from the acquisition date through June 30, 2026. Accordingly, comparisons between fiscal 2026 and fiscal 2025 are affected by the timing and impact of the acquisition.

Interest and Dividend Income. Interest and dividend income increased $37.9 million, or 12.2%, to $349.3 million for the year ended June 30, 2026, from $311.3 million for the year ended June 30, 2025, primarily due to a $31.6 million increase in interest on loans, a $3.9 million increase in the interest on debt securities and a $2.5 million increase in interest on cash and cash equivalents. The increase in interest on loans primarily resulted from an increase in the weighted average yield on loans to 5.74% for the year ended June 30, 2026 from 5.47% for the year ended June 30, 2025, reflecting higher yields on new and repricing loans, partially offset by the impact of the lower market interest rate environment year-over-year. The increase in interest on loans was also due to an increase of $321.6 million in the average balance of loans to $5.33 billion for the year ended June 30, 2026 from $5.01 billion for the year ended June 30, 2025. The interest on loans included $17.3 million and $13.8 million of income from prior acquisition loan credit marks that have been accreted into income during fiscal 2026 and 2025, respectively. The increase in interest on debt securities resulted from an increase of $104.3 million in the average balance of debt securities to $686.9 million for the year ended June 30, 2026 from $582.5 million for the year ended June 30, 2025, offset by a decrease in the weighted average yield on debt securities to 4.47% for the year ended June 30, 2026 from 4.59% for the year ended June 30, 2025, reflecting lower yields on securities purchased and repriced during the year. The increase in interest on cash and cash equivalents resulted from an increase of $104.8 million in the average balance of cash and cash equivalents to $342.6 million for the year ended June 30, 2026 from $237.8 million for the year ended June 30, 2025, offset by a decrease in the weighted average yield on cash and cash equivalents to 2.96% for the year ended June 30, 2026 from 3.22% for the year ended June 30, 2025, reflecting the lower yields on overnight and short-term liquidity balances.

Average interest-earning assets increased $531.0 million, to $6.40 billion for the year ended June 30, 2026, from $5.87 billion for the year ended June 30, 2025. The yield on interest-earning assets increased to 5.45% for the year ended June 30, 2026, from 5.30% for the year ended June 30, 2025.

Interest Expense. Total interest expense decreased $6.7 million, or 5.3%, to $119.7 million for the year ended June 30, 2026, from $126.4 million for the year ended June 30, 2025. Interest expense on deposit accounts decreased $3.7 million, or 3.6%, to $98.9 million for the year ended June 30, 2026 from $102.6 million for the year ended June 30, 2025, due to a decrease in the weighted average rate on interest-bearing deposits to 2.11% for the year ended June 30, 2026 from 2.38% for the year ended June 30, 2025, primarily due to the repricing and runoff of higher-rate certificates of deposits, offset by an increase in the average balance of interest-bearing deposits of $376.0 million, or 8.7%, to $4.68 billion for the year ended June 30, 2026, from $4.30 billion for the year ended June 30, 2025. Interest expense on Federal Home Loan Bank advances decreased $3.2 million, or 29.9%, to $7.4 million for the year ended June 30, 2026 from $10.6 million for the year ended June 30, 2025, due to a decrease in the average balance of Federal Home Loan Bank advances of $61.3 million, or 26.0%, to $174.2 million for the year ended June 30, 2026, from $235.5 million for the year ended June 30, 2025 and a decrease in the weighted average rate on Federal Home Loan Bank advances to 4.28% for the year ended June 30, 2026 from 4.51% for the year ended June 30, 2025, primarily due to the maturity of high-rate advances being replaced by new borrowings at a lower cost.

Average interest-bearing liabilities increased $317.0 million, or 6.8%, to $5.00 billion for the year ended June 30, 2026, from $4.68 billion for the year ended June 30, 2025. The cost of interest-bearing liabilities decreased to 2.39% for the year ended June 30, 2026, from 2.70% for the year ended June 30, 2025.

Net Interest Income. Net interest income increased $44.6 million, or 24.1%, to $229.6 million for the year ended June 30, 2026, from $184.9 million for the year ended June 30, 2025, primarily due to a $531.0 million increase in the average balance of interest-earning assets during the year ended June 30, 2026, a 15 basis point increase in the yield on interest-earning assets and a 31 basis point decrease in the cost of interest-bearing liabilities. The net interest rate spread increased to 3.06% for the year ended June 30, 2026, from 2.60% for the year ended June 30, 2025, while net interest margin increased to 3.59% for the year ended June 30, 2026, from 3.15% for the year ended June 30, 2025.

Provision for Credit Losses. Based on management’s analysis of the adequacy of the allowance for credit losses, a provision for credit losses on loans of $39.3 million was recorded for the year ended June 30, 2026, compared with $10.7 million for the year ended June 30, 2025. The $28.6 million increase primarily reflected higher charge-offs and deterioration in the commercial real estate portfolio. Charge-offs increased $21.2 million, largely due to $21.7 million of charge-offs on three commercial real estate loans with a total fair value before the charge-off aggregating $31.5 million. Non-accrual loans increased $22.8 million to $77.3 million, driven by a $23.4 million increase in non-accrual commercial real estate loans due to the addition of 12 loans totaling $49.3 million, partially offset by charge-offs and principal paydowns on existing non-accrual commercial real estate loans. During fiscal 2026, we also transferred a commercial real estate loan secured by an office building in East Providence, Rhode Island, to foreclosed assets, which had a carrying value of $5.5 million. Based on management’s analysis of the adequacy of the allowance for off-balance-sheet credit exposures, a provision of $407,000 was recorded for the year ended June 30, 2026, compared with $1.6 million for the year ended June 30, 2025.

During fiscal 2026, we refined our allowance methodology by switching to a probability of default and loss given default framework. The methodology change was applied prospectively as a change in estimate and did not have a material impact on the allowance for credit losses or results of operations for the year ended June 30, 2026.

Non-interest Income. Non-interest income increased $3.0 million, or 10.2%, to $32.0 million for the year ended June 30, 2026, from $29.1 million for the year ended June 30, 2025. The increase in non-interest income was primarily due to an increase of $1.5 million in customer service fees primarily due to additional deposit accounts and transaction activity associated with the Colonial Acquisition and continued growth in customer account activity. Bank-owned life insurance income increased $1.8 million, primarily due to a $1.4 million gain from a death benefit payout, with the remaining increase attributable to additional policies acquired in the Colonial Acquisition and normal increases in cash surrender value. The increases were partially offset by a $1.0 million net realized loss on available-for-sale securities and the absence in fiscal year 2026 of the $988,000 bargain purchase gain recognized in fiscal 2025.

Non-interest Expense. Non-interest expense increased $27.6 million, or 20.2%, to $164.4 million for the year ended June 30, 2026, from $136.8 million for the year ended June 30, 2025. Salary and employee benefit expenses increased $10.2 million, or 13.3%, because of the additional headcount associated with the Colonial Acquisition and annual merit increases in salaries and associated benefits. Occupancy and equipment costs increased $4.8 million, or 28.8%, because of the additional branch offices acquired in the Colonial Acquisition and normal increases in the costs of maintaining property and equipment. Other general and administrative expenses increased $6.6 million, or 47.8%, to $20.4 million for the year ended June 30, 2026, from $13.8 million for the year ended June 30, 2025, primarily due to (1) $2.5 million of non-recurring costs associated with the merger of the three subsidiary banks and (2) a $2.0 million contribution to the North Shore Bank Charitable Foundation. The increase in non-interest expense also reflected increases of $1.2 million in digital banking costs, $1.0 million in advertising expense, $1.2 million related to the amortization of core deposit intangible assets, $2.0 million in merger-related expenses, which included costs associated with the Colonial Acquisition and subsidiary bank mergers, and ongoing business growth.

Income Tax Expense. Income tax expense decreased $2.9 million, or 17.3%, to $14.1 million for the year ended June 30, 2026, from $17.0 million for the year ended June 30, 2025. The decrease was primarily due to lower pre-tax income in 2026. The effective tax rate was 24.5% and 26.2% for the years ended June 30, 2026 and 2025, respectively.

Management of Market Risk

General. Our most significant form of market risk is interest rate risk because, as a financial institution, the majority of our assets and liabilities are sensitive to changes in market interest rates. Therefore, a principal part of our operations is to manage interest rate risk and limit the exposure of our financial condition and results of operations to changes in market interest rates. Our Asset Liability Committee is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk according to the policy and guidelines approved by our board of directors. The Asset Liability Committee meets at least quarterly, is comprised of certain senior management, and reports to the full board of directors on at least a quarterly basis. We currently utilize a third-party modeling program, prepared on a quarterly basis, to evaluate our sensitivity to changing interest rates, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the board of directors.

We seek to manage our interest rate risk to minimize the exposure of our earnings and capital to changes in interest rates. We have implemented the following strategies to manage our interest rate risk:

•
maintaining capital levels that exceed the thresholds for well-capitalized status under applicable regulations;
•
maintaining a prudent level of liquidity;
•
growing our volume of low-cost core deposit accounts;
•
using our investment securities portfolio as part of our balance sheet asset and liability and interest rate risk management strategy to reduce the impact of market interest rate movements on net interest income and economic value of equity;
•
using wholesale funding, primarily in the form of Federal Home Loan Bank advances, in a prudent manner;
•
continuing to diversify our loan portfolio by seeking to grow commercial-related loans, which typically have shorter maturities; and
•
continuing to sell long term, fixed-rate one- to four-family residential mortgage loans in the secondary market while retaining adjustable-rate one- to four-family residential mortgage loans in our loan portfolio.

We believe these strategies help manage the sensitivity of our earnings and capital to changes in market interest rates. Shortening the average term of our interest-earning assets by increasing our investments in shorter-term assets, as well as originating loans with variable interest rates, helps to match the maturities and interest rates of our assets and liabilities better, thereby reducing the exposure of our net interest income to changes in market interest rates.

Change in Net Interest Income. We analyze our sensitivity to changes in interest rates through a net interest income model. Net interest income is the difference between the interest income we earn on our interest-earning assets, such as loans and securities, and the interest we pay on our interest-bearing liabilities, such as deposits and borrowings.

The following table sets forth, as of June 30, 2026, the calculation of the estimated changes in our net interest income that would result from the designated immediate changes in the United States Treasury yield curve. The changes indicated in the following table are within policy guidelines adopted by TruNorth Bank’s board of directors.

Change in Interest Rates	Net Interest Income Year 1 Forecast	Year 1 Change from Level
	(Dollars in thousands)

+200 basis points	$242,023	0.23%
+100 basis points	241,669	0.08
—	241,472	-
-100 basis points	241,689	0.09
-200 basis points	241,560	0.04

The table above indicates that at June 30, 2026, we would have experienced a 0.23% increase in net interest income in the event of an instantaneous parallel 200 basis point increase in market interest rates and a 0.04% increase in net interest income in the event of an instantaneous 200 basis point decrease in market interest rates.

Economic Value of Equity. We also compute amounts by which the net present value of our assets and liabilities (economic value of equity or “EVE”) would change in the event of a range of assumed changes in market interest rates. This model uses a discounted cash flow analysis and an option-based pricing approach to measure the interest rate sensitivity of net portfolio value. The model estimates the economic value of each type of asset, liability and off-balance sheet contract under the assumptions that the United States Treasury yield curve increases instantaneously by 100 or 200 basis point increments or decreases instantaneously by 100 or 200 basis point increments, with changes in interest rates representing immediate and permanent, parallel shifts in the yield curve.

The following table sets forth, as of June 30, 2026, the calculation of the estimated changes in our EVE that would result from the designated immediate changes in the United States Treasury yield curve. The changes indicated in the following table are within policy guidelines adopted by TruNorth Bank’s board of directors.

		Estimated Increase (Decrease) in EVE		EVE as a Percentage of Fair Value of Assets (2)
				EVE Ratio (3)	Increase (Decrease)
Change in Interest Rates (1)	Estimated EVE	Amount	Percent
		(Dollars in thousands)

+200 basis points	$1,628,519	$(44,357)	(2.65)%	25.35%	0.53%
+100 basis points	1,654,916	(17,961)	(1.07)	25.15	0.33
—	1,672,876	-	-	24.82	-
-100 basis points	1,673,042	166	0.01	24.24	(0.59)
-200 basis points	1,669,467	(3,410)	(0.20)	23.57	(1.26)

The table above indicates that at June 30, 2026, we would have experienced a 2.65% decrease in EVE in the event of an instantaneous parallel 200 basis point increase in market interest rates and a 0.20% decrease in EVE in the event of an instantaneous 200 basis point decrease in market interest rates.

Certain shortcomings are inherent in the methodologies used in the above interest rate risk measurements. Modeling changes require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. The net interest income and EVE tables presented assume that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the tables provide an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates, and actual results may differ.

Interest rate risk calculations also may not reflect the fair values of financial instruments. For example, changes in market interest rates can affect the fair values of our loans, mortgage servicing rights, deposits and borrowings.

Liquidity and Capital Resources

Liquidity describes our ability to meet the financial obligations that arise in the ordinary course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of our customers and to fund current and planned expenditures. Our primary sources of funds are deposits, principal and interest payments on loans and securities, proceeds from loan sales and proceeds from maturities of securities. In addition, we have available credit facilities with the Federal Home Loan Bank of Boston, correspondent banks, and the Federal Reserve Bank of Boston. At June 30, 2026, we had the ability to borrow $1.99 billion from the Federal Home Loan Bank of Boston, of which $157.4 million was outstanding. At June 30, 2026, we also had a $51.5 million line of credit with the Federal Reserve Bank of Boston, including available borrowing capacity through the discount window and borrower-in-custody program, with no borrowings outstanding. At June 30, 2026, we had $55.0 million of available lines of credit with correspondent banks, including a $5.0 million U.S. Bank federal funds line, with no borrowings outstanding under any of them. For additional information, see note 11 of the notes to consolidated financial statements.

While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows, loan sales and loan prepayments are greatly influenced by market interest rates, economic conditions, and competition. Our most liquid assets are cash and short-term investments. The levels of these assets depend on our operating, financing, lending, and investing activities during any given period.

Our cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities, and financing activities. For additional information, see the consolidated statements of cash flows for the years ended June 30, 2026 and 2025 included as part of the consolidated financial statements appearing elsewhere in this prospectus.

We are committed to maintaining a strong liquidity position. We monitor our liquidity position daily. We anticipate that we will have sufficient funds to meet our current funding commitments. Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of maturing time deposits will be retained. The net proceeds from the stock offering will significantly increase our liquidity.

At June 30, 2026, prior to the subsequent merger of the subsidiary banks, each of Hometown Financial, bankESB, bankHometown and TruNorth Bank exceeded all of its regulatory capital requirements and each of bankESB, bankHometown and TruNorth Bank was categorized as well-capitalized at that date. Management is not aware of any conditions or events since the most recent notification of well-capitalized status that would change this categorization. For additional information, including tabular financial information regarding the capital levels of each of bankESB, bankHometown and TruNorth Bank as of June 30, 2026, relative to the requirements for well-capitalized status, see note 18 to the notes to the consolidated financial statements. The net proceeds from the stock offering will significantly increase capital resources.

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

Commitments. As a financial services provider, we routinely are a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit and unused lines of credit. While these contractual obligations represent our future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. We anticipate that we will have sufficient funds available to meet our current lending commitments. For additional information, see note 15 to notes to the consolidated financial statements.

Contractual Obligations. In the ordinary course of business, we enter into certain contractual obligations, including operating leases for premises and equipment, among others. For additional information, see note 7 to the notes to the consolidated financial statements.

Recent Accounting Pronouncements

For a discussion of the impact of recent accounting pronouncements on our consolidated financial condition and results of operations, see note 1 to the notes to the consolidated financial statements.

Impact of Inflation and Changing Prices

The consolidated financial statements and related data presented in this prospectus have been prepared according to U.S. GAAP, which requires the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates, generally, have a more significant impact on a financial institution’s performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

BUSINESS OF HOMETOWN FINANCIAL GROUP, INC.

Hometown Financial, a Maryland corporation, was incorporated in July 2026 to become the bank holding company of TruNorth Bank upon completion of the conversion and stock offering. Other than organizational matters, it has not and will not engage in any business before the completion of the conversion and stock offering. Upon completion of the conversion and stock offering, it will own all of the issued and outstanding stock of TruNorth Bank. Hometown Financial will contribute at least 50% of the net proceeds from the stock offering to TruNorth Bank. Hometown Financial will retain the remaining net proceeds from which it will use a portion to lend funds to the ESOP to purchase shares of common stock in the stock offering and repay our $135.0 million senior note. At a later date, we may use the net proceeds from the stock offering to pay dividends to stockholders and repurchase shares of common stock, subject to our capital needs and regulatory limitations. We will invest our initial capital in the manner as discussed in “How We Intend to Use the Proceeds from the Stock Offering.”

After the conversion and the stock offering, Hometown Financial, as the bank holding company of TruNorth Bank, will be authorized to pursue other business activities permitted by applicable laws and regulations, which may include the acquisition of other banks and financial services companies. See “Supervision and Regulation – Bank Holding Company Regulation” for a discussion of the activities that are permitted for bank holding companies.

Following the conversion and stock offering, Hometown Financial’s cash flow will depend primarily on earnings from the investment of the net proceeds from the stock offering it retains and on any cash dividends it receives from TruNorth Bank. TruNorth Bank is subject to regulatory limitations on the amount of dividends that it may pay. See “Supervision and Regulation – Federal Regulations Applicable to TruNorth Bank – Capital Requirements.”

Initially, Hometown Financial will neither own nor lease any property, but will instead pay a fee to TruNorth Bank for the use of its premises, equipment and furniture. At the present time, Hometown Financial intends to employ as its officers only certain persons who are officers of TruNorth Bank. It will, however, use the support staff of TruNorth Bank from time to time and will pay a fee to TruNorth Bank for the time they devote to Hometown Financial. However, these persons will not be separately compensated by Hometown Financial. Hometown Financial may hire additional employees, as needed, to the extent it expands its business in the future.

BUSINESS OF TRUNORTH BANK

General

TruNorth Bank is a Massachusetts-chartered stock savings bank headquartered in Easthampton, Massachusetts. TruNorth Bank currently operates 54 banking offices across Massachusetts as well as northeastern Connecticut and southern New Hampshire, which we consider to be our primary market area. We have entered into an agreement to acquire Primary Bank, Bedford, New Hampshire, which, upon completion, will add four new southern New Hampshire locations to our branch network. See “— Corporate History.”

Our business consists primarily of taking deposits from the general public and investing those deposits, together with funds generated from operations, primarily in one- to four-family residential mortgage loans, commercial and multi-family real estate loans, and commercial business loans. At June 30, 2026, one- to four-family residential mortgage loans totaled $2.04 billion (37.3% of the total loan portfolio), commercial real estate loans totaled $1.87 billion (34.3% of the total loan portfolio), multi-family loans totaled $622.0 million (11.4% of the total loan portfolio) and commercial business loans totaled $393.0 million (7.2% of the total loan portfolio). To a lesser extent, we also originate home equity loans and lines of credit and construction loans. We also invest in securities, primarily consisting of U.S. Government agency securities, collateralized debt obligations, state, municipal and corporate bonds, and U.S. Treasury securities. We offer a variety of deposit accounts, including certificate of deposit accounts, non-interest-bearing and interest-bearing checking accounts, money market accounts and savings accounts. We also offer investment and wealth management services through a division of TruNorth Bank known as “Hometown Wealth Management.”

In addition to our core banking business, we engage in mortgage banking operations through a division of TruNorth Bank known as TruNorth Mortgage. TruNorth Mortgage originates one- to four-family residential real estate loans, a portion of which are sold into the secondary market. TruNorth Mortgage utilizes available funds from TruNorth Bank to fund such loans. During the year ended June 30, 2026, TruNorth Mortgage originated $458.1 million of one- to four-family residential mortgage loans, $151.6 million of which were sold in the secondary market, generating non-interest income of $1.8 million. At June 30, 2026, TruNorth Mortgage was servicing $525.0 million of one- to four-family residential real estate loans that had been sold to third parties. Such loan servicing fees totaled $887,000 for the year ended June 30, 2026. TruNorth Mortgage originated $108.4 million of home equity loans and home equity lines of credit during the year ended June 30, 2026 that were retained in portfolio.

TruNorth Bank is subject to regulation, supervision and examination by the Massachusetts Commissioner of Banks under Massachusetts law and by the Federal Reserve Board, as its primary federal regulator, and the FDIC, as the primary insurer of its deposit accounts, under federal law.

TruNorth Bank’s main office is located at 36 Main Street, Easthampton, Massachusetts 01027. The telephone number at this address is (855) 527-4111. Its website address is www.trunorthbank.com. Information on the website is not incorporated into this prospectus and should not be considered part of this prospectus.

Corporate History

TruNorth Bank is the result of the consolidation of the three subsidiary banks previously held separately by Hometown Financial (Massachusetts) — bankESB (formerly Easthampton Savings Bank), bankHometown (formerly Hometown Bank) and TruNorth Bank (formerly North Shore Bank) — into a single, unified institution and brand. Easthampton Savings Bank was established in 1869. In 2008, Easthampton Savings Bank completed a mutual holding company reorganization by converting from a Massachusetts-chartered mutual savings bank to a stock savings bank and establishing ESB Bancorp, MHC and ESB Bancorp, Inc. as its holding companies. Easthampton Savings Bank changed its name to “bankESB” in January 2024 and became “TruNorth Bank” in August 2026, while ESB Bancorp, MHC and ESB Bancorp, Inc. changed their names to “Hometown Financial Group, MHC” and “Hometown Financial Group, Inc.,” respectively, in 2016.

Mergers and acquisitions have historically been a meaningful component of our business model and growth strategy. In addition to our currently proposed acquisition of Primary Bank, we have acquired eight banks in the last 11 years. Hometown MHC previously pursued a “multi-bank holding company” strategy, in which it held certain acquired institutions as separate bank subsidiaries, maintaining their unique branding and footprints, while leveraging the cost-efficiencies of a larger organization and a shared services model among the institutions and building a seasoned executive management team. Matthew S. Sosik has served as our Chief Executive Officer since 2013 and has led the strategic direction of the organization throughout this period of significant growth. Previously, he served as the President and Chief Executive Officer of bankHometown (then known as “Hometown Bank”) for 17 years.

Our mergers and acquisitions since 2015 have consisted of the following:

•
Citizens National Bancorp, Inc. In June 2015, ESB Bancorp, MHC and ESB Bancorp, Inc. acquired Citizens National Bancorp, Inc., and its wholly-owned subsidiary Citizens National Bank, for cash consideration of $51.3 million. Citizens National Bank merged into Easthampton Savings Bank. Citizens National Bancorp had $332.7 million of assets, $118.9 million of loans, $288.1 million of deposits and five branches at the time of the acquisition.
•
Hometown Community Bancorp, MHC. In April 2016, ESB Bancorp, MHC acquired Hometown Community Bancorp, MHC and its wholly-owned subsidiary Hometown Bank. No consideration was paid in the transaction. Hometown Bank remained a separate subsidiary under Hometown Financial (Massachusetts). Hometown Community Bancorp had $428.4 million of assets, $357.5 million of loans, $358.6 million of deposits and eight branches at the time of the acquisition.

As part of that transaction, ESB Bancorp, MHC changed its name to “Hometown Financial Group, MHC” and ESB Bancorp, Inc. changed its name to “Hometown Financial Group, Inc.” The Citizens National Bank branches were transferred to Hometown Bank in November 2016.

•
Pilgrim Bancshares, Inc. In January 2019, Hometown Financial (Massachusetts) acquired Pilgrim Bancshares, Inc., and its wholly-owned subsidiary Pilgrim Bank, for cash consideration of $53.9 million. Pilgrim Bank remained a separate subsidiary under Hometown Financial (Massachusetts). Pilgrim Bank had $269.3 million of assets, $221.0 million of loans, $202.3 million of deposits and three branches at the time of the acquisition.
•
Abington Bank. In May 2019, Pilgrim Bank acquired Abington Bank, with the resulting entity renamed Abington Bank. No consideration was paid in the transaction. Abington Bank had $314.0 million of assets, $237.8 million of loans, $267.3 million of deposits and three branches at the time of the acquisition.
•
Millbury Savings Bank. In October 2019, Hometown Bank acquired Millbury Savings Bank, which merged with and into Hometown Bank. No consideration was paid in the transaction. Millbury Savings Bank had $230.0 million of assets, $178.8 million of loans, $180.5 million of deposits and two branches at the time of the acquisition.

Hometown Bank changed its name to “bankHometown” in May 2024.

•
Randolph Bancorp, Inc. In October 2022, Hometown Financial (Massachusetts) acquired Randolph Bancorp, Inc. and its wholly owned subsidiary Envision Bank, for cash consideration of $146.5 million. Envision Bank merged with and into Abington Bank. Randolph Bancorp had $835.1 million of assets, $723.1 million of loans, $626.4 million of deposits and five branches at the time of the acquisition. Randolph Bancorp’s president and chief executive officer, William Parent, joined Hometown Financial (Massachusetts) as our Chief Strategy Officer, and Ryan Kirwin joined as our Executive Vice President of Residential Lending.
•
North Shore Bank. In September 2024, Hometown Financial (Massachusetts) acquired North Shore Bancorp and its wholly owned subsidiary North Shore Bank. Abington Bank was merged with and into North Shore Bank. No consideration was paid in the transaction. North Shore Bancorp had $1.61 billion of assets, $1.25 billion of loans, $1.39 billion of deposits and 15 branches at the time of the acquisition. North Shore Bank’s president and chief operating officer, Michael Wheeler, joined Hometown Financial (Massachusetts) as Chief Operating Officer, and William Beitler joined as Chief Risk Officer, and Sheryl Shinn joined as Chief Information Officer.

North Shore Bank changed its name to “TruNorth Bank” in February 2026.

•
CFSB Bancorp, Inc. In October 2025, Hometown Financial (Massachusetts) acquired CFSB Bancorp Inc. and its wholly owned subsidiary Colonial Federal Savings Bank, for cash consideration of $39.9 million. Colonial Federal Savings Bank merged with and into North Shore Bank. CFSB Bancorp had $353.4 million of assets, $166.2 million of loans, $278.5 million of deposits and four branches at the time of the acquisition.
•
Primary Bank. On July 6, 2026, we entered into an agreement to acquire Bedford, New Hampshire-based Primary Bank. As of June 30, 2026, Primary Bank had $769.5 million of assets, $664.8 million of net loans, $644.2 million in deposits, and four southern New Hampshire locations. Under the terms of the merger agreement, which was unanimously approved by both companies’ boards of directors, Primary Bank shareholders will have the right to elect to receive, for each share of Primary Bank common stock that they own, either $33.00 in cash or 3.100 shares of newly issued Hometown Financial common stock, subject to the requirement that 50% of the outstanding shares of Primary Bank common stock be converted into the cash consideration and 50% be converted into the stock consideration. The total transaction value is approximately $160.0 million. The merger is subject to regulatory approvals, Primary Bank shareholder approval, and other closing conditions, including the successful completion of the conversion and stock offering.

Merger of Subsidiary Banks. On August 21, 2026, we completed the mergers of our former wholly-owned bank subsidiaries, as bankHometown, a Massachusetts-chartered savings bank, and TruNorth Bank, a Massachusetts-chartered cooperative bank, merged with and into our wholly-owned bank subsidiary, bankESB, a Massachusetts savings bank, which changed its name to “TruNorth Bank” as a part of the mergers. The bank mergers will result in a unified brand identity, which we believe will enhance our competitive position, eliminate redundancies and reduce our non-interest expenses, thereby improving our operating efficiency, allow customers of each institution to access our banking products and services without restriction throughout the entire franchise and provide a stronger platform for executing our business strategy. Further, the larger size of the resultant banking institution also allows us to pursue larger loans as a result of higher lending limits for borrowers and reduces the need for affiliate participations or addressing individual bank liquidity, capital, and interest rate requirements.

Business Strategy

Over the past decade, our mergers and acquisitions activities have significantly contributed to our growth, acquisition of talent, and geographic expansion of our banking franchise across Massachusetts and into northeast Connecticut and southern New Hampshire. As we move forward from the multi-bank mutual holding company structure and capitalize on having “TruNorth Bank” as a single brand and top community bank in New England, we expect to focus more heavily on organic growth. The capital we are raising in the conversion and stock offering will enable us to increase our lending activities, build stronger internal sales capabilities, and invest in talent, technology and infrastructure.

Core components of our current business strategy include:

•
Grow and diversify our core funding base through enhanced deposit products and alternative funding channels. As of June 30, 2026, core deposits (which we define as all deposits, other than certificates of deposit) constituted $3.68 billion, or 63.3%, of our total deposits. Core deposits represent our most stable and cost-effective source of funding, and we believe a diversified funding strategy will strengthen our liquidity position and reduce our cost of funds over time. We intend to grow our core deposit base by expanding both consumer and business deposit product offerings and pursuing complementary funding channels, including digital direct-to-consumer platforms, fintech partnerships and targeted de novo branching, that broaden our depositor base. We anticipate that the unification of our three separate bank subsidiaries into a single “TruNorth Bank” brand will better position us to execute our strategy as significant additional marketing efforts will promote the new TruNorth Bank name across our entire market area, building brand awareness and driving account acquisition without the distraction of market overlap and duplicative production costs. We also believe that a unified brand and a consolidated data processing platform further supports our initiative to capture a greater share of overall banking business from our existing customer base.
•
Diversify our loan portfolio with an increased emphasis on commercial lending. We intend to diversify our loan portfolio, which is currently concentrated in real estate-based lending, by expanding our commercial lending capabilities. We plan to expand our commercial lending platform and pursue middle-market banking relationships in New England, targeting companies generating between $10 million and $500 million in annual revenue. We expect that our expanded commercial lending activities will generate opportunities to cross-sell deposit, cash management and letters of credit products to commercial customers. We intend to grow this portfolio primarily through organic means, and plan to recruit experienced banking professionals and invest in our sales and relationship management teams, which will be facilitated by the proceeds of the stock offering. In December 2025, we hired Scott Sanborn, a seasoned Chief Commercial Banking Officer who has broad commercial lending experience and a track record of growth across multiple verticals in our region, to accelerate this initiative.
•
Continue to emphasize commercial real estate, residential mortgage, home equity, and mortgage banking activities. As a community bank, real estate-based lending has been and will continue to be the foundation of our lending activities. At June 30, 2026, real estate-based loans, including commercial real estate loans, one- to four-family residential mortgage loans, home equity loans and lines of credit, multifamily loans and construction loans, totaled $5.07 billion, or 92.7%, of our total loan portfolio. We intend to maintain our strong commercial real estate lending platform, which benefits from an experienced team with local market presence and a productive partnership between our credit and lending functions. Additionally, we will continue to leverage our mortgage banking operations to increase our residential loan and home equity loan production, manage our interest rate risk and generate fee income. The proceeds from the stock offering will allow us to continue to grow these core areas, attract larger customers, and enter new market segments through increased originations, higher legal lending limits, and the addition of seasoned mortgage and commercial real estate lenders.
•
Maintain a prudent, disciplined approach to risk management. We maintain a comprehensive enterprise risk management framework designed to identify, measure, monitor, and control risks across all business activities. Risk governance is supported by board oversight, management committees, documented risk appetite parameters, and independent testing and assurance functions. Policies, procedures, and internal controls are regularly reviewed and enhanced as our business model evolves to ensure continued compliance with regulatory requirements and safe and sound operations. With respect to credit risk, we have established an experienced credit team and implemented well-defined policies, a thorough and efficient loan underwriting process, and active credit monitoring. We emphasize conservative underwriting standards, and management believes that maintaining strong governance and control discipline enables us to pursue growth opportunities responsibly while protecting customers, stockholders, and the communities we serve. Our non-performing assets totaled $82.8 million, or 1.19% of total assets, at June 30, 2026. As we diversify and expand our loan portfolio, we believe disciplined credit oversight is essential to preserving the quality of our earning assets and managing our overall risk profile. We intend to continue to apply conservative underwriting standards and sound credit risk management practices as part of our overall risk management program.
•
Focus on an enhanced customer experience and improved customer engagement. We are committed to delivering a high level of personalized service to attract and retain customers across our New England market area. As we grow, we intend to evolve our operational capabilities to support a broader range of products to meet the needs of more sophisticated commercial and middle-market customers. We plan to strengthen customer engagement through strategic investments in people, improved digital capabilities, enhanced product delivery, responsive relationship banking and the consolidation of our subsidiary bank brands into a single, unified brand. We believe these investments will allow us to support higher lending volumes, compete more effectively with larger institutions and provide a better banking experience for both our consumer and commercial customers.
•
Continue to consider opportunistic acquisition activities. Although we plan to emphasize organic growth and reduce our reliance on acquisition-based growth, we will continue to consider expansion opportunities in our market area or in contiguous markets that we believe would enhance our franchise value and stockholder returns, such as our pending acquisition of Primary Bank. Such opportunities may include acquiring branch offices or other financial institutions or financial-related companies. The capital we are raising in the stock offering and our ability to issue shares of our common stock as merger consideration could help us to fund any such opportunities that may arise. We have no current plans or intentions regarding any such expansion activities, other than the acquisition of Primary Bank.

Reflecting our community focus, in connection with the conversion and offering, we intend to establish a charitable foundation and fund it with shares of our common stock equal to 4% of the shares sold in the stock offering. The charitable foundation will make contributions to support various charitable organizations within the communities we serve now and in the future, and will build upon our historic charitable efforts. Our existing charitable giving program, “The Giving Tree,” which consists of five separate charitable foundations with an aggregate of $14.6 million in total assets as of June 30, 2026, donated more than $3.1 million to organizations in our local communities in 2025, and donated over $14 million to more than 900 groups and causes from 2015 to 2025. For further information, see “TruNorth Bank Foundation, Inc.”

Market Area

TruNorth Bank currently operates 54 banking offices across its primary market area, which includes 30 offices in the Boston-Cambridge-Newton metropolitan statistical area (“MSA”) in Massachusetts, as well as in northeastern Connecticut and southern New Hampshire. Our banking offices are located in Essex, Hampden, Hampshire, Middlesex, Norfolk, Plymouth and Worcester Counties in Massachusetts, the Northeastern Connecticut Planning Region of Connecticut, and Rockingham County, New Hampshire. On November 20, 2026, we will close one branch located in Salem, Massachusetts (Essex County). We have also applied for regulatory approval to close one branch in Braintree, Massachusetts (Norfolk County) and one branch in Quincy, Massachusetts (Norfolk County). Upon the acquisition of Primary Bank, our geographical footprint will expand to include three offices in Hillsborough County and one additional office in Rockingham County in New Hampshire. While our deposit-gathering activities occur primarily in our primary market area, TruNorth Bank’s lending activities currently cover a broader area that includes Rhode Island, New York (with respect to commercial lending), Maine, Vermont, and Florida (with respect to residential lending).

Our market area comprises a mix of urban and suburban communities and a diversified economic base. Major employment sectors include higher education, tourism, retail and wholesale trade, manufacturing, finance, technology, and health care. Home to over 100 colleges and universities, our market area includes many highly-educated employees, professionals, and entrepreneurs.

Massachusetts is the most populous state in New England with an estimated 2026 population of approximately 7.2 million, making it the 16th most populous state nationally and the third most densely populated, behind New Jersey and Rhode Island. As of June 2026, the unemployment rate in Massachusetts was 4.2%, compared to 4.4% nationally. The Boston-Cambridge-Newton MSA is the 11th most populous MSA in the United States with a population of approximately 5.1 million, a median household income of $121,960, and an unemployment rate of 3.9%.

Selected demographic and economic data for TruNorth Bank’s primary markets and comparable national data are presented in the table below.

	United States	Massachusetts	Connecticut	New Hampshire	Boston MSA
Population (2026 Estimated)	342,965,686	7,179,961	3,697,001	1,413,530	5,065,382
Population (2031 Projected)	351,802,157	7,307,843	3,767,339	1,435,250	5,174,017
Population Change 2026 to 2031	2.58%	1.78%	1.90%	1.54%	2.14%
Median Household Income (2026)	$86,867	$109,065	$102,592	$106,667	$121,960
Median Household Income (2031 Projected)	$96,684	$121,125	$112,399	$118,207	$158,367
Bachelor’s Degree or Higher (%)	35.11%	46.37%	41.60%	40.52%	51.01%
Unemployment Rate (June 2026)	4.4%	4.2%	4.9%	2.5%	3.9%
Owner-Occupied Housing Median Value (2026)	$364,711	$602,593	$396,171	$445,157	$679,735

Source: S&P Global.

Competition

We face significant competition within our market area both in making loans and attracting deposits. Our market area has a high concentration of financial institutions, including large money centers and regional banks, community banks, credit unions and other non-bank financial service providers.

As of June 30, 2026, in Massachusetts, TruNorth Bank (on a consolidated basis with its predecessor banks) ranked 12th by deposit market share, with $5.36 billion in deposits across 49 offices, representing a 0.83% market share. In New Hampshire, we ranked 37th with $68.2 million in deposits and a 0.14% market share, and in Connecticut, we ranked 38th with $393.5 million in deposits and a 0.22% market share.

Our competition for loans comes primarily from the competitors referenced above and from other financial service providers, such as mortgage companies and mortgage brokers. Competition for loans also comes from the increasing number of non-depository financial service companies participating in the mortgage market, such as insurance companies, securities firms, fintech companies, specialty finance firms and technology companies.

We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend toward consolidation of the financial services industry. Technological advances, for example, have lowered barriers to entry, which have allowed banks to expand their geographic reach by providing services over the internet and made it possible for non-depository institutions, including fintech companies, to offer products and services that traditionally have been provided by banks. Competition for deposits and loans could limit our growth in the future.

Lending Activities

Our principal lending activities consist of originating one- to four-family residential mortgage, commercial real estate, multi-family and commercial loans. We are seeking to grow our commercial loan portfolio. We also originate home equity loans and lines of credit, and, to a lesser extent, construction loans. Our real estate loans are primarily secured by properties located in our primary market area, although TruNorth Bank currently lends in Massachusetts, Rhode Island, Connecticut, New York (with respect to commercial lending), New Hampshire, Maine, Vermont, and Florida (with respect to residential lending).

Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio, by loan type at the dates indicated.

	At June 30,
	2026		2025
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
One- to four-family residential	$2,038,046	37.30%	$1,844,146	34.36%
Home equity loans and lines of credit	288,372	5.28	268,131	5.00
Commercial real estate	1,872,578	34.28	1,863,640	34.74
Construction and land development	245,335	4.49	289,596	5.40
Multifamily	622,016	11.39	691,844	12.90
Commercial loans	392,955	7.19	404,346	7.54
Consumer loans	3,736	0.07	3,113	0.06
	$5,463,038	100.00%	$5,364,816	100.00%
Less:
Allowance for credit losses	(49,897)		(40,690)
Purchase accounting marks on acquired loans	(99,821)		(103,425)
Deferred loan costs, net	7,323		5,698
Loans receivable, net	$5,320,643		$5,226,399

Loan Portfolio Maturities. The following table sets forth the contractual maturities of our total loan portfolio at June 30, 2026. Demand loans, which are loans having no stated repayment schedule or maturity, and overdraft loans are both reported as being due in one year or less. Maturities are based on the final contractual payment date and do not reflect repricing or the effect of prepayments. Actual maturities may differ.

	Real estate loans
	One- to four-family residential	Home equity loans and lines of credit	Commercial real estate	Construction and land development	Multifamily	Commercial	Consumer	Total
	(In thousands)
Amounts due in:
One year or less	$20,465	$103	$152,336	$68,393	$39,559	$30,392	$362	$311,610
After one through five years	59,346	4,432	592,892	63,995	163,258	94,110	2,162	$980,195
After five through 15 years	264,275	72,193	857,914	91,213	283,980	186,783	737	$1,757,095
More than 15 years	1,693,960	211,644	269,436	21,734	135,219	81,670	475	$2,414,138

Total	$2,038,046	$288,372	$1,872,578	$245,335	$622,016	$392,955	$3,736	$5,463,038

The following table sets forth our fixed- and adjustable-rate loans at June 30, 2026 that are contractually due after June 30, 2027.

	Due After June 30, 2027
	Fixed	Adjustable	Total
	(In thousands)

Real estate loans:
One- to four-family residential	$1,025,394	$992,187	$2,017,581
Home equity loans and lines of credit	66,359	221,911	288,270
Commercial real estate	512,012	1,208,230	1,720,242
Construction and land development	26,042	150,900	176,942
Multifamily	107,998	474,459	582,457
Commercial loans	190,948	171,615	362,563
Consumer loans	2,693	681	3,374
Total	$1,931,446	$3,219,983	$5,151,429

One- to Four-Family Residential Mortgage Loans. At June 30, 2026, one- to four-family residential mortgage loans totaled $2.04 billion, or 37.3% of total loans. As of June 30, 2026, the average outstanding principal loan balance within our one- to four-family residential mortgage loan portfolio was $272,000.

The residential lending division of TruNorth Bank is marketed and branded as “TruNorth Mortgage.” One- to four-family residential mortgage loans are generally underwritten according to Fannie Mae and Freddie Mac guidelines, and we refer to loans that conform to such guidelines as “conforming loans.” We generally originate loans in amounts up to the maximum conforming loan limits as established by the Federal Housing Finance Agency (“FHFA”). We also originate loans above the FHFA limit, which are referred to as “jumbo loans.” We generally underwrite jumbo loans in a manner consistent with conforming loans. At June 30, 2026, $333.7 million, or 16.4%, of our one- to four-family residential mortgage loans were jumbo loans.

We offer fixed-rate and adjustable-rate mortgage loans. Fixed-rate one- to four-family residential real estate loans are originated with terms of up to 30 years. The maximum loan-to-value ratio is generally 80% without private mortgage insurance. At June 30, 2026, our fixed-rate one- to four-family residential real estate loans totaled $1.03 billion.

Adjustable-rate one- to four-family residential real estate loans are originated with terms of up to 30 years, with interest rates and payments that adjust semi-annually after initial fixed-rate periods of five, seven or 10 years. Interest rate adjustments are based on changes in the 30-day average Secured Overnight Funds Rate (“SOFR”) plus a spread. Such loans generally have a cap of 1% or 2% on any increase or decrease in the interest rate at any adjustment date, and a maximum adjustment limit of 5% on any such increase or decrease over the life of the loan, and a base margin (which is also the floor rate) of 2.75%. At June 30, 2026, our adjustable-rate one- to four-family residential real estate loans totaled $1.01 billion.

We have historically sold, with servicing rights retained, a significant majority of the long-term, fixed-rate one- to four-family residential mortgage loans that we originate, for interest rate risk management purposes and to generate non-interest income. More recently, we have retained a portion of such loans for balance sheet diversification purposes. We maintain most of the adjustable-rate one- to four-family loans that we originate.

We generally do not offer “interest-only” mortgage loans on one- to four-family residential real estate loans nor do we offer loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on their loan, resulting in an increased principal balance during the life of the loan. Additionally, we do not offer “subprime loans” (loans that are made with low down-payments to borrowers with weakened credit histories typically characterized by payment delinquencies, previous charge-offs, judgments, bankruptcies, or borrowers with questionable repayment capacity as evidenced by low credit scores or high debt-burden ratios).

When underwriting residential mortgage loans, we evaluate the borrower’s ability to make principal, interest and escrow payments and the value of the property that will secure the loan. Our one- to four-family residential real estate loans do not currently include prepayment penalties and do not produce negative amortization. Our one- to four-family residential mortgage loans customarily include “due-on-sale” clauses giving us the right to declare the loan immediately due and payable if the borrower sells the property subject to the mortgage. All borrowers are required to obtain title insurance. We also require homeowner’s insurance and fire and casualty insurance and, where circumstances warrant, flood insurance on properties securing real estate loans.

Home Equity Loans and Lines of Credit. In addition to traditional one- to four-family residential mortgage loans, TruNorth Mortgage offers home equity loans and home equity lines of credit that are secured by the borrower’s primary or secondary residence or by an investment property. At June 30, 2026, home equity loans and lines of credit totaled $288.4 million, or 5.3% of total loans. Subject to market conditions, we intend to continue and increase this type of lending, because it offers higher yields and variable interest rates, which helps to mitigate interest rate risk.

Home equity term loans and lines of credit are generally underwritten using the same underwriting criteria for one- to four-family residential mortgage loans. Home equity loans and lines of credit may be underwritten with a loan-to-value ratio of up to 80% when combined with the principal balance of the existing first mortgage loan and up to 70% for investment properties. Our home equity loans are originated with fixed rates of interest and with terms of up to 20 years. Home equity lines of credit have a 25-year term and may be drawn on during the first 10 years. Home equity lines of credit require interest-only payments during the draw period. Interest rates on home equity lines of credit are variable over the full term of the loan and are indexed to the U.S. Prime Rate as published in The Wall Street Journal, subject to rate caps and floors similar to our adjustable-rate mortgage loans.

Commercial Real Estate Loans. At June 30, 2026, commercial real estate loans totaled $1.87 billion, or 34.3% of total loans. Commercial real estate loans are generally secured by retail, office and industrial properties located in our primary market area. All of our commercial real estate loans are subject to our underwriting procedures and guidelines. We generally originate adjustable-rate commercial real estate loans with maximum terms of up to 10 years with amortization periods of 20 to 30 years. The maximum term may be extended beyond 10 years when there are call options at each five-, seven-, or 10-year anniversary of the loan, or when the loan has a demand period thereafter. We establish maximum loan-to-value ratios based on the length of the loan’s amortization period and the type of collateral, but loan-to-value ratios are generally limited to no more than 80% of the appraised value or purchase price, whichever is lower. Commercial real estate loan pricing is generally tied to market-based benchmark rates. Adjustable-rate loans are typically indexed to SOFR plus a margin of approximately 2%, resulting in rate adjustments as SOFR changes. Closed-end commercial mortgages are generally priced based on a Federal Home Loan Bank rate with a corresponding rate adjustment period, plus a margin of approximately 2%. As benchmark rates fluctuate, loan yields are repriced in accordance with the terms of the credit agreement. At June 30, 2026, our average commercial real estate loan balance was $1.4 million. At June 30, 2026, our largest commercial real estate loan had an outstanding balance of $31.4 million, was secured by a non-owner-occupied mixed use commercial property located in our primary market area, and was performing according to its original terms.

We consider a number of factors in originating commercial real estate loans, including the creditworthiness of the borrower, the value and condition of the property securing the loan, and the rent roll of the mortgaged property. When evaluating the borrower, we also consider the borrower’s experience in owning or managing similar property and the borrower’s payment history with us and other financial institutions. In evaluating the property securing the loan, we consider the net operating income of the mortgaged property before debt service and depreciation, the debt service coverage ratio (the ratio of net operating income to debt service), and the ratio of the loan amount to the appraised value of the mortgaged property. The collateral property is appraised by outside independent and qualified appraisers that are duly approved according to policy. Personal guarantees are often obtained from borrowers. Each borrower’s financial information is monitored on an ongoing basis by requiring periodic financial statement updates.

At June 30, 2026, commercial real estate loans secured by owner-occupied properties totaled $532.0 million, or 28.4% of the commercial real estate loan portfolio, and non-owner-occupied properties totaled $1.34 billion, or 71.6% of the commercial real estate loan portfolio.

The following table presents our commercial real estate loan portfolio by industry sector at June 30, 2026.

	Loans by Industry Sector
	Balance	Percentage of Total
	(Dollars in thousands)
Commercial real estate loans:
Office space	$339,305	18.1%
Industrial	298,296	15.9%
Shopping plazas	289,515	15.5%
Retail	215,601	11.5%
Commercial loans secured by residential	145,641	7.8%
Other specialized real estate	144,119	7.7%
Automotive facilities	87,632	4.7%
Hotels and motels	84,244	4.5%
Warehouse and self-storage	61,354	3.3%
Restaurants	52,431	2.8%
Other	154,440	8.2%
Total commercial real estate loans	$1,872,578	100.0%

Our office space commercial real estate loans include $141.0 million of suburban office park properties, $65.0 million of urban properties, $64.8 million of downtown properties, and $57.5 million of central business district properties.

Multi-family Mortgage Loans. At June 30, 2026, multi-family mortgage loans totaled $622.0 million, or 11.4% of total loans. Multi-family mortgage loans are secured primarily by five or more-unit residential apartment buildings located in our primary market area. As with commercial real estate loans, we generally originate adjustable-rate multi-family mortgage loans with maximum terms of up to 10 years. Adjustable-rate loans are typically indexed to the SOFR plus a margin of approximately 2%, resulting in rate adjustments as SOFR changes. Closed-end multi-family mortgages are generally priced based on a Federal Home Loan Bank rate with a corresponding rate adjustment period, plus a margin of approximately 2%. As benchmark rates fluctuate, loan yields are repriced in accordance with the terms of the credit agreement. At June 30, 2026, our average multi-family loan balance was $1.5 million. At June 30, 2026, our largest multi-family mortgage loan had a principal outstanding balance of $16.0 million, was secured by a 49-unit apartment building located in our primary market area, and was performing according to its original terms.

We consider a number of factors in originating multi-family mortgage loans, including the creditworthiness of the borrower, the value and condition of the mortgaged property securing the loan, and the rent roll of the mortgaged property. When evaluating the borrower, we also consider the borrower’s experience in owning or managing similar property and the borrower’s payment history with us and other financial institutions. In evaluating the property securing the loan, among other factors we consider the net operating income of the mortgaged property before debt service and depreciation, the debt service coverage ratio, and the ratio of the loan amount to the appraised value of the mortgaged property. The collateral property is appraised by outside independent and qualified appraisers that are duly approved according to policy. Personal guarantees are often obtained from borrowers. Each borrower’s financial information is monitored on an ongoing basis by requiring periodic financial statement updates.

Commercial Loans. At June 30, 2026, commercial loans totaled $393.0 million, or 7.2% of total loans. Commercial loans consist primarily of lines of credit and term loans for working capital, business equipment, and general corporate needs made to a variety of professionals, sole proprietorships, partnerships and corporations in our primary market area. In particular, we lend to franchisees, with loans for acquisition, capital expenditures, and store remodels and refreshes, and at June 30, 2026, our franchise loan portfolio totaled $103.6 million. We also lend to condominium associations for capital improvements, repairs, and other association-related financing needs, and at June 30, 2026, that portfolio totaled $75.8 million. Both portfolios have performed well and remain below their concentration limits of 100% and 50%, respectively, of Risk-Based Capital. We intend to increase our commercial lending activities to diversify our loan portfolio, manage interest rate risk and build new customer relationships, which we anticipate will enhance our ability to cross-sell loan and deposit products.

The majority of our commercial loans and lines of credit are secured by some or all of the business assets of the borrower, including machinery and equipment, accounts receivable, and inventory, among other business assets. Lines of credit are generally adjustable-rate loans with maturities of up to one year, with a rate indexed to the U.S. Prime Rate or SOFR. Term loans have either fixed or adjustable rates and generally have terms not exceeding the estimated life of the collateral, or generally up to 10 years.

When making commercial loans, we consider the financial statements of the borrower, lending history with the borrower, the debt service capabilities and global cash flows of the borrower and other guarantors, the projected cash flows of the business and the value of the business assets securing the loan.

At June 30, 2026, our largest commercial business loan had an outstanding balance of $19.7 million, was originated for the acquisition of franchise coffee shops in the Merrimack Valley area in Massachusetts and secured by business assets of the borrower, and was performing in accordance with its original terms.

We also originate commercial loans that are guaranteed by the U.S. Small Business Administration (the “SBA”), an independent agency of the federal government. SBA loans are offered for business purposes such as owner-occupied commercial real estate, business acquisitions, start-ups, franchise financing, working capital, improvements and renovations, inventory and equipment, and debt-refinancing. SBA loans offer lower down payments and longer-term financing, which helps small businesses that are starting out, or about to expand. The guarantees on SBA loans and SBA express loans are generally 75% and 50% of the principal amount of the loan, respectively. SBA loans have terms ranging from five to 25 years depending on the use of the proceeds. As of June 30, 2026, we had $14.1 million of SBA loans in our loan portfolio. While we do not currently sell the SBA loans that we originate, we intend to begin selling the SBA-guaranteed portion of SBA loans that we originate to third parties in the future, on a servicing retained basis.

Construction Loans. At June 30, 2026, construction and land development loans totaled $245.3 million, or 4.5% of total loans. The portfolio included residential construction loans, commercial and other construction loans, and land loans for residential or commercial development, generally within our primary market area.

At June 30, 2026, residential construction loans totaled $71.0 million. Residential construction loans are generally originated on a construction-to-permanent loans, where after an initial construction period of 12 months or less, the construction loan converts to a permanent one- to four-family residential mortgage loan. During the construction phase, funds are advanced on a “per completion” basis and the borrower makes interest-only payments. Residential construction loans are generally limited to a maximum loan-to-value ratio of 80% of the appraised value upon completion, or 70% for investment properties. Interest rates and fees are determined based on our asset/liability objectives and competitive factors. At June 30, 2026, our largest residential construction loan was $7.8 million, was secured by residential real estate under development, and was performing according to its original terms.

At June 30, 2026, commercial construction loans totaled $174.3 million. Commercial construction loans generally have terms of up to 24 months. Funds are advanced on a “per completion” basis following required inspections and the borrower makes interest-only payments during the construction phase. Interest rates and fees are determined based on our asset/liability objectives and competitive factors. As of June 30, 2026, $137.8 million of our commercial construction loans were structured to convert to permanent commercial real estate financing upon completion of the project. As of June 30, 2026, we also had $21.3 million of speculative commercial construction loans, which mature upon expiration of the term and do not convert to permanent loans. The remaining $15.2 million of commercial construction loans as of June 30, 2026 consisted primarily of land loans and other commercial construction-related exposures. Commercial construction loans are generally limited to the lesser of 75% loan-to-value or 90% loan-to-cost for commercial properties. Before making a commitment to fund a construction loan, we require an appraisal of the property by an independent licensed appraiser. We also generally require inspections of the property before disbursements of funds during the term of the construction loan. At June 30, 2026, our largest commercial construction loan had an outstanding balance of $15.0 million, was a participation in construction financing, and was performing according to its original terms.

Consumer Loans. At June 30, 2026, consumer loans totaled $3.7 million or 0.1% of total loans. We ceased originations of consumer loans in 2022, and consumer lending is not expected to be a significant lending activity. The remaining consumer loan portfolio consists primarily of energy-efficiency loans, acquired through our acquisition of Colonial Federal Savings Bank in October 2025, and loans secured by deposit accounts.

Loan Underwriting Risks

Adjustable-Rate Residential Real Estate Loans. Although adjustable-rate mortgage loans may, to an extent, reduce our vulnerability to changes in market interest rates because they periodically reprice, as interest rates increase, the required payments due from the borrower also increase (subject to any rate caps), increasing the potential for default by the borrower. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustments of the contractual interest rate are also limited by the maximum periodic and lifetime rate adjustments permitted by our loan documents.

Commercial Real Estate and Multi-family Loans. Loans secured by commercial real estate or multi-family properties generally have larger balances and involve a greater degree of risk than owner-occupied, one- to four-family residential real estate loans. The primary concern in commercial real estate lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject, to a greater extent than residential real estate loans, to adverse conditions in the real estate market or the economy. To monitor cash flows on income properties, we require borrowers and loan guarantors to provide quarterly, semi-annual or annual financial statements, depending on the size of the loan. In reaching a decision on whether to make a commercial real estate loan, we consider and review a global cash flow analysis of the borrower and consider the net operating income of the property, the borrower’s expertise, credit history and profitability and the value of the underlying property. We have generally required that the properties securing these real estate loans have a debt service ratio of at least 1.25x for commercial real estate and 1.20x for multi-family loans. An environmental phase one report is obtained when the possibility exists that hazardous materials may have existed on the site, or the site may have been impacted by adjoining properties that handled hazardous materials.

If we foreclose on a commercial real estate or multi-family loan, the marketing and liquidation period to convert the real estate asset to cash can be lengthy with substantial holding costs. In addition, vacancies, deferred maintenance, repairs and market stigma can result in prospective buyers expecting sale price concessions to offset their real or perceived economic losses for the time it takes them to return the property to profitability. Depending on the individual circumstances, initial charge-offs and subsequent losses on commercial real estate and multi-family loans can be unpredictable and substantial.

Commercial Loans. Unlike residential real estate loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and that are secured by real property whose value tends to be more easily ascertainable, commercial loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flows of the borrower’s business, and the collateral securing these loans may fluctuate in value. Our commercial loans are originated primarily based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. Collateral for commercial loans typically consists of accounts receivable, inventory or equipment. Collateral may also consist of limited use and difficult-to-value property. Credit support provided by the borrower for most of these loans is based on the liquidation of the pledged collateral and enforcement of a personal guarantee, if any. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value. As a result, the availability of funds for the repayment of commercial loans may depend substantially on the success of the business itself.

Construction Loans. Our construction and land loans are based upon estimates of costs and values associated with the completed project. Underwriting is focused on the borrowers’ financial strength, credit history and demonstrated ability to produce a quality product and effectively market and manage their operations.

Construction lending involves additional risks when compared with permanent lending because funds are advanced upon the security of the project, which is of uncertain value before its completion. Because of the uncertainties inherent in estimating construction costs, as well as the market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to evaluate accurately the total funds required to complete a project and the related loan-to-value ratio. In addition, generally during the term of a construction loan, interest may be funded by the borrower or disbursed from an interest reserve set aside from the construction loan budget. These loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project and the ability of the borrower to sell or lease the property or obtain permanent take-out financing, rather than the ability of the borrower or guarantor to repay principal and interest. If the appraised value of a completed project proves to be overstated, we may have inadequate security for the repayment of the loan upon completion of construction of the project and may incur a loss. In addition, speculative construction loans, which are loans made to home builders who, at the time of loan origination, have not yet secured an end buyer for the home under construction, typically carry higher risks than those associated with traditional construction loans. These increased risks arise because of the risk that there will be inadequate demand to ensure the sale of the property within an acceptable time. As a result, in addition to the risks associated with traditional construction loans, speculative construction loans carry the added risk that the builder will have to pay the property taxes and other carrying costs of the property until an end buyer is found. Land loans have substantially similar risks to speculative construction loans.

Originations, Sales and Purchases of Loans

Our loan originations are generally generated by our loan personnel operating at our banking offices. We also obtain referrals from existing and former customers and from professionals doing business in our market area (accountants, real estate brokers, builders and attorneys). We also market through direct mail campaigns, digital marketing initiatives, search engine marketing, targeted email campaigns, our website, and social media platforms. TruNorth Mortgage also utilizes digital lead generation channels, and online marketing programs to support mortgage origination activities. All loans we originate are underwritten pursuant to our policies and procedures which incorporate Fannie Mae and Freddie Mac underwriting guidelines to the extent applicable for residential loans.

While we originate both fixed-rate and adjustable-rate loans, our ability to generate each type depends upon relative borrower demand and the pricing levels as set in the local marketplace by competitors. Our volume of loan originations is influenced significantly by market interest rates, and, accordingly, the volume of our loan originations can vary from period to period.

We have historically sold, with servicing rights retained, a significant majority of the long-term, fixed-rate one- to four-family residential mortgage loans that we originate, while retaining shorter-term fixed-rate and all adjustable-rate one- to four-family residential real estate loans in our portfolio, to manage interest rate risk and to generate non-interest income. More recently, we have retained a portion of long-term, fixed-rate loans for balance sheet diversification purposes. We consider the composition of our balance sheet, interest rate risk objectives and market conditions on an ongoing basis in making decisions as to whether to hold loans we originate for investment or sell such loans to investors, choosing the strategy that is most advantageous to us from a profitability and risk management standpoint. We maintain most of the adjustable-rate one- to four-family residential mortgage loans that we originate.

On occasion, we have engaged in primarily commercial real estate loan participations, both as lead lender selling participation interests to other financial institutions and as purchaser of participation interests from other lead lenders. At June 30, 2026, we had approximately $274.8 million in commercial loan participations, and our largest loan participation interest totaled $24.9 million, representing a 42.6% interest as a participating lender in a senior independent and assisted living community property, which was performing according to its original terms.

Loan Approval Procedures, Loans to One Borrower Limit and Lending Authority

The maximum amount that we may lend to one borrower and the borrower’s related entities is generally limited, by statute, to 20% of our capital, which is defined under Massachusetts law as the sum of our surplus account, undivided profits and, after the completion of the conversion and stock offering, capital stock. Loans secured by a first mortgage on residential property occupied by the borrower are excluded from this limit. At June 30, 2026, our loans-to-one borrower regulatory limit (giving effect to the mergers of TruNorth Bank, bankESB and bankHometown into one institution) was $174.8 million. As a result of the conversion and stock offering, our loans-to-one borrower regulatory lending limit will increase. Consistent with our strategy to grow our loan portfolio, we would expect to originate and retain in our portfolio larger loan relationships while also remaining diversified with smaller and mid-sized relationships as well.

At June 30, 2026, our largest exposure to one lending relationship totaled $75.3 million, consisting of six commercial real estate loans secured by owner-occupied and non-owner occupied commercial real estate. At June 30, 2026, this relationship was performing according to its original repayment terms.

Our lending activities are subject to written underwriting standards and origination procedures. Decisions on loans are made consistent with our loan policies and procedures, and the underwriting and review of a loan decision is designed primarily to determine the borrower’s ability and willingness to repay the requested loan. The board of directors has overall responsibility for our lending policy, and the board reviews this policy at least annually.

TruNorth Bank’s board of directors has delegated loan approval authority to the Board Enterprise Risk Management Committee (“ERMC”), which consists solely of independent board members; the Executive Management Loan Committee, which is comprised of its Chief Executive Officer, President, Market President, Chief Commercial Banking Officer, Chief Credit Officer, and the Chief Risk Officer; the Management Loan Committee, which is comprised of its President, Chief Commercial Banking Officer, Chief Credit Officer, and Senior Commercial Banking Officers; and one or more Regional Loan Committees, which are comprised of the regional Senior Commercial Banking Officers and Directors of Credit as well as its President, Chief Commercial Banking Officer, or Chief Credit Officer as needed. Additionally, certain officers have delegated individual authorities up to prescribed limits, depending on the loan type.

Generally, depending on loan type, risk rating and other factors, individual officer loan approval authorities range from up to $100,000 for Commercial Loan Officers to up to $2.5 million for the President and Chief Executive Officer for aggregate commercial lending relationships, and up to $1.5 million for portfolio residential mortgages and consumer loans for the Chief Credit Officer and Executive Vice President – Residential Lending. The Regional Loan Committees’, Management Loan Committee’s and Executive Management Loan Committee’s individual commercial loan approval authorities are up to $1.5 million, $10.0 million, and $50.0 million, respectively, and aggregate commercial lending relationships of $5.0 million, $40.0 million, and $75.0 million, respectively. The ERMC may approve individual loans and aggregate loan relationships up to our legal lending limit, which is currently $174.8 million. Residential mortgages and consumer loans in excess of individual authorities are approved by Regional Loan Committees or successive committees as needed.

Loan policy exceptions are fully disclosed to the approving authority, either an individual officer or the appropriate management or loan committee before approval. Reporting on commercial loan policy exceptions is generally included within each board package.

Generally, we require title insurance on our mortgage loans as well as fire and extended coverage casualty insurance in amounts at least equal to the principal amount of the loan or the value of improvements on the property, depending on the type of loan. We also require flood insurance if the improved property is determined to be in a high-risk flood zone area.

Asset Quality

Past Due Loans. Loans past due 30 days are considered delinquent. Management monitors delinquent loans through monthly meetings. When a borrower fails to make a required loan payment, we take a number of steps to induce the borrower to cure the delinquency and restore the loan to current status. Collection efforts include automatic late notices, personal contact, telephone calls, and direct correspondence by TruNorth Bank personnel with the delinquent borrower, generally beginning 15 days after the loan is first past due. The accrual of interest on a loan is discontinued when the loan becomes 90 days past due as to principal or interest, and interest income is recognized when received only when the loan is both well secured and in the process of collection. In all cases, loans are placed on non-accrual status when full collection of principal is considered doubtful. For additional information, see notes 1 and 4 of the notes to the consolidated financial statements.

Generally, when a loan becomes 90 days past due, the loan is referred to our Special Assets Department and, as appropriate, to our attorneys to commence further collection proceedings in accordance with applicable laws and regulations. All loans past due 90 days are placed on non-accrual status and reported to the board of directors on a periodic basis. If our attorneys do not receive a response from the borrower, or if the terms of any payment plan established are not followed, then collection proceedings will be pursued.

The following table sets forth our loan delinquencies (including non-accrual loans), by type and amount, at June 30, 2026 and 2025.

	At June 30,
	2026			2025
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due
		(In thousands)
Real estate loans:
One- to four-family residential	$215	$6,465	$5,545	$1,135	$4,394	$5,288
Home equity loans and lines of credit	177	76	339	1,018	229	709
Commercial real estate	4,514	1,850	13,673	4,752	238	32,496
Construction and land development	611	-	500	-	-	613
Multifamily	-	-	-	359	-	-
Commercial loans	121	-	636	787	65	376
Consumer loans	10	4	-	12	3	-
Total	$5,648	$8,395	$20,693	$8,063	$4,929	$39,482

Foreclosed Assets. When we acquire real estate as a result of foreclosure or by deed in lieu of foreclosure, the real estate is classified as foreclosed real estate until it is sold. The real estate is recorded at estimated fair value at the date of acquisition, based on current market conditions, appraisals, broker price opinions, or other relevant valuation techniques, less estimated costs to sell. Foreclosed assets are evaluated periodically for impairment, and any subsequent declines in fair value less estimated costs to sell are recognized through a direct write-down. After acquisition, all costs incurred in operating and maintaining the property are recognized as non-interest expense. At June 30, 2026, we had $5.5 million of foreclosed assets, which consisted of an office building in East Providence, Rhode Island.

Collateral Dependent Loans. A financial asset is considered collateral-dependent when the debtor is experiencing financial difficulty and repayment is expected to be provided substantially through the sale or operation of the collateral. For all classes of loans deemed collateral-dependent, we have elected the practical expedient to estimate expected credit losses based on the collateral’s fair value, less estimated cost to sell.

Modifications Made to Borrowers Experiencing Financial Difficulty. We occasionally modify loans to extend the term or make other concessions to help a borrower stay current on their loan and to avoid foreclosure. We consider modifications only after assessing the borrower’s willingness to repay and analyzing the borrower’s current repayment capacity, evaluating the strength of any guarantors based on documented current financial information, and assessing the current value of any collateral pledged. Modifications generally may include changes to interest rates, payment terms, maturity dates, or other contractual provisions. We may modify the terms of loans to lower interest rates (which may be at below market rates), to provide for fixed interest rates on loans where fixed rates are otherwise not available, to provide for longer amortization schedules, or to provide for interest-only terms. These modifications are made only when a workout plan has been agreed to by the borrower that we believe is reasonable and attainable and in our best interests. There were $70.7 million in loan modifications to borrowers experiencing financial difficulty during the year ended June 30, 2026. Loans that have been modified to borrowers experiencing financial difficulty totaled $73.1 million as of June 30, 2026.

Non-Performing Assets. Non-performing assets include loans that are 90 or more days past due or on non-accrual status, including loan modifications to borrowers experiencing financial difficulty which are on non-accrual status. The following table sets forth information regarding the amounts and categories of our non-performing assets at the dates indicated.

	At June 30,
	2026	2025
	(Dollars in thousands)
Non-accrual loans:
Real estate loans:
One- to four-family residential	$14,747	$13,787
Home equity loans and lines of credit	1,424	2,435
Commercial real estate	59,992	36,622
Construction and land development	500	1,239
Multifamily	-	-
Commercial loans	639	376
Consumer loans	-	-
Total non-accrual loans	$77,302	$54,459

Total non-performing loans	$77,302	$54,459

Foreclosed assets	5,546	-

Total non-performing assets	$82,848	$54,459

Ratios:
Total non-performing loans to total loans	1.42%	1.02%
Total non-performing loans to total assets	1.11%	0.83%
Total non-performing assets to total assets	1.19%	0.83%

Non-accrual loans increased $22.8 million from June 30, 2025 to $77.3 million at June 30, 2026, driven by a $23.4 million increase in non-accrual commercial real estate loans due to the addition of 12 loans totaling $49.3 million, partially offset by charge-offs and principal paydowns on existing non-accrual commercial real estate loans. During the year ended June 30, 2026, we also transferred a commercial real estate loan secured by an office building in East Providence, Rhode Island, which had a carrying value of $5.5 million, to foreclosed assets.

Classified Assets. Federal regulations provide that each insured savings institution classify its assets on a regular basis. In addition, in connection with examination of insured depository institutions, federal and Massachusetts banking regulators have authority to identify problem assets and, if appropriate, classify them. There are three classifications for problem assets: “substandard,” “doubtful” or “loss.” An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the afore-mentioned categories but possess weaknesses are designated as “special mention” by our management.

When an insured depository institution classifies problem assets as either substandard or doubtful, it may establish general allowances in an amount deemed prudent by management to cover probable accrued losses. General allowances represent loss allowances that have been established to cover probable accrued losses associated with lending activities, but that, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as “loss,” it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge-off such amount. An institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the regulatory agencies, which may require the establishment of additional general or specific loss allowances.

In connection with our periodic regulatory reports and according to our classification of assets policy, we regularly review the problem loans in our portfolio to determine whether any loans require classification according to applicable regulations. In addition to internal loan review, we engage an external consultant annually to review, test and evaluate our internal loan review efforts, with a focus on risk rating accuracy. The external loan review also reviews the lending function’s compliance with our loan policy and applicable regulations.

The following table sets forth our amounts of classified assets and assets designated as “watch” and “special mention” as of June 30, 2026 and 2025. Generally, loans 90 days or more past due are placed on non-accrual status and classified “substandard.”

	At June 30,
	2026	2025
	(In thousands)

Substandard	$72,554	$52,626
Doubtful	-	-
Loss	-	-
Total Classified Assets	$72,554	$52,626
Watch and Special Mention	$220,482	$168,391

Allowance for Credit Losses

The allowance for credit losses is a valuation account deducted from the loans’ amortized cost basis to present the net amount expected to be collected. Under the current expected credit losses (“CECL”) methodology, the allowance for credit losses represents management’s estimate of expected credit losses over the contractual life of loans, adjusted for expected prepayments. The estimate incorporates historical credit loss experience on financial assets with similar risk characteristics, current conditions, and reasonable and supportable forecasts affecting collectability over the contractual term. A reversion methodology is applied beyond the reasonable and supportable forecast period. Expected credit losses are estimated using a probability of default and loss given default methodology, incorporating borrower-specific risk characteristics, loan attributes, historical loss experience, current conditions, and reasonable and supportable economic forecasts. During the year ended June 30, 2026, we transitioned from a vintage-based loss rate methodology to the probability of default and loss given default framework, which management believes reflects industry best practices and enhances the accuracy of our credit loss estimates. This change in estimate was applied prospectively and did not materially impact the allowance for credit losses or results of operations for the year ended June 30, 2026.

In evaluating the allowance for credit losses, management analyzes reasonable and supportable forecasts and several qualitative risk factors including, but not limited to: trends in delinquencies, non-accrual loans and classified assets; changes in loan volumes, portfolio mix and credit concentrations; changes in underwriting standards and lending policies; the experience and depth of lending personnel; and local, regional and national economic conditions. Loans that share similar risk characteristics are evaluated collectively for expected credit losses, while loans that do not share similar risk characteristics with other loans in the portfolio are evaluated individually. For collateral-dependent loans, expected credit losses are measured based on the fair value of the collateral, adjusted for estimated costs to sell.

Additions to the allowance for credit losses are charged against income based on factors that, in management’s judgment, deserve current recognition in estimating expected credit losses. Credit losses are charged off when management believes uncollectibility is confirmed. Management and the board of directors review the calculation of the allowance for credit losses on a monthly basis, and the board of directors approves the related qualitative analysis on a quarterly basis. This evaluation is inherently subjective as it requires material estimates susceptible to significant change. The variability of management’s assumptions could materially alter the allowance for credit losses and impact future results of operations and financial condition.

The estimation methodologies for credit losses on unfunded lending-related commitments are similar to the process for estimating credit losses for loans, although with the addition of a probability of draw estimate that is applied to each loan portfolio segment.

As an integral part of their examination process, the Massachusetts Division of Banks and the Federal Reserve Board will periodically review our allowance for credit losses, and as a result of such reviews, we may determine to adjust our allowance for credit losses. However, regulatory agencies are not directly involved in the process for establishing the allowance for credit losses as the process is our responsibility and any increase or decrease in the allowance is the responsibility of management.

For further information regarding the allowance for credit losses, see note 4 of the notes to the consolidated financial statements.

The following table sets forth activity in our allowance for credit losses for the years indicated.

	At or For the Year Ended June 30,
	2026	2025
	(Dollars in thousands)

Balance at beginning of period	$40,690	$38,784

Charge-offs:
Real estate loans:
One- to four-family residential	-	51
Home equity loans and lines of credit	2	4
Commercial real estate	28,373	8,689
Construction and land development	-	-
Multifamily	-	-
Commercial loans	1,712	102
Consumer loans	46	40
Total charge-offs	30,133	8,886
Recoveries:
Real estate loans:
One- to four-family residential	3	2
Home equity loans and lines of credit	2	-
Commercial real estate	-	70
Construction and land development	-	-
Multifamily	-	-
Commercial loans	16	12
Consumer loans	10	13
Total recoveries	31	97
Net charge-offs	30,102	8,789
Credit loss expense	39,309	10,695
Balance of allowance at end of period	$49,897	$40,690
Net charge-offs to average loans outstanding during period	0.57%	0.18%
Allowance for credit losses on loans to non-accrual loans at end of period	64.55%	74.72%
Non-accrual loans to total loans outstanding at end of period	1.42%	1.02%
Allowance for credit losses on loans to total loans outstanding at end of period	0.91%	0.76%

The following table sets forth additional information with respect to charge-offs by category for the periods indicated.

	For the Year Ended June 30,
	2026	2025
Net charge-offs to average loans outstanding during the period by loan type:
Real estate loans:
One- to four-family residential	0.00%	0.00%
Home equity loans and lines of credit	0.00%	0.00%
Commercial real estate	0.53%	0.16%
Construction and land development	0.00%	0.00%
Multifamily	0.00%	0.00%
Commercial loans	0.03%	0.00%
Consumer loans	0.00%	0.00%

Allocation of Allowance for Credit Losses. The following table sets forth the allowance for credit losses allocated by loan category, the percent of the allowance in each category to the total allocated allowance, and the percent of loans in each category to total loans at the dates indicated. The allowance for credit losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

	At June 30,
	2026			2025
	Allowance for Credit Losses	Percent of Allowance in Category to Total Allowance	Percent of Loans in Category to Total Loans	Allowance for Credit Losses	Percent of Allowance in Category to Total Allowance	Percent of Loans in Category to Total Loans
	(Dollars in thousands)
Real estate loans:
One- to four-family residential	$6,068	12.16%	37.30%	$1,468	3.61%	34.36%
Home equity loans and lines of credit	1,347	2.70%	5.28%	2,048	5.03%	5.00%
Commercial real estate	28,650	57.42%	34.28%	12,295	30.22%	34.74%
Construction and land development	2,368	4.75%	4.49%	3,249	7.98%	5.40%
Multifamily	4,957	9.93%	11.39%	7,764	19.08%	12.90%
Commercial loans	6,353	12.73%	7.19%	6,850	16.83%	7.54%
Consumer loans	99	0.20%	0.07%	340	0.84%	0.06%
Total allocated allowance	49,842	99.89%	100.00%	34,014	83.59%	100.00%
Unallocated allowance	55	0.11%	0.00%	6,676	16.41%	0.00%
Total allowance for credit losses on loans	$49,897	100.00%	100.00%	$40,690	100.00%	100.00%

Investment Activities

General. Our investment policy is established and reviewed at least annually by the board of directors. The policy objectives are generally to: (1) enhance profitability by keeping investable funds fully employed; (2) provide adequate regulatory and operational liquidity needed to conduct daily operations; (3) minimize and adjust our interest rate risk position; (4) minimize credit risk by investing in high-credit-quality, diversified investments; (5) provide collateral for pledging requirements, such as to secure Federal Home Loan Bank of Boston borrowings; (6) provide an investment alternative when loan demand is low and an additional funding source when loan demand is high; (7) diversify our interest-earning assets; and (8) reduce our corporate tax liability.

We use our investment securities portfolio as part of our balance sheet asset and liability management and interest rate risk management strategy to reduce the impact of market interest rate movements on net interest income and economic value of equity. Our strategies to manage interest rate risk in the investment portfolio include maintaining a portfolio of highly marketable securities that are either adjustable-rate or short- to intermediate-term if fixed-rate, which can be converted to cash quickly and act as a buffer against swings in loan demand, deposit flows, and unanticipated changes in loan prepayments.

Authority to make investments under the approved guidelines is delegated to our President, Chief Executive Officer, Chief Financial Officer and Controller. These officers are authorized to execute investment transactions up to $20.0 million per transaction without the prior approval of the board of directors and within investment policy guidelines. Each transaction in excess of $20.0 million must receive the prior approval of the board of directors. We may utilize the services of an investment advisor to assist in the management of the investment portfolio; however, we do not delegate any purchase, sale, or decision-making authority to such firms, and management remains solely responsible for all investment decisions.

We have legal authority to invest in various types of liquid assets, including U.S. Treasury securities, U.S. government agency and government-sponsored enterprise securities, state and municipal securities, certificates of deposit of federally-insured institutions, investment grade corporate bonds, and collateralized debt obligations among others. We also are required to maintain an investment in Federal Home Loan Bank of Boston stock.

While we have the authority under applicable law to invest in derivative securities, we have not purchased derivative securities as an investment strategy. However, we expect to do so with our commercial customers in the future. Under such an agreement, we would enter into interest rate swaps with commercial loan customers to convert the customer’s loan from a variable rate to a fixed rate. These swaps are matched in offsetting terms to swaps that we enter into with an outside third party. The swaps would be reported at fair value in other assets and other liabilities and any net gain or loss resulting from changes in the fair value is recognized in other non-interest income.

At the time of purchase, we designate a security as held-to-maturity or available-for-sale, depending on our ability and intent. Securities available-for-sale are reported at fair value, while securities held-to-maturity are reported at amortized cost. At June 30, 2026, we had $733.7 million of debt securities designated available-for-sale. During the year ended June 30, 2026, we transferred all of our debt securities previously classified as held-to-maturity to available-for-sale. At the time of transfer, the securities had an amortized cost of $51.5 million, a fair value of $50.2 million and a net unrealized loss of $1.3 million, which was recorded in accumulated other comprehensive loss on the consolidated balance sheets. Management believes the transfer better aligns the portfolio classification with our balance sheet strategies, interest rate risk management, liquidity planning, and operational flexibility.

We regularly evaluate available-for-sale debt securities in an unrealized loss position to determine whether a credit loss exists. We first assess whether we intend to sell the security or whether it is more likely than not that we will be required to sell the security before recovery of its amortized cost basis. If either condition exists, the security’s amortized cost basis is written down to fair value through earnings. For available-for-sale debt securities that we do not intend to sell and are not more likely than not to be required to sell, we evaluate whether a credit loss exists. Credit losses are recognized through an allowance for credit losses and are limited to the amount by which the fair value of a security is less than its amortized cost basis. Any unrealized loss not attributable to credit factors is recognized in accumulated other comprehensive income (loss), net of applicable income taxes. Changes in the allowance for credit losses are recognized in earnings through the provision for credit losses.

The following table presents the maturity distribution and weighted average yields of our investment securities portfolio on a contractual maturity basis at June 30, 2026:

	One Year or Less		More than One Year through Five Years		More than Five Years through Ten Years		More than Ten Years		Total
	Amortized Cost	Weighted Average Yield (1) (2)	Amortized Cost	Weighted Average Yield (1) (2)	Amortized Cost	Weighted Average Yield (1) (2)	Amortized Cost	Weighted Average Yield (1) (2)	Amortized Cost	Fair Value	Weighted Average Yield (1) (2)
	(Dollars in thousands)

Securities available for sale:
U.S. Treasury	$—	0.00%	$24,983	3.83%	$—	0.00%	$—	0.00%	$24,983	$24,614	3.86%
GSE Debenture	-	0.00	883	4.04	1,972	4.22	-	0.00	2,855	2,798	4.17
GSE Collateralized Mortgage Obligation	624	4.27	7,220	4.21	8,747	4.05	120,844	4.04	137,435	133,721	4.05
GSE Mortgage Backed Securities	1,426	2.60	9,158	3.76	30,342	3.47	382,571	4.78	423,497	417,478	4.66
Municipal Obligation	5,813	3.27	7,213	3.18	27,600	3.98	14,617	3.94	55,243	54,642	3.79
Corporate Debt Obligation	5,975	3.96	44,123	5.13	42,347	6.79	4,343	5.76	96,788	95,223	5.81
Small Business Administration	23	5.51	179	5.11	836	3.07	4,365	4.13	5,403	5,224	4.01
Total	$13,861	3.55%	$93,759	4.42%	$111,844	4.91%	$526,740	4.59%	$746,204	$733,700	4.60%
(1)
Tax equivalent using a federal income tax rate of 21%.
(2)
Weighted average yield is based on amortized cost.

For additional information, see note 3 of the notes to the consolidated financial statements.

Sources of Funds

General. Deposits have traditionally been our primary source of funds for lending and investment activities. We also use borrowings and, to a limited extent, brokered deposits to supplement cash flow needs, lengthen the maturities of liabilities for interest rate risk purposes and to manage the cost of funds. In addition, we receive funds from scheduled loan payments, investment maturities, loan prepayments, loan sales, retained earnings and income on earning assets. While scheduled loan payments and income on interest-earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition.

Deposits. Our deposits are generated primarily from residents and businesses within our primary market area. Our ability to gather deposits is impacted by the competitive market in which we operate, which includes numerous financial institutions of varying sizes offering a wide range of products. We believe that deposits are a stable source of funds, but our ability to attract and maintain deposits at favorable rates is affected by market conditions, including competition and prevailing interest rates.

We offer a variety of deposit accounts, including certificate of deposit accounts, non-interest-bearing and interest-bearing checking accounts, money market accounts and savings accounts. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate. We also provide municipalities short- to medium-term bond anticipation notes and tax anticipation notes. As of June 30, 2026, we had $772.3 million in municipal deposits with 220 different municipalities and governmental entities, representing 13.3% of total deposits. We also offer deposit accounts designed specifically for our business customers, including sweep accounts, money market accounts, along with services such as remote deposit capture and cash management and treasury services.

The following table sets forth the distribution of total deposits, by account type, at the dates indicated.

	At June 30,
	2026			2025
	Amount	Percent	Average Rate	Amount	Percent	Average Rate
	(Dollars in thousands)

Non-interest bearing checking accounts	$1,015,810	17.48%	0.00%	$989,092	17.97%	0.00%
Interest-bearing checking accounts	926,110	15.94%	0.38%	866,875	15.75%	0.37%
Money market accounts	971,608	16.72%	1.84%	875,582	15.90%	1.93%
Regular and other saving accounts	750,525	12.92%	0.07%	704,960	12.80%	0.06%
Mortgagors' escrow accounts	13,210	0.23%	0.05%	11,794	0.21%	0.05%
Term certificate accounts	2,133,798	36.72%	3.61%	2,057,248	37.37%	3.99%
Total	$5,811,061	100.00%	2.06%	$5,505,551	100.00%	2.27%

At June 30, 2026 and June 30, 2025, the aggregate amount of federally uninsured deposits (deposits in excess of the FDIC limit of $250,000 per insured account) was $1.85 billion and $1.77 billion, respectively. At June 30, 2026 and June 30, 2025, the aggregate amount of federally uninsured certificates of deposit (deposits in excess of the FDIC limit of $250,000 per insured account) was $630.0 million and $695.9 million, respectively.

At June 30, 2026 and June 30, 2025, however, there were no deposits that were uninsured due to exceeding the FDIC insurance limit, because the Massachusetts Depositors Insurance Fund insured deposit balances that exceed the FDIC limit. The Massachusetts Depositors Insurance Fund is a private industry-sponsored insurance fund for participating Massachusetts-chartered banks that insures deposits above FDIC limits. In October 2026, the Massachusetts Depositors Insurance Fund notified us that TruNorth Bank’s deposits in excess of federal insurance limits have exceeded an internal threshold set by the Massachusetts Depositors Insurance Fund. As a result, TruNorth Bank will exit the Massachusetts Depositors Insurance Fund, subject to the approval of the Massachusetts Banking Commissioner. Beginning on the effective date of such exit, any new deposit accounts established at TruNorth Bank with deposit amounts in excess of the FDIC insurance limits will not be insured by the Massachusetts Depositors Insurance Fund. For one year following such notice, the Massachusetts Depositors Insurance Fund generally will continue to insure all deposit accounts with amounts above FDIC insurance limits that existed at TruNorth Bank as of the notice date. Additionally, each term deposit that existed as of the notice date will continue to be insured by the Massachusetts Depositors Insurance Fund to the extent applicable until maturity. One year after the notice date, Depositors Insurance Fund coverage would cease, and depositors with balances in excess of federal deposit insurance limits would be required to seek alternative arrangements or move their accounts to another institution to secure excess deposit insurance coverage.

To support our customers and reduce the risk of deposit loss attributed to exiting the Massachusetts Depositors Insurance Fund, TruNorth Bank has established a reciprocal deposit program with IntraFi. IntraFi is a network of over 3,000 financial institutions nationwide that offers CDARS and ICS cash services, giving members access to millions of dollars in aggregate FDIC insurance through a single relationship. With CDARS, our customers can place their funds into certificates of deposit. With ICS, customers can place their funds into demand deposit accounts, money market accounts or both. Through the reciprocal deposit program, we will receive matching deposits and keep the full amount of customer funds on balance sheet, and customers will benefit from FDIC insurance on funds placed into the program.

The following table sets forth, by time remaining until maturity, our federally uninsured certificates of deposit (deposits in excess of the FDIC limit of $250,000 per insured account) at the date indicated.

At June 30, 2026
(In thousands)
Maturity Period:
Three months or less	$248,941
Over three months through six months	217,403
Over six months through 12 months	135,572
Over 12 months	28,121
Total	$630,037

Borrowings. As a member of the Federal Home Loan Bank of Boston, TruNorth Bank is eligible to obtain advances upon the security of the Federal Home Loan Bank of Boston common stock owned and certain residential mortgage loans, provided certain creditworthiness standards are met. Advances are available under several credit programs, each having its own interest rate and range of maturities. At June 30, 2026, we had the ability to borrow $1.99 billion from the Federal Home Loan Bank of Boston, of which $157.4 million was outstanding. At June 30, 2026, we also had $55.0 million in lines of credit with correspondent banks, and $51.5 million of borrowing capacity with the Federal Reserve Bank of Boston at the discount window and through the borrower-in-custody program. We had no outstanding borrowings under any of these facilities at June 30, 2026.

As of June 30, 2026, we had $9.0 million of subordinated debentures associated with trust preferred securities, acquired through the North Shore Bank acquisition in September 2024. These obligations were issued through three statutory trusts, bear interest at variable rates tied to the three-month SOFR plus a spread (ranging from 3.11% to 3.26%), pay distributions quarterly, and mature between October 2033 through December 2037. They qualify as Tier 1 regulatory capital, subject to applicable regulatory limitations.

At June 30, 2026, we also had a $135.0 million senior note outstanding, bearing a fixed interest rate of 8.75% with a maturity date of March 15, 2027. We intend to repay the $135.0 million senior note upon maturity, funded by a portion of the net proceeds from the stock offering.

For additional information on our borrowings, see notes 10 and 11 of the notes to the consolidated financial statements.

Mortgage Banking Activities

In addition to the lending activities previously discussed, we originate one- to four-family residential mortgage loans for sale in the secondary market through a division of TruNorth Bank known as “TruNorth Mortgage.” TruNorth Mortgage originates one- to four-family residential real estate loans, a portion of which are sold into the secondary market. TruNorth Mortgage utilizes available funds from TruNorth Bank to fund such loans. TruNorth Mortgage originated $458.1 million and $449.3 million in mortgage loans during the years ended June 30, 2026 and 2025, respectively. Of the fiscal 2026 originations, $151.6 million were sold into the secondary market, generating gains on sale of $1.8 million. At June 30, 2026, TruNorth Mortgage was servicing $525.0 million of one- to four-family residential real estate loans sold to third parties, and we recorded a related mortgage servicing asset of $5.2 million. Loan servicing income totaled $887,000 for the year ended June 30, 2026. TruNorth Mortgage also originated $108.4 million of home equity loans and home equity lines of credit during the year ended June 30, 2026 that were retained in our loan portfolio.

We sell loans, typically with servicing rights retained, through established agency, government, and other investor channels, including Fannie Mae, Freddie Mac and the Federal Home Loan Bank. We have historically sold a significant majority of the long-term, fixed-rate one- to four-family residential mortgage loans that we originate, for interest rate risk management purposes and to generate non-interest income. More recently, we have retained a portion of such loans for balance sheet diversification. We maintain most of the adjustable-rate one- to four-family loans that we originate.

Wealth Management Activities

We offer investment and wealth management services through a division branded as “Hometown Wealth Management”. TruNorth Bank has entered into an agreement with LPL Financial, LLC, its affiliates, and their insurance subsidiary, LPL Insurance Associates, Inc., pursuant to which TruNorth Bank offers investment strategy and retirement planning advice, wealth management services, and insurance products to our customers. Registered representatives who are employed by LPL Financial, LLC or TruNorth Bank and who are also licensed and contracted agents with LPL Financial are on-site at TruNorth Bank branch locations to offer wealth management products and services directly to TruNorth Bank’s customer base. These agents are also approved and appointed with various other broker general agents to process insurance solutions for clients. We believe that the wealth management program provides us with an opportunity to diversify revenue sources and deepen customer relationships. We had $192.9 million and $160.5 million of assets under management at June 30, 2026 and 2025, respectively. Investment services income totaled $830,000 and $711,000 for the years ended June 30, 2026 and 2025, respectively.

Subsidiary Activities

Hometown Financial has one wholly-owned bank subsidiary, TruNorth Bank. TruNorth Bank maintains the following wholly-owned subsidiaries: Hometown Securities I, Inc., ESB Securities Corporation and NACB Securities Corporation, each of which is a Massachusetts corporation established to hold and manage certain investment securities on behalf of TruNorth Bank. TruNorth Bank also owns Millbury Properties, LLC, Mt. Tom Properties LLC, Essex County Properties, LLC, and WCB Realty, LLC, which are Massachusetts limited liability companies, and 16 Harrison Avenue Corp, which is a Massachusetts corporation, each of which was formed to hold, manage and dispose of other real estate owned by TruNorth Bank (or its predecessors). TruNorth Bank also maintains First Eastern Mortgage Corporation, which is an inactive mortgage banking subsidiary.

Properties

At June 30, 2026, the net book value of our premises and equipment was $67.6 million. In addition to our headquarters facility in Easthampton, Massachusetts, we currently conduct our business through 54 branch offices in Essex, Hampden, Hampshire, Middlesex, Norfolk, Plymouth and Worcester Counties in Massachusetts, Windham County, Connecticut, and Rockingham County, New Hampshire. We own 29 and lease 26 of our banking offices. Upon the acquisition of Primary Bank, we expect to add four branch offices in Rockingham and Hillsborough Counties in New Hampshire, all of which are leased. For additional information, see notes 6 and 7 of the notes to our consolidated financial statements. At June 30, 2026, we had eight additional operations and loan offices.

Legal Proceedings

We are not a party to any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business. At June 30, 2026, we were not involved in any legal proceedings, the outcome of which would be material to our consolidated financial condition or results of operations.

Expense and Tax Allocation Agreements

Upon the completion of the conversion and stock offering, Hometown Financial and TruNorth Bank will enter into an agreement for TruNorth Bank to provide Hometown Financial with certain administrative support services in exchange for compensation at least equal to the fair market value of the services provided. In addition, Hometown Financial and TruNorth Bank will enter into an agreement to establish a method for allocating and for reimbursing the payment of their consolidated tax liability.

Personnel and Human Capital Resources

Our success is dependent on a workforce that embraces and is dedicated to our mission and culture. To continue to deliver on our mission and maintain our culture, it is crucial that we attract and retain experienced and motivated talent. Through our hiring and retention programs we aim to create an inclusive workforce with diversified backgrounds and experiences. We strive to maintain a safe and healthy workplace, with opportunities for our employees to grow and develop in their careers, supported by advantageous compensation, benefits, health, and welfare programs. Employee retention helps us operate efficiently and achieve our business objectives. We believe our commitment to demonstrating our core values, actively prioritizing concern for our employees’ well-being, supporting our employees’ career goals, offering competitive wages and providing valuable benefits aids in retention of our top-performing employees.

As part of our compensation philosophy, we offer market competitive total rewards programs for our employees to attract and retain superior talent. These programs include annual bonus opportunities, a matched 401(k) plan, health care and insurance benefits, health savings and flexible spending accounts, paid time off, family leave, remote work arrangements, education reimbursement program, and employee assistance programs. As part of the conversion and stock offering, we also intend to establish an employee stock ownership plan.

The safety, health and wellness of our employees is a top priority. We promote the health and wellness of our employees by encouraging work-life balance, allowing remote work options, keeping the employee portion of health care premiums to a minimum, and sponsoring various wellness programs. Additionally, all our employees are expected to display and encourage honest, ethical, and respectful conduct in the workplace. Our employees must adhere to our Code of Ethics and Employee Handbook Policies, which set standards for appropriate behavior.

We support the growth and development of our employees and, wherever possible, seek to fill positions by promotion and transfer from within the organization. Continual learning and career development is advanced through ongoing performance and development conversations with employees, internally developed training programs, customized corporate training engagements, and educational reimbursement programs.

As of June 30, 2026, we had 706 full-time equivalent employees. Our employees are not represented by a collective bargaining group. We believe that we have a good working relationship with our employees.

SUPERVISION AND REGULATION

General

TruNorth Bank is a Massachusetts-chartered stock savings bank and upon completion of the conversion will be the wholly-owned subsidiary of Hometown Financial, which will be a registered bank holding company. TruNorth Bank’s deposits are insured up to applicable limits by the FDIC. Additionally, deposit amounts exceeding FDIC insurance limits are currently insured by the Massachusetts Depositors Insurance Fund, a private industry-sponsored insurance fund for participating Massachusetts-chartered banks, however, we anticipate that in late 2026, TruNorth Bank will exit the Massachusetts Depositors Insurance Fund. TruNorth Bank is subject to extensive regulation by the Massachusetts Division of Banks, as its chartering authority, and by the Federal Reserve Board, the primary federal regulator of Federal Reserve System member banks such as TruNorth Bank. TruNorth Bank is also subject to regulation by the FDIC as the federal insurer of its deposit accounts. TruNorth Bank must also comply with consumer protection regulations issued by the Consumer Financial Protection Bureau, as enforced by the Federal Reserve Board. TruNorth Bank is required to file reports with, and is periodically examined by, the Federal Reserve Board and the Massachusetts Division of Banks concerning its activities and financial condition and must obtain regulatory approvals before entering into certain transactions, including, but not limited to, mergers with or acquisitions of other financial institutions. As a registered bank holding company, Hometown Financial will be regulated by the Federal Reserve Board. TruNorth Bank also is a member of and owns stock in the Federal Home Loan Bank of Boston, which is one of the 11 regional banks in the Federal Home Loan Bank System.

Under this system of regulation, the regulatory authorities have extensive discretion in connection with their supervisory, enforcement, rulemaking and examination activities and policies, including rules or policies that: establish minimum capital levels; restrict the timing and amount of dividend payments; govern the classification of assets; provide oversight for the adequacy of credit loss reserves for regulatory purposes and the adequacy of its risk management framework; and establish the timing and amounts of assessments and fees imposed by the regulatory agencies. Moreover, as part of their examination authority, the regulators assign numerical ratings to banks relating to capital, asset quality, management, liquidity, earnings and other factors. These ratings rely on the supervisor’s judgment and the receipt of a less than satisfactory rating in one or more categories may result in enforcement action by the regulators. A less-than-satisfactory rating may also prevent a financial institution or its holding company, such as TruNorth Bank or Hometown Financial, from obtaining regulatory approvals necessary to access the capital markets, pay dividends, offer new products and services, acquire other financial institutions or establish new branches.

In addition, we must comply with significant anti-money laundering and anti-terrorism laws and regulations, Community Reinvestment Act laws and regulations, and fair lending laws and regulations. Government agencies have the authority to impose monetary penalties and other sanctions on institutions that fail to comply with these laws and regulations, which could significantly affect our business activities, including our ability to offer products and services, acquire other financial institutions, or expand our branch network.

As a bank holding company, Hometown Financial will be required to comply with the Bank Holding Company Act and the rules and regulations of the Federal Reserve Board. It will be required to file certain reports with the Federal Reserve Board and will be subject to examination by and the enforcement authority of the Federal Reserve Board. Hometown Financial will also be subject to SEC rules and regulations under the federal securities laws.

Any change in applicable laws or regulations, whether by the Massachusetts legislature, the Massachusetts Commissioner of Banks, the Consumer Financial Protection Bureau, the FDIC, the Federal Reserve Board, the SEC or the U.S. Congress, could have a material adverse impact on the operations and financial performance of Hometown Financial or TruNorth Bank.

Set forth below is a brief description of material regulatory requirements that apply or will apply to TruNorth Bank and Hometown Financial. The description is limited to certain material aspects of the statutes and regulations addressed, and is not intended to be a complete description of such statutes and regulations and their effects on TruNorth Bank and Hometown Financial.

Massachusetts Banking Laws and Supervision Applicable to TruNorth Bank

General. As a Massachusetts-chartered stock savings bank, TruNorth Bank is subject to supervision, regulation and examination by the Massachusetts Division of Banks and to various Massachusetts statutes and regulations that govern, among other things, investment powers, lending and deposit-taking activities, borrowings, maintenance of surplus and reserve accounts, distribution of earnings and payment of dividends. In addition, it is subject to Massachusetts consumer protection laws and regulations, the Massachusetts Community Reinvestment Act, and civil rights laws and regulations. The approval of the Massachusetts Commissioner of Banks is required for a Massachusetts-chartered bank to establish or close branches, merge with other financial institutions, issue stock and undertake certain other activities.

Dividends. A Massachusetts stock bank may declare cash dividends from net profits not more frequently than quarterly. Non-cash dividends may be declared at any time. No dividends may be declared, credited or paid if the bank’s capital stock is impaired. The approval of the Massachusetts Commissioner of Banks is required if the total of all dividends declared in any calendar year exceeds the total of its net profits for that year combined with its retained net profits of the preceding two years. Dividends from Hometown Financial may depend, in part, upon receipt of dividends from TruNorth Bank. The payment of dividends from TruNorth Bank would be restricted by federal law if the payment of such dividends would result in TruNorth Bank failing to meet regulatory capital requirements.

Loans-to-One Borrower Limitations. Massachusetts banking law grants broad lending authority. However, with certain limited exceptions, total obligations to one borrower may not exceed 20% of the total of an institution’s capital stock, surplus and undivided profits. The Massachusetts Commissioner of Banks generally applies the Office of the Comptroller of the Currency’s loan attribution rules to a borrower’s related interests. At June 30, 2026, TruNorth Bank complied with the loans-to-one borrower limitation.

Loans to Bank Insiders. Massachusetts law imposes limits on Massachusetts-chartered banks’ loans to insiders that are substantially similar to limits imposed under Regulation O of the Federal Reserve Board. TruNorth Bank must comply with Regulation O and the Massachusetts Commissioner of Banks retains examination and enforcement authority to ensure compliance.

Investment Activities. In general, Massachusetts-chartered banks may invest in preferred and common stock of any corporation organized under the laws of the United States or any state, provided such investments do not involve control of any corporation and do not, in the aggregate, exceed 4% of the bank’s deposits. Federal law imposes additional restrictions on TruNorth Bank’s investment activities.

Regulatory Enforcement Authority. Any Massachusetts bank that does not operate according to the regulations, policies and directives of the Massachusetts Commissioner of Banks may be subject to sanctions for non-compliance, including revocation of its charter. The Massachusetts Commissioner of Banks may, under certain circumstances, suspend or remove officers or directors who have violated the law, conducted the bank’s business in an unsafe or unsound manner or contrary to the depositors’ interests or been negligent in the performance of their duties. Upon finding that a bank has engaged in an unfair or deceptive act or practice, the Massachusetts Commissioner of Banks may issue an order to cease and desist and impose a fine on the bank concerned. The Massachusetts Commissioner of Banks also has authority to take possession of a bank and appoint the FDIC as receiver under certain conditions such as conducting business in an unsafe or unauthorized manner or impaired capital. In addition, Massachusetts consumer protection and civil rights statutes applicable to TruNorth Bank permit private individual and class action lawsuits and provide for the rescission of consumer transactions, including loans, and the recovery of statutory and punitive damages and attorneys’ fees in the case of certain violations of those statutes.

Excess Deposit Insurance Fund. The Massachusetts Depositors Insurance Fund is a private industry-sponsored insurance fund for participating Massachusetts-chartered savings and cooperative banks. In October 2026, the Massachusetts Depositors Insurance Fund notified us that the aggregate amount of TruNorth Bank’s deposits in excess of FDIC insurance limits exceeded an internal threshold set by the Massachusetts Depositors Insurance Fund. As a result, TruNorth Bank will exit the Massachusetts Depositors Insurance Fund, subject to the approval of the Massachusetts Banking Commissioner. Beginning on the effective date of such exit, any new deposit accounts established at TruNorth Bank with deposit amounts in excess of the FDIC insurance limits will not be insured by the Massachusetts Depositors Insurance Fund. For one year following the exit date, the Massachusetts Depositors Insurance Fund generally will continue to insure all deposit accounts with amounts above FDIC insurance limits that existed at TruNorth Bank as of the exit date, subject to reductions in coverage as withdrawals are made. Additionally, each term deposit that existed as of the notice date will continue to be insured by the Massachusetts Depositors Insurance Fund to the extent applicable until maturity. One year after the exit date, Depositors Insurance Fund coverage would cease, and depositors with balances in excess of federal deposit insurance limits would be required to seek alternative arrangements through TruNorth Bank or move their accounts to another institution to secure excess deposit insurance coverage.

Protection of Personal Information. Massachusetts regulations contain requirements intended to protect personal information and are similar to federal laws such as the Gramm-Leach-Bliley Act, discussed below under “– Federal Regulations Applicable to TruNorth Bank” and “ – Other Regulations,” that require organizations to establish written information security programs to prevent identity theft. The Massachusetts regulations also contain technology system requirements, especially for the encryption of personal information sent over wireless or public networks or stored on portable devices.

Insurance Sales. Massachusetts banks may engage in insurance sales activities if the Massachusetts Commissioner of Banks has approved a plan of operation for insurance activities and the bank obtains a license from the Massachusetts Division of Insurance. A bank may be licensed directly or indirectly through an affiliate or a subsidiary corporation established for this purpose. TruNorth Bank does not currently sell insurance products, but it is licensed to solicit and refer potential insurance customers to third-party licensed insurance producer, which it does through its wealth management division, Hometown Wealth Management, in partnership with LPL Financial.

Parity Regulation. A Massachusetts bank may exercise, with appropriate regulatory approvals, any power and engage in any activity that has been authorized for national banks, federal thrifts or state banks in a state other than Massachusetts, provided that the activity is permissible under applicable federal law and not specifically prohibited by Massachusetts law. Such powers and activities must be subject to the same limitations and restrictions imposed on the national bank, federal thrift or out-of-state bank that exercised the power or activity.

Other. Massachusetts has other statutes and regulations that are similar to certain of the federal provisions discussed below.

Federal Regulations Applicable to TruNorth Bank

Capital Requirements. Federal regulations require federally insured depository institutions to meet several minimum capital standards: a common equity Tier 1 capital to risk-based assets ratio of 4.5%, a Tier 1 capital to risk-based assets ratio of 6.0%, a total capital to risk-based assets ratio of 8.0%, and a Tier 1 capital to total assets leverage ratio of 4.0%.

In determining the amount of risk-weighted assets for calculating risk-based capital ratios, all assets, including certain off-balance sheet assets (e.g., recourse obligations, direct credit substitutes, residual interests) are multiplied by a risk-weight factor assigned by the regulations based on the risks believed inherent in the type of asset. Higher levels of capital are required for asset categories believed to present greater risk. Common equity Tier 1 capital is generally defined as common stockholders’ equity and related surplus and retained earnings. Tier 1 capital is generally defined as common equity Tier 1 and additional Tier 1 capital. Additional Tier 1 capital includes certain non-cumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries. Total capital includes Tier 1 capital (common equity Tier 1 capital plus additional Tier 1 capital) and Tier 2 capital. Tier 2 capital is comprised of capital instruments and related surplus, meeting specified requirements, and may include cumulative preferred stock and long-term perpetual preferred stock, mandatory convertible securities, intermediate preferred stock and subordinated debt. Also included in Tier 2 capital is the allowance for credit losses limited to a maximum of 1.25% of risk-weighted assets. Calculation of all types of regulatory capital is subject to deductions and adjustments specified in the regulations. In assessing an institution’s capital adequacy, the Federal Reserve Board considers not only these numeric factors, but qualitative factors as well, and has the authority to establish higher capital requirements for individual institutions where deemed necessary.

In addition to establishing the minimum capital requirements, the regulations limit capital distributions and certain discretionary bonus payments to management if the institution does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets above the amount necessary to meet its minimum risk-based capital requirements.

Federal law requires the federal banking agencies, including the Federal Reserve Board, to establish a “community bank leverage ratio” of between 8% and 10% for institutions with total consolidated assets of less than $10 billion. Institutions with capital complying with the ratio and otherwise meeting the specified requirements and electing the alternative framework are considered to comply with the applicable regulatory capital requirements, including the risk-based requirements. The community bank leverage ratio was set at 8% Tier 1 capital to total average assets, effective July 1, 2026. A qualifying institution may opt in and out of the community bank leverage ratio framework on its quarterly call report. An institution that temporarily fails to meet any qualifying criteria is provided with a grace period of up to four quarters to regain compliance, subject to a limit of eight quarters of grace period usage during the preceding five-year period. Failure to meet the qualifying criteria within the grace period or maintain a leverage ratio greater than 7% requires the institution to comply with the generally applicable regulatory capital requirements. At June 30, 2026, TruNorth Bank had not opted into the community bank leverage ratio framework.

Capital Distributions. The Federal Deposit Insurance Act generally provides that an insured depository institution may not make any capital distribution if, after making such distribution, the institution would fail to meet any applicable regulatory capital requirement. Unless the approval of the Federal Reserve Board is obtained, TruNorth Bank may not declare or pay a dividend if the total of all dividends declared during the calendar year, including the proposed dividend, exceeds the sum of its net income during the current calendar year and the retained net income of the prior two calendar years. Payments of dividends by TruNorth Bank are also subject to other banking law restrictions, such as the Federal Reserve Board’s authority to prevent a bank from paying dividends if such payment would constitute an unsafe or unsound banking practice or reduce a bank’s capital below safe and sound levels and Massachusetts banking law restrictions which require dividends to be paid from net profits for the current and two previous years, and which preclude a Massachusetts bank from paying dividends if its capital is, or would become, impaired.

After the completion of the conversion, TruNorth Bank will not be permitted to pay dividends on its capital stock owned by Hometown Financial, its sole stockholder, if TruNorth Bank’s stockholder’s equity would be reduced below the amount of the liquidation account established in connection with the conversion. See “The Conversion and Stock Offering—Liquidation Rights.”

Community Reinvestment Act and Fair Lending Laws. All insured depository institutions have a responsibility under the Community Reinvestment Act and related regulations to help meet the credit needs of their communities, including low- and moderate-income borrowers, consistent with safe and sound banking operations. The Federal Reserve Board’s Community Reinvestment Act regulations are generally based upon objective criteria of the performance of institutions under three key assessment tests: (i) a lending test, to evaluate the institution’s record of making loans in its service areas; (ii) an investment test, to evaluate the institution’s record of investing in community development projects, affordable housing, and programs benefiting low- or moderate-income individuals and businesses; and (iii) a service test, to evaluate the institution’s delivery of services through its branches, ATMs and other offices. The Federal Reserve Board is required to assess TruNorth Bank’s record of compliance with the Community Reinvestment Act. An institution’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in denial of certain corporate applications such as branches or mergers, or in restrictions on its activities. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the Federal Reserve Board, as well as other federal regulatory agencies and the Department of Justice.

The Community Reinvestment Act requires all institutions insured by the FDIC to publicly disclose their rating. Each of bankESB and TruNorth Bank received an “Outstanding” rating in its most recent federal examination and bankHometown received a “Satisfactory” rating in its most recent federal examination.

Massachusetts has its own statutory counterpart to the Community Reinvestment Act, which also applies to TruNorth Bank. The Massachusetts version is generally similar to the Community Reinvestment Act but utilizes a five-tiered descriptive rating system. Massachusetts law requires the Massachusetts Commissioner of Banks to consider, but not be limited to, a bank’s record of performance under Massachusetts law in considering any application by the bank to establish a branch or other deposit-taking facility, to relocate an office or to merge or consolidate with or acquire the assets and assume the liabilities of any other banking institution. TruNorth Bank and bankESB each received an "Outstanding" performance rating under Massachusetts law and bankHometown received a “High Satisfactory” rating in its most recent examination.

Transactions with Related Parties. An insured depository institution’s authority to engage in transactions with its affiliates is generally limited by Sections 23A and 23B of the Federal Reserve Act and the Federal Reserve Board’s Regulation W (and federal regulations that cross-reference Regulation W). An affiliate is generally a company that controls, or is under common control with, an insured depository institution such as TruNorth Bank. Hometown Financial will be an affiliate of TruNorth Bank because it will control TruNorth Bank. In general, transactions between an insured depository institution and its affiliates are subject to certain quantitative limits and collateral requirements. In addition, federal regulations prohibit a state-chartered bank from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary. Finally, transactions with affiliates must be consistent with safe and sound banking practices, not involve the purchase of low-quality assets and be on terms that are as favorable to the institution as comparable transactions with non-affiliates.

TruNorth Bank’s authority to extend credit to its directors, executive officers and 10% stockholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these provisions generally require that extensions of credit to insiders:

•
be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features; and
•
not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of TruNorth Bank’s capital.

In addition, extensions of credit in excess of certain limits must be approved by TruNorth Bank’s board of directors. Extensions of credit to executive officers are subject to additional limits based on the type of extension involved.

Enforcement. The Federal Reserve Board has extensive enforcement authority over insured state banks that are members of the Federal Reserve System, including TruNorth Bank. The enforcement authority includes, among other things, the ability to assess civil money penalties, issue cease and desist orders, and remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations, breaches of fiduciary duty and unsafe or unsound practices. The Federal Reserve Board is required, with certain exceptions, to appoint a receiver or conservator for an insured state member bank if that bank was “critically undercapitalized” on average during the calendar quarter beginning 270 days after the date on which the institution became “critically undercapitalized.” The Federal Reserve Board may also appoint the FDIC as conservator or receiver for an insured state member bank under specified circumstances, including: (1) insolvency; (2) substantial dissipation of assets or earnings through violations of law or unsafe or unsound practices; (3) existence of an unsafe or unsound condition to transact business; (4) insufficient capital; or (5) the incurrence of losses that will deplete substantially all of the institution’s capital with no reasonable prospect of replenishment without federal assistance.

Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for the insured depository institutions they supervise. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, asset quality, earnings, compensation and benefits, and other operational and managerial standards as the agency deems appropriate. Interagency guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to implement an acceptable compliance plan. Failure to implement such a plan can result in further enforcement action, including the issuance of a cease and desist order and/or the imposition of civil money penalties.

Branching. Federal law permits insured state banks to engage in interstate branching if the laws of the state where the new banking office is to be established would permit the establishment of the banking office if it were chartered by a bank in such state. Under current Massachusetts law, TruNorth Bank may establish a branch in Massachusetts or in any other state. All branch applications require prior approval of the Massachusetts Commissioner of Banks and the Federal Reserve Board. TruNorth Bank may also establish banking offices in other states by merging with banks or by purchasing banking offices of other banks in other states, subject to certain restrictions.

Acquisitions. Prior approval from the Massachusetts Commissioner of Banks and the Federal Reserve Board is required for TruNorth Bank to acquire another bank. “Well capitalized” and “well managed” banks may acquire other banks in any state, subject to certain deposit concentration limits and other conditions, pursuant to the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, as amended by the Dodd-Frank Act.

Activities and Investments of Insured State-Chartered Member Banks. The Federal Reserve Act and the Federal Reserve Board’s regulations generally limit the kinds of activities in which state member banks may engage, as a principal, to those that are permissible for national banks. Further, federal banking law permits national banks and state banks, to the extent permitted under state law, to engage via financial subsidiaries in certain activities that are permissible for subsidiaries of a financial holding company. In order to form a financial subsidiary, a state-chartered bank must be “well capitalized” and must comply with certain capital deduction, risk management and affiliate transaction rules, among other requirements.

Brokered Deposits. Federal law and FDIC regulations generally limit the ability of an insured depository institution to accept, renew or roll over any brokered deposit unless the institution’s capital category is “well capitalized” or, with the FDIC’s approval, “adequately capitalized.” Depository institutions that have brokered deposits in excess of 10% of total assets may be subject to increased FDIC deposit insurance premium assessments. However, for institutions that are well capitalized and have a CAMELS composite rating of 1 or 2, reciprocal deposits are deducted from brokered deposits. The Economic Growth, Regulatory Relief, and Consumer Protection Act amends the Federal Deposit Insurance Act to exempt a capped amount of reciprocal deposits from treatment as brokered deposits for certain insured depository institutions.

Prompt Corrective Action. Federal law requires, among other things, that federal banking agencies take “prompt corrective action” with respect to institutions that do not meet minimum capital requirements. For this purpose, the Federal Reserve Board’s regulations establish five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Under applicable regulations, an institution is deemed to be “well capitalized” if it has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 8.0% or greater, a leverage ratio of 5.0% or greater and a common equity Tier 1 ratio of 6.5% or greater. An institution is “adequately capitalized” if it has a total risk-based capital ratio of 8.0% or greater, a Tier 1 risk-based capital ratio of 6.0% or greater, a leverage ratio of 4.0% or greater and a common equity Tier 1 ratio of 4.5% or greater. An institution is “undercapitalized” if it has a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 6.0%, a leverage ratio of less than 4.0% or a common equity Tier 1 ratio of less than 4.5%. An institution is deemed to be “significantly undercapitalized” if it has a total risk-based capital ratio of less than 6.0%, a Tier 1 risk-based capital ratio of less than 4.0%, a leverage ratio of less than 3.0% or a common equity Tier 1 ratio of less than 3.0%. An institution is considered to be “critically undercapitalized” if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2.0%.

At each successive lower capital category, an insured depository institution is subject to more restrictions and prohibitions, including restrictions on growth, restrictions on interest rates paid on deposits, restrictions or prohibitions on the payment of dividends, and restrictions on the acceptance of brokered deposits. Furthermore, if an insured depository institution is classified in one of the undercapitalized categories, it is required to submit a capital restoration plan to the appropriate federal banking agency, and the holding company must guarantee the performance of that plan. Based upon its capital levels, a bank that is classified as well-capitalized, adequately capitalized, or undercapitalized may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition, or an unsafe or unsound practice, warrants such treatment. An undercapitalized bank’s compliance with a capital restoration plan is required to be guaranteed by any company that controls the undercapitalized institution in an amount equal to the lesser of 5.0% of the institution’s total assets when deemed undercapitalized or the amount necessary to achieve the status of adequately capitalized. If an “undercapitalized” bank fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized.” “Significantly undercapitalized” banks must comply with one or more of a number of additional restrictions, including a regulatory order to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, ceasing receipt of deposits from correspondent banks, dismissal of directors or officers, and restrictions on interest rates paid on deposits, compensation of executive officers and capital distributions by the parent holding company. “Critically undercapitalized” institutions are subject to additional measures including, subject to a narrow exception, the appointment of a receiver or conservator within 270 days after it obtains such status.

The “community bank leverage ratio” regulatory capital framework, discussed previously, provides that a qualifying institution whose capital exceeds the community bank leverage ratio and opts to use that framework is considered “well capitalized” for purposes of prompt corrective action.

At June 30, 2026, each of TruNorth Bank, bankESB and bankHometown met the criteria for being considered “well capitalized.”

Insurance of Deposit Accounts. The Deposit Insurance Fund of the FDIC insures deposits at federally-insured financial institutions, such as TruNorth Bank, generally up to a maximum of $250,000 per separately insured depositor. The FDIC charges insured depository institutions premiums to maintain the Deposit Insurance Fund. Under the risk-based assessment system, institutions deemed less risky of failure pay lower assessments. Assessments for institutions of less than $10 billion of assets are based on financial measures and supervisory ratings derived from statistical modeling estimating the probability of an institution's failure within three years.

The FDIC has authority to increase insurance assessments. Any significant increases would have an adverse effect on the operating expenses and results of operations of TruNorth Bank.

Deposit insurance may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by the Federal Reserve Board. TruNorth Bank does not know of any practice, condition or violation that may lead to termination of its deposit insurance.

Privacy Regulations. Federal regulations generally require TruNorth Bank to disclose its privacy policy, including identifying with whom it shares a customer’s “non-public personal information,” to customers at the time it establishes the customer relationship. TruNorth Bank has a privacy protection policy in place that provides each new customer with this policy at the time of an initial account opening, and believes that such policy is in compliance with the regulations. Most states, including Massachusetts, have enacted legislation concerning breaches of data security and the duties of institutions in response to a data breach. The U.S. Congress continues to consider federal legislation that would require consumer notice of data security breaches. In addition, Massachusetts has promulgated data security regulations with respect to personal information of their residents. Pursuant to the Fair and Accurate Credit Transactions Act (the “FACT Act”), TruNorth Bank has developed and implemented a written identity theft prevention program to detect, prevent, and mitigate identity theft in connection with the opening of certain accounts or certain existing accounts. Additionally, the FACT Act amended the Fair Credit Reporting Act to generally prohibit a person from using information received from an affiliate to make a solicitation for marketing purposes to a consumer, unless the consumer is given notice and a reasonable opportunity and method to opt out of the making of such solicitations.

Anti-Money Laundering; Bank Secrecy Act. Under the Bank Secrecy Act, a financial institution is required to have systems in place to detect certain transactions, based on the size and nature of the transaction. Financial institutions are generally required to report to the U.S. Treasury any cash transactions involving at least $10,000. In addition, financial institutions are required to file suspicious activity reports for any transaction or series of transactions that involve more than $5,000 and that the financial institution knows, suspects or has reason to suspect involves illegal funds, is designed to evade the requirements of the Bank Secrecy Act or has no lawful purpose. The USA PATRIOT Act, which amended the Bank Secrecy Act, together with the implementing regulations of various federal regulatory agencies, has caused financial institutions, such as TruNorth Bank, to adopt and implement additional policies or amend existing policies and procedures with respect to, among other things, anti-money laundering compliance, suspicious activity reporting, currency transaction reporting, customer identity verification and customer risk analysis. In evaluating an application to acquire a bank or to merge banks or effect a purchase of assets and assumption of deposits and other liabilities, the applicable federal banking regulator must consider the anti-money laundering compliance record of both the applicant and the target. In addition, under the USA PATRIOT Act financial institutions are required to take steps to monitor their correspondent banking and private banking relationships as well as, if applicable, their relationships with “shell banks.”

Office of Foreign Assets Control. The U.S. has imposed economic sanctions that affect transactions with designated foreign countries, nationals and others. These sanctions, which are administered by the Office of Foreign Assets Control (“OFAC”), take many different forms. Generally, however, they contain one or more of the following elements: (i) restrictions on trade with or investment in a sanctioned country, including prohibitions against direct or indirect imports from and exports to a sanctioned country and prohibitions on “U.S. persons” engaging in financial or other transactions relating to a sanctioned country or with certain designated persons and entities; (ii) a blocking of assets in which the government or specially designated nationals of the sanctioned country have an interest, by prohibiting transfers of property subject to U.S. jurisdiction (including property in the possession or control of U.S. persons); and (iii) restrictions on transactions with or involving certain persons or entities. Blocked assets (for example, property and bank deposits) cannot be paid out, withdrawn, set off or transferred in any manner without a license from OFAC. Failure to comply with these sanctions could have serious legal and reputational consequences for TruNorth Bank.

Prohibitions Against Tying Arrangements. TruNorth Bank is prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

Consumer Protection and Fair Lending Regulations. TruNorth Bank is subject to a variety of federal and Massachusetts statutes and regulations that are intended to protect consumers and prohibit discrimination in the granting of credit. These statutes and regulations provide for a range of sanctions for non-compliance with their terms, including imposition of administrative fines and remedial orders, and referral to the U.S. Department of Justice for prosecution of a civil action for actual and punitive damages and injunctive relief. Certain of these statutes, including Section 5 of the Federal Trade Commission Act, which prohibits unfair and deceptive acts and practices against consumers, authorize private individual and class action lawsuits and the award of actual, statutory and punitive damages and attorneys’ fees for certain types of violations. Federal laws also prohibit unfair, deceptive or abusive acts or practices against consumers, which can be enforced by the Consumer Financial Protection Bureau, the Federal Reserve Board, the FDIC and state attorneys general.

Other Regulations

Interest and other charges collected or contracted for by TruNorth Bank are subject to state usury laws and federal laws concerning interest rates. Loan operations are also subject to state and federal laws applicable to credit transactions, such as the:

•
Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;
•
Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;
•
Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies; and
•
Rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The deposit operations of TruNorth Bank also are subject to, among others, the:

•
Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;
•
Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check; and
•
Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Federal Home Loan Bank System

TruNorth Bank is a member of the Federal Home Loan Bank System, which consists of 11 regional Federal Home Loan Banks. The Federal Home Loan Banks provide central credit facilities primarily for member institutions. TruNorth Bank is a member of the Federal Home Loan Bank of Boston. As a member of the Federal Home Loan Bank of Boston, TruNorth Bank is required to hold shares of capital stock in it. TruNorth Bank complied with this requirement at June 30, 2026. Based on redemption provisions of the Federal Home Loan Bank of Boston, the stock has no quoted market value and is carried at cost. TruNorth Bank reviews for impairment, based on the ultimate recoverability, the cost basis of the Federal Home Loan Bank of Boston stock. At June 30, 2026, no impairment had been recognized.

Bank Holding Company Regulation

Federal Holding Company Regulation. Hometown Financial will be a bank holding company within the meaning of the Bank Holding Company Act and it will be registered with the Federal Reserve Board and be subject to regulations (including the Federal Reserve Board’s Regulation Y), examinations, supervision and reporting requirements applicable to bank holding companies. In addition, the Federal Reserve Board will have enforcement authority over Hometown Financial and its non-bank subsidiaries. Among other things, this authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a serious risk to TruNorth Bank or would otherwise result in Hometown Financial failing to serve as a source of strength for TruNorth Bank.

A bank holding company is generally prohibited from engaging in non-banking activities, or acquiring direct or indirect control of more than 5% of the voting securities of any company engaged in non-banking activities. One of the principal exceptions to this prohibition is for activities found by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the principal activities that the Federal Reserve Board has determined by regulation to be so closely related to banking are: (i) making or servicing loans; (ii) performing certain data processing services; (iii) providing discount brokerage services; (iv) acting as fiduciary, investment or financial advisor; (v) leasing personal or real property; (vi) making investments in corporations or projects designed primarily to promote community welfare; and (vii) acquiring a savings association whose direct and indirect activities are limited to those permitted for bank holding companies. A bank holding company that meets certain specified criteria may elect to be regulated as a “financial holding company” and thereby engage in a broader array of nonbank financial activities than those generally permitted for bank holding companies. Hometown Financial has not elected financial holding company status.

Hometown Financial will be subject to the Federal Reserve Board’s capital adequacy guidelines for bank holding companies. The Dodd-Frank Act required the Federal Reserve Board to promulgate consolidated capital requirements for depository institution holding companies that are no less stringent, both quantitatively and in terms of components of capital, than those applicable to the depository institutions themselves. Consolidated regulatory capital requirements identical to those applicable to the subsidiary banks, including the minimum capital ratios and the capital conservation buffer described above, apply to bank holding companies such as Hometown Financial on a consolidated basis.

By law, a bank holding company must act as a source of strength to its subsidiary depository institutions by providing capital, liquidity and other support in times of financial stress. This support may be required at a time when Hometown Financial may not have the resources to provide support to TruNorth Bank. If a bank holding company declares bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a bank subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

The Federal Reserve Board has issued a policy statement regarding the payment of dividends and the repurchase of shares of common stock by bank holding companies. In general, the policy provides that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. Regulatory guidance provides for prior regulatory consultation with respect to capital distributions in certain circumstances such as where a bank holding company’s net income for the past four quarters, net of capital distributions previously paid over that period, is insufficient to fully fund the dividend or the bank holding company’s overall rate of earnings retention is inconsistent with the bank holding company’s capital needs and overall financial condition. The ability of a bank holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized. The policy statement also states that a holding company should inform the Federal Reserve Board supervisory staff before redeeming or repurchasing common stock or perpetual preferred stock if the bank holding company is experiencing financial weaknesses or if the repurchase or redemption would result in a net reduction, at the end of a quarter, in the amount of such equity instruments outstanding compared with the beginning of the quarter in which the redemption or repurchase occurred. These regulatory policies may affect the ability of Hometown Financial to pay dividends, repurchase shares of common stock or otherwise engage in capital distributions. Additionally, following the conversion, Hometown Financial will not be permitted to pay dividends on its common stock if its stockholders’ equity would be reduced below the amount of the liquidation account established by Hometown Financial in connection with the conversion and offering.

Hometown Financial is a legal entity separate and distinct from TruNorth Bank and any of its other subsidiaries. Other than the proceeds retained from the offering, Hometown Financial’s funds will be derived primarily from any dividends paid to it by TruNorth Bank. The right of Hometown Financial, and consequently the right of its shareholders, to participate in any distribution of the assets or earnings of its subsidiaries, through the payment of such dividends or otherwise, will be subject to the prior claims of creditors of the subsidiaries, including, with respect to TruNorth Bank and its depositors, except to the extent that certain claims of Hometown Financial in a creditor capacity may be recognized.

Massachusetts Holding Company Regulation. Under Massachusetts banking laws, a company owning or controlling two or more banking institutions, including a Massachusetts savings bank, is regulated by the Massachusetts Commissioner of Banks and the Massachusetts Board of Bank Incorporation as a bank holding company. A bank holding company: (1) must obtain the approval of the Massachusetts Board of Bank Incorporation before engaging in certain transactions, such as the acquisition of more than 5% of the voting stock of another banking institution; (2) must register, and file reports, with the Massachusetts Commissioner of Banks; and (3) is subject to examination by the Massachusetts Commissioner of Banks. Hometown Financial would be a bank holding company regulated by the Massachusetts Commissioner of Banks and the Massachusetts Board of Bank Incorporation if it acquires a second banking institution and holds and operates it separately from TruNorth Bank. Until August 21, 2026, Hometown Financial (Massachusetts) and Hometown MHC were regulated as Massachusetts bank holding companies. On August 21, 2026, upon the mergers of TruNorth Bank, bankESB and bankHometown into a single institution, Hometown Financial (Massachusetts) and Hometown MHC ceased to qualify and were no longer subject to regulation as a Massachusetts bank holding company.

Change in Control Regulations

Under the Change in Bank Control Act, a federal statute, no person or group of persons may acquire “control” of a bank holding company, such as Hometown Financial, unless the Federal Reserve Board has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition. Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the regulator that the acquirer has the power, directly or indirectly, to exercise a controlling influence over the management or policies of the institution. There is a presumption of control upon the acquisition of 10% or more of a class of voting stock if the holding company involved has its shares registered under the Securities Exchange Act of 1934, or, if the holding company involved does not have its shares registered under the Securities Exchange Act of 1934, if no other persons will own, control or hold the power to vote a greater percentage of that class of voting security after the acquisition.

In addition, the Bank Holding Company Act prohibits any company from acquiring control of a bank or bank holding company without first having obtained the approval of the Federal Reserve Board. Among other circumstances, under the Bank Holding Company Act, a company has control of a bank or bank holding company if it owns, controls or holds with power to vote 25% or more of a class of voting securities of the bank or bank holding company, controls in any manner the election of a majority of directors or trustees of the bank or bank holding company, or the Federal Reserve Board has determined, after notice and opportunity for hearing, that it has the power to exercise a controlling influence over the management or policies of the bank or bank holding company. The Federal Reserve Board has established presumptions of control under which the acquisition of control of 5% or more of a class of voting securities of a bank holding company, together with other factors enumerated by the Federal Reserve Board, could constitute the acquisition of control of a bank holding company under the Bank Holding Company Act.

Federal Securities Laws

Hometown Financial’s common stock will be registered with the SEC after the conversion and stock offering. Hometown Financial will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration, under the Securities Act of 1933, of shares of common stock to be issued in the initial public offering of Hometown Financial does not cover the subsequent resale of those shares. Shares of common stock purchased by persons who are not affiliates of Hometown Financial may be resold without registration. Shares purchased by an affiliate of Hometown Financial will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If Hometown Financial meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of Hometown Financial’s outstanding shares or the average weekly volume of trading in the shares during the preceding four calendar weeks.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 is intended to improve corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. We have policies, procedures and systems designed to comply with these regulations, and we review and document such policies, procedures and systems to ensure continued compliance with these regulations.

Emerging Growth Company Status

Hometown Financial qualifies as an “emerging growth company” as defined in the federal securities laws. For as long as it qualifies as an emerging growth company, it may choose to take advantage of exemptions from various reporting requirements applicable to public companies that are not emerging growth companies. These exemptions include, but are not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As an emerging growth company, Hometown Financial also will not be subject to Section 404(b) of the Sarbanes-Oxley Act of 2002, which would require its independent auditors to audit its internal control over financial reporting. Hometown Financial has also elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. This election is irrevocable during the period a company qualifies as an emerging growth company.

Hometown Financial will cease to be an emerging growth company upon the earliest of: (i) the end of the fiscal year following the fifth anniversary of the completion of the conversion and stock offering; (ii) the first fiscal year after its annual gross revenues are $1.235 billion (adjusted for inflation) or more; (iii) the date on which it has, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or (iv) the end of any fiscal year in which the market value of its common stock held by non-affiliates exceeded $700 million at the end of the second quarter of that fiscal year, assuming it has been subject to reporting requirements under the Securities Exchange Act of 1934 for at least 12 months and has filed one annual report thereunder.

TAXATION

Federal Taxation

General. Hometown Financial and TruNorth Bank are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize material federal income tax matters and is not a comprehensive description of the tax rules applicable to Hometown MHC, Hometown Financial (Massachusetts), Hometown Financial and TruNorth Bank.

Method of Accounting. For federal income tax purposes, Hometown MHC currently reports its income and expenses in the accrual method of accounting and uses a tax year ending December 31 for filing its federal income tax returns.

Alternative Minimum Tax. The corporate alternative minimum tax previously imposed under the Code at a rate of 20% was repealed by the Tax Cuts and Jobs Act for tax years beginning after December 31, 2017. Under the Inflation Reduction Act of 2022, a new corporate alternative minimum tax (the “CAMT”) applies to certain large corporations. The CAMT is imposed at a rate of 15% on adjusted financial statement income and is payable only to the extent it exceeds the corporation’s regular tax liability. At June 30, 2026, Hometown MHC was not subject to the CAMT and had no minimum tax credit carryovers.

Net Operating Loss Carryovers. Effective with the passage of the Tax Cuts and Jobs Act, net operating loss carrybacks are generally no longer permitted, and net operating losses are allowed to be carried forward indefinitely. Net operating loss carryforwards arising from tax years beginning after December 31, 2017 are limited to offset a maximum of 80% of a future year’s taxable income. At June 30, 2026, Hometown MHC had $7.0 million of federal net operating loss carryforward, which represented the remaining net operating loss acquired from Colonial Federal Savings Bank.

Capital Loss Carryovers. Generally, a financial institution may carry back capital losses to the preceding three taxable years and forward to the succeeding five taxable years. Any capital loss carryback or carryover is treated as a short-term capital loss for the year to which it is carried. As such, it is grouped with any other capital losses for the year to which it is carried and is used to offset any capital gains. Any undeducted loss remaining after the five-year carryover period is no longer deductible. At June 30, 2026, Hometown MHC had no capital loss carryovers.

Corporate Dividends. Hometown Financial may generally exclude from its income 100% of dividends received from TruNorth Bank as a member of the same affiliated group of corporations.

Audit of Tax Returns. Hometown MHC’s federal income tax returns and Massachusetts income tax returns have not been audited since 2023.

State Taxation

Massachusetts State Taxation. Financial institutions in Massachusetts file combined income tax returns with affiliated companies that are not security corporations. The Massachusetts excise tax rate for savings banks is currently 9.0% of federal taxable income, adjusted for certain items. Taxable income includes gross income as defined under the Code, plus interest from bonds, notes and evidences of indebtedness of any state, including Massachusetts, less deductions, but not the credits, allowable under the provisions of the Code, except for those deductions relating to dividends received and income or franchise taxes imposed by a state or political subdivision. Carryforwards and carrybacks of net operating losses and capital losses are not allowed. None of TruNorth Bank’s state tax returns, as well as those of its subsidiaries, have been audited in the last five years.

A financial institution or business corporation is generally entitled to special tax treatment as a “security corporation” under Massachusetts law provided that: (a) its activities are limited to buying, selling, dealing in or holding securities on its own behalf and not as a broker; and (b) it has applied for, and received, classification as a “security corporation” by the Commissioner of the Massachusetts Department of Revenue. A security corporation that is also a bank holding company under the Code must pay a tax equal to 0.33% of its gross income. A security corporation that is not a bank holding company under the Code must pay a tax equal to 1.32% of its gross income. Hometown Securities I, Inc., ESB Securities Corporation and NACB Securities Corporation, each a wholly-owned subsidiary of TruNorth Bank and which engages in securities transactions on its own behalf, each qualify as a security corporation. As such, each has received security corporation classification by the Massachusetts Department of Revenue and does not conduct any activities deemed impermissible under the governing statutes and the various regulations, directives, letter rulings and administrative pronouncements issued by the Massachusetts Department of Revenue.

Maryland State Taxation. As a Maryland business corporation, Hometown Financial is required to file an annual report with and pay franchise taxes to the State of Maryland.

MANAGEMENT

Shared Management Structure

Each director of Hometown Financial is a director of TruNorth Bank. Each officer of Hometown Financial is an executive officer of TruNorth Bank. Hometown Financial expects to continue to have a shared management structure until there is a business reason for it to establish a separate management structure.

Officers of Hometown Financial

The following table sets forth information regarding the officers of Hometown Financial. Age information is as of June 30, 2026. Hometown Financial’s board of directors elects Hometown Financial’s officers annually.

Name	Age	Position(s) Held with Hometown Financial
Matthew S. Sosik	56	Chairman of the Board and Chief Executive Officer
Reed H. Whitman	46	Chief Financial Officer, Treasurer and Assistant Secretary
Michael R. Wheeler	55	President and Director

Executive Officers of TruNorth Bank

The following table sets forth information regarding the executive officers of TruNorth Bank. Age information is as of June 30, 2026. TruNorth Bank’s board of directors elects the officers of TruNorth Bank annually.

Name	Age	Position(s) Held with TruNorth Bank
Matthew S. Sosik	56	Chairman of the Board and Chief Executive Officer
Reed H. Whitman	46	Chief Financial Officer, Treasurer and Assistant Secretary
Michael R. Wheeler	55	President and Director
William Parent	64	Chief Strategy Officer
William S. Beitler	62	EVP, Chief Risk Officer
Bozena Dabek	55	EVP, Chief Administrative Officer
Randall J. Gage	54	EVP, Chief Credit Officer
Dena M. Hall	52	EVP, Chief Retail and Marketing Officer
Ryan J. Kirwin	52	EVP, Residential Lending
Scott Sanborn	62	EVP, Chief Commercial Banking Officer
Sheryl L. Shinn	51	EVP, Chief Information Officer

Directors of Hometown Financial and TruNorth Bank

The board of directors of Hometown Financial consists of 12 members, each serving a one-year term, such that the board of directors is elected at each annual meeting of stockholders. The directors of TruNorth Bank will be elected by Hometown Financial, which will be TruNorth Bank’s sole stockholder, following the completion of the conversion and stock offering.

The following table provides certain information about our directors, including age as of June 30, 2026, the year when they began serving as directors of TruNorth Bank (or one of its predecessors). Their current terms as directors of Hometown Financial expire in 2027. The mailing address for each individual is 36 Main Street, Easthampton, MA 01027.

Name	Position(s) Held With TruNorth Bank	Age	Director Since
Jennifer R. Buras	Director	63	2018
Timothy F. Clarke	Director	64	2001
Robert Curran, Jr.	Director	65	2008
Steven H. Duvarney	Director	58	2011
Brian E. Galonek	Director	60	2008
Charles E. Holden	Director	63	2013
Helder Machado	Director	56	2019
N. Andrew Robb	Director	52	2021
Matthew S. Sosik	Chairman of the Board and Chief Executive Officer	56	2013
David E. Surprenant	Director	65	2019
Anthony P. Villani	Director; Corporate Secretary	62	2006
Michael R. Wheeler	President and Director	55	2012

Board Independence

Hometown Financial’s board of directors has determined that each director is “independent” as defined in, and for purposes of satisfying the listing standards of, the Nasdaq Stock Market, except for Matthew S. Sosik and Michael R. Wheeler. Messrs. Sosik and Wheeler are not independent because they are employees of both Hometown Financial and TruNorth Bank.

In determining the independence of the directors, the board of directors considered relationships between TruNorth Bank and its directors, including loan and deposit relationships, as well as those which are not required to be reported under “—Transactions With Certain Related Persons” below. Brian E. Galonek is the president of All-Star Incentives, Inc., which provides employee incentive, recognition and reward programs. During the year ended June 30, 2026, we paid $53,000 to All-Star Incentives, Inc. for TruNorth Bank-branded merchandise. Additionally, David E. Surprenant is a partner and chairman of the law firm of Mirick, O’Connell, DeMallie & Lougee, LLP (“Mirick”). During the year ended June 30, 2026, we paid $110,000 to Mirick for legal services.

Board Leadership Structure and Risk Oversight

Mr. Sosik serves as both Chairman of the Board and Chief Executive Officer of Hometown Financial. Our board of directors believes that combining the Chairman of the Board and Chief Executive Officer positions fosters clear accountability, effective decision-making, alignment on corporate strategy, and a clear and direct channel of communication from senior management to the full board of directors. As Chief Executive Officer of Hometown Financial and TruNorth Bank, Mr. Sosik is well positioned to understand the challenges faced by our organization. As a result, he can set our strategic direction, provide day-to-day leadership, and also set the agenda of the board of directors.

We understand the risk that an inside chairman could theoretically manage the board of directors’ agenda to limit the consideration of important issues relating to management. In response to this risk, we have appointed director Jennifer R. Buras as Lead Independent Director, which we believe provides a source of leadership that is complimentary to that provided by the Chairman, but is independent of management. The Lead Independent Director is responsible for providing input with respect to the preparation of agendas for meetings of the board of directors and board committees, working with the Chairman of the Board and our corporate secretary to ensure that the board of directors has adequate resources and information to support its activities, serving as chair of board meetings in the Chairman’s absence, educating the board of directors as to its responsibilities, chairing meetings of the independent directors, and serving as a liaison between the board of directors and management and among individual directors. To further minimize the risk involved with having a joint Chairman of the Board and Chief Executive Officer, our independent directors will meet in executive sessions periodically to discuss certain matters, such as the Chief Executive Officer’s performance and his annual compensation, as well as our independent audit and internal controls.

Business Background of Our Directors

The following sets forth certain information regarding our directors. There are no arrangements or understandings between any director and any other person pursuant to which the director was selected. Each director’s biography contains information regarding his or her business experience and the experiences, qualifications, attributes or skills that caused the board of directors to determine that he or she should serve as a director. Unless otherwise indicated, each individual below has held his or her position for at least five years.

Many directors are long-time residents of the communities we serve and have operated, or currently operate, businesses located in those communities. As a result, we believe each director has significant knowledge of the businesses that operate in our market area, an understanding of the local real estate market and property values, and an understanding of the general demographics of the communities. We believe that the local knowledge and experience of our directors helps us to assess the credit and banking needs of our customers, develop products and services to better serve our customers, and assess the risks inherent in our lending operations. As local residents, our directors are also exposed to the advertising, product offerings and community development efforts of competing institutions, which helps us in structuring our marketing efforts and community outreach programs.

Jennifer R. Buras has served as a senior partner and co-leader of Essex, the executive career management business of Keystone Partners, which is now Careerminds Group Inc., dedicated to advising senior executives and corporate directors, since 2016. She previously worked as a principal and executive search consultant at Egon Zehnder, a global executive search firm, where she served as financial services practice group lead for the Boston office. Before that, Ms. Buras spent a decade in the banking industry, at First Chicago and Bank of Boston (subsequently known as “BankBoston” and “Fleet Bank”) as a corporate banker, providing debt, treasury, and investment banking services to mid- to large-cap companies. She began her career at PricewaterhouseCoopers and formerly held a Certified Public Accountant (CPA) license. Ms. Buras has served on the board of directors of the YMCA of North Shore, including as board chair from 2019-2024, and the board of trustees at Saint John’s

Preparatory School. She is a member of the National Association of Corporate Directors, Women Corporate Directors, Extraordinary Women on Boards, and the International Women’s Forum. Her community outreach and extensive experience in executive assessment, corporate governance, compensation, talent management, finance and accounting, and the banking industry provide the board of directors with valuable expertise.

Timothy F. Clarke has co-owned and managed multi-family and commercial properties on Boston’s North Shore since 1985. From 1985 through 2015, he was employed by and then transitioned to co-owner and president of Clarke Brothers Fuel, a home heating oil and service company. Additionally, from 1985 through 2021, he was the co-owner and treasurer of Waters & Brown Paint & Decorating, a retail company. Mr. Clarke served on the board of North Shore Bank for 25 years, including as chairman of the board from 2021 to 2026. Mr. Clarke volunteers at The Salem Pantry and the Salem, Massachusetts Rotary Club. His extensive business and real estate management experience provides the board of directors with valuable knowledge.

Robert E. Curran, Jr. has served as a principal consultant for FJC Ventures LLC, a commercial real estate company, since 2011. He also served as president of F.J. Curran Co. Inc., a mechanical contracting and construction services firm from 1994 until January 2026. His extensive experience in business management, construction, and commercial real estate and knowledge of the local business environment provide the board of directors with valuable knowledge.

Steven H. Duvarney has managed Duvarney Jewelers since 1995 and is currently a director of the New England Jewelers Association and the Boston Jeweler’s Club. Previously, he served as the president of both organizations as well as the New England Guild of the American Gem Society. He is also currently the president of The Fay Club, Inc., a historic private social club. He served as a director of the North Central Massachusetts Chamber of Commerce from 2016 through 2022 and served two terms on the Fitchburg State University Foundation board. In addition, Mr. Duvarney previously served as chairman of the board of directors of the Athol-Clinton Co-operative Bank and oversaw its merger with bankHometown in 2011, where he stayed on as director for 15 years and was elected chairman from 2018 to 2021. His extensive bank governance experience and insight into the local business environment provide the board of directors with valuable expertise.

Brian E. Galonek has been president of All-Star Incentives, a family business that builds and manages custom employee and customer incentive programs for national organizations, since 2020, having joined the company in 1988. Through this work, he has become a Certified Professional of Incentive Management (CPIM) and has served on the boards of a variety of incentive industry groups. He is also co-owner of several limited liability companies that own and manage commercial real estate. Mr. Galonek joined the board of directors of bankHometown in 2008, serving as chairman of the board from 2021 to 2024. Mr. Galonek is active in the local community, having served as a coach, president and board member of a variety of youth sports leagues, on the boards of a local education foundation and several charitable committees, and as a fundraiser for a variety of charitable organizations, including The Jimmy Fund, Dana-Farber Cancer Institute, Why Me, Sherry’s House, and Best Buddies International. Mr. Galonek’s extensive community service and experience in management, business operations, real estate development, and employee and customer engagement and motivation provide the board of directors with valuable knowledge.

Charles E. Holden is the owner and operator of Holden Station Inc., a gas station and convenience store operated by his family for over 100 years, and from 1984 to 2021 was the owner and operator of Holden Oil Inc., a petroleum distribution company. He has been involved in the planning and development of real estate projects throughout his career, and he is currently managing and developing a portfolio of commercial and residential properties. Mr. Holden has served on the board of the Metro North YMCA, including as chair of the board, since 2006. He previously served as a board member of the American Red Cross of Massachusetts Bay and as board chair for the New England Propane Gas Association and the Greater Peabody Chamber of Commerce. In 2005, Mr. Holden was a founding member of a captive insurance company formed to serve the special risks of energy companies. Mr. Holden also served the City of Peabody as a member of the Conservation Commission and the Licensing Board and as the chair of its annual International Festival. His extensive community involvement and experience in business ownership and real estate development provides the board of directors with valuable expertise.

Helder Machado has served as the chief executive officer of Machado Consulting, a consulting firm specializing in IT and cybersecurity solutions, since 2001. He is a 32-year retired Lieutenant Colonel of the U.S. Army, during which he served as a combat veteran. Additionally, Mr. Machado serves on numerous boards in the community and veterans organizations specializing in technology and cyber security. Mr. Machado’s extensive experience in business finance, sales and marketing, computer engineering, technology, cybersecurity and leadership provides the board of directors with valuable perspective.

N. Andrew Robb is a CPA and the president and owner of Burgess, Robb & Grassetti, P.C., an accounting firm, where he has been employed since 2001. In this role, he oversees tax compliance, strategic tax planning, advisory services, and business development. He is a member of the American Institute of Certified Public Accountants, the Massachusetts Society of Certified Public Accountants, and member and treasurer of the East Longmeadow Educational Endowment Fund. Mr. Robb has extensive experience in preparing and auditing financial statements for clients across all industries. His expertise in finance and accounting provides the board of directors with valuable knowledge.

Matthew S. Sosik has served as Chief Executive Officer of Hometown MHC and Hometown Financial (Massachusetts) since 2013. He also served as the President and Chief Executive Officer of bankESB from 2013 until it merged with bankHometown and TruNorth Bank (the other two subsidiary banks of Hometown Financial (Massachusetts)) in August 2026, at which point he became the Chairman and Chief Executive Officer of TruNorth Bank. He has been employed in banking his entire professional career and served as CEO of bankHometown from 1996 until 2013 before its affiliation with Hometown Financial (Massachusetts). Mr. Sosik was an examiner with the FDIC from 1992 until 1996. Mr. Sosik also serves as a board member of Connecticut On-line Computer Center, the Massachusetts Housing Partnership Fund and Massachusetts Bankers Association. His decades of community banking leadership in our regional market area provide invaluable knowledge.

David E. Surprenant is an attorney and a partner of the law firm Mirick, O’Connell, DeMallie & Lougee, LLP, where he focuses primarily on commercial lending and mergers and acquisitions. He has been with the firm for more than 40 years and has served as managing partner for 22 years. Mr. Surprenant also previously served as Chairman of the Board of bankHometown. He has extensive community involvement having served on the Board and as the Chairman of the United Way of Central Massachusetts, the Board and President of Catholic Charities of the Diocese of Worcester, as the President of the Diocese of Worcester School Board, on the Board of Directors of the Worcester Business Development Corporation, as Chairman of the Town of Sutton Finance and Warrant Advisory Committee, and Chairman of the Town of Sutton Bylaw and Charter Review Committee. His extensive legal and business experience provides the board of directors with valuable knowledge.

Anthony P. Villani has been the owner and manager of Real Estate Consulting Services, LLC, providing strategic lease restructuring for national retail brands, since 2018. From 1989 to 2018, he served as head of real estate for Yankee Candle Company, where he developed the company’s retail store footprint across North America, leading site selection, leasing, design and construction, and facilities management during a period of aggressive growth. He also serves as trustee and vice chairperson of the board of trustees for Frank Newhall Look Memorial Park in Florence, Massachusetts. His extensive experience in real estate, business operations, and corporate management provides the board of directors with valuable knowledge.

Michael R. Wheeler has served as President of Hometown MHC, Hometown Financial (Massachusetts) and TruNorth Bank since August 2026. He previously served as President and Chief Executive Officer of TruNorth Bank and Chief Operating Officer of Hometown MHC and Hometown Financial (Massachusetts) from September 2024 to August 2026, following our acquisition of North Shore Bank. He served as President and Chief Operating Officer of North Shore Bank from 2019 to 2024, and as President and Chief Executive Officer of Beverly Bank from 2013 to 2019, having joined the bank in 2012 as President. He is also the treasurer of YMCA North Shore and a director of the Massachusetts Bankers Association Guaranteed Insurance Trust. His extensive executive leadership and community banking experience provides the board of directors with valuable industry expertise and strategic insight.

Pursuant to our merger agreement with Primary Bank, at least one (and up to two) members of the current Primary Bank board of directors will be appointed to serve on the board of directors of Hometown Financial and TruNorth Bank following our acquisition of Primary Bank. We have determined that, at the Effective Time of the Merger, we will appoint William Greiner and Dick Anagnost, current members of Primary Bank board of directors, to serve as members of our board of directors, each for a one-year term. See “The Acquisition of Primary Bank – Management of the Combined Company” for more information.

The following sets forth certain information regarding Messrs. Greiner and Anagnost:

William Greiner founded in 2000 Greiner Investments, a firm that develops and invests in real estate as well as makes passive business investments. Prior to establishing Greiner Investments, he founded the private hedge fund, Rockmont Management Partners. Mr. Greiner worked at several investment firms including Kemper Securities and Dean Witter Reynolds. From 2000 to 2006, Mr. Greiner served as a town councilor in Bedford, New Hampshire, and was the chairman in 2004. He has been an active board member for numerous non-profits and community boards, and currently serves as a member of the Bedford Men’s Club, president of Bedford Friends of Recreation, and chairman of the Granite State Baseball Dinner. In addition, Mr. Greiner is an investor-owner of Cactus Jacks, Copper Door, and T-Bones restaurants. His extensive business and commercial real estate management experience provides the board of directors with valuable expertise.

Dick Anagnost, the President of Anagnost Investments, Inc., has over 35 years of experience in real estate and land development within the City of Manchester, Northern New England and internationally. He has redeveloped over 25 properties in downtown Manchester and the Millyard areas and has been instrumental in the creation of over 500 units of rental workforce housing in the City. Mr. Anagnost is the chairman of the Workforce Opportunity Council, vice chair and head of the Credit Committee of the NH Business Finance Authority, chair of the JobCorps Task Force, vice chair of the Office of Youth Services, Board Member of Families in Transition, chairman of Moore Center Services, and 1st Vice President of St. George Greek Orthodox Cathedral. He is also a youth football coach for the Bedford Jaguars and Catholic Youth Organization basketball coach for St. George. His extensive business and commercial real estate management experience provides the board of directors with valuable expertise.

Business Background of Executive Officers Who Are Not Directors

The following sets forth certain information regarding our executive officers who are not directors. Unless otherwise indicated, each individual below has held his or her position for at least five years.

William S. Beitler has served as Chief Risk Officer since September 2024 when we acquired North Shore Bank. He served as Chief Risk Officer of North Shore Bank from 2018 until September 2024. Mr. Beitler has nearly 40 years of varied banking experience and previously served as chief executive officer of two independent banks in the Midwest.

Bozena Dabek has served as Executive Vice President and Chief Administrative Officer since November 2015, leading human resources, learning and development, and executive administration. She joined TruNorth Bank in 2010 as Executive Vice President and Chief Financial Officer before transitioning to her current role. Ms. Dabek has over 30 years of diverse banking experience, including nearly 20 years with JPMorgan Chase in the Investment Banking Finance Division. She also serves on the Board of Directors for the Cooperative Banks Employees Retirement Association (CBERA).

Randall J. Gage has served as Executive Vice President and Chief Credit Officer since 2017 and has been employed by bankESB and Hometown Financial Group since 2013. He joined bankESB as Executive Vice President of Residential Lending after working in de novo, public community banks in central Connecticut. Previously, Mr. Gage worked for bankHometown from 1998 to 2005, after beginning his banking career as an examiner with the FDIC.

Dena M. Hall has served as Executive Vice President and Chief Retail Banking and Marketing Officer since 2018. Her primary areas of responsibility include marketing, corporate communications, charitable giving, and retail division oversight including the branch network, retail sales, administration, and customer care. She also serves as President of each of the Easthampton Savings Bank Foundation, the bankHometown Community Foundation, and the Abington Bank Community Foundation. Ms. Hall also served as the chief marketing officer for United Financial Bancorp, Inc. and United Bank from 2005 to 2018, and as regional president from 2014 to 2018. Ms. Hall has served as a trustee of the Baystate Health System Foundation since 2012.

Ryan J. Kirwin has served as Executive Vice President of Residential Lending since October 2022 when we acquired Randolph Bancorp, Inc. and its subsidiary, Envision Bank. Mr. Kirwin is responsible for our residential loan originations, underwriting, secondary marketing and sales. He has 30 years of residential lending experience. He served in the same role at Envision Bank, beginning in 2008.

William Parent has served as Chief Strategy Officer since October 2022, when we acquired Randolph Bancorp, Inc. and Envision Bank. He was the chief executive officer and a director of Randolph Bancorp, Inc. and Envision Bank from 2020 to October 2022. Mr. Parent also previously served as chief executive officer and a director of Blue Hills Bancorp, Inc. and Blue Hills Bank from 2010 to 2019, and as a director of Independent Bank Corp. and Rockland Trust Company from 2019 to 2020. Mr. Parent has also served as a director of the Federal Home Loan Bank of Boston since 2021 and was prior chair of the Massachusetts Bankers Association and the YMCA of Greater Boston and a board member of the New England Council.

Scott Sanborn has served as Executive Vice President and Chief Commercial Banking Officer since December 2025. He is responsible for all commercial banking activities including lending, business deposit growth, and cash management. He served as Executive Vice President and Chief Lending Officer of HarborOne Bank, where he held various lending leadership positions from October 2014 to November 2025. Mr. Sanborn also serves on the boards of the Spirit of Adventure Council for Scouting America, New England Certified Development Corporation, the Metro South Chamber of Commerce, and the United Way Leadership Campaign and Fundraising Committee.

Sheryl L. Shinn has served as Executive Vice President and Chief Information Officer since September 2024, following our acquisition of North Shore Bank. She has served in that role for North Shore Bank since January 2022. She oversees technology strategy, digital banking, data management, loan and deposit operations, and the information technology department. From 2017 to 2020, Ms. Shinn served as Executive Vice President, Chief Operating Officer, and Chief Information Officer of Farm Credit Financial Partners, Inc. where she was responsible for the design, implementation, maintenance, and security of the company’s information technology infrastructure and operations. Over the past decade Ms. Shinn has volunteered on the boards of Society for Information Management CT and March of Dimes.

Reed H. Whitman has served as Executive Vice President, Chief Financial Officer, and Treasurer since February 2025. He served as the Treasurer for Brookline Bancorp, Inc. from 2013 to February 2025 and in previous roles at State Street Corporation, The Federal Home Loan Bank of Boston, and Darling Consulting Group. Mr. Whitman also volunteers as the treasurer for Hill House Boston Community Center.

Committees of the Board of Directors

We conduct business through meetings of our board of directors and its committees. Hometown Financial’s board of directors has established standing committees, including an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each operates under a written charter, which governs its composition, responsibilities and operations. TruNorth Bank also has standing committees of its board of directors.

The table below sets forth the composition of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Each member of each committee meets both the Nasdaq Stock Market and SEC independence requirements for membership on these committees. The board of directors has determined that N. Andrew Robb qualifies as an “audit committee financial expert” as that term is defined in SEC rules and regulations.

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
N. Andrew Robb (Chair)	Anthony P. Villani (Chair)	David E. Surprenant (Chair)
Timothy F. Clarke	Jennifer R. Buras	Robert Curran, Jr.
Steven H. Duvarney	Charles E. Holden	Brian E. Galonek
Helder Machado	David E. Surprenant	Charles E. Holden
Anthony P. Villani

Transactions With Certain Related Persons

Extensions of Credit. The Sarbanes-Oxley Act of 2002 generally prohibits publicly-traded companies from making loans to their executive officers and directors, but it contains a specific exemption from that prohibition for loans made by federally-insured financial institutions, such as TruNorth Bank, to their executive officers and directors in compliance with federal banking regulations. At June 30, 2026, all loans made by TruNorth Bank to our directors and executive officers were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to TruNorth Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. These loans were performing according to their original terms at June 30, 2026, and were made in compliance with federal banking regulations.

Other. Neither Hometown Financial nor TruNorth Bank has entered into any other transactions since June 30, 2025 in which the amount involved exceeded $120,000 and in which any related persons had or will have a direct or indirect material interest.

Executive Compensation

Summary Compensation Table. The following information is furnished for our principal executive officer and the two most highly compensated executive officers (other than the principal executive officer) whose total compensation exceeded $100,000 for the fiscal year ended June 30, 2026. These individuals are sometimes referred to in this prospectus as the “named executive officers.”

Name and Principal Position	Year	Salary ($)	Non-equity Incentive Plan Compensation ($) (1)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (2)	Total ($)
Matthew S. Sosik	2026	848,640	848,640	—	34,638	1,731,918
Chairman of the Board and Chief Executive Officer
Michael R. Wheeler	2026	677,871	319,875	—	210,324	1,208,070
President
Reed H. Whitman.	2026	358,750	131,620	607	156,931	647,908
Executive Vice President, Chief Financial Officer and Treasurer

(1)
Represents bonuses earned under the Incentive Compensation Program as described in more detail below.
(2)
The compensation set forth in the “All Other Compensation” column is as follows:

	401(k) Plan Employer Contributions ($)	Automobile ($)	Deferred Compensation Plan ($) (a)	Imputed Income ($) (b)	HSA Contributions ($)	Total All Other Compensation ($)
Mr. Sosik	28,800	946	—	3,692	1,200	34,638
Mr. Wheeler	28,125	4,622	173,098	4,479	—	210,324
Mr. Whitman	40,621	14,400	99,000	1,710	1,200	156,931

(a)
Represents contributions made to non-qualified plans as described in more detail below.
(b)
Represents imputed income from life insurance and long-term disability insurance coverages.

Employment Agreements. In connection with the conversion and stock offering, TruNorth Bank will enter into a new employment agreement with each of Matthew S. Sosik, Chairman of our board of directors and Chief Executive Officer of Hometown Financial and TruNorth Bank, and Michael R. Wheeler, President of Hometown Financial and TruNorth Bank. Mr. Sosik is not currently a party to an employment agreement. The new employment agreement for Mr. Wheeler will replace his existing employment agreement. The new employment agreements will become effective on the closing of the conversion and stock offering. The initial term of the employment agreements will begin as of the effective date of the conversion and stock offering and end on the third anniversary of that date. Commencing on the first anniversary of the effective date of the agreements and on each anniversary date thereafter, the terms of the agreements will extend automatically for one additional year, so that the remaining term is again three years, unless either party gives notice to the other party of non-renewal. If either party provides a notice of non-renewal, the term will become fixed at that time and expire at the end of the then-current term. Notwithstanding the foregoing, if Hometown Financial or TruNorth Bank enter into a transaction that will constitute a change in control, as defined under the employment agreements, the terms of the agreements will automatically extend so that they will expire no less than three years following the effective date of the change in control.

Each employment agreement will specify the base salary of the executive. The board of directors or the Compensation Committee of the board of directors of TruNorth Bank may increase, but not decrease, the executive’s base salary. In addition to base salary, both agreements will provide that the executive will participate in any bonus plan or arrangement of TruNorth Bank in which senior management is eligible to participate and/or may receive a bonus on a discretionary basis, as determined by the board of directors or the Compensation Committee of the board of directors of TruNorth Bank. TruNorth Bank will provide a minimum short-term target incentive cash bonus opportunity for the executives (100% of base salary for Mr. Sosik and 45% of base salary for Mr. Wheeler). The executives will also be entitled to participate in all employee benefit plans, arrangements and perquisites offered to employees and officers of TruNorth Bank and the reimbursement of reasonable travel and other business expenses incurred in the performance of their duties for TruNorth Bank. TruNorth Bank will also provide each executive with reimbursement or payment for the use of an automobile.

TruNorth Bank will be able to terminate either executive’s employment, or the executive will be able to resign from his employment, at any time with or without good reason. Under the employment agreements, if TruNorth Bank terminates the employment of either executive without cause or the executive resigns for “good reason” (i.e., a “qualifying termination event”), TruNorth Bank will pay the executive a severance payment equal to the greater of (1) the remaining base salary and total annual incentive bonus opportunity (based on the highest annual bonus earned during the three most recent calendar years before his date of termination) the executive would have received during the remaining term of the employment agreement or (2) two times the sum of the executive’s base salary and the average annual incentive bonus for the three most recently completed calendar years before the date of termination. In addition, the executives will be reimbursed for their monthly COBRA premium payments for the greater of the remaining term of the agreement or 18 months.

If a qualifying termination event occurs during the term of either agreement or within two years following a change in control of Hometown Financial or TruNorth Bank, the executives will be entitled to (in lieu of the payments and benefits described in the previous paragraph) a severance payment equal to three times the sum of (1) the base salary in effect as of the date of termination (or during any of the three preceding years, if higher) and (2) average annual total incentive bonus earned by the executive for the three most recently completed calendar years before the change in control (or, if greater, the annual total incentive bonus that would have been earned in the year of the change in control at target bonus opportunity). In addition, the executives will receive a lump sum payment equal to the value of health care coverage for 36 months (based on the cost of COBRA premiums).

For purposes of the employment agreements, the term “good reason” includes: (1) a material reduction in the executive’s base salary and/or aggregate incentive compensation opportunities under TruNorth Bank’s short-term incentive plan (unless the reduction is part of a non-discriminatory reduction applicable to all executive officers); (2) a material reduction in the executive’s authority, duties or responsibilities; (3) the failure to re-appoint the executive to his executive position or the failure to nominate and recommend the election of the executive to the board of directors of Hometown Financial or to appoint or nominate and elect the executive to the board of directors of TruNorth Bank; (4) a relocation of the executive’s principal place of employment by more than 25 miles; or (5) a material breach of the employment agreement by TruNorth Bank.

Each employment agreement terminates upon the executive’s death. If the executive dies, TruNorth Bank will pay to the executive’s beneficiary the equivalent of six months’ base salary and continued medical benefits for the executive’s dependents for 12 months, to the extent allowed by the plan. In the event of executive’s disability, TruNorth Bank will be entitled to terminate the employment agreement.

Upon termination of employment (other than a termination in connection with a change in control), the executive will be required to adhere to one-year non-competition and one-year non-solicitation restrictions set forth in the employment agreement.

The non-competition and non-solicitation covenants apply following a change in control for a period mutually to be agreed to by the parties, which will be no less than six months nor exceed two years. In the event payments and benefits provided to the executive become subject to Sections 280G and 4999 of the Code, and after considering the value of the non-competition and non-solicitation covenants, the payments would be reduced if the reduction will leave the executive financially better off on an after-tax basis than if the executive received the entire payment and was obligated to pay the excise tax under Section 4999 of the Code.

Change in Control Agreements. TruNorth Bank does not currently maintain change in control agreements with any of its employees. In connection with the conversion and stock offering, TruNorth Bank will enter into a change in control agreement with Reed H. Whitman, Executive Vice President, Chief Financial Officer and Treasurer, and certain other key executives.

The change in control agreement has an initial term of 24 months. Each year, the term of the change in control agreement will extend for an additional 12 months, so that the term is again 24 months, unless either party gives at least 60 days’ written notice of non-renewal to the other. If a change in control occurs during the term of the agreement, the term of the agreement will automatically renew for 24 months from the effective date of the change in control.

If the executive’s employment involuntarily terminates for reasons other than cause, or in the event of the executive’s resignation for “good reason,” in either case following a change in control and during the term of the agreement, the executive will receive a severance payment, paid in a single lump sum, equal to two times the sum of the executive’s base salary and the annual total incentive bonus that would have been earned in the year of the change in control at target bonus opportunity. In addition, the executive will receive a lump sum payment equal to the value of health care coverage for 24 months based on the cost of COBRA premiums. For purposes of the change in control agreement, the term “good reason” includes: (1) the assignment to the executive of any duties that are materially inconsistent with the executive’s positions, duties, responsibilities and status immediately before a change in control, or a material change in the executive’s reporting responsibilities, titles or offices as an officer and employee as in effect immediately before the change in control, or any removal of the executive from or any failure to re-elect the executive to any of executive’s responsibilities, titles or offices; (2) a reduction in the executive’s base salary or bonus/incentive award opportunity under TruNorth Bank’s (or its successor’s) incentive compensation plans or arrangements as in effect immediately before the date of the change in control or as the same may be increased from time to time thereafter; (3) a change in the executive’s principal place of employment by a distance in excess of 25 miles from its location immediately before the change in control; or (4) the failure of the successor to assume and honor the change in control agreement. With respect to payments and benefits made or provided in connection with a change in control, if the payments and benefits constitute an excess parachute payment, then the payments and benefits will be reduced to an amount that is one dollar less than three times the executive’s “base amount” (as that term is defined in Section 280G of the Code) if doing so will result in a higher after-tax benefit to the executive than the executive receiving all of the payments and benefits and paying any income and excise taxes on those amounts.

Executive Salary Continuation Agreement. TruNorth Bank, as successor entity, maintains the Easthampton Savings Bank Executive Salary Continuation Agreement (the “Salary Continuation Agreement”) for Mr. Sosik. Under the Salary Continuation Agreement, upon Mr. Sosik’s separation from service following the attainment of his normal retirement age (age 62), TruNorth Bank will pay to Mr. Sosik a lump sum amount that is actuarially equivalent to the “SERP Annuity,” using a 5% discount rate. The SERP Annuity is defined as a single-life annuity commencing on the executive’s retirement date, payable in monthly installments, under which the annual benefit equals (A) 75% of the executive’s “Final Average Annual Compensation” (as defined in the Salary Continuation Agreement) determined as of the executive’s retirement date, or separation from service, if earlier, less (B): (i) 50% of the executive’s annual Social Security benefit and (ii) 100% of the annual payments to which the executive would be entitled under a “DC Annuity” (as defined in the Salary Continuation Agreement). The benefit is payable in a lump sum within 30 days following the executive’s separation from service. Mr. Sosik is fully vested in the benefit. In the event of a termination of employment before the executive’s normal retirement age (other than for death or disability), TruNorth Bank will pay the executive a lump sum equal to the retirement benefit multiplied by the executive’s cumulative vested percentage, payable within 30 days following separation from service. If the executive is terminated for cause (as defined in the Salary Continuation Agreement), all benefits under the Salary Continuation Agreement will be forfeited.

If the executive dies while actively employed, TruNorth Bank will pay the accrued benefit to the executive’s designated beneficiary (or to the executive’s estate absent a valid designation). Additionally, for each taxable year ending before the executive’s separation from service, TruNorth Bank will pay an annual tax bonus equal to the FICA/Medicare tax attributable to the executive’s benefit under the Salary Continuation Agreement, grossed up for income taxes, within 30 days following the end of the executive’s taxable year.

Notwithstanding the foregoing, if Mr. Sosik is a “specified employee” within the meaning of Code Section 409A at the time of his separation from service (for reasons other than death or disability), payments will be delayed for six months following separation from service, with such payments instead commencing on the first day of the seventh month.

Supplemental Executive Retirement Plan. TruNorth Bank, as successor employer, maintains the Beverly Cooperative Bank Supplemental Executive Retirement Plan (the “SERP”) for the benefit of Mr. Wheeler. The SERP is an unfunded, non-qualified deferred compensation arrangement intended to comply with Code Section 409A. Under the SERP, TruNorth Bank credits Mr. Wheeler’s account with fixed annual contributions and annual interest, compounded annually, at a rate established by the Compensation Committee (currently 4.5% per annum).

Mr. Wheeler participates in the SERP under three separate Participation Agreements, and the total annual contribution credited to Mr. Wheeler’s account under all three participation agreements is $173,098. Upon Mr. Wheeler’s separation from service on or after attainment of his Benefit Age (as defined in the SERP), Mr. Wheeler will be entitled to receive his full account balance, paid in a lump sum no later than 30 days after his separation from service. In the event of a separation from service before attainment of his Benefit Age (other than due to death, disability, or a change in control), Mr. Wheeler will be entitled to receive the vested portion of his account balance, payable in a lump sum no later than 30 days after his separation from service. In either case, the account balance will continue to be credited with earnings until paid. Mr. Wheeler is fully vested under two of his participation agreements. With regard to the third agreement, he will be 50% vested in his account balance after completion of three years of service and will continue to vest at a rate of 10% per year for each year thereafter, with vesting having begun on January 1, 2024.

In the event of a change in control (as defined in the SERP) followed by Mr. Wheeler’s involuntary separation from service without cause or resignation for good reason within 24 months thereafter, Mr. Wheeler will be entitled to receive his entire account balance, which will become fully vested, plus the present value of five additional annual contributions (with such present value determined in accordance with Treasury Regulations under Code Section 280G), payable in a lump sum no later than 30 days after such separation from service.

In the event of Mr. Wheeler’s death while actively employed, his designated beneficiary will be entitled to receive a death benefit equal to Mr. Wheeler’s entire account balance, payable in a lump sum no later than 30 days after the date of death. In the event of Mr. Wheeler’s disability (as defined in the SERP) while actively employed, Mr. Wheeler will be entitled to receive a disability benefit equal to his entire account balance, payable in a lump sum within 30 days of separation from service due to disability. In both cases, the account balance will automatically become 100% vested.

If Mr. Wheeler is terminated for cause (as defined in the SERP), all benefits under the SERP will be forfeited. If Mr. Wheeler has a vested account balance, the benefits are conditioned upon his compliance with a one-year post-separation covenant not to compete, a covenant not to solicit employees or customers of TruNorth Bank, and confidentiality obligations. In the event of a violation, all benefits will cease and any benefits previously paid must be reimbursed to TruNorth Bank. The non-competition and non-solicitation provisions do not apply following a change in control.

Notwithstanding the foregoing, if Mr. Wheeler is a “specified employee” within the meaning of Code Section 409A at the time of his separation from service (for reasons other than death or disability), payments will be delayed until the first day of the seventh month following his separation from service.

Non-Qualified Deferred Compensation Plan. TruNorth Bank sponsors the Non-Qualified Deferred Compensation Plan for Selected Senior Executives (the “Deferred Compensation Plan”), in which Mr. Whitman participates. Under the Deferred Compensation Plan, TruNorth Bank credits Annual Awards (as defined in the Deferred Compensation Plan) to Mr. Whitman’s accrued liability reserve account equal to 20% of his Annual Compensation (as defined in the Deferred Compensation Plan) for each applicable plan year, plus additional credits of $29,000 on each of January 1, 2026, January 1, 2027 and January 1, 2028. Each month, TruNorth Bank credits interest to Mr. Whitman’s accrued liability reserve account at a rate equal to the Prime Rate published in The Wall Street Journal. Mr. Whitman does not vest in his benefit under the Deferred Compensation Plan until the third anniversary of the date on which he became a participant in the plan. Commencing on the third anniversary, his vested interest is 100% in all sums credited to his accrued liability reserve account, except that Annual Awards and interest for the two most recently completed plan years vest upon his death, disability, a change in control-related separation from service, or attainment of retirement age (age 65) while in the active service of TruNorth Bank. If Mr. Whitman attains retirement age (age

65) while in the active service of TruNorth Bank, his retirement benefit, equal to his full accrual balance, will be distributed to him in a lump sum on the first day of the second month following his retirement date. Upon an early termination of service, the vested portion of his accrual balance will be distributed to him in a lump sum on the first day of the second month following his separation from service.

Additionally, for each taxable year ending before the executive’s separation from service, TruNorth Bank will pay an annual tax bonus equal to the FICA/Medicare tax attributable to the executive’s benefit under the Deferred Compensation Plan grossed up for income taxes, within 30 days following the end of the plan year.

Notwithstanding the foregoing, if Mr. Whitman is a “specified employee” within the meaning of Code Section 409A at the time of his separation from service (for reasons other than death or disability), payments will be delayed until the first day of the seventh month following his separation from service.

Annual Bonus Plans. During the fiscal year ended June 30, 2026, incentive compensation was paid to the named executive officers under two separate bonus plans: the bankESB Annual Incentive Compensation Program and the North Shore Bank Annual Incentive Compensation Program. In connection with the merger of the three subsidiary banks of Hometown Financial (Massachusetts) (bankESB, bankHometown and TruNorth Bank) in August 2026, the individual Annual Incentive Compensation Plans were discontinued, and all named executive officers now participate in the single TruNorth Bank Annual Incentive Plan. Under each annual incentive plan, awards are based on achievement of certain threshold levels tied to individual and company performance. The performance criteria include bank earnings, safety and soundness metrics, performance relative to the bank’s peer group and return on assets. Achievement of bank performance factors will determine the total pool of incentive compensation funds available for distribution to employees. To qualify for a particular level of incentive, all performance metrics must be met or exceeded. The incentive compensation payment will be calculated as a percentage of the employee’s regular base pay for the year, excluding any overtime, bonus payments, benefits, disability payments or other income.

Split-Dollar Life Insurance. TruNorth Bank, as successor employer, maintains the Hometown Bank Split Dollar Agreement for the benefit of Mr. Sosik and the Beverly Bank Endorsement Split-Dollar Life Insurance Agreement for the benefit of Mr. Wheeler. Under Mr. Sosik’s agreement, in the event of death, his beneficiary will receive a benefit equal to the lesser of: (1) the net death proceeds (as defined in the agreement) or (2) $500,000. Under Mr. Wheeler’s agreement, in the event of death: (x) while an employee of TruNorth Bank, his beneficiary will be entitled to the lesser of: (1) three times his then-annual salary or (2) the net amount at risk under the policy at the time of death (i.e., the death benefit of the policy minus the cash surrender value); or (y) if the executive is not employed with TruNorth Bank at the time of his death, his beneficiary will be entitled to the lesser of $500,000 or the net amount at risk under the policy at the time of death.

401(k) Plan. TruNorth Bank maintains The Defined Contribution (Plan A) of CBERA, a tax-qualified defined contribution plan for eligible employees (the “401(k) Plan”). The named executive officers are eligible to participate in the 401(k) Plan on the same terms as other eligible employees. Eligible employees become participants in the 401(k) Plan and may make salary deferrals under the plan after having attained age 19 and completed three months of service in which they work at least 250 hours of service.

Under the 401(k) Plan, a participant may elect to defer, on a pre-tax basis, from 1% to 75% of their compensation, subject to the maximum amount of compensation permitted by the Code. For 2026, the salary deferral contribution limit is $24,500, provided, however, that a participant aged 50 to 59 or 64 and older may contribute an additional $8,000 to the 401(k) Plan for a total of $32,500 and a participant aged 60 to 63 may contribute an additional $11,250 to the 401(k) Plan for a total of $35,750. In addition to salary deferral contributions, Hometown Financial currently makes a safe harbor non-elective contribution equal to 3% of a participant’s compensation and a matching contribution equal to 100% of the first 5% of elective deferrals made by participants under the plan.

In connection with the conversion and stock offering, TruNorth Bank intends to allow participants in the 401(k) Plan to use a portion of their 401(k) account balances to purchase stock in the conversion and stock offering. Employer contribution expense recognized in connection with the 401(k) Plan was $5.1 million for the year ended June 30, 2026.

Employee Stock Ownership Plan. TruNorth Bank has adopted an ESOP, effective January 1, 2027, for eligible employees. Eligible employees will generally include employees who have attained age 19 and have completed one year of service.

The ESOP trustee is expected to purchase, on behalf of the ESOP, up to 8% of the total number of shares of Hometown Financial common stock issued in connection with the conversion and stock offering, including shares contributed to the charitable foundation. The ESOP will fund its stock purchase with a loan from Hometown Financial equal to the aggregate purchase price of the common stock. The loan will be repaid principally through TruNorth Bank’s contributions to the ESOP and dividends payable on common stock held by the ESOP over the anticipated 25-year term of the loan. The interest rate for the ESOP loan is expected to be a fixed-rate equal to the prime rate, as published in The Wall Street Journal, on the closing date of the conversion and stock offering.

The trustee will hold the shares purchased by the ESOP in an unallocated suspense account. Shares will be released from the suspense account on a pro-rata basis as the trustee repays the loan. The trustee will allocate the shares released among the participants’ accounts based on each participant’s proportional share of compensation relative to the compensation of all participants. Participants will fully vest in their benefits under the ESOP after five years of service. Participants who were employed by TruNorth Bank immediately before the conversion and stock offering will receive credit for vesting purposes for years of service before adoption of the ESOP. Participants also will become fully vested upon their normal retirement age (age 65), death or disability, a change in control, or termination of the ESOP. Generally, participants will be entitled to receive distributions from the ESOP upon their termination of employment. The ESOP will reallocate any unvested shares forfeited upon termination of employment among the remaining participants.

The ESOP will permit participants to direct the trustee as to how to vote the shares of common stock allocated to their accounts. The trustee will vote unallocated shares and allocated shares for which participants do not provide instructions on any matter in the same ratio as those shares for which participants provide instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.

Under applicable accounting requirements, TruNorth Bank will record a compensation expense for the ESOP at the fair market value of the shares as they are committed to be released from the unallocated suspense account to participants’ accounts. The compensation expense resulting from the release of Hometown Financial common stock from the suspense account and allocation to plan participants will result in a corresponding reduction in the earnings of Hometown Financial.

Supplemental ESOP. TruNorth Bank has adopted a non-qualified supplemental employee stock ownership plan (the “Supplemental ESOP”), effective January 1, 2027. Messrs. Sosik and Wheeler are the only participants in the Supplemental ESOP. The Supplemental ESOP provides a benefit to certain executive officers of TruNorth Bank whose benefits under the ESOP are limited by the Code. For example, the Supplemental ESOP provides participants with a benefit for any compensation that they may earn in excess of $360,000 (for 2026, as indexed) comparable to the benefits earned by all participants under the ESOP for compensation earned below that level. TruNorth Bank may utilize a rabbi trust in connection with the Supplemental ESOP to set aside funds that ultimately may be used to pay benefits under the plan. The assets of the rabbi trust will remain subject to the claims of TruNorth Bank’s general creditors in the event of insolvency, until paid to a participant following termination of employment according to the terms of the plan. Benefits under the plan are 100% vested at all times and will be paid in a lump sum in the form of cash equal to the fair market value of the participant’s account, based upon the value of phantom shares credited to the participant’s account as of the most recent valuation date. Benefits are payable upon separation from service, disability, death or a change in control of TruNorth Bank or Hometown Financial. The actual value of benefits under the Supplemental ESOP and the annual financial reporting expense associated with the Supplemental ESOP are calculated annually based upon a variety of factors, including the actual value of benefits for participants determined under the ESOP each year, the applicable limitations under the Code that are subject to adjustment annually and the compensation of each participant at such time. Generally, benefits under the plan are taxable to each participant at the time of receipt of such payment, and TruNorth Bank will recognize a tax-deductible compensation expense at such time.

Directors’ Compensation

The following table sets forth for the year ended June 30, 2026, certain information as to the total remuneration we paid to our non-employee directors.

Name (1)	Fees Earned or Paid in Cash ($)	Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)
Jennifer Buras	81,339	—	229	81,568
Timothy Clarke	71,787	—	252	72,039
Robert Curran	70,575	—	—	70,575
Steven Duvarney	66,675	—	—	66,675
Brian Galonek	49,035	8,364	—	57,399
Charles Holden	68,003	—	—	68,003
Helder Machado	47,565	4,530	—	52,095
Andrew Robb	59,263	—	—	59,263
David Surprenant	100,167	7,020	—	107,187
Anthony Villani	95,900	—	—	95,900

(1)
Neither Mr. Sosik nor Mr. Wheeler receive fees for their service as a member of the board of directors.
(2)
Represents interest paid on nonqualified deferred compensation that is in excess of 120% of the applicable federal long-term rate under Code Section 1274(d).

(3)
Represents imputed income from life insurance coverage.

Director Fees. Beginning in August 2026, each director of TruNorth Bank (other than the Lead Independent Director) receives an annual retainer of $55,000. The Lead Independent Director receives an annual retainer of $85,000. Each member of the Audit Committee (other than the committee chair) receives an annual retainer of $12,500 and each member of each other committee of TruNorth Bank’s board of directors (other than the committee chairs) receives an annual retainer of $10,000. The chair of the Audit Committee receives an annual retainer of $27,500 and all other committee chairs receive an annual retainer of $20,000. Neither Mr. Sosik nor Mr. Wheeler receive compensation for their service as members of the board of directors.

Terminated Director Agreements and Plans. TruNorth Bank was previously a party to the following agreements and plans with its directors: (1) a Director Fee Continuation Agreement with Anthony Villani; (2) the North Shore Bank Amended and Restated Directors’ Retirement Plan, in which Jennifer Buras, Timothy Clarke and Charles Holden are participants; (3) the Hometown Bank Director’s Deferred Fee Plan, in which Steven Duvarney, Brian Galonek, Helder Machado and David Surprenant are participants; (4) the Hometown Bank Director Fee Deferral Plan, in which Messrs. Galonek, Machado and Surprenant are participants; and (5) the Abington Bank Board of Directors’ Deferred Fees Plan, in which Robert Curran is a participant. All of the agreements provided future payments to participants, with interest accrued, on amounts that were deferred by the participants from their director fees. All of the agreements and plans were terminated in August 2026. All benefits payable under their terms are expected to be distributed to the participating directors in September 2027.

Benefits to be Considered Following Completion of the Conversion and Stock Offering

Following the conversion and stock offering, we intend to adopt a stock-based benefit plan that will provide for grants of stock options and restricted common stock awards. According to applicable regulations, we anticipate that the plan will authorize a number of stock options and a number of shares of restricted stock, not to exceed 10% and 4%, respectively, of the sum of the number of shares sold in the stock offering and contributed to the charitable foundation. These limitations will not apply if the plan is implemented more than one year after the consummation date of the conversion and stock offering.

The stock-based benefit plan will not be established sooner than six months after the conversion and stock offering is completed and, if adopted within one year after the conversion, it would require the approval by stockholders owning a majority of the outstanding shares of common stock of Hometown Financial. If the stock-based benefit plan is established more than one year after the conversion and stock offering, it would require the approval of our stockholders by a majority of votes cast.

The following additional restrictions would apply to our stock-based benefit plan only if the plan is adopted within one year after the completion of the conversion and stock offering:

•
non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plan;
•
any non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plan;
•
any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under the plan;
•
the rights granted under the stock-based benefit plan must vest on an equal installment basis at a rate not to exceed 20% per year;
•
the duration of rights granted under the stock-based benefit plan must be limited, and in no event shall the exercise period exceed ten years;
•
the exercise price of stock rights shall not be less than the fair market value of the stock at the time that the rights are granted; and
•
allowing our primary federal regulator to direct the institution to require plan participants to exercise or forfeit their stock rights.

We have not yet determined whether we will present the stock-based benefit plan for stockholder approval within one year following the completion of the conversion and stock offering or whether we will present this plan for stockholder approval more than one year thereafter. If applicable regulations or policies regarding stock-based benefit plans change, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not apply.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

The actual value of the shares awarded under stock-based benefit plans would be based in part on the price of our common stock when the shares are awarded. The following table presents the total value of all shares of restricted stock that would be available for issuance under the new stock-based benefit plan, assuming the shares are awarded when the market price of our common stock ranges from $8.00 per share to $14.00 per share.

Share Price	2,121,600 Shares Awarded at Minimum of Offering Range	2,496,000 Shares Awarded at Midpoint of Offering Range	2,870,400 Shares Awarded at Maximum of Offering Range	3,300,960 Shares Awarded at Adjusted Maximum of Offering Range
(In thousands, except share price)

$8.00	$16,973	$19,968	$22,963	$26,408
10.00	21,216	24,960	28,704	33,010
12.00	25,459	29,952	34,445	39,612
14.00	29,702	34,944	40,186	46,213

The grant-date fair value of the stock options granted under the new stock-based benefit plan will be based in part on the price of our shares of common stock when the options are granted. The value also will depend on the various assumptions utilized in the option pricing model ultimately adopted. The following table presents the total estimated value of the options to be available for grant under the stock-based benefit plans, assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares is $8.00 per share to $14.00 per share. The Black-Scholes option pricing model provides an estimate only of the fair value of the stock options, and the actual value of the stock options may differ significantly from the value set forth in this table.

Exercise Price	Grant-Date Fair Value Per Option	5,304,000 Options at Minimum of Offering Range	6,240,000 Options at Midpoint of Offering Range	7,176,000 Options at Maximum of Offering Range	8,252,400 Options at Adjusted Maximum of Offering Range
(In thousands, except exercise price and grant-date fair value per option)

$8.00	$3.74	$19,837	$23,338	$26,838	$30,864
10.00	4.68	24,823	29,203	33,584	38,621
12.00	5.62	29,808	35,069	40,329	46,378
14.00	6.55	34,741	40,872	47,003	54,053

The tables presented above are provided for informational purposes only. There can be no assurance that our stock price will not trade below $10.00 per share. Before you make an investment decision, we urge you to read this prospectus carefully, including, but not limited to, the section entitled “Risk Factors” beginning on page 17.

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding intended common stock subscriptions by each director and his or her associates, by each executive officer and his or her associates, and by all directors, executive officers and their associates as a group. However, there can be no assurance that any such person or group will purchase any specific number of shares of our common stock. If the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. The $10.00 per share purchase price, and all other terms of the stock offering will apply to all purchasers in the stock offering, including directors and executive officers. The table excludes shares of common stock to be purchased by the ESOP, as well as any stock awards or stock option grants that may be made no earlier than six months after the completion of the conversion and stock offering. Subscriptions by directors, executive officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the stock offering. The directors, executive officers and their associates are acquiring shares for investment purposes only and not with a view towards resale.

Name and Title	Number of Shares (1)	Aggregate Purchase Price (1)	Percent of Shares Sold at Minimum of Offering Range (2)

Directors
Jennifer R. Buras, Director	50,000	$500,000	*
Timothy F. Clarke, Director	50,000	$500,000	*
Robert Curran, Jr. Director	50,000	$500,000	*
Steven H. Duvarney, Director	33,000	$330,000	*
Brian E. Galonek, Director	120,000	$1,200,000	*
Charles E. Holden, Director	50,000	$500,000	*
Helder Machado, Director	50,000	$500,000	*
N. Andrew Robb, Director	50,000	$500,000	*
Matthew S. Sosik, Chairman and Chief Executive Officer	120,000	$1,200,000	*
David E. Surprenant, Director	50,000	$500,000	*
Anthony P. Villani, Corporate Secretary	70,000	$700,000	*
Michael R. Wheeler, President and Director	60,000	$600,000	*

Executive Officers
William S. Beitler, EVP, Chief Risk Officer	50,000	$500,000	*
Bozena Dabek, EVP, Chief Administrative Officer	51,000	$510,000	*
Randall J. Gage, EVP, Chief Credit Officer	51,000	$510,000	*
Dena M. Hall, EVP, Chief Retail and Marketing Officer	50,000	$500,000	*
Ryan J. Kirwin, EVP, Residential Lending	50,000	$500,000	*
William Parent, Chief Strategy Officer	50,000	$500,000	*
Scott Sanborn, EVP, Chief Commercial Banking Officer	40,000	$400,000	*
Sheryl L. Shinn, EVP, Chief Information Officer	50,000	$500,000	*
Reed H. Whitman, EVP, Chief Financial Officer, Treasurer and Assistant Secretary	50,000	$500,000	*
All directors and executive officers as a group	1,195,000	$11,950,000	2.3%

* Less than 1.0%

(1)
Includes purchases by the named individual’s associates, including the named individual’s spouse and other relatives of the named individual. Other than as set forth above, the named individuals are not aware of any other purchases by a person or entity that would be considered an associate of the named individuals under the plan of conversion.
(2)
The shares to be contributed to the charitable foundation are excluded in calculating percentages.

THE CONVERSION AND STOCK OFFERING

The board of trustees of Hometown MHC and the boards of directors of Hometown Financial (Massachusetts), Hometown Financial and TruNorth Bank have each unanimously approved the plan of conversion. The plan of conversion must also be approved by the corporators of Hometown MHC. The annual meeting of corporators was held on October 28, 2026, at which the corporators approved both the plan of conversion and the establishment and funding of the charitable foundation. Hometown MHC has filed an application for conversion with the Massachusetts Commissioner of Banks and the Commissioner has authorized us to commence the stock offering. However, the final approval of the Massachusetts Commissioner of Banks is required before we can consummate the conversion and stock offering and issue shares of common stock. Hometown MHC has also filed an application for conversion with the Federal Reserve Board and the final approval of the Federal Reserve Board is required before we are permitted to consummate the conversion and stock offering. Additionally, the Federal Reserve Board must approve Hometown Financial’s application to become the bank holding company of TruNorth Bank in connection with the conversion and stock offering. Any such approvals do not constitute a recommendation or endorsement of the plan of conversion by any regulatory agency.

General

The board of trustees of Hometown MHC and the boards of directors of Hometown Financial, Hometown Financial (Massachusetts) and TruNorth Bank unanimously adopted the plan of conversion on July 6, 2026 and approved its amendment and restatement on October 13, 2026. Pursuant to the plan of conversion, Hometown MHC will convert from the mutual form of organization to the fully stock form and we will sell shares of common stock to the public in the stock offering. In connection with the conversion and stock offering, Hometown Financial has been organized to serve as the bank holding company of TruNorth Bank. When the conversion and stock offering is completed, Hometown Financial will own all of the outstanding capital stock of TruNorth Bank and public stockholders (including the charitable foundation) will own all of the outstanding common stock of Hometown Financial.

Hometown Financial will offer all of its common stock (excluding shares of common stock to be contributed to the charitable foundation) for sale to eligible depositors of TruNorth Bank (and its predecessor banks), to TruNorth Bank’s tax qualified employee benefit plans, and to directors, officers and employees of TruNorth Bank and corporators of Hometown MHC in a subscription offering and, if necessary, to members of the general public in a community offering, with a preference given to natural persons (including trusts of natural persons) residing in the Local Community, and/or in a syndicated community or firm commitment underwritten offering.

We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering. The community offering, if any, may begin at the same time as, during, or after the subscription offering, and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by us with the approval, to the extent such approvals are required, of the Massachusetts Commissioner of Banks and the Federal Reserve Board. See “ – Community Offering.”

We determined the number of shares of common stock to be offered for sale in the stock offering based upon an independent valuation of the estimated consolidated pro forma market value of Hometown Financial. All shares of common stock to be sold in the stock offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock in the stock offering. The independent valuation will be updated and the final number of the shares of common stock to be sold in the stock offering will be determined at the completion of the stock offering. See “– Determination of Share Price and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the conversion. We recommend reading the plan of conversion in its entirety for more information. A copy of the plan of conversion is available for inspection at TruNorth Bank’s offices, the Massachusetts Division of Banks and at the Federal Reserve Bank of Boston. Additionally, the plan of conversion is an exhibit to the registration statement which we have filed with the SEC and which is publicly available at its website, www.sec.gov. See “Where You Can Find Additional Information.”

Immediately after the completion of the conversion and stock offering, it is expected that New Hampshire-based Primary Bank will merge with and into TruNorth Bank. See “The Acquisition of Primary Bank” for more information. The completion of the conversion is not contingent on the completion of the Merger, however, the completion of the Merger is contingent upon completion of the conversion. If the Merger is terminated, we may determine to terminate the conversion or delay the conversion. If we determine to delay the conversion, the timing and manner of the conversion would be subject to significant modification and subscribers would have the right to modify or rescind their purchase orders.

Reasons for the Conversion

We believe the stock holding company form of organization will provide us with access to additional resources to strengthen our capital position and pursue organic growth, better positioning TruNorth Bank to compete effectively as an independent community bank. Our primary reasons for converting and raising additional capital through the stock offering are to:

•
support our focus on organic growth, including growth in commercial lending;
•
enhance our capital and liquidity position, while using a portion of the net proceeds of the offering to repay our $135.0 million of senior debt maturing in 2027, which we expect will reduce interest expense and improve our net interest margin;
•
fund the acquisition of Primary Bank (in which we will use a portion of the offering proceeds and issue shares of our common stock as merger consideration);
•
continue to invest in technologies that will enable us to expand and enhance our products and services, be more efficient and increase our delivery channels;
•
attract and retain qualified personnel by enabling us to establish stock-based benefit plans for management and employees that will give them an opportunity to share in our long-term success;
•
support our ability to take advantage of strategic expansion opportunities as they arise to complement our organic growth strategy, through branch acquisitions or financial institution acquisitions;
•
enhance our community ties by providing our customers and community members with the opportunity to acquire an ownership interest in TruNorth Bank through Hometown Financial; and
•
establish a charitable foundation, and fund it with shares of our common stock, to support charitable organizations operating in our local communities now and in the future.

As of June 30, 2026, Hometown Financial was considered “well capitalized” for regulatory purposes and was not subject to a directive or a recommendation from any regulator to raise capital. The proceeds from the stock offering will further increase our capital position.

Approvals Required

The affirmative vote of (1) a majority of the total votes of corporators of Hometown MHC and (2) a majority of the votes of independent corporators of Hometown MHC, who must constitute not less than 60% of all corporators, eligible to be cast at the annual meeting or a special meeting of corporators is required to approve the plan of conversion. The annual meeting of corporators was held on October 28, 2026, and the corporators of Hometown MHC approved both the plan of conversion and the establishment and funding of the charitable foundation.

The conversion also must be approved by the Massachusetts Commissioner of Banks and the Federal Reserve Board. Additionally, the Federal Reserve Board must also approve Hometown Financial’s application to become the bank holding company of TruNorth Bank in connection with the conversion and stock offering. Any such approvals do not constitute a recommendation or endorsement of the plan of conversion by any regulatory agency.

Effects of Conversion on Depositors and Borrowers

Continuity. While the conversion is being accomplished, TruNorth Bank’s normal business of accepting deposits and making loans will continue without interruption. We will continue to be a Massachusetts stock savings bank and will continue to be regulated by the Massachusetts Commissioner of Banks, the Federal Reserve Board and the FDIC after the completion of the conversion and stock offering. After the conversion and stock offering, we will continue to offer existing services to depositors, borrowers and other customers. The directors of TruNorth Bank serving at the time of the completion of the conversion and stock offering will be the directors of both TruNorth Bank and Hometown Financial. Immediately following the completion of the conversion and stock offering, upon the Effective Time of our Merger with Primary Bank, the boards of directors of Hometown Financial and TruNorth Bank have determined to appoint William Greiner and Dick Anagnost, who are current members of the Primary Bank board of directors, to serve as members of our boards of directors.

Effect on Deposit Accounts. Each depositor of TruNorth Bank at the time of the completion of the conversion and stock offering will automatically continue as a depositor after the completion of the conversion and stock offering, and the deposit balance, interest rate and other terms of deposit accounts will not change as a result of the completion of the conversion and stock offering. Each deposit account will continue to be insured by the FDIC and the Massachusetts Depositors Insurance Fund to the same extent as before the completion of the conversion and stock offering (see “Supervision and Regulation — Massachusetts Banking Laws and Supervision Applicable to TruNorth Bank — Excess Deposit Insurance Fund” for information on TruNorth Bank’s anticipated exit from the Massachusetts Depositors Insurance Fund). Depositors will continue to hold their existing certificates of deposit, savings accounts and other evidences of their accounts.

Effect on Loans. All outstanding loans from TruNorth Bank will be unaffected by the completion of the conversion and stock offering, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed before the conversion and stock offering.

Effect on Voting Rights of Corporators. At present, the corporators of Hometown MHC have voting rights on any matter noticed and presented for a meeting of the corporators, including in the context of a minority stock offering or a full conversion of Hometown MHC or a merger of Hometown MHC. Upon completion of the conversion and stock offering, Hometown MHC will cease to exist and corporators will no longer have voting rights in Hometown MHC. Upon completion of the conversion and stock offering, all voting rights in TruNorth Bank will be vested in Hometown Financial as the sole stockholder of TruNorth Bank. Hometown Financial’s stockholders will possess exclusive voting rights with respect to Hometown Financial’s common stock. Accordingly, only corporators of Hometown MHC who purchase shares of Hometown Financial common stock in the stock offering will continue to have voting rights following the conversion and stock offering and those voting rights will only be with respect to Hometown Financial.

Tax Effects. We have received an opinion of counsel or tax advisor with regard to federal and state income tax consequences of the conversion and stock offering to the effect that the conversion and stock offering will not be taxable for federal or state income tax purposes to Hometown MHC, Hometown Financial, TruNorth Bank or its depositors. See “ – Material Income Tax Consequences.”

Effect on Liquidation Rights. Each depositor in TruNorth Bank has both a deposit account in TruNorth Bank and a pro rata ownership interest in the net worth of Hometown MHC based upon the deposit balance in the depositor’s account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. Any depositor who opens a deposit account at TruNorth Bank obtains a pro rata ownership interest in TruNorth Bank without any additional payment beyond the amount of the deposit. A depositor who reduces or closes the depositor’s deposit account receives a portion or all, respectively, of the balance in the deposit account but nothing for the depositor’s ownership interest in the net worth of Hometown MHC, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, depositors in a savings bank that is a subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest in the mutual holding company, which has realizable value only in the unlikely event that the savings bank is completely liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of the mutual holding company after other claims, including claims of depositors to the amounts of their deposits, are paid.

Under the plan of conversion, depositors of TruNorth Bank (and its predecessor banks) as of June 30, 2025 and June 30, 2026 will receive an interest in liquidation accounts maintained by Hometown Financial and TruNorth Bank in an aggregate amount equal to Hometown MHC’s total equity as reflected in the latest statement of financial condition contained in the consolidated financial statements appearing elsewhere in this prospectus. The liquidation accounts will be maintained for the benefit of depositors as June 30, 2025 and June 30, 2026, who continue to maintain their deposits as of those dates in TruNorth Bank after the conversion and stock offering. The liquidation accounts would be distributed to depositors as of June 30, 2025 and June 30, 2026, who maintain their deposit accounts in TruNorth Bank only in the event of a liquidation of (1) Hometown Financial and TruNorth Bank or (2) TruNorth Bank. The liquidation account maintained by TruNorth Bank would be used only if Hometown Financial does not have sufficient assets to fund its obligations under its liquidation account. The total obligation of Hometown Financial and TruNorth Bank under their respective liquidation accounts will never exceed the dollar amount of Hometown Financial’s liquidation account as adjusted from time to time pursuant to the plan of conversion and applicable regulations. Pursuant to federal banking regulations, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution. See “ – Liquidation Rights.”

Determination of Share Price and Number of Shares to be Issued

The plan of conversion and federal and state regulations require that the aggregate purchase price of the common stock sold in the stock offering be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained RP Financial to prepare an independent valuation appraisal. For its services in preparing the initial valuation report, RP Financial will receive a fee of $520,000, and will be reimbursed for its expenses up to $15,000. RP Financial will receive an additional fee of $25,000 for each subsequent update to the initial valuation report. There will be at least one subsequent update in connection with the closing of the conversion and stock offering. We have agreed to indemnify RP Financial and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence, bad faith or willful misconduct.

RP Financial has estimated that, as of August 4, 2026, the estimated pro forma market value of Hometown Financial, assuming (1) the completion of the conversion and stock offering, (2) the establishment and funding of the charitable foundation with a number of shares of common stock (valued at $10.00 per share) equal to 4% of the shares of common stock sold in the stock offering and (3) the completion of the acquisition of Primary Bank, in which we expect to issue approximately 7,566,012 shares as part of the Merger consideration, was $624.0 million. Based on applicable state and federal regulations, this market value forms the midpoint of a valuation range with a minimum of $530.4 million and a maximum of $717.6 million, subject to increase up to $825.2 million. Based on this valuation and an offering price of $10.00 per share, the number of shares of common stock being offered for sale in the stock offering will range from 51,000,000 shares to 69,000,000 shares, subject to an increase up to 79,350,000 shares. The $10.00 per share offering price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions.

Consistent with applicable appraisal guidelines, the appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach.

RP Financial also considered the following factors, among others:

•
our recent results and financial condition;
•
the economic and demographic conditions in our existing market area and Primary Bank’s market area;
•
certain historical, financial and other information relating to us;
•
a comparative evaluation of our operating and financial characteristics with those of other similarly situated publicly traded bank holding companies;
•
the aggregate size of the offering of common stock;
•
the impact of the conversion and stock offering and the acquisition of Primary Bank on our equity and earnings potential;
•
our potential to pay cash dividends; and
•
the trading market for securities of comparable institutions and general conditions in the market for such securities.

The appraisal is based in part on an analysis of a peer group of the following publicly-traded bank holding companies and savings and loan holding companies that RP Financial considered comparable to us:

Company Name (Ticker Symbol)	Exchange	Headquarters	Total Assets at June 30, 2026
			(in millions)
Camden National Corporation (CAC)	Nasdaq	Camden, ME	$6,951
CNB Financial Corporation (CCNE)	Nasdaq	Clearfield, PA	8,432
Financial Institutions, Inc. (FISI)	Nasdaq	Warsaw, NY	6,335
Kearny Financial Corp. (KRNY)	Nasdaq	Fairfield, NJ	7,682
Mid Penn Bancorp, Inc. (MPB)	Nasdaq	Harrisburg, PA	7,063
NB Bancorp, Inc. (NBBK)	Nasdaq	Needham, MA	7,447
Peapack-Gladstone Financial Corporation (PGC)	Nasdaq	Bedminster, NJ	7,970
S&T Bancorp, Inc. (STBA)	Nasdaq	Indiana, PA	9,944
Shore Bancshares, Inc. (SHBI)	Nasdaq	Easton, MD	6,151
Tompkins Financial Corporation (TMP)	NYSE	Ithaca, NY	8,802
TrustCo Bank Corp NY (TRST)	Nasdaq	Glenville, NY	6,525
Univest Financial Corporation (UVSP)	Nasdaq	Souderton, PA	8,203
Washington Trust Bancorp, Inc. (WASH)	Nasdaq	Westerly, RI	6,548

RP Financial considered adjustments to the pro forma market value based on a comparison of Hometown Financial with a peer group of publicly traded bank holding companies that RP Financial considered comparable to Hometown Financial under regulatory guidelines applicable to the independent valuation. Under these guidelines, a minimum of ten peer group companies are selected from the universe of all publicly-traded financial institutions with relatively comparable resources, strategies and financial and other operating characteristics. Such companies must also be traded on an exchange (such as Nasdaq or the New York Stock Exchange). The peer group companies selected for Hometown Financial were all fully-converted stock institutions or commercial banks that were not subject to an actual or rumored acquisition and that had been in fully-converted form for at least one year. In addition, RP Financial limited the peer group companies to institutions located in New England and the Mid-Atlantic with assets between $6.0 billion and $12.0 billion, equity-to-assets ratios of greater than 8.0%, and positive core earnings.

The following table presents a summary of selected pro forma pricing ratios for Hometown Financial and the peer group companies identified by RP Financial. Ratios for the peer group are based on earnings for the twelve months ended June 30, 2026 (or the last twelve months for which data are available) and stock price information as of August 4, 2026. Ratios for Hometown Financial are based on equity as of June 30, 2026 and net income for the twelve months ended June 30, 2026.

	Price-to-earnings multiple (1)	Price-to-book value ratio	Price-to-tangible book value ratio
Hometown Financial (pro forma, assuming completion of the conversion and stock offering)
Adjusted Maximum	13.79x	59.38%	67.84%
Maximum	12.32x	55.62%	64.14%
Midpoint	11.01x	51.92%	60.42%
Minimum	9.67x	47.78%	56.18%

Valuation of peer group companies, all of which are fully converted (historical)
Averages	13.44x	128.05%	149.09%
Medians	12.98x	132.34%	150.00%

(1)
Price-to-earnings multiples calculated by RP Financial in the independent appraisal are based on an estimate of “core” or recurring earnings. These ratios are different than those presented in “Pro Forma Data.”

Compared to the average pricing of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 59.5% on a price-to-book value basis, a discount of 59.5% on a price-to-tangible book value basis and a discount of 18.1% on a price-to-earnings basis. This means that, at the midpoint of the offering range, a share of our common stock would be less expensive than the peer group on a book value basis, a tangible book value basis and an earnings basis.

RP Financial prepared the appraisal taking into account the pro forma impact of the stock offering. Consistent with federal appraisal guidelines, RP Financial applied three primary methodologies to estimate the pro forma market value of our common stock: (1) the pro forma price-to-book value approach applied to both reported book value and tangible book value; (2) the pro forma price-to-earnings approach applied to reported and estimated core earnings; and (3) the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based on the current market valuations of a peer group of companies considered by RP Financial to be comparable to us, subject to valuation adjustments applied by RP Financial to account for differences between Hometown Financial and the peer group, as described below. In preparing its appraisal, RP Financial emphasized the price-to-earnings and the price-to-book approaches, although it also considered the price-to-assets approach as required by applicable regulations. RP Financial did not consider a price-to-assets approach to be as important in preparing the appraisal, as this approach is more meaningful when a company has low equity or earnings, and we have equity in excess of regulatory capital requirements.

Our board of directors carefully reviewed the information provided to it by RP Financial through the appraisal process. We engaged RP Financial to help us understand the regulatory process as it applies to the appraisal and to advise the board of directors as to how much capital Hometown Financial would be required to raise under the regulatory appraisal guidelines.

The independent appraisal does not indicate per share market value. Do not assume or expect that the valuation of Hometown Financial as indicated above means that, after the conversion and stock offering, the shares of common stock will trade at or above the $10.00 offering price. Furthermore, the pricing ratios presented above were utilized by RP Financial to estimate our market value and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. RP Financial did not independently verify our consolidated financial statements and other information which we provided to them, nor did RP Financial independently value our assets or liabilities. The independent valuation considers TruNorth Bank as a going concern and should not be considered as an indication of the liquidation value of TruNorth Bank. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the stock offering will thereafter be able to sell their shares at prices at or above the $10.00 offering price per share.

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $825.2 million, without resoliciting subscribers, which would result in a corresponding increase of up to 15% in the maximum of the offering range to up to 79,350,000 shares, to reflect changes in the market and financial conditions or demand for the shares. We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers. The offering price of $10.00 per share will remain fixed. See “ – Limitations on Common Stock Purchases” as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the stock offering.

If the update to the independent valuation prepared at the conclusion of the stock offering results in an increase in the maximum of the offering range to more than $825.2 million and a corresponding increase in the offering range to more than 79,350,000 shares, or a decrease in the minimum of the valuation range to less than $530.4 million and a corresponding decrease in the offering range to fewer than 51,000,000 shares, then we may promptly return with interest at 0.05% per annum all funds previously delivered to us to purchase shares of common stock and cancel deposit account withdrawal authorizations, and, after consulting with the Massachusetts Commissioner of Banks and the Federal Reserve Board, we may terminate the plan of conversion. Alternatively, we may hold a new stock offering, establish a new offering range, extend the offering period and commence a resolicitation of subscribers or take other actions as permitted, to the extent that permission is required, by the Massachusetts Commissioner of Banks and the Federal Reserve Board to complete the conversion and stock offering. If a resolicitation is commenced, we will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. Any resolicitation following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended with the approval, to the extent approval is required, of the Massachusetts Commissioner of Banks and the Federal Reserve Board. No single extension may exceed 90 days, and the stock offering must be completed by July 6, 2028.

An increase in the number of shares to be issued in the conversion and stock offering would decrease a purchaser’s ownership interest and our pro forma earnings and stockholders’ equity on a per share basis while increasing stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued would increase a purchaser’s ownership interest and our pro forma earnings and stockholders’ equity on a per share basis, while decreasing stockholders’ equity on an aggregate basis. For a presentation of the effects of these changes, see “Pro Forma Data.”

A copy of the independent valuation appraisal report of RP Financial, which includes the detailed memorandum setting forth the method and assumptions used in the appraisal report, is filed as an exhibit to the registration statement we have filed. See “Where You Can Find Additional Information.”

Adjustments to Independent Appraisal

In applying each of the valuation methods, RP Financial considered adjustments to the pro forma market value based on a comparison of Hometown Financial with the peer group. RP Financial advised the board of directors that the valuation analysis took into consideration that relative to the peer group a slight downward adjustment was applied for profitability, growth and viability of earnings and a slight upward adjustment was applied for financial condition. RP Financial made no adjustments for asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management and the effect of government regulations and regulatory reform.

The downward adjustment applied for profitability, growth and viability of earnings took into consideration Hometown Financial’s lower pro forma core earnings, based on Hometown Financial’s lower pro forma returns on average assets and average equity. The upward adjustment applied for financial condition was due to Hometown Financial’s stronger pro forma capital position, more favorable pro forma balance sheet liquidity and lower cost of interest-bearing liabilities.

Subscription Offering and Subscription Rights

According to the plan of conversion, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority set forth below. Filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum, minimum and overall purchase limitations set forth in the plan of conversion and as described below under “ – Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each depositor of TruNorth Bank (or its predecessor banks) with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) as of the close of business on June 30, 2025 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of 50,000 shares ($500,000) of our common stock, 0.10% of the total number of shares of common stock issued in the stock offering, or 15 times the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Eligible Account Holders, subject to the overall purchase limitations. See “ – Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of shares of our common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest as of the close of business on June 30, 2025. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. Additionally, if the deposit account reflects a collateral loan hold, only the withdrawable balance will be applied. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also our directors/trustees, officers or corporators or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits during the year preceding June 30, 2025.

Priority 2: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, each depositor with a Qualifying Deposit as of the close of business on June 30, 2026 who is not an Eligible Account Holder, excluding officers, directors/trustees and corporators of Hometown MHC, Hometown Financial, Hometown Financial (Massachusetts) or TruNorth Bank and their associates (“Supplemental Eligible Account Holder”), will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of 50,000 shares ($500,000) of common stock, 0.10% of the total number of shares of common stock issued in the stock offering, or 15 times the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Supplemental Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Supplemental Eligible Account Holders, subject to the overall purchase limitations. See “ – Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all

Supplemental Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she had an ownership interest as of the close of business on June 30, 2026. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. Additionally, if the deposit account reflects a collateral loan hold, only the withdrawable balance will be applied.

Priority 3: Tax-Qualified Plans. Our tax-qualified employee benefit plans, including our 401(k) plan and the ESOP, will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the sum of the number of shares of common stock sold in the stock offering and contributed to the charitable foundation. The ESOP intends to purchase 8% of the sum of the number of shares of common stock sold in the stock offering and contributed to the charitable foundation. If the total number of shares of common stock sold in the stock offering is increased above the maximum of the offering range, the ESOP shall have a priority right to subscribe for such increased number of shares. However, if market conditions warrant, and in the judgment of the ESOP trustee, the ESOP may instead elect to purchase shares in the open market following the completion of the conversion and stock offering.

Priority 4: Employees, Officers, Directors/Trustees and Corporators. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, Supplemental Eligible Account Holders and tax-qualified plans, each employee, officer, director/trustee of Hometown Financial, Hometown MHC, Hometown Financial (Massachusetts) or TruNorth Bank and each corporator of Hometown MHC at the time of the stock offering who is not eligible in the first or second priority categories will receive, without payment therefor, subject to the overall purchase limitations, non-transferable subscription rights to purchase up to 50,000 shares ($500,000) of common stock; provided, however, that the aggregate number of shares of common stock that may be purchased by employees, officers, directors/trustees and corporators in the conversion and stock offering shall be limited to 25% of the total number of shares of common stock sold in the stock offering (including shares purchased by employees, officers, directors/trustees and corporators under this priority and under the preceding priority categories, but not including shares purchased by the tax-qualified plans). If persons in this category subscribe for more shares of common stock than are available for them to purchase, shares will be allocated among such subscribing persons on an equitable basis, such as by giving weight to the period of service, compensation, position of the individual subscriber and the amount of the order.

Expiration Date. The Subscription Offering will expire at 2:00 p.m., Eastern time, on December 18, 2026, unless extended by us for up to 45 days or such additional periods with the approval of the Massachusetts Commissioner of Banks and the Federal Reserve Board, if necessary. Subscription rights will expire whether or not each eligible subscriber can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at any point between the minimum and the maximum of the offering range. Subscription rights that have not been exercised before the expiration date and time will become void.

We will not execute orders until we have received orders to purchase at least the minimum number of shares of common stock. If we have not received orders to purchase at least 51,000,000 shares within 45 days after the expiration date and the Massachusetts Commissioner of Banks and the Federal Reserve Board have not consented, to the extent such consents are required, to an extension, all funds delivered to us to purchase shares of common stock in the stock offering will be returned promptly to the subscribers with interest at 0.05% per annum and all deposit account withdrawal authorizations will be canceled. If an extension beyond February 1, 2027 is granted by the required regulatory agencies, we will notify subscribers of the extension of time and subscribers will be given an opportunity to confirm, change or cancel their orders. If a subscriber does not respond, we will cancel his or her stock order and return his or her subscription funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. Extensions may not go beyond July 6, 2028, which is two years after the date of the adoption of the plan of conversion by our board of directors.

Persons in Non-qualified States or Foreign Countries. We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the plan of conversion reside. However, we are not required to offer stock in the subscription offering to any person who resides in a foreign country.

Restrictions on Transferability of Subscription Rights. Subscription rights are non-transferable. See “ – Restrictions on Transfer of Subscription Rights and Shares” below for more information.

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, Supplemental Eligible Account Holders, our tax-qualified employee benefit plans and our employees, officers, directors/trustees and corporators who are not eligible in a higher subscription category, we may offer shares pursuant to the plan of conversion to members of the general public in a community offering, with a preference given to natural persons (including trusts of natural persons) residing in the Local Community.

Persons who place orders in the community offering may purchase up to 50,000 shares ($500,000) of common stock, subject to the overall purchase limitations. See “ – Limitations on Common Stock Purchases.” The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the stock offering.

If we do not have sufficient shares of common stock available to fill the orders of natural persons, including trusts of natural persons, residing in the Local Community, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among natural persons, including trusts of natural persons, residing in the Local Community, whose orders remain unsatisfied on an equal number of shares basis per order. If, after the allocation of shares to natural persons (including trusts of natural persons) residing in the Local Community, we do not have sufficient shares of common stock available to fill the orders of other members of the general public, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among members of the general public whose orders remain unsatisfied on an equal number of shares basis per order.

The term “residing” or “resident” as used in this prospectus means any person who occupies a dwelling within the Local Community, has a present intent to remain within the community for a period of time and manifests the genuineness of that intent by establishing an ongoing physical presence within the community, together with an indication that this presence within the community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

Expiration Date. The community offering may begin at the same time as, during or after the subscription offering. The community offering is expected to conclude at 2:00 p.m., Eastern time on December 18, 2026, but it must terminate no more than 45 days following the closing of the subscription offering. We may decide to extend the community offering for any reason and are not required to give purchasers notice of any such extension unless such period extends beyond February 1, 2027. If an extension beyond February 1, 2027 is granted by the required regulatory agencies, persons whose orders we accept in the community offering will be given an opportunity to confirm, change or cancel their orders. If a person does not respond, we will cancel his or her stock order and return purchase funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. These extensions may not go beyond July 6, 2028, which is two years after the date on which our board of directors adopted the plan of conversion.

Syndicated Community Offering

Our board of directors may decide to offer for sale shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated community offering, subject to such terms, conditions and procedures as we may determine, in a manner that will achieve a widespread distribution of our shares of common stock. If a syndicated community offering is held, KBW will serve as sole manager and will assist us in selling our common stock on a best efforts basis. Keefe, Bruyette & Woods, Inc. is not required to purchase any shares of common stock being offered for sale in the syndicated community offering. In such capacity, it may form a syndicate of other broker-dealers who are Financial Industry Regulatory Authority member firms. Neither KBW nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering.

In the syndicated community offering, any person may purchase up to 50,000 shares ($500,000) of common stock, subject to the overall purchase and ownership limitations. See “ – Limitations on Common Stock Purchases.” We retain the right to accept or reject in whole or in part any orders in the syndicated community offering. Unless the Massachusetts Commissioner of Banks and the Federal Reserve Board permits otherwise, as required, accepted orders for shares of common stock in the syndicated community offering will first be filled up to a maximum of 2% of the shares sold in the stock offering on a basis that will promote a widespread distribution of our common stock. Thereafter any remaining shares will be allocated on an equal number of shares per order basis until all shares have been allocated or orders have been filled, as the case may be. Unless the syndicated community offering begins during the subscription and/or community offering, the syndicated community offering will begin as soon as possible after the completion of the subscription and community offerings.

Any syndicated community offering will be conducted according to certain SEC rules applicable to best efforts “min/max” offerings. Orders in the syndicated community offering will be submitted in substantially the same manner as utilized in the subscription and community offerings. Payments in the syndicated offering, however, must be made in immediately available funds (bank checks, money orders, TruNorth Bank account withdrawal authorizations or wire transfers). Personal checks will not be accepted. If the closing of the stock offering does not occur, either as a result of not confirming receipt of at least $510.0 million in gross proceeds (the minimum of the offering range) or the inability to satisfy other closing conditions to the conversion and stock offering, the funds will be promptly returned with interest at a rate of 0.05% per annum.

The closing of the syndicated community offering is subject to conditions set forth in an agency agreement among Hometown Financial, TruNorth Bank and KBW. If and when all the conditions for the closing are met, funds for common stock sold in the syndicated community offering, less fees and commissions payable, will be delivered promptly to us.

If for any reason we cannot effect a syndicated community offering of shares of common stock not purchased in the subscription and community offerings, or if there are a significant number of shares remaining unsold after such offerings, we will try to make other arrangements for the sale of unsubscribed shares, if possible. Any such arrangement will be disclosed in a post-effective amendment to the registration statement of which this prospectus is a part. In addition, the Massachusetts Commissioner of Banks and the Federal Reserve Board must approve any such arrangements.

The opportunity to order shares of common stock in the syndicated community offering is subject to our right to reject orders, in whole or in part, either at the time of receipt of an order or as soon as practicable following the expiration date of the stock offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Firm Commitment Underwritten Offering

Depending on market conditions, our board of directors may decide to offer for sale shares of common stock not subscribed for or purchased in the subscription offering, community offering and syndicated community offering, if any, in a firm commitment underwritten offering, subject to such terms, conditions and procedures as we may determine, in a manner that will achieve a wide distribution of our shares of common stock.

In the event of a firm commitment offering, an underwriting agreement will be entered into by and among KBW, as representative of the underwriters named in the underwriting agreement, and Hometown MHC, Hometown Financial (Massachusetts), TruNorth Bank and Hometown Financial immediately before the completion of the firm commitment underwritten offering. Pursuant to the terms of the underwriting agreement, and subject to certain customary provisions and conditions to closing, upon execution of the underwriting agreement, KBW and any other underwriters involved in the firm commitment offering will be obligated to purchase all the shares subject to the firm commitment offering.

Limitations on Common Stock Purchases

The plan of conversion includes the following limitations on the number of shares of common stock that may be purchased in the stock offering:

•
No person or entity may purchase more than 50,000 shares of common stock ($500,000) in the subscription offering, and no person or entity together with any associate or group of persons acting in concert may purchase more than 120,000 shares of common stock ($1,200,000) in all categories of the stock offering, except that our tax-qualified employee benefit plans, including the ESOP, may purchase in the aggregate up to 10% of the sum of the number of shares of common stock sold in the stock offering and contributed to the charitable foundation (including shares issued in the event of an increase in the maximum of the offering range of up to 15%);
•
The maximum number of shares of common stock that may be purchased in all categories of the stock offering by our officers and directors and their associates, in the aggregate, may not exceed 25.0% of the sum of the number of shares sold in the stock offering and contributed to our charitable foundation; and
•
The minimum purchase by each person purchasing shares in the stock offering is 25 shares, to the extent those shares are available.

Depending upon market or financial conditions, our board of directors, with any required approvals of the Massachusetts Commissioner of Banks and the Federal Reserve Board, and without further approval of the corporators of Hometown MHC, may decrease or increase the purchase limitations. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be given the opportunity to increase their subscriptions up to the then-applicable limit. The effect of this type of resolicitation would be an increase in the number of shares of common stock owned by subscribers who choose to increase their subscriptions.

If there is an increase in the maximum of the offering range of up to 15% of the total number of shares of common stock offered in the stock offering, our tax-qualified plans will have a priority right to purchase the shares above the maximum of the offering range. Any shares available thereafter will be allocated in the following order of priority according to the plan of conversion:

•
if there is an oversubscription at the Eligible Account Holder or Supplemental Eligible Account Holder levels, to fill unfulfilled subscriptions of these subscribers according to their respective priorities; and
•
to fill unfulfilled subscriptions in the community offering, with preference given first to natural persons, including trusts of natural persons, residing in the Local Community.

The term “associate” of a person means:

•
any corporation or organization, other than Hometown MHC, Hometown Financial (Massachusetts), Hometown Financial, TruNorth Bank or a majority-owned subsidiary of these entities, of which the person is a senior officer, partner or, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities;
•
any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and
•
any relative or spouse of such person or any relative of such spouse, (1) who has the same home as such person or (2) who is a director/trustee or officer of Hometown MHC, Hometown Financial (Massachusetts), Hometown Financial or TruNorth Bank.

The term “acting in concert” means persons seeking to combine or pool their voting or other interests in the securities of an issuer for a common purpose, pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. When persons act together for such purpose, their group is deemed to have acquired their stock. The determination of whether a group is acting in concert will be made solely by the board of directors of TruNorth Bank or Hometown Financial or by officers delegated by either such board and may be based on any evidence upon which the board(s) or such delegate(s) chooses to rely, including, without limitation, joint account relationships or the fact that such persons have filed a joint Schedule 13D with the SEC with respect to other companies; provided, however, that the determination of whether a group is acting in concert remains subject to review by the Massachusetts Commissioner of Banks. Persons living at the same address or exercising subscription rights through qualifying accounts registered to the same address, whether or not related, will be deemed to be acting in concert unless otherwise determined by the board or such delegate(s). Directors of Hometown MHC, Hometown Financial (Massachusetts), Hometown Financial and TruNorth Bank will not be deemed to be acting in concert solely as a result of their membership on any such board or boards.

A person or company that acts in concert with another person or company (“other party”) will also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated. We have the right to determine, in our sole discretion, whether purchasers are associates or acting in concert.

Our directors and corporators are not treated as associates of each other solely because of their membership on the board of directors or board of corporators, respectively. Shares of common stock purchased in the stock offering will be freely transferable except for shares purchased by our officers and directors and except as described below. Any purchases made by any associate of TruNorth Bank or Hometown Financial for the explicit purpose of meeting the minimum number of shares of common stock required to be sold to complete the stock offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under the guidelines of the Financial Industry Regulatory Authority, its members and their associates are subject to certain restrictions on transfer of securities purchased in according to subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of shares of our common stock at the time of conversion and thereafter, see “ – Restrictions on Purchase or Transfer of Our Shares After the Conversion and Stock Offering” and “Restrictions on Acquisition of Hometown Financial Group, Inc.”

Plan of Distribution; Selling Agent and Underwriter Compensation

Subscription and Community Offerings. To assist in the marketing of our shares of common stock in the subscription offering and any community offering, we have retained KBW, which is a broker-dealer registered with the Financial Industry Regulatory Authority. KBW will assist us on a best efforts basis in the subscription offering and any community offering by:

•
advising us on the financial and securities market implications of the conversion and stock offering and the plan of conversion;
•
assisting us in structuring and marketing the stock offering;
•
reviewing all offering documents, including the prospectus, stock order forms and marketing materials (it being understood that the preparation and filing of any and all such documents will be our responsibility and that of our counsel);
•
assisting us in scheduling and preparing meetings with potential investors and broker-dealers, if necessary;
•
assisting us in analyzing proposals from outside vendors in connection with the stock offering, as needed;
•
assisting us in the drafting and distribution of press releases as required or appropriate in connection with the stock offering;
•
meeting with our board of directors and/or our management to discuss any of the above services; and
•
providing such other financial advisory and investment banking services as may be reasonably necessary to promote the successful completion of the stock offering.

For these services, KBW has received a non-refundable management fee of $100,000. KBW will also receive at the closing of the stock offering a success fee of 0.90% of the aggregate purchase price of the shares of common stock sold in the subscription offering and 1.50% of the aggregate purchase price of the shares of common stock sold in any community offering, excluding, in each case, the shares contributed to the charitable foundation and the shares purchased by our ESOP. The non-refundable management fee will be credited against the success fee. In addition, if there is a resolicitation of subscribers in connection with the subscription offering and KBW reasonably determines that it is required or requested to provide significant services, it will be entitled to additional compensation for such services, not to exceed $100,000.

Syndicated Community Offering. If shares of common stock are sold in a syndicated community offering, KBW will serve as sole bookrunning manager and we will pay a fee of up to 5.0% of the aggregate dollar amount of common stock sold in the syndicated community offering to KBW.

Firm Commitment Underwritten Offering. If shares of common stock are sold in a firm commitment underwritten offering, KBW will serve as lead-left bookrunning manager and we will pay a fee of up to 5.0% of the aggregate dollar amount of common stock sold in the firm commitment underwritten offering to KBW.

Expenses. KBW will also be reimbursed for reasonable out-of-pocket expenses, not to exceed $50,000, and fees and expenses of its legal counsel not to exceed $225,000. These expenses may be increased by additional amounts not to exceed $20,000 and $50,000, respectively, if unusual circumstances arise or a delay or resolicitation occurs, including a delay in the stock offering that would require an update to the financial information included in this prospectus. In no event shall out-of-pocket expenses, including fees and expenses of legal counsel, exceed $345,000. If the plan of conversion is terminated or if KBW’s engagement is terminated according to the provisions of the agency agreement, KBW will receive reimbursement of its reasonable out-of-pocket expenses. KBW shall have earned in full, and be entitled to be paid in full, all fees then due and payable at such date of termination. We have separately agreed to pay KBW fees and expenses for serving as records management agent, as described below.

Records Management

We have also engaged KBW to serve as conversion and records management agent in connection with the conversion and stock offering. In its role as conversion and records management agent, KBW will assist us in the stock offering by, among other things:

•
consolidating TruNorth Bank’s (and its predecessors banks’) depositors as of the eligibility record dates and creating a master file;
•
establishing, managing and supervising the Stock Information Center and providing software for its operation;
•
assisting in educating TruNorth Bank personnel regarding the conversion and stock offering;
•
processing stock orders;
•
assisting our financial printer in connection with labelling the stock offering materials for mailing;
•
assisting our transfer agent with the generation and mailing of stock ownership statements following the completion of the conversion and stock offering; and
•
performing interest calculations and, if necessary, refund calculations and providing a file to the transfer agent to generate interest and refund checks.

KBW will receive a non-refundable fee of $75,000 for these services, of which $35,000 has been paid as of the date of this prospectus. The remaining balance will be paid upon the closing of the conversion and stock offering. The records management fee can be increased by up to $12,500 if there are material changes in regulations or the plan of conversion, or there are delays requiring duplicate or replacement processing due to changes in key record dates. KBW will also be reimbursed for its reasonable out-of-pocket expenses not to exceed $40,000, for its services as records agent.

Indemnity

We have agreed to indemnify KBW against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the stock offering materials for the common stock, including liabilities under the Securities Act of 1933, as well as certain other claims and litigation arising out of KBW’s engagement with respect to the conversion and stock offering.

Solicitation of Offers by Officers and Directors

Our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other trained employees of TruNorth Bank or its affiliates may assist in the stock offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. No offers or sales may be made by tellers or at the teller counters. All sales activity will be conducted in a segregated or separately identifiable area of our banking office apart from the area accessible to the general public. Other questions of prospective purchasers will be directed to executive officers or registered representatives of KBW. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the stock offering.

Procedure for Purchasing Shares in the Subscription and Community Offerings

Expiration Date. The subscription offering will expire at 2:00 p.m., Eastern time, on December 18, 2026, unless extended by us for up to 45 days or such additional periods with the approval of the Massachusetts Commissioner of Banks and the Federal Reserve Board, if necessary. Any extension of the subscription and/or any community offering beyond February 1, 2027 would require the approval of the Massachusetts Commissioner of Banks and the Federal Reserve Board. If an extension beyond February 1, 2027 is granted by the required regulatory agencies, we will notify subscribers of the extension of time and subscribers will be given an opportunity to confirm, change or cancel their orders. If a subscriber does not respond, we will cancel his or her stock order and return his or her subscription funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. If we have not received orders to purchase the minimum number of shares offered for sale in the stock offering by the expiration date or any extension thereof, we may terminate the stock offering and promptly refund all funds received for shares of common stock. If the number of shares offered is reduced below the number at the minimum of the offering range or increased above the number at the adjusted maximum of the offering range, subscribers will be resolicited (with any required approvals of the Massachusetts Commissioner of Banks and the Federal Reserve Board), and we will promptly return all funds delivered to us to purchase shares of common stock in the subscription offering and any community offering, with interest. All subscribers will be given an opportunity to place a new order within a specified period of time.

To ensure that each purchaser in the subscription and community offerings receives a prospectus at least 48 hours before the December 18, 2026 expiration date of the subscription offering, according to Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days before the expiration date or hand delivered any later than two days before the expiration date. Execution of an order form will confirm receipt of delivery according to Rule 15c2-8. Stock order forms will be distributed only if preceded or accompanied by a prospectus. Subscription funds will be maintained in a segregated account at TruNorth Bank and will earn interest at 0.05% per annum from the date payment is processed until the stock offering is completed or terminated.

We reserve the right in our sole discretion to terminate the stock offering at any time and for any reason, in which case we will cancel any deposit account withdrawal orders and promptly return all funds delivered to us, with interest at our current savings account rate from the date of receipt, as described above.

We have the right to reject any order submitted in the stock offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion.

We are not required to deliver a prospectus or stock order form by means other than U.S. mail. Once a prospectus and stock order form have been deposited in the U.S. mail, delivery issues may arise that are beyond our control and there can be no guarantee that all eligible subscribers will receive their prospectus and stock order form before the expiration of the subscription and/or community offering, if at all. Similarly, once a completed stock order form has been deposited in the U.S. mail, delivery issues may arise that are beyond our control and there can be no guarantee that a completed original stock order form will be received by us before the expiration of the subscription and/or community offering, if at all. The only way to guarantee our receipt of a completed original stock order form is to hand deliver the completed original stock order form to our offices located at 36 Main Street, Easthampton, Massachusetts, 31 Sutton Avenue, Oxford, Massachusetts, or 248 Andover Street (Rt. 114), Peabody, Massachusetts.

Use of Order Forms in Subscription Offering and any Community Offering. To order shares of common stock in the subscription offering and any community offering, you must properly complete and sign an original stock order form and remit full payment. We will not accept orders submitted on photocopied or facsimiled stock order forms. All stock order forms must be received (not postmarked) on or before 2:00 p.m., Eastern time, on December 18, 2026. We are not required to accept stock order forms that are not received by that time, are not signed or are otherwise executed defectively or are received without full payment or without appropriate deposit account withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed stock order forms. We have the right to waive or permit the correction of incomplete or improperly executed stock order forms. We do not represent, however, that we will do so, and we have no affirmative duty to notify any prospective subscriber of any such defects. Your completed and signed stock order form and payment may be submitted to us by paying for overnight delivery to the address listed on the stock order form or by regular mail using the stock order reply envelope provided. You may also hand-deliver your stock order form to TruNorth Bank’s offices located at 36 Main Street, Easthampton, Massachusetts, 31 Sutton Avenue, Oxford, Massachusetts, or 248 Andover Street (Rt. 114), Peabody, Massachusetts. Hand-delivery of stock order forms will be accepted only at these locations. Do not mail stock order forms to any of TruNorth Bank’s offices.

Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time before completion of the stock offering. If you are ordering shares in the stock offering, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. We have the right to reject any order submitted in the stock offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final.

By signing the stock order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by TruNorth Bank, the FDIC, the Massachusetts Depositors Insurance Fund, the federal government or the government of the Commonwealth of Massachusetts, and that you received a copy of this prospectus. However, by signing the order form you will not waive your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Payment for Shares. Payment for all shares of common stock must accompany all completed order forms for the purchase to be valid. Payment for shares in the subscription offering and any community offerings may be made by:

•
personal check, bank check or money order, from the purchaser, made payable to Hometown Financial Group, Inc.;
•
authorization of withdrawal of available funds from your TruNorth Bank deposit account(s), other than checking accounts or IRAs; or
•
cash – cash will only be accepted at TruNorth Bank’s offices located at 36 Main Street, Easthampton, Massachusetts, 31 Sutton Avenue, Oxford, Massachusetts, or 248 Andover Street (Rt. 114), Peabody, Massachusetts, and it will be converted to a bank check. Do not remit cash by mail.

Appropriate means for designating withdrawals from deposit account(s) at TruNorth Bank are provided on the stock order form. The funds designated must be available in the account(s) at the time the stock order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contractual rate until the stock offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificates of deposit will not apply to withdrawals authorized for the purchase of shares of common stock. After withdrawal, the certificate of deposit will continue at the existing contract rate and term. In the case of payments made by personal check, these funds must be available in the account(s). Checks and money orders received in the subscription and community offerings will be immediately cashed and placed in a segregated account at TruNorth Bank and will earn interest at 0.05% per annum from the date payment is processed until the stock offering is completed or terminated.

You may not remit any type of third-party checks (including those payable to you and endorsed over to Hometown Financial Group, Inc.) or a TruNorth Bank (or one of its predecessor banks) line of credit check. You may not designate on your stock order form direct withdrawal from a retirement account at TruNorth Bank. See “—Using Individual Retirement Account Funds.” Additionally, you may not designate on your stock order form a direct withdrawal from TruNorth Bank deposit accounts with check-writing privileges. Instead, a check should be provided. If you request a direct withdrawal, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount and we will immediately withdraw the amount from your checking account(s). If we resolicit persons who subscribed for the maximum purchase amount, as described above in “—Limitations on Common Stock Purchases,” such purchasers who wish to increase their purchases will not be able to use personal checks to pay for the additional shares but must pay for the additional shares using immediately available funds. Wire transfers will not be accepted except as described below.

Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by February 1, 2027. If the subscription and community offerings are extended past February 1, 2027, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to the notice of extension, we will promptly return your funds, with interest at 0.05% per annum, or cancel your deposit account withdrawal authorization. We may resolicit purchasers for a specified period of time.

Applicable regulations prohibit TruNorth Bank from knowingly lending funds or extending credit to any persons to purchase shares of common stock in the stock offering.

We have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time before 48 hours before the completion of the conversion and stock offering. This payment may be made by wire transfer.

If the ESOP purchases shares in the stock offering, it will not be required to pay for such shares until completion of the stock offering, provided that there is a loan commitment from an unrelated financial institution or Hometown Financial to lend the necessary funds to the ESOP to fund the purchase. In addition, if our 401(k) Plan purchases shares in the stock offering, it will not be required to pay for the shares until the completion of the stock offering.

Using Individual Retirement Account Funds. If you are interested in using funds in your IRA at TruNorth Bank or other retirement account to purchase shares of common stock in the stock offering, you must do so through an account offered by a custodian that can hold common stock. By regulation, TruNorth Bank’s IRAs are not capable of holding common stock. Therefore, if you wish to use funds that are currently in an IRA at TruNorth Bank, you may not designate on the stock order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will instead have to be transferred to an independent trustee or custodian, such as a brokerage firm, which offers the type of retirement accounts that can hold common stock. The purchase must be made through that account. If you do not have such an account, you will need to establish one before placing a stock order. A one-time and/or annual administrative fee may be payable to the independent trustee or custodian. You may select the custodian of your choice. You may, but are under no obligation to, select KBW or its affiliated broker dealer, Stifel, Nicolaus & Company, Incorporated, as your IRA custodian. If you do purchase shares of Hometown Financial common stock using funds from a KBW, Stifel, Nicolaus & Company, Incorporated IRA, you acknowledge that KBW or Stifel, Nicolaus & Company, Incorporated did not recommend or give you advice regarding such purchase. Other than the standard account fees and compensation associated with all IRAs, KBW and Stifel, Nicolaus & Company, Incorporated do not receive additional fees or compensation as a result of the purchase of Hometown Financial common stock through a KBW or Stifel, Nicolaus & Company, Incorporated IRA or other retirement account. There will be no early withdrawal interest penalties for these transfers at TruNorth Bank. Individuals interested in using funds in an IRA or any other retirement account, whether held at TruNorth Bank or elsewhere, to purchase shares of common stock should contact the Stock Information Center for guidance as soon as possible, preferably at least two weeks before the December 18, 2026 offering deadline. Processing these transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

Delivery of Shares of Common Stock Purchased in the Stock Offering. All shares of common stock sold in the stock offering will be issued in book entry form. Stock certificates will not be issued. A book entry statement reflecting ownership of shares of common stock issued in the subscription offering and any community offering will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the conversion and stock offering. We expect trading in the stock to begin on the day of completion of the conversion and stock offering or the next business day. You may not be able to sell the shares of common stock that you purchased until a statement reflecting your ownership of shares of common stock is available and delivered to you, even though the shares of common stock will have begun trading. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Other Restrictions. Notwithstanding any other provision of the plan of conversion, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country.

Restrictions on Transfer of Subscription Rights and Shares

Applicable regulations prohibit any person with subscription rights, including the Eligible Account Holders and Supplemental Eligible Account Holders, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for their account. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for their own account and that they have no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise before the completion of the stock offering.

We intend to pursue any and all legal and equitable remedies if we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Center

By law, our banking office personnel may not assist with investment-related questions about the stock offering. If you have questions regarding the conversion or stock offering, call our Stock Information Center at (800) 945-8598. The Stock Information Center is open Monday through Friday, between 10:00 a.m. and 4:00 p.m., Eastern time, except bank holidays.

Liquidation Rights

Liquidation Before the Conversion and Stock Offering. In the unlikely event that Hometown MHC is liquidated before the completion of the conversion and stock offering, all claims of its creditors would be paid first. Thereafter, if there were any assets of Hometown MHC remaining, these assets would first be distributed to depositors of TruNorth Bank pro rata based on the value of their accounts at TruNorth Bank.

Liquidation Following the Conversion and Stock Offering. The plan of conversion provides for the establishment, upon the completion of the conversion and stock offering, of a liquidation account by Hometown Financial for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to (1) Hometown MHC’s total equity as reflected in the latest statement of financial condition contained in this prospectus plus (2) the value of the net assets of Hometown MHC as of the date of the latest statement of financial condition Hometown MHC before the consummation of the conversion and stock offering (excluding its ownership of TruNorth Bank). The plan of conversion also provides for the establishment of a parallel liquidation account in TruNorth Bank to support the Hometown Financial liquidation account if Hometown Financial does not have sufficient assets to fund its obligations under its liquidation account.

In the unlikely event that TruNorth Bank were to liquidate after the conversion and stock offering, all claims of creditors, including those of depositors, would be paid first. However, except with respect to the liquidation account to be established by Hometown Financial, a depositor’s claim would be solely for the principal amount of his or her deposit accounts plus accrued interest. Depositors generally would not have an interest in the value of the assets of TruNorth Bank or Hometown Financial above that amount.

The liquidation account established by Hometown Financial is intended to provide qualifying depositors of TruNorth Bank (and its predecessor banks) with a liquidation interest (exchanged for the liquidation interests such persons had in Hometown MHC) after the conversion and stock offering in the event of a complete liquidation of Hometown Financial and TruNorth Bank or a liquidation solely of TruNorth Bank. Specifically, in the unlikely event that either (1) TruNorth Bank or (2) Hometown Financial and TruNorth Bank were to liquidate after the conversion and stock offering, all claims of creditors, including those of depositors, would be paid first, followed by a distribution to depositors as of the close of business on June 30, 2025 and June 30, 2026 of their interests in the liquidation account maintained by Hometown Financial. Also, in a complete liquidation of both entities or of TruNorth Bank only, when Hometown Financial has insufficient assets (other than the stock of TruNorth Bank) to fund the liquidation account distribution owed to Eligible Account Holders and Supplemental Eligible Account Holders, and TruNorth Bank has positive net worth, then TruNorth Bank shall immediately make a distribution to fund the remaining obligations of Hometown Financial under the liquidation account. In no event will any Eligible Account Holder or Supplemental Eligible Account Holder be entitled to a distribution that exceeds such holder’s interest in the liquidation account maintained by Hometown Financial as adjusted periodically pursuant to the plan of conversion and applicable regulations. If Hometown Financial is completely liquidated or sold apart from a sale or liquidation of TruNorth Bank, then the Hometown Financial liquidation account will cease to exist and Eligible Account Holders and Supplemental Eligible Account Holders will receive an equivalent interest in the TruNorth Bank liquidation account, subject to the same rights and terms as the Hometown Financial liquidation account.

The plan of conversion provides that, after two years from the date of conversion and upon the written request of the Federal Reserve Board and the Massachusetts Commissioner of Banks, Hometown Financial will transfer, or, upon the prior written approval of the Federal Reserve Board and the Massachusetts Commissioner of Banks, may transfer the liquidation account and the depositors’ interests in such account to TruNorth Bank and the liquidation account shall thereupon be subsumed into the liquidation account of TruNorth Bank.

Under the rules and regulations of the Federal Reserve Board, a post-conversion merger, consolidation, or similar combination or transaction with another depository institution or depository institution holding company in which Hometown Financial or TruNorth Bank is not the surviving institution, would not be considered a liquidation. In such a transaction, the surviving institution or company would assume the liquidation account.

Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial pro-rata interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50.00 or more held in TruNorth Bank as of the close of business on June 30, 2025 or June 30, 2026, respectively, equal to the proportion that the balance of such account holder’s deposit account at the close of business on June 30, 2025 or June 30, 2026, respectively, bears to the balance of all deposit accounts of all Eligible Account Holders and Supplemental Eligible Account Holders in TruNorth Bank on such dates.

If, however, on any June 30 annual closing date commencing after the effective date of the conversion and stock offering, the amount in any such deposit account is less than the amount in the deposit account at the close of business on June 30, 2025 or June 30, 2026, or any other annual closing date, then the liquidation account as well as the interest in the liquidation account relating to such deposit account will be reduced by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositors. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be available for distribution to stockholders.

Material Income Tax Consequences

Completion of the conversion and stock offering is subject to the prior receipt of an opinion of counsel or tax advisor with respect to the federal and state income tax consequences of the conversion and stock offering to Hometown MHC, Hometown Financial, Hometown Financial (Massachusetts), TruNorth Bank, Eligible Account Holders and Supplemental Eligible Account Holders, and employees, officers, and directors/trustees, as applicable, of Hometown Financial, Hometown MHC, Hometown Financial (Massachusetts) and TruNorth Bank and corporators of Hometown MHC . Unlike private letter rulings, an opinion of counsel or a tax advisor is not binding on the Internal Revenue Service or any state taxing authority, and those authorities may disagree with the opinions. If there is a disagreement, there can be no assurance that Hometown Financial or TruNorth Bank would prevail in a judicial proceeding.

Hometown MHC, Hometown Financial, Hometown Financial (Massachusetts), and TruNorth Bank have received an opinion of counsel, Luse Gorman, PC, regarding the material federal income tax consequences of the conversion and stock offering, which includes the following:

1.
The merger of Hometown MHC with and into Hometown Financial (Massachusetts), a Massachusetts-chartered stock corporation and wholly-owned subsidiary of Hometown MHC, with Hometown Financial (Massachusetts) as the resulting entity (the “MHC Merger”), will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). (Section 368(a)(l)(A) of the Code).
2.
The constructive exchange of the Eligible Account Holders and Supplemental Eligible Account Holders liquidation interests in Hometown MHC for liquidation interests in Hometown Financial (Massachusetts) in the MHC Merger will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Income Tax Regulations. (cf. Rev. Rul. 69-3, 1969-1 C.B. 103, and Rev. Rul. 69-646, 1969-2 C.B. 54).
3.
No gain or loss will be recognized by Hometown MHC on the transfer of its assets to Hometown Financial (Massachusetts) and Hometown Financial (Massachusetts)’s assumption of Hometown MHC’s liabilities, if any, in constructive exchange for liquidation interests in Hometown Financial (Massachusetts) or on the constructive distribution of such liquidation interests to holders of liquidation interests in Hometown MHC. (Section 361(a), 361(c) and 357(a) of the Code).
4.
No gain or loss will be recognized by Hometown Financial (Massachusetts) upon the receipt of the assets of Hometown MHC in the MHC Merger in exchange for the constructive transfer of liquidation interests in Hometown Financial (Massachusetts) to the holders of liquidation interests in Hometown MHC. (Section 1032(a) of the Code).
5.
Persons who have liquidation interests in Hometown MHC will recognize no gain or loss upon the constructive receipt of a liquidation interest in Hometown Financial (Massachusetts) in exchange for their liquidation interests in Hometown MHC. (Section 354(a) of the Code).
6.
The basis of the assets of Hometown MHC (other than the stock in Hometown Financial (Massachusetts)) to be received by Hometown Financial (Massachusetts) will be the same as the basis of such assets in Hometown MHC immediately before the transfer. (Section 362(b) of the Code).
7.
The holding period of the assets of Hometown MHC transferred to Hometown Financial (Massachusetts) will include the holding period of those assets in Hometown MHC. (Section 1223(2) of the Code).
8.
The merger of Hometown Financial (Massachusetts) with and into Hometown Financial, with Hometown Financial as the resulting entity (the “Mid-Tier Merger”), will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Code and therefore will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Code. (Section 368(a)(1)(F) of the Code).
9.
Hometown Financial (Massachusetts) will not recognize any gain or loss on the transfer of its assets to Hometown Financial and Hometown Financial’s assumption of its liabilities in exchange for shares of Hometown Financial common stock and the constructive distribution of interests in Hometown Financial’s liquidation account to the Eligible Account Holders and Supplemental Eligible Account Holders. (Sections 361(a), 361(c) and 357(a) of the Code).

10.
No gain or loss will be recognized by Hometown Financial upon the receipt of the assets of Hometown Financial (Massachusetts) in the Mid-Tier Merger. (Section 1032(a) of the Code).
11.
The basis of the assets of Hometown Financial (Massachusetts) to be received by Hometown Financial will be the same as the basis of such assets in Hometown Financial (Massachusetts) immediately before the transfer. (Section 362(b) of the Code).
12.
The holding period of the assets of Hometown Financial (Massachusetts) to be received by Hometown Financial will include the holding period of those assets in Hometown Financial (Massachusetts) immediately before the transfer. (Section 1223(2) of the Code).
13.
Eligible Account Holders and Supplemental Eligible Account Holders will not recognize any gain or loss upon the constructive exchange of their liquidation interests in Hometown Financial (Massachusetts) for interests in the Hometown Financial liquidation account. (Section 354 of the Code).
14.
It is more likely than not that the fair market value of the nontransferable subscription rights to purchase Hometown Financial common stock is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders, and employees, officers, and directors/trustees, as applicable, of Hometown Financial, Hometown MHC, Hometown Financial (Massachusetts) and TruNorth Bank and corporators of Hometown MHC upon distribution to them of nontransferable subscription rights to purchase shares of Hometown Financial common stock. (Section 356(a) of the Code.) Eligible Account Holders and Supplemental Eligible Account Holders will not realize any taxable income as a result of their exercise of the nontransferable subscription rights. (Rev. Rul. 56-572, 1956-2 C.B. 182).
15.
It is more likely than not that the fair market value at the effective date of the conversion and stock offering of the benefit to Eligible Account Holders and Supplemental Eligible Account Holders provided by an interest in the TruNorth Bank liquidation account which they receive is zero. Pursuant to Hometown MHC’s plan of conversion, the TruNorth Bank liquidation account supports the payment of the Hometown Financial liquidation account in the unlikely event that either TruNorth Bank (or Hometown Financial and TruNorth Bank) were to liquidate after the conversion and stock offering (including a liquidation of TruNorth Bank or TruNorth Bank and Hometown Financial in a purchase and assumption transaction with a credit union acquiror) when Hometown Financial lacks sufficient net assets to pay distributions from the Hometown Financial liquidation account when due. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the distribution to them of such interests in the TruNorth Bank liquidation account as of the effective date of the conversion and stock offering. (Section 356(a) of the Code).
16.
It is more likely than not that the basis of the Hometown Financial common stock purchased in the stock offering by the exercise of the nontransferable subscription rights will be the purchase price thereof. (Section 1012 of the Code).
17.
The holding period of the Hometown Financial common stock purchased pursuant to the exercise of subscriptions rights will commence on the date on which the right to acquire such stock was exercised. (Section 1223(5) of the Code).
18.
No gain or loss will be recognized by Hometown Financial on the receipt of money in exchange for Hometown Financial common stock sold in the stock offering. (Section 1032 of the Code).

We believe that the tax opinions summarized above address the material federal income tax consequences that are generally applicable to Hometown MHC, Hometown Financial (Massachusetts), Hometown Financial, TruNorth Bank, and persons receiving subscription rights. With respect to items 14 and 16 above, Luse Gorman, PC noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering and/or firm commitment underwritten offering. Luse Gorman, PC also noted that RP Financial has issued a letter that the subscription rights have no ascertainable fair market value. Luse Gorman, PC also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. Based on the foregoing, Luse Gorman, PC believes that it is more likely than not that the nontransferable subscription rights to purchase shares of common stock have no value. However, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the subscription rights granted to Eligible Account Holders and Supplemental Eligible Account Holders, and employees, officers, and directors/trustees, as applicable, of Hometown Financial, Hometown MHC, Hometown Financial (Massachusetts) and TruNorth Bank and corporators of Hometown MHC, are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those who exercise the subscription rights in an amount equal to the ascertainable value, and we could recognize gain on the distribution of such rights. Eligible Account Holders and Supplemental Eligible Account Holders, and employees, officers, and directors/trustees, as applicable, of Hometown Financial, Hometown MHC, Hometown Financial (Massachusetts) and TruNorth Bank and corporators of Hometown MHC, are encouraged to consult with their own tax advisors as to the tax consequences if subscription rights are deemed to have an ascertainable value.

The opinion in item 15 above is based on the position that: (1) no holder of an interest in a liquidation account has ever received any payment attributable to a liquidation of a solvent bank and/or holding company (other than as set forth below); (2) the interests in the liquidation accounts are not transferable; (3) the amounts due under the liquidation account with respect to each Eligible Account Holder and Supplemental Eligible Account Holder, and employees, officers, and directors/trustees, as applicable, of Hometown Financial, Hometown MHC, Hometown Financial (Massachusetts) and TruNorth Bank and corporators of Hometown MHC, will be reduced as their deposits in TruNorth Bank are reduced; (4) holders of an interest in a liquidation account have received payments of their interests in very few instances (out of hundreds of transactions involving mergers, acquisitions and the purchase of assets and assumption of liabilities of holding companies and subsidiary banks) and these instances involved the purchase and assumption of a bank’s assets and liabilities by a credit union; and (5) the TruNorth Bank liquidation account payment obligation arises only if Hometown Financial lacks sufficient assets to fund the liquidation account or if TruNorth Bank (or TruNorth Bank and Hometown Financial) enters into a transaction to transfer TruNorth Bank’s assets and liabilities to a credit union.

In addition, we have received a letter from RP Financial stating its belief that the benefit provided by the TruNorth Bank liquidation account supporting the payment of the liquidation account if (1) Hometown Financial lacks sufficient net assets or (2) TruNorth Bank (or TruNorth Bank and Hometown Financial) enters into a transaction to transfer TruNorth Bank’s assets and liabilities to a credit union, does not have any economic value at the time of the conversion and stock offering. Based on the foregoing, Luse Gorman, PC believes it is more likely than not that such rights in the TruNorth Bank liquidation account have no value. If such rights are subsequently found to have an economic value as of the effective time of the conversion and stock offering, income may be recognized by each Eligible Account Holder or Supplemental Eligible Account Holder in the amount of such fair market value as of the effective time of the conversion and stock offering.

Unlike a letter ruling issued by the Internal Revenue Service, the opinion of Luse Gorman, PC is not binding on the Internal Revenue Service and the conclusions expressed therein may be challenged at a future date. The Internal Revenue Service has issued favorable rulings for transactions substantially similar to the proposed conversion and stock offering, but any such ruling may not be cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed. We do not plan to apply for a letter ruling concerning the transactions described herein.

We have also received an opinion from Wolf & Company, P.C. to the effect that the Massachusetts state income tax consequences are consistent with the federal income tax consequences.

The federal and state income tax opinions are exhibits to Hometown Financial’s registration statement filed with the SEC.

Restrictions on Purchase or Transfer of Our Shares after the Conversion and Stock Offering

All shares of common stock purchased in the stock offering by directors/trustees and certain officers of Hometown MHC, Hometown Financial or TruNorth Bank or by corporators of Hometown MHC generally may not be sold for a period of one year following the closing of the conversion and stock offering, except in the event of the death or substantial disability (as determined by the Massachusetts Commissioner of Banks) of the individual or upon the written approval of the Massachusetts Commissioner of Banks. For restricted shares, our transfer agent will be given notice of restrictions on transfer, and instructions will be issued to the effect that any transfer within this time period of record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split or otherwise with respect to the restricted stock will be similarly restricted. The directors and executive officers of Hometown Financial also will be restricted by the insider trading rules pursuant to the Securities Exchange Act of 1934.

Purchases of shares of our common stock by any of our directors, certain officers and their associates, during the three-year period following the closing of the conversion and stock offering may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the Federal Reserve Board or the Massachusetts Commissioner of Banks, as may be required. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock, to purchases of our common stock to fund stock options by one or more stock-based benefit plans or to any of our tax-qualified employee stock benefit plans or nontax-qualified employee stock benefit plans, including any stock-based benefit plans.

Federal regulations prohibit Hometown Financial from repurchasing its shares of common stock during the first year following conversion and stock offering unless compelling business reasons exist or to fund management recognition plans that have been ratified by stockholders (with regulatory approval) or tax-qualified employee stock benefit plans. In addition, the repurchase of shares of common stock is subject to Federal Reserve Board policy related to repurchases of shares by financial institution holding companies. Massachusetts regulations prohibit Hometown Financial from repurchasing its shares of common stock during the first three years following the completion of the conversion and stock offering except to fund tax-qualified or non-tax-qualified employee stock benefit plans, or except in amounts not greater than 5% of outstanding shares of common stock where compelling and valid business reasons are established to the satisfaction of the Massachusetts Commissioner of Banks.

TRUNORTH BANK FOUNDATION, INC.

General

To further our commitment to our local community, our plan of conversion provides that we will establish a charitable foundation, named the TruNorth Bank Foundation, Inc., as a non-stock, non-profit Delaware corporation in connection with the conversion and stock offering. We will fund it with shares of our common stock, as further described below.

By further enhancing our visibility and reputation in our local community, we believe that the charitable foundation will enhance the long-term value of TruNorth Bank’s community banking franchise. The conversion and stock offering presents a unique opportunity to provide a substantial and continuing benefit to our communities through the charitable foundation.

Purpose of the Charitable Foundation

In connection with the conversion and stock offering, we intend to contribute to the charitable foundation a number of shares of our common stock (valued at $10.00 per share) equal to 4% of the shares of common stock sold in the stock offering. The purpose of the charitable foundation is to provide financial support to charitable organizations in the communities in which we operate now and in the future and to enable our communities to share in our long-term growth. The charitable foundation will be dedicated completely to community activities and the promotion of charitable causes and may be able to support such activities in ways not presently available to us. It will also complement our ongoing obligations to the community under the Community Reinvestment Act. TruNorth Bank and bankESB each received an "Outstanding" performance rating under Massachusetts law and bankHometown received a “High Satisfactory” rating in its most recent examination. Each of bankESB and TruNorth Bank received an “Outstanding” rating in its most recent federal examination and bankHometown received a “Satisfactory” rating in its most recent federal examination.

Funding the charitable foundation with shares of our common stock will allow our communities to share in our potential growth and success after the conversion and stock offering is completed because the charitable foundation will benefit directly from any increases in the value of our shares of common stock. In addition, the charitable foundation will maintain close ties with TruNorth Bank, forming a partnership within the communities in which TruNorth Bank operates.

Structure of the Charitable Foundation

The charitable foundation will be incorporated under Delaware law as a non-stock, non-profit corporation. The charitable foundation’s certificate of incorporation will provide that the charitable foundation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Code. The certificate of incorporation will further provide that no part of the net earnings of the charitable foundation will inure to the benefit of, or be distributable to, its members, directors or officers or to private individuals.

The charitable foundation will be governed by a board of directors. For five years after the completion of the conversion and stock offering, one seat on the charitable foundation’s board of directors will be reserved for a person from our local community who has experience with local community charitable organizations and grant making and who is not one of our officers, directors or employees, and at least one seat on the charitable foundation’s board of directors will be reserved for one of TruNorth Bank’s directors. The board of directors of the charitable foundation initially will consist of Robert Curran, Jr., Brian E. Galonek, David E. Surprenant and Michael R. Wheeler, who are all directors of TruNorth Bank, Dena M. Hall, an officer of TruNorth Bank, and Antonio Dos Santos, who, as required by applicable regulations, is not one of our officers or directors and has experience with local charitable organizations and grant making. Mr. Dos Santos is an attorney with the law firm of Crear, Chadwell, Dos Santos & Devlin, P.C. in Springfield, Massachusetts. Each of the charitable foundation’s directors will have one vote on matters requiring board determination. On an annual basis, directors of the charitable foundation, who, pursuant to the non-stock bylaws of the charitable foundation serve as the members of the charitable foundation, nominate and elect the board members, each to serve for a one-year term. Stockholders of Hometown Financial will have no nomination or voting rights with respect to the charitable foundation. Initially, board members will not be compensated for service on the board of the charitable foundation.

The charitable foundation’s board of directors will be responsible for establishing the charitable foundation’s grant and donation policies, consistent with the purposes for which it was established. As directors of a non-profit corporation, directors of the charitable foundation will be bound by their fiduciary duty to advance the charitable foundation’s charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which it was established. The directors also will be responsible for directing the activities of the charitable foundation, including the management and voting of the shares of our common stock owned by the charitable foundation. However, as required by applicable regulations, all shares of our common stock owned by the charitable foundation must be voted in the same ratio as all other shares of our common stock on all proposals considered by our stockholders.

The charitable foundation’s initial place of business will be located at our corporate headquarters. The board of directors of the charitable foundation will appoint such officers and employees as may be necessary to manage its operations. To the extent applicable, we will comply with the affiliate restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and the respective regulations of the Massachusetts Commissioner of Banks and the Federal Reserve Board, as applicable, governing transactions between TruNorth Bank and the charitable foundation.

Capital, in the form of cash, for the charitable foundation will come from:

(i)
any dividends that may be paid on our shares of common stock in the future;
(ii)
within the limits of applicable federal and state laws, loans collateralized by the shares of common stock; or
(iii)
the proceeds of the sale of any of the shares of common stock in the open market from time to time.

As a private foundation under Section 501(c)(3) of the Code, the charitable foundation generally will be required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets.

Tax Considerations

We believe that the charitable foundation created for the above purposes should qualify as a Section 501(c)(3) exempt organization under the Code and should be classified as a private foundation. The charitable foundation will submit a timely request to the Internal Revenue Service to be recognized as an exempt organization. As long as the charitable foundation files its application for tax-exempt status within 27 months after the last day of the month in which it was organized, and provided the Internal Revenue Service approves the application, its effective date as a Section 501(c)(3) organization will be the date of its organization.

Hometown Financial and TruNorth Bank are authorized by applicable state and federal law to make charitable contributions. We believe that the conversion and stock offering presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised. In making such a determination, we considered the dilutive impact to our stockholders of the contribution of shares of common stock to the charitable foundation.

We believe that our contribution of shares of our common stock to the charitable foundation should not constitute an act of self-dealing and that we should be entitled to a federal tax deduction equal to the fair market value of the stock at the time of the contribution. We are permitted to deduct for charitable purposes only an amount equal to 10% of our annual taxable income in any one year. We are permitted under the Code to carry the excess contribution over the five-year period following the contribution to the charitable foundation. We estimate that at all levels of the offering range, the contribution should be deductible for federal tax purposes over the six-year period (i.e., the year in which the contribution is made and the succeeding five-year period). However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the charitable foundation. In such event, our contribution would be expensed without a tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes such a determination. Furthermore, even if the contribution is deductible, we may not have sufficient earnings to be able to use the deduction in full. Any such decision to make additional contributions to the charitable foundation in the future would be based on an assessment of, among other factors, our financial condition at that time, the interests of our stockholders and depositors, and the financial condition and operations of the charitable foundation.

As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 1.39%. The charitable foundation will be required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year. It will be required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation’s managers and a concise statement of the purpose of each grant.

Regulatory Requirements Imposed on Charitable Foundation

Applicable regulations require that, before our board of directors adopted the plan of conversion, the board of directors had to identify its members that will serve on the charitable foundation’s board of directors, and those directors could not participate in our board’s discussions concerning contributions to the charitable foundation, and could not vote on the portions of the plan of conversion relating to the establishment and funding of the charitable foundation. Our board of directors complied with this regulation in adopting the plan of conversion.

These applicable regulations of the Federal Reserve Board and the Massachusetts Division of Banks generally impose, and we have provided commitments to the Federal Reserve Board as part of our bank holding company application, the following additional requirements on the establishment of the charitable foundation:

•
our banking regulators may examine the charitable foundation at the charitable foundation’s expense;
•
the charitable foundation must comply with all supervisory directives imposed by our banking regulators;
•
the charitable foundation must annually provide our banking regulators a copy of the annual report that the charitable foundation submits to the Internal Revenue Service;
•
the charitable foundation must operate according to written policies adopted by its board of directors, including a conflict of interest policy;
•
the charitable foundation may not engage in self-dealing and must comply with all laws necessary to maintain its tax-exempt status under the Code; and
•
the charitable foundation must vote its shares of our common stock in the same ratio as all of the other shares voted on each proposal considered by our stockholders.

Within six months of completing the conversion and stock offering, the charitable foundation must submit to our banking regulators a three-year operating plan, a conflict of interest policy, the gift instrument, and its certificate of incorporation and bylaws.

RESTRICTIONS ON ACQUISITION OF HOMETOWN FINANCIAL GROUP, INC.

Although Hometown Financial’s board of directors is not aware of any effort that might be made to obtain control of Hometown Financial after the completion of the conversion and stock offering, the board of directors believes that it is appropriate to include certain provisions as part of Hometown Financial’s articles of incorporation to protect the interests of Hometown Financial and its stockholders from takeovers which our board of directors might conclude are not in the best interests of Hometown Financial, its stockholders, or TruNorth Bank.

The following discussion is a general summary of the material provisions of Hometown Financial’s articles of incorporation and bylaws, Maryland corporate law and certain other regulatory provisions that may be deemed to have an “anti‑takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in the articles of incorporation and bylaws, reference should be made in each case to the document in question, each of which is part of Hometown MHC’s applications for approval of conversion filed with the Massachusetts Commissioner of Banks and the Federal Reserve Board and Hometown Financial’s bank holding application filed with the Federal Reserve Board and its registration statement filed with the SEC. See “Where You Can Find Additional Information.”

Hometown Financial Group, Inc.’s Articles of Incorporation and Bylaws

The articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management more difficult.

Directors. The board of directors will be elected annually. The bylaws establish qualifications for board members, including:

•
a prohibition on service as a director by a person who is a director, officer or a 10% stockholder of a competitor of TruNorth Bank;
•
a prohibition on service as a director by a person (1) who has been convicted of a crime involving dishonesty or breach of trust that is punishable by imprisonment for a term exceeding one year under state or federal law, (2) who is currently charged in an information, indictment or other complaint with the commission of or participation in such a crime, or (3) against whom a financial or securities regulatory agency has, within the past ten years, issued a cease and desist, consent or other formal order, other than a civil money penalty, which order is subject to public disclosure by such agency;

•
a prohibition on service as a director by a person who is party to any agreement or understanding that (1) provides such person with material benefits that are contingent upon Hometown Financial entering into a merger or similar transaction in which Hometown Financial is not the surviving entity, (2) materially limits such person’s voting discretion with respect to Hometown Financial’s strategic direction, or (3) materially impairs such person’s ability to discharge his or her fiduciary duties with respect to the fundamental strategic direction of Hometown Financial;
•
a prohibition on service as a director by a person who has lost more than one election for service as a director of Hometown Financial; and
•
a prohibition on the election or appointment of a person aged 72 or older.

Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders. Such notice and information requirements apply to all stockholder business proposals and nominations and these requirements are in addition to any requirements under the federal securities laws.

Evaluation of Offers. The articles of incorporation provide that the board of directors, when evaluating a transaction that would or may involve a change in control of Hometown Financial (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of Hometown Financial and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to:

•
the economic effect, both immediate and long-term, upon Hometown Financial’s stockholders, including stockholders, if any, who do not participate in the transaction;
•
the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, Hometown Financial and its subsidiaries and on the communities in which it and its subsidiaries operate or are located;
•
whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of Hometown Financial;
•
whether a more favorable price could be obtained for Hometown Financial’s stock or other securities in the future;
•
the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of Hometown Financial and its subsidiaries;
•
the future value of the stock or any other securities of Hometown Financial or the other entity to be involved in the proposed transaction;
•
any antitrust or other legal and regulatory issues that are raised by the proposal;
•
the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and
•
the ability of Hometown Financial to fulfill its objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally-insured financial institution under applicable statutes and regulations.

If the board of directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.

Restrictions on Calling Special Meetings. The bylaws provide that special meetings of stockholders can be called by only the President, Chief Executive Officer, Chairperson of the board of directors, a majority of the total number of directors that Hometown Financial would have if there were no vacancies on the board of directors, or the Secretary upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights. The articles of incorporation provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit. The 10% limit shall not apply if, before the stockholder acquires shares in excess of the 10% limit, the acquisition is approved by a majority of the directors who are not affiliated with the holder and who were members of the board of directors before the time of the acquisition (or who were chosen to fill any vacancy of an otherwise unaffiliated director by a majority of the unaffiliated directors).

Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of our then-outstanding capital stock entitled to vote generally in the election of directors (after giving effect to the limitation on voting rights discussed above in “ – Limitation of Voting Rights”), voting together as a single class.

Stockholder Nominations and Proposals. The bylaws provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at an annual meeting of stockholders must submit written notice to Hometown Financial at least 90 days before and not earlier than 100 days before the anniversary of the previous year’s annual meeting of stockholders. However, if less than 90 days’ prior public disclosure of the date of the meeting is given to stockholders and the date of the annual meeting is advanced by more than 30 days from the anniversary date of the preceding year’s annual meeting then stockholders must submit written notice no later than ten days following the day on which public disclosure of the date of the meeting is first made in a press release, in a document filed with the SEC or on a website maintained by Hometown Financial or TruNorth Bank.

Authorized but Unissued Shares. After the conversion and stock offering, Hometown Financial will have authorized but unissued shares of common stock and preferred stock. See “Description of Capital Stock of Hometown Financial Group, Inc.” Hometown Financial is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such shares. In addition, the articles of incorporation provide that a majority of the total number of directors that Hometown Financial would have if there were no vacancies on the board of directors may, without action by the stockholders, amend the articles of incorporation to increase or decrease the aggregate number of shares of stock of any class or series that Hometown Financial has the authority to issue. In the event of a proposed merger, tender offer or other attempt to gain control of Hometown Financial that the board of directors does not approve, it would be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of Hometown Financial. The board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws. Except as provided under “ – Authorized but Unissued Shares,” above, regarding the amendment of the articles of incorporation by the board of directors to increase or decrease the number of shares authorized for issuance, or as otherwise allowed by law, any amendment to the articles of incorporation must be approved by our board of directors and also by two-thirds of the outstanding shares of our voting stock (or a majority of the outstanding shares of our voting stock if the amendment is approved by two-thirds of our board of directors); provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(i)
The limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;
(ii)
The ability of the board of directors to fill vacancies on the board;
(iii)
The requirement that at least two-thirds of the voting power of the stockholders must vote to remove directors, and can only remove directors for cause;
(iv)
The ability of the board of directors to amend and repeal the bylaws and the required stockholder vote to amend or repeal the bylaws;
(v)
The ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire Hometown Financial;
(vi)
The authority of the board of directors to provide for the issuance of preferred stock;

(vii)
The validity and effectiveness of any action lawfully authorized by the affirmative vote of the holders of a majority of the total number of outstanding shares of common stock;
(viii)
The number of stockholders constituting a quorum or required for stockholder consent;
(ix)
The provision regarding stockholder proposals and nominations;
(x)
The indemnification of current and former directors and officers, as well as employees and other agents, by Hometown Financial;
(xi)
The limitation of liability of officers and directors to Hometown Financial for money damages; and
(xii)
The provision of the articles of incorporation requiring approval of at least 80% of the outstanding voting stock to amend the provisions of the articles of incorporation set forth in (i) through (xi) of this list and the provisions related to amendment of the articles of incorporation.

The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of the total number of directors that Hometown Financial would have if there were no vacancies on the board of directors or by the stockholders by the affirmative vote of at least 80% of the votes entitled to be cast in the election of directors (after giving effect to the limitation on voting rights discussed above in “ – Limitation of Voting Rights”).

Maryland Corporate Law

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as: (1) any person who beneficially owns 10% or more of the voting power of a corporation’s voting stock after the date on which the corporation had 100 or more beneficial owners of its stock; or (2) an affiliate or associate of the corporation at any time after the date on which the corporation had 100 or more beneficial owners of its stock who, within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the Board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The Maryland Control Share Acquisition Act provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by the stockholders by a vote of two-thirds of the votes entitled to be cast on the matter. However, Hometown Financial’s bylaws provide that the Maryland Control Share Acquisition Act does not apply to any acquisition of shares of Hometown Financial’s stock, unless such provision is repealed by a majority vote of the board of directors. As a result, the protections of the Control Share Acquisition Act will not be available to Hometown Financial’s stockholders.

Banking Regulations

Federal regulations provide that, for a period of three years from the completion date of the conversion and stock offering, without the prior written approval of the Federal Reserve Board, no person may acquire or offer to acquire the beneficial ownership, make an offer or announcement of an offer to purchase shares, or actually acquire shares, of more than 10% of any class of equity security of Hometown Financial. In addition, Massachusetts regulations and the plan of conversion provide that for a three-year period following the completion of the conversion and stock offering, without prior approval of the Massachusetts Commissioner of Banks, Hometown Financial will not sell or liquidate itself or cause TruNorth Bank to be sold or liquidated. See also “Supervision and Regulation – Change in Control Regulations.”

Bank Holding Company Act

The Bank Holding Company Act, a federal statute, provides that no company may acquire control of a bank directly or indirectly without the prior approval of the Federal Reserve Board. Any company that acquires control of a bank becomes a “bank holding company” subject to registration, examination and regulation by the Federal Reserve Board. Pursuant to federal regulations, the term “company” is defined to include banks, corporations, partnerships, associations, and certain trusts and other entities, and “control” of a bank is deemed to exist if a company has voting control, directly or indirectly of at least 25% of any class of a bank’s voting stock, and may be found to exist if a company controls in any manner the election of a majority of the directors of the bank or has the power to exercise a controlling influence over the management or policies of the bank. In addition, a bank holding company must obtain Federal Reserve Board approval before acquiring voting control of more than 5% of any class of voting stock of a bank or another bank holding company. An acquisition of control of a bank that requires the prior approval of the Federal Reserve Board under the Bank Holding Company Act is not subject to the notice requirements of the Change in Bank Control Act.

Accordingly, the prior approval of the Federal Reserve Board under the Bank Holding Company Act would be required before any bank holding company could acquire 5% or more of the common stock of Hometown Financial and before any other company could acquire 25% or more of the common stock of Hometown Financial.

Restrictions applicable to the operations of bank holding companies may also deter companies from seeking to obtain control of Hometown Financial. See “Supervision and Regulation.”

Massachusetts Banking Law

Under Massachusetts banking laws, a company owning or controlling two or more banking institutions, including a savings bank, is regulated as a bank holding company. Each Massachusetts bank holding company: (1) must obtain the approval of the Massachusetts Board of Bank Incorporation before engaging in certain transactions, such as the acquisition of more than 5% of the voting stock of another banking institution; (2) must register, and file reports, with the Massachusetts Commissioner of Banks; and (3) is subject to examination by the Massachusetts Commissioner of Banks. Hometown Financial would become a Massachusetts bank holding company if it acquires a second banking institution and holds and operates it separately from TruNorth Bank. Until August 21, 2026, Hometown Financial (Massachusetts) and Hometown MHC were regulated as Massachusetts bank holding companies. However, on August 21, 2026, upon the mergers of TruNorth Bank, bankESB and bankHometown into a single institution, Hometown Financial (Massachusetts) and Hometown MHC ceased to qualify and be subject to regulation as Massachusetts bank holding companies.

In addition, for a period of three years following completion of a conversion and stock offering, no person may directly or indirectly offer to acquire or acquire beneficial ownership of more than 10% of any class of equity security of a converted mutual holding company without prior written approval of the Massachusetts Commissioner of Banks.

DESCRIPTION OF CAPITAL STOCK OF HOMETOWN FINANCIAL GROUP, INC.

General

Hometown Financial is authorized to issue 200,000,000 shares of common stock, par value of $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. It expects to issue in the conversion and stock offering up to 82,524,000 shares of common stock, including the shares expected to be issued to the charitable foundation, plus approximately 7,566,012 shares as part of the merger consideration for our acquisition of Primary Bank. Hometown Financial will not issue any shares of preferred stock in the conversion and stock offering. Each share of common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock according to the plan of conversion, all of the shares of common stock will be duly authorized, fully paid and non-assessable.

The shares of common stock will represent non-withdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC, the Massachusetts Depositors Insurance Fund or any other government agency.

Common Stock

Dividends. Hometown Financial may pay dividends on its common stock if, after giving effect to such distribution, (1) it would be able to pay its indebtedness as the indebtedness comes due in the usual course of business and (2) its total assets exceed the sum of its liabilities and the amount needed, if it were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference in the event of dissolution. The payment of dividends by Hometown Financial is also subject to limitations that are imposed by applicable regulation, including restrictions on payments of dividends that would reduce Hometown Financial’s assets below the then-adjusted balance of its liquidation account. The holders of common stock will be entitled to receive and share equally in dividends as may be declared by our board of directors out of funds legally available therefor. If Hometown Financial issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon consummation of the conversion and stock offering, the holders of common stock of Hometown Financial will have exclusive voting rights in Hometown Financial. They will elect the board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If Hometown Financial issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Amendments to the articles of incorporation require a two-thirds stockholder vote in certain circumstances, and certain matters require an 80% stockholder vote.

As a stock savings bank, corporate powers and control of TruNorth Bank are vested in its board of directors, who elect the officers of TruNorth Bank and who fill any vacancies on the board of directors. Voting rights of TruNorth Bank are vested exclusively in the owners of the shares of capital stock of TruNorth Bank, which will be Hometown Financial. Shares of TruNorth Bank’s stock will be voted at the direction of Hometown Financial’s board of directors. Consequently, the holders of the common stock of Hometown Financial will not have direct control of TruNorth Bank.

Liquidation. In the event of any liquidation, dissolution or winding up of TruNorth Bank, Hometown Financial, as the holder of 100% of TruNorth Bank’s capital stock, would be entitled to receive all assets of TruNorth Bank available for distribution, after payment or provision for payment of all debts and liabilities of TruNorth Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. In the event of liquidation, dissolution or winding up of Hometown Financial, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all the assets of Hometown Financial available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of Hometown Financial will not be entitled to preemptive rights with respect to any shares that may be issued unless preemptive rights are approved by the board of directors. The common stock is not subject to redemption.

Appraisal Rights. Holders of the common stock of Hometown Financial will not be entitled to exercise any rights of an objecting stockholder provided for under Maryland law unless our board of directors, pursuant to a resolution approved by a majority of the directors then in office, determines that such rights apply with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination.

Preferred Stock

No shares of Hometown Financial’s authorized preferred stock will be issued as part of the conversion and stock offering. Preferred stock may be issued with preferences and designations as our board of directors may from time to time determine. Our board of directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and that could assist management in impeding an unfriendly takeover or attempted change in control.

Forum Selection for Certain Stockholder Lawsuits

Hometown Financial’s articles of incorporation provide that, unless Hometown Financial consents in writing to the selection of an alternative forum, the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of Hometown Financial, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Hometown Financial to Hometown Financial or its stockholders, (3) any action asserting a claim arising pursuant to any provision of the Maryland General Corporation Law, or (4) any action asserting a claim governed by the internal affairs doctrine will be conducted in a state or federal court located within the State of Maryland, in all cases subject to the court having personal jurisdiction over the indispensable parties named as defendants. This exclusive forum provision does not apply to claims arising under the federal securities laws. Under the articles of incorporation, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of Hometown Financial shall be deemed to have received notice of, and have consented to, the exclusive forum provision of the articles of incorporation. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum it finds favorable for disputes with Hometown Financial and its directors, officers, and other employees or may cause a stockholder to incur additional expense by having to bring a claim in a judicial forum that is distant from where the stockholder resides, or both.

TRANSFER AGENT

The transfer agent and registrar for Hometown Financial’s common stock is Continental Stock Transfer & Trust Company, New York, New York.

EXPERTS

The consolidated financial statements of Hometown MHC and its subsidiaries at and for the years ended June 30, 2026 and 2025 have been included in this prospectus and in the registration statement in reliance upon the report of Wolf & Company, P.C., an independent registered public accounting firm, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

RP Financial has consented to the publication in this prospectus of the summary of its report setting forth its opinion as to the estimated pro forma market value of the shares of common stock of Hometown Financial upon the completion of the conversion and stock offering and of its letters with respect to subscription rights and the liquidation accounts.

LEGAL AND TAX MATTERS

Luse Gorman, PC, Washington, D.C., special counsel to Hometown Financial, Hometown MHC, Hometown Financial (Massachusetts) and TruNorth Bank, has issued to Hometown Financial its opinion regarding the legality of the common stock and has issued to Hometown Financial, Hometown MHC, Hometown Financial (Massachusetts) and TruNorth Bank its opinion regarding the federal income tax consequences of the conversion and stock offering. Luse Gorman, PC has consented to the references in this prospectus to its opinions. Wolf & Company, P.C., Boston, Massachusetts, has issued to Hometown Financial, Hometown MHC, Hometown Financial (Massachusetts) and TruNorth Bank its opinion regarding the Massachusetts income tax consequences of the conversion and stock offering. Wolf & Company, P.C. has consented to the reference in this prospectus to its opinion. Certain legal matters will be passed upon for KBW by Kilpatrick Townsend & Stockton LLP, Washington, D.C.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Hometown Financial has filed with the SEC a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. This prospectus forms a part of the registration statement. The registration statement, including the exhibits, contains additional relevant information about us and our common stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus. The registration statement is available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

Hometown MHC has filed applications for approval of conversion with the Massachusetts Commissioner of Banks and the Federal Reserve Board. Hometown Financial has filed a bank holding company application with the Federal Reserve Board. This prospectus omits certain information contained in those applications. The application for approval of conversion filed with the Massachusetts Commissioner of Banks may be inspected, without charge, at the offices of the Massachusetts Commissioner of Banks, One Federal Street, Suite 710, Boston, Massachusetts 02110. The application for approval of conversion and the bank holding company application, both filed with the Federal Reserve Board, is available on an expedited basis from the Federal Reserve Bank of Boston, P.O. Box 55882, Boston, Massachusetts 02205.

Copies of the plan of conversion and Hometown Financial’s articles of incorporation and bylaws are available without charge from TruNorth Bank at its main office.

In connection with the conversion and stock offering, Hometown Financial will register its common stock under Section 12(b) of the Securities Exchange Act of 1934. Upon registration, Hometown Financial and its stockholders will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934, subject to subsequent termination of such registration. Hometown Financial has undertaken that it will not terminate such registration for a period of at least three years following the completion of the conversion and stock offering.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF HOMETOWN FINANCIAL GROUP, MHC AND SUBSIDIARIES

* * *

Separate financial statements for Hometown Financial have not been included in this prospectus because it has not engaged in any significant business activities, has no significant assets, and has no contingent liabilities, revenue or expenses.

All financial statement schedules have been omitted as the required information is either not applicable or is included in the accompanying consolidated financial statements or related notes.

Report of Independent Registered Public Accounting Firm

To the Audit Committee of Hometown Financial Group, MHC and Subsidiaries:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Hometown Financial Group, MHC and Subsidiaries (the Company) as of June 30, 2026 and 2025, the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the two years in the period ended June 30, 2026, and the related notes to the consolidated financial statements (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2026 and 2025, and the results of its operations and its cash flows for each of the two years in the period ended June 30, 2026, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company's auditor since 2014.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

September 10, 2026

Consolidated Balance Sheets

June 30, 2026 and 2025

(In thousands)

	2026	2025
Assets

Cash and due from banks	$370,279	$276,263
Debt securities available-for-sale, at fair value	733,700	544,331
Debt securities held-to-maturity, at amortized cost	—	54,421
Marketable equity securities, at fair value	2,206	2,309
Federal Home Loan Bank of Boston stock, at cost	10,087	11,633
Federal Reserve Bank of Boston stock, at cost	25,770	23,894
Loans held for sale	16,760	11,035
Loans, net of allowance for credit losses of $49,897 in 2026 and $40,690 in 2025	5,320,643	5,226,399
Premises and equipment, net	67,578	66,499
Foreclosed assets	5,546	—
Accrued interest receivable	19,130	18,679
Net deferred tax asset	50,393	41,302
Bank-owned life insurance, at cash surrender value	146,367	137,191
Goodwill	95,733	95,549
Core deposit intangible	44,605	43,124
Other assets	36,022	36,549
Total Assets	$6,944,819	$6,589,178

Liabilities and Equity

Deposits	5,811,061	5,505,551
Federal Home Loan Bank advances	157,406	189,179
Senior note payable, net	134,441	133,602
Subordinated debentures	9,000	9,000
Accrued expenses and other liabilities	77,598	63,125
Total Liabilities	6,189,506	5,900,457

Equity
Retained earnings	765,085	699,158
Accumulated other comprehensive loss	(9,772)	(10,437)
Total Equity	755,313	688,721
Total Liabilities and Equity	$6,944,819	$6,589,178

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Income

Years Ended June 30, 2026 and 2025

(In thousands)

	2026	2025
Interest and dividend income:
Interest, including fees	$305,654	$274,051
Securities	33,455	29,603
Other	10,146	7,669
Total interest and dividend income	349,255	311,323
Interest expense:
Deposits	98,912	102,594
Federal Home Loan Bank advances	7,448	10,618
Other borrowing	13,316	13,173
Total interest expense	119,676	126,385
Net interest income	229,579	184,938
Credit loss expense - loans	39,309	10,695
Credit loss expense - off-balance sheet credit exposure	407	1,598
Net interest income, after credit loss expense	189,863	172,645
Non-interest income:
Customer service fees	10,785	9,319
Check card income	8,519	8,434
Net realized loss on marketable equity securities	(103)	(82)
Net realized loss on available-for-sale securities	(1,021)	—
Loan servicing, net	887	987
Gain on sale of loans	1,820	1,375
Gain on sale of fixed assets	268	147
Bank-owned life insurance	5,265	3,420
Investment commissions	830	711
Gain on bargain purchase	—	988
Other	4,780	3,754
Total non-interest income	32,030	29,053
Non-interest expense:
Salaries and employee benefits	86,413	76,253
Occupancy and equipment	21,401	16,611
Data processing	6,287	6,249
Deposit insurance	3,641	3,411
Advertising	5,152	4,131
Professional fees	3,358	3,050
Digital banking	8,561	7,342
Amortization of core deposit intangible assets	6,139	4,938
Merger expenses	3,064	1,030
Other general and administrative	20,392	13,776
Total non-interest expense	164,408	136,791
Income before income tax expense	57,485	64,907
Income tax expense	14,060	16,996
Net income	$43,425	$47,911

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Comprehensive Income

Years Ended June 30, 2026 and 2025

(In thousands)

	2026	2025
Net income	$43,425	$47,911
Other comprehensive income:
Unrealized holding gains (losses) on available-for-sale securities	(259)	4,081
Reclassification adjustment for losses included in earnings (1)	1,021	—
Net unrealized gain	762	4,081
Tax effect	(97)	(857)
Other comprehensive income	665	3,224
Comprehensive income	$44,090	$51,135

(1)
Realized losses on available-for-sale securities are recognized as a component of non-interest income. The tax effect applicable to the realized loss from accumulated other comprehensive loss was $214,000 for the year ended June 30, 2026 and is included in the tax effect presented above.

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Changes in Equity

Years Ended June 30, 2026 and 2025

(In thousands)

		Accumulated
		Other
	Retained	Comprehensive
	Earnings	Income (Loss)	Total
Balance, June 30, 2024	$479,638	$(13,661)	$465,977

Acquisition of North Shore Bank (Note 2)	171,609	—	171,609

Comprehensive income	47,911	3,224	51,135

Balance, June 30, 2025	699,158	(10,437)	688,721

Acquisition of Colonial Federal Savings Bank (Note 2)	22,502	—	22,502

Comprehensive income	43,425	665	44,090

Balance, June 30, 2026	$765,085	$(9,772)	$755,313

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Cash Flows

Years Ended June 30, 2026 and 2025

(In thousands)

	2026	2025
Cash flows from operating activities:
Net income	$43,425	$47,911
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization (accretion) of securities, net	(2,751)	(2,113)
Amortization (accretion) of purchase accounting entries, net	(16,439)	(12,828)
Amortization of core deposit intangible assets	6,139	4,938
Net loss on sales of available-for-sale securities	1,021	—
Net realized loss on marketable equity securities	103	82
Deferred loan origination fees	(123)	(179)
Credit loss expense - loans	39,309	10,695
Credit loss expense - off-balance sheet credit exposure	407	1,598
Origination of loans held for sale	(157,334)	(130,176)
Sale of loans	151,609	119,141
Depreciation and amortization on premises and equipment	6,537	4,806
Increase (decrease) in accrued interest receivable	(451)	904
Deferred tax expense (benefit)	(3,120)	3,849
Bank-owned life insurance income	(5,265)	(3,420)
Disposal of fixed assets, net of gain	36	295
Other, net	10,104	(30,347)
Gain on bargain purchase	—	(988)
Net cash provided by operating activities	73,207	14,168

Cash flows from investing activities:
Proceeds from maturities of interest-bearing deposits	—	250
Purchases of available-for-sale securities	(154,880)	(86,419)
Purchases of held-to-maturity securities	—	(515)
Proceeds from maturities, calls and paydowns of available-for-sale securities	117,902	131,877
Proceeds from sale of available-for-sale securities	38,327	—
Proceeds from maturities, calls and paydowns of held-to-maturity securities	3,588	5,690
Proceeds from Fed Funds sold	646	—
Redemption of Federal Home Loan Bank of Boston stock	2,053	3,797
Purchase of Federal Reserve Bank of Boston stock	(1,876)	(6,563)
Loan principal (originations) collections, net	71,831	(68,983)
Loans purchased	(27,739)	(14,054)
Purchases of premises and equipment	(3,267)	(3,412)
Proceeds from sale of fixed assets	183	147
Proceeds from bank-owned life insurance	7,139	592
Net cash received in connection with business combination	19,645	43,220
Cash paid for CFSB transaction	(39,911)	—
Net cash provided by investing activities	33,641	5,627

(Continued)

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Cash Flows (concluded)

Years Ended June 30, 2026 and 2025

(In thousands)

	2026	2025
Cash flows from financing activities:
Net increase in deposits	26,147	211,969
Net change in short-term borrowings	—	(8,200)
Proceeds from issuance of long-term Federal Home Loan Bank of Boston advances	—	24,016
Repayment of long-term Federal Home Loan Bank of Boston advances	(39,498)	(113,580)
Net increase in mortgagors’ escrow accounts	519	449
Net cash provided by (used in) financing activities	(12,832)	114,654

Net change in cash and due from banks	94,016	134,449
Cash and due from banks at beginning of year	276,263	141,814

Cash and due from banks at end of year	$370,279	$276,263

Supplemental disclosures:
Cash paid during the year for:
Interest	$117,668	$124,457
Income taxes	16,295	19,561

Non-cash activities:
In connection with the business combination detailed in Note 2 to the consolidated financial statements:
Fair value of assets acquired	$353,407	$1,611,239
Intangible assets	7,805	31,127
Fair value of liabilities assumed	291,179	1,438,642
Transfer of securities held-to-maturity to available-for-sale, at amortized cost	51,455	—
Loans transferred to foreclosed assets	5,546	—

The accompanying notes are an integral part of these consolidated financial statements.

Notes to Consolidated Financial Statements

Years Ended June 30, 2026 and 2025

1.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Nature of Operations

The consolidated financial statements include the accounts of Hometown Financial Group, MHC (the "Company"), a mutual holding company, its wholly owned subsidiary, Hometown Financial Group, Inc., and all wholly owned subsidiaries of Hometown Financial Group, Inc., including bankESB, bankHometown, TruNorth Bank, and their respective subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

The Company, through its banking subsidiaries, provides a broad range of banking and financial services to individuals, businesses, and municipalities primarily throughout Massachusetts and northern Connecticut. The Company's primary deposit products include checking, savings, money market, and term certificate of deposit accounts. Its primary lending activities consist of residential real estate, commercial real estate, commercial business, construction, and home equity loans. The Company also provides wealth management, cash management, and other related financial services.

In 2024, Easthampton Savings Bank was renamed bankESB and Hometown Bank was renamed bankHometown. Effective February 6, 2026, North Shore Bank was renamed TruNorth Bank in connection with the Company's rebranding initiative. These name changes did not affect the Company's legal structure, operations, or consolidated financial condition.

Subsequent to June 30, 2026, effective August 21, 2026, TruNorth Bank and bankHometown were merged into bankESB, and bankESB was renamed TruNorth Bank. See Note 21 for additional information.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include the allowance for credit losses, fair value measurements associated with acquired loans and business combinations, goodwill impairment assessments, the valuation of foreclosed assets, and the determination of deferred tax assets and liabilities.

Significant Group Concentrations of Credit Risk

The Company's lending activities are concentrated primarily in Massachusetts and northern Connecticut. The loan portfolio consists principally of residential real estate, commercial real estate, multifamily, construction, home equity, and commercial business loans. As a result, the collectability of the loan portfolio is dependent upon economic conditions within the Company's market area, including employment levels, business activity, and real estate values.

In the normal course of business, the Company maintains deposits with other financial institutions that may exceed federally insured limits. Management monitors these balances and believes the related credit risk is not significant.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest-bearing deposits in other financial institutions, and federal funds sold with original maturities of three months or less.

Fair Value Hierarchy

The Company measures certain assets and liabilities at fair value in accordance with U.S. GAAP. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a fair value hierarchy that prioritizes the inputs used in valuation methodologies.

Level 1 – Valuations are based on quoted prices in active markets for identical assets or liabilities that the Company can access at the measurement date.

Level 2 – Valuations are based on observable inputs other than quoted prices included in Level 1, including quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in less active markets, and other observable market inputs.

Level 3 – Valuations are based on unobservable inputs that are significant to the fair value measurement and reflect the assumptions that market participants would use in pricing the asset or liability.

The level assigned to a fair value measurement is based on the lowest level input that is significant to the measurement in its entirety. Additional information regarding the Company's fair value measurements is included in the related fair value footnote.

Reclassification

Certain amounts in the prior year consolidated financial statements have been reclassified to conform to the current year presentation. Such reclassifications had no effect on previously reported net income, comprehensive income, capital, or cash flows.

Securities

Available-for-Sale Securities

Debt securities are classified as available-for-sale ("AFS") and carried at fair value. Unrealized gains and losses are excluded from earnings and reported in accumulated other comprehensive income (loss), net of applicable income taxes. Premiums and discounts are amortized or accreted into interest income using the interest method over the contractual life of the securities, with premiums on callable debt securities amortized to the earliest call date. Realized gains and losses on sales of securities are recognized on the trade date using the specific identification method.

At each reporting date, the Company evaluates AFS debt securities in an unrealized loss position to determine whether a credit loss exists. The Company first assesses whether it intends to sell the security or whether it is more likely than not that it will be required to sell the security before recovery of its amortized cost basis. If either condition exists, the security's amortized cost basis is written down to fair value through earnings.

For AFS debt securities that the Company does not intend to sell and is not more likely than not to be required to sell, the Company evaluates whether a credit loss exists. Credit losses are recognized through an allowance for credit losses and are limited to the amount by which the fair value of a security is less than its amortized cost basis. Any unrealized loss not attributable to credit factors is recognized in accumulated other comprehensive income (loss), net of applicable income taxes. Changes in the allowance for credit losses are recognized in earnings through the provision for credit losses.

Equity Securities

Equity securities with readily determinable fair values are measured at fair value, with changes in fair value recognized in earnings as a component of non-interest income.

Federal Home Loan Bank of Boston Stock and Federal Reserve Stock

Federal Home Loan Bank of Boston stock and Federal Reserve Bank stock are carried at cost, less impairment, if any, as these investments do not have readily determinable fair values. Management evaluates these investments for impairment based on their ultimate recoverability.

Loans Held for Sale

Loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or estimated fair value. Net unrealized losses, if any, are recognized through a valuation allowance with a corresponding charge to earnings. Gains and losses on the sale of loans are recognized at the time of sale and are included in non-interest income.

Accrued Interest Receivable

The Company has elected not to measure an allowance for credit losses on accrued interest receivable. Instead, accrued interest receivable is written off or reversed through interest income in a timely manner when deemed uncollectible.

Accrual of interest on loans is generally discontinued when a loan becomes 90 days past due as to principal or interest, or earlier when collection of principal or interest is considered doubtful. Accrued but uncollected interest is reversed against interest income upon placement on nonaccrual status. Interest accrued on investment securities is reversed when collection is considered doubtful.

Loans

The Company's loan portfolio consists of one- to four-family residential real estate loans, home equity loans and lines of credit, commercial real estate loans, construction loans, multifamily loans, commercial loans, and consumer loans. Commercial loans include term loans, lines of credit, and municipal loans.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal balances, net of charge-offs, the allowance for credit losses, and deferred loan fees and costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment to yield using the interest method over the contractual life of the related loans.

The accrual of interest is generally discontinued when a loan becomes 90 days past due as to principal or interest, unless the loan is both well secured and in the process of collection. In all cases, loans are placed on nonaccrual status when collection of principal or interest is considered doubtful. When a loan is placed on nonaccrual status, previously accrued but unpaid interest is reversed against interest income.

Interest payments received on nonaccrual loans are generally recognized using the cash basis or cost recovery method. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Acquired Loans

Loans acquired in a business combination are recorded at fair value as of the acquisition date in accordance with ASC 805, Business Combinations. Accordingly, no allowance for credit losses carried by the acquired institution is recognized at acquisition.

The fair value of acquired loans is estimated using discounted cash flow methodologies that incorporate assumptions regarding expected future principal and interest cash flows, market interest rates, credit quality, loan type, contractual terms, prepayment speeds, and expected default experience.

Acquired loans are classified at acquisition as either purchased credit deteriorated ("PCD") or non-PCD loans based on whether there has been more-than-insignificant deterioration in credit quality since origination.

The difference between the unpaid principal balance and the fair value of acquired loans is recognized as a discount or premium and is accreted or amortized into interest income over the estimated remaining life of the loans using the effective interest method.

For acquired loans classified as non-PCD, the Company records an allowance for expected credit losses at acquisition with a corresponding charge to provision for credit losses in accordance with ASC 326.

For acquired loans classified as PCD, the Company records an allowance for credit losses at acquisition through a gross-up of the amortized cost basis of the loans. The initial allowance is not recognized through provision expense. Subsequent changes in expected credit losses are recognized through the provision for credit losses.

Allowance for Credit Losses – Loans

The Allowance for Credit Losses ("ACL") represents management's estimate of expected credit losses over the contractual life of loans, adjusted for expected prepayments. The estimate is based on relevant information available as of the balance sheet date, including historical credit loss experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amounts.

Loans that share similar risk characteristics are evaluated collectively for expected credit losses. The Company segments its loan portfolio into the following classes: one- to four-family residential real estate loans, home equity loans and lines of credit, commercial real estate loans, construction loans, multifamily loans, commercial loans, and consumer loans. Loans that do not share similar risk characteristics with other loans are evaluated individually.

Expected credit losses are estimated using a probability of default ("PD") and loss given default ("LGD") methodology. The methodology incorporates borrower-specific risk characteristics, loan attributes, historical loss experience, current conditions, and reasonable and supportable economic forecasts. The Company also considers qualitative factors that may not be fully reflected in the quantitative analysis, including trends in delinquencies, nonaccrual loans, and classified assets; changes in loan volumes, portfolio mix, and credit concentrations; changes in underwriting standards and lending policies; the experience and depth of lending personnel; and local, regional, and national economic conditions.

Loans Evaluated Individually

Loans that do not share similar risk characteristics with other loans in the portfolio are evaluated on an individual basis. Loans that are individually evaluated are excluded from pools of loans collectively evaluated for expected credit losses.

For loans evaluated individually that are not collateral-dependent, expected credit losses are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate.

A loan is considered collateral-dependent when the borrower is experiencing financial difficulty and repayment is expected to be provided substantially through the operation or sale of the collateral. For collateral-dependent loans, expected credit losses are measured based on the fair value of the collateral as of the reporting date, adjusted for estimated costs to sell when repayment is expected to be obtained through the sale of the collateral.

Expected credit losses on individually evaluated loans are reflected through the allowance for credit losses, with changes recognized through the provision for credit losses.

Allowance for Credit Losses – Off-Balance Sheet Credit Exposures

The Company is exposed to credit risk through off-balance sheet financial instruments, including commitments to extend credit, standby letters of credit, and other lending-related commitments. The Company estimates expected credit losses over the contractual period during which it is exposed to credit risk under these arrangements, unless the obligation is unconditionally cancellable by the Company.

The allowance for credit losses on off-balance sheet credit exposures is recorded as a liability within other liabilities on the consolidated balance sheets. Changes in the allowance are recognized through the provision for credit losses in the consolidated statements of income.

The estimate of expected credit losses on off-balance sheet credit exposures incorporates the likelihood that funding will occur and the expected credit losses on commitments expected to be funded over their estimated lives. The estimate is based on the same methodologies and assumptions used in estimating the allowance for credit losses on funded loans, including consideration of historical credit loss experience, current conditions, and reasonable and supportable forecasts.

Bank-Owned Life Insurance

The Company maintains investments in bank-owned life insurance ("BOLI") on certain current and former officers. BOLI is carried at the cash surrender value of the underlying insurance policies and is reported as a separate line item in the consolidated balance sheets.

Changes in the cash surrender value of BOLI policies, as well as death benefit proceeds in excess of the related cash surrender value, are recognized in non-interest income. Such income is generally not subject to federal income taxes.

Mortgage Servicing Rights

Mortgage servicing rights ("MSRs") are recognized at fair value when mortgage loans are sold with servicing retained. Thereafter, MSRs are accounted for using the amortization method and are amortized in proportion to, and over the estimated period of, net servicing income.

The fair value of MSRs is estimated using a discounted cash flow model that calculates the present value of estimated future net servicing income. Significant assumptions utilized in the valuation include servicing costs, discount rates, prepayment speeds, and other assumptions that management believes market participants would use in estimating future servicing income.

MSRs are included in other assets in the consolidated balance sheets and are stratified based on predominant risk characteristics, including loan type and interest rate.

MSRs are evaluated for impairment based on their fair value by stratification. Impairment is recognized through a valuation allowance and recorded as a charge to loan servicing fee income. Subsequent recoveries in fair value are recognized through reductions of the related valuation allowance, but not below zero.

Foreclosed Assets

Assets acquired through foreclosure or by deed in lieu of foreclosure are classified as foreclosed assets and are generally recorded at fair value less estimated costs to sell at the date of acquisition, establishing a new cost basis.

Subsequent to acquisition, foreclosed assets are carried at the lower of carrying value or fair value less estimated costs to sell. Fair value is generally based on appraisals, broker price opinions, or other relevant valuation techniques. Declines in fair value subsequent to acquisition are recognized through a valuation allowance or direct write-down.

Costs to operate and maintain foreclosed assets and gains or losses upon disposition are included in non-interest expense.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation and amortization. Land is carried at cost and is not depreciated.

Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets, which generally range from 3 to 10 years for furniture, equipment, and vehicles, 5 to 15 years for leasehold improvements, and 7 to 39 years for buildings and building improvements. Leasehold improvements are amortized over the shorter of their estimated useful lives or the related lease term, including renewal periods that are reasonably certain to be exercised.

Expenditures for routine maintenance and repairs are charged to expense as incurred, while expenditures that materially increase the value or extend the useful life of an asset are capitalized. Gains and losses on the sale or disposal of premises and equipment are recognized in non-interest income or non-interest expense.

Leases

The Company determines whether an arrangement is a lease at inception. Operating lease right-of-use ("ROU") assets are included in other assets, and operating lease liabilities are included in other liabilities in the consolidated balance sheets. The Company does not have any finance leases.

ROU assets represent the Company's right to use an underlying asset for the lease term, and lease liabilities represent the Company's obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term.

Because most of the Company's leases do not provide an implicit rate, the Company uses its incremental borrowing rate to determine the present value of lease payments. The incremental borrowing rate is based on the Company's estimated borrowing rate for a secured borrowing with a similar term and is generally derived from Federal Home Loan Bank of Boston advance rates, adjusted for the lease term and other relevant factors. When readily determinable, the implicit rate in the lease is used.

ROU assets are recorded net of lease incentives, as applicable. Lease terms include renewal and termination options when it is reasonably certain that the Company will exercise those options.

Lease expense for operating leases is recognized on a straight-line basis over the lease term.

Goodwill and Core Deposit Intangibles

Goodwill represents the excess of the purchase price of an acquired business over the fair value of the identifiable assets acquired and liabilities assumed. Goodwill is not amortized but is evaluated for impairment at least annually, or more frequently if events or changes in circumstances indicate that the carrying amount may not be recoverable.

The Company may perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the qualitative assessment indicates that impairment may exist, or if the Company elects to bypass the qualitative assessment, the Company compares the fair value of the reporting unit with its carrying amount. If the carrying amount of the reporting unit exceeds its fair value, an impairment loss is recognized in an amount equal to that excess, limited to the amount of goodwill allocated to the reporting unit.

The fair value of a reporting unit is estimated using observable market data when available and may incorporate valuation techniques that include discounted cash flow analyses, market multiples, and other valuation methodologies.

The Company performed its annual qualitative goodwill impairment assessment as of June 30, 2026 and determined that it was more likely than not that the fair value of its consolidated reporting unit exceeded its carrying amount. Accordingly, no goodwill impairment existed, and no impairment charge was recorded for the years ended June 30, 2026 and 2025.

Core deposit intangible assets represent the estimated value of acquired deposit relationships and are amortized on a straight-line basis over their estimated useful lives. Core deposit intangible assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

Impairment losses related to goodwill and core deposit intangible assets, if any, are recognized in earnings. Period-specific conclusions regarding impairment are disclosed in the goodwill and intangible assets footnote, as applicable.

Segment Reporting

The Company operates as a community banking organization and has determined that it has one operating segment and one reportable segment.

Transfers of Financial Assets

The Company accounts for transfers of financial assets as sales when control over the assets has been surrendered in accordance with ASC 860, Transfers and Servicing. Control is considered surrendered when the transferred assets have been legally isolated from the Company, the transferee has the right to pledge or exchange the assets, and the Company does not maintain effective control over the transferred assets.

Transfers of financial assets that qualify for sale accounting are removed from the consolidated balance sheets and any resulting gain or loss is recognized in earnings. Transfers that do not qualify for sale accounting are accounted for as secured borrowings.

In the normal course of business, the Company may transfer portions of financial assets, including loan participations and the guaranteed portions of loans. Such transfers are accounted for as sales only when the transferred interests meet the definition of a participating interest under applicable accounting guidance.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers, when control of the promised services is transferred to customers in an amount that reflects the consideration the Company expects to receive in exchange for those services.

The majority of the Company's revenues are derived from financial instruments and other activities that are not within the scope of ASC 606, including interest income on loans and investment securities, loan fees that are recognized as yield adjustments, mortgage servicing income, gains and losses on investment securities, and bank-owned life insurance income.

Revenue within the scope of ASC 606 is primarily reported as a component of non-interest income and consists principally of deposit-related service charges and fees, including account maintenance fees, overdraft fees, nonsufficient funds fees, stop-payment fees, wire transfer fees, and other transaction-based service charges.

Performance obligations related to deposit service fees are generally satisfied at the point in time the underlying transaction is executed or the requested service is provided. Revenue is recognized when the performance obligation is satisfied and collection of the related consideration is probable. Payment for these services is typically received immediately or is charged directly to the customer's deposit account.

Advertising

The Company expenses advertising costs as incurred, with such costs included in non-interest expense.

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income or loss. Other comprehensive income or loss includes unrealized gains and losses on available-for-sale securities, net of applicable income taxes, and is reported as a separate component of equity.

Commitments and Contingencies

In the normal course of business, the Company is subject to various commitments, contingencies, and legal proceedings. Loss contingencies are accrued when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. The Company discloses loss contingencies when there is at least a reasonable possibility that a loss may have been incurred.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the periods in which the temporary differences are expected to reverse.

The effect of changes in tax rates or tax laws is recognized in income during the period that includes the enactment date.

Deferred tax assets are evaluated for realizability and reduced by a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized. In assessing realizability, management considers available positive and negative evidence, including historical operating results, projected future taxable income, tax-planning strategies, and the reversal of existing temporary differences.

The Company recognizes the financial statement effect of a tax position when it is more likely than not that the position will be sustained upon examination by the applicable taxing authority. Interest and penalties related to uncertain tax positions are recognized as a component of income tax expense.

Recently Issued Accounting Pronouncements

Management has evaluated recently issued accounting pronouncements that are not yet effective and does not expect any such pronouncements to have a material impact on the Company’s consolidated financial statements, except for additional disclosure requirements that may apply in future reporting periods.

2.
BUSINESS COMBINATION

Colonial Federal Savings Bank Acquisition

On October 31, 2025, the Company completed its acquisition of Colonial Federal Savings Bank ("CFSB"). The transaction was accounted for as a business combination using the acquisition method of accounting in accordance with ASC 805, Business Combinations. Accordingly, the identifiable assets acquired and liabilities assumed were recognized at their estimated fair values as of the acquisition date.

The acquisition was undertaken to expand the Company’s community banking presence and enhance service to customers in its existing and adjacent markets. The fair value of consideration transferred was $22.5 million. The acquisition resulted in the recognition of goodwill of $185 thousand and a core deposit intangible asset of $7.6 million. Goodwill represents the expected synergies and other benefits from the acquired operations that do not qualify for separate recognition. Acquired loans were recorded at fair value as of the acquisition date, and no allowance for credit losses of CFSB was carried over.

Pursuant to the merger agreement and in connection with the acquisition, TruNorth Bank paid a special dividend of approximately $39.9 million to Hometown Financial Group, Inc. prior to closing. The dividend reduced CFSB’s equity/net book value prior to the acquisition and is reflected in the reconciliation of net identifiable assets acquired to goodwill below.

The Company incurred $2.6 million of acquisition-related costs associated with the CFSB acquisition, which are included in the consolidated statement of income. Additional merger expenses presented in the consolidated statement of income primarily relate to the unification of the Company’s three banking subsidiaries.

Pro forma revenue and earnings information has not been presented because the effects of the acquisition were not material to the consolidated financial statements.

The following table presents the estimated fair values of the assets acquired and liabilities assumed as of the acquisition date:

Net Assets Acquired at Fair Value

(In thousands)
Equity recognized in connection with acquisition	$22,502
Assets
Cash and cash equivalents	19,645
Investments	137,312
Gross loans	166,196
Premises and equipment	4,568
Core deposit intangible	7,620
Deferred tax asset	6,068
Other assets	11,998
Total assets acquired	353,407

Liabilities
Deposits	278,489
Borrowings	7,760
Other liabilities	4,930
Total liabilities assumed	291,179
Net identifiable assets acquired	62,228
Less: cash paid in connection with transaction	(39,911)
Net assets acquired	$22,317
Goodwill	$185

Goodwill increased from $95.5 million at June 30, 2025 to $95.7 million at June 30, 2026 as a result of goodwill recognized in connection with the CFSB acquisition.

North Shore Bank Merger

On September 20, 2024, the Company completed its merger with North Shore Bank ("NSB"). In connection with the transaction, NSB merged with Abington Bank, and the combined institution operated under the North Shore Bank name until its February 6, 2026 rebranding to TruNorth Bank, with Abington Bank operating as a division of North Shore Bank.

The transaction was accounted for under the acquisition method of accounting in accordance with ASC 805, Business Combinations. The Company recorded total assets acquired of $1.6 billion and total liabilities assumed of $1.4 billion. The excess of the estimated fair value of net assets acquired over the equity recognized in connection with the acquisition resulted in the recognition of a bargain purchase gain of $988 thousand, which was recorded in non-interest income during fiscal 2025. Before recognizing the bargain purchase gain, management reassessed the valuation of the assets acquired and liabilities assumed and concluded that the fair values were appropriate. Acquisition-related costs of $1.0 million were recognized in non-interest expense during fiscal 2025. The primary purpose of the transaction was to expand the Company's community banking presence and enhance service to customers in its existing and adjacent markets.

The following table presents the estimated fair values of the assets acquired and liabilities assumed as of the acquisition date:

Net Assets Acquired at Fair Value

(In thousands)
Equity recognized in connection with acquisition	$171,609
Assets
Cash and cash equivalents	43,220
Investments	207,238
Gross Loans	1,248,880
Premises and equipment	14,624
Core deposit intangible	31,127
Deferred tax asset	20,246
Mortgage servicing asset	676
Other assets	45,228
Total assets acquired	1,611,239

Liabilities
Deposits	1,389,790
Borrowings	23,304
Other liabilities	25,548
Total liabilities assumed	1,438,642
Net Assets Acquired	$172,597
Bargain purchase gain	$(988)

3.
SECURITIES

Securities Available-for-Sale and Held to Maturity

The following table presents the amortized cost and fair value of securities, with gross unrealized gains and losses at June 30, 2026 and 2025:

		Net	Gross	Gross
	Amortized	Carrying	Unrealized	Unrealized	Fair
	Cost	Amount	Gains	Losses	Value
	(In thousands)
Securities available-for-sale:

June 30, 2026:
U.S. Treasury	$24,983	$24,983	$12	$(381)	$24,614
GSE Debenture	2,855	2,855	—	(57)	2,798
GSE Collateralized Mortgage Obligation	137,435	137,435	127	(3,841)	133,721
GSE Mortgage Backed Securities	423,497	423,497	1,689	(7,708)	417,478
Corporate Debt Obligation	96,788	96,788	452	(2,017)	95,223
Municipal Obligation	55,243	55,243	27	(628)	54,642
Small Business Administration	5,403	5,403	—	(179)	5,224
Total securities available-for-sale	$746,204	$746,204	$2,307	$(14,811)	$733,700

Securities available-for-sale:

June 30, 2025:
U.S. Treasury	$5,997	$5,997	$20	$—	$6,017
GSE Debenture	4,681	4,681	—	(25)	4,656
GSE Collateralized Mortgage Obligation	149,418	149,418	174	(3,981)	145,611
GSE Mortgage Backed Securities	317,923	317,923	1,749	(7,589)	312,083
Corporate Debt Obligation	51,701	51,701	117	(3,155)	48,663
Municipal Obligation	17,740	17,740	9	(393)	17,356
Small Business Administration	10,136	10,136	2	(193)	9,945
Total securities available-for-sale	$557,596	$557,596	$2,071	$(15,336)	$544,331

Securities held-to-maturity:

June 30, 2025:
GSE Debenture	$3,140	$3,140	$—	$(52)	$3,088
GSE Collateralized Mortgage Obligation	11,222	11,222	—	(520)	10,702
GSE Mortgage Backed Securities	27,315	27,315	—	(631)	26,684
Municipal Obligation	12,744	12,744	—	(149)	12,595
Total securities held-to-maturity	$54,421	$54,421	$—	$(1,352)	$53,069

Accrued interest receivable on investment securities totaled $3.9 million and $3.4 million at June 30, 2026 and 2025, respectively.

Transfer of Held-to-Maturity Securities

During the year ended June 30, 2026, the Company transferred all debt securities previously classified as HTM to AFS. The transfer was made to better align the classification of the investment portfolio with the Company’s balance sheet strategy, liquidity planning, interest rate risk management, and broader corporate objectives in connection with the pending unification of its banking subsidiaries. In accordance with ASC 320, Investments—Debt Securities, the securities were reclassified to AFS at fair value, and the related net unrealized loss at the date of transfer was recorded in accumulated other comprehensive loss. Following the transfer, the Company had no securities classified as HTM as of June 30, 2026. Management concluded that the transfer was made in connection with a change in facts and circumstances, including management's reassessment of the classification of the investment portfolio. Management concluded that the transfer did not affect the appropriateness of the prior held-to-maturity classification.

The following table presents the amortized cost, net unrealized loss, and fair value of debt securities transferred from HTM to AFS during the year ended June 30, 2026:

2026
(In thousands)
Amortized cost	$51,455
Net unrealized loss	(1,280)
Fair value of held-to-maturity securities transferred to available-for-sale	$50,175

No HTM securities were transferred during the year ended June 30, 2025.

The following table presents the fair value of debt securities pledged as collateral at June 30, 2026 and 2025:

	2026	2025
	(In thousands)
	Fair	Fair
Pledged to	Value	Value	Secured
Federal Home Loan Bank of Boston	$575,029	$356,642	Borrowings
Federal Reserve Bank of Boston’s Discount Window	3,528	3,757	Borrowings
State of Connecticut	6,130	6,154	Public deposits
Total pledged available-for-sale securities	$584,687	$366,553

The following table presents amortized cost and fair value of debt securities by contractual maturity at June 30, 2026:

	Available for Sale
	Amortized	Fair
	Cost	Value
	(In thousands)
Due within one year	$11,788	$11,783
Due after one year through five years	77,202	76,392
Due after five years through ten years	71,919	70,302
Due in more than ten years	18,960	18,800
Total securities due at a single maturity date	179,869	177,277
GSE Collateralized Mortgage Obligation (1)	137,435	133,721
GSE Mortgage Backed Securities	423,497	417,478
Small business administration	5,403	5,224
Total securities not due at a single maturity date	566,335	556,423
Total securities available-for-sale	$746,204	$733,700

(1)
Includes $115.7 million of floating rate collateralized mortgage obligations

The following table presents sales of available-for-sale securities during the year ended June 30, 2026. There were no securities sales during the year ended June 30, 2025.

2026
(In thousands)
Par value	$39,671
Net unaccreted discount	(323)
Amortized cost of sold securities	39,348
Net realized loss on available-for-sale securities	(1,021)
Sold principal	38,327
Sold interest	182
Total cash received from sale of available-for-sale securities	$38,509

Information pertaining to securities in an unrealized loss position at June 30, 2026 and 2025, for which no allowance for credit losses was recorded, is presented below by investment category and length of time the securities had been in a continuous unrealized loss position:

	Less than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
	(In thousands)
June 30, 2026:
Securities Available for Sale
Debt securities:
U.S. Treasury	$—	$—	$20,627	$381	$20,627	$381
GSE Debenture	—	—	2,798	57	2,798	57
GSE Collateralized Mortgage Obligation	622	2	122,479	3,839	123,101	3,841
GSE Mortgage Backed Securities	1,401	12	256,435	7,696	257,836	7,708
Corporate Debt Obligation	5,970	5	71,092	2,012	77,062	2,017
Municipal Obligation	733	1	34,750	627	35,483	628
Small Business Administration	10	—	5,110	179	5,120	179
Total securities available- for-sale	$8,736	$20	$513,291	$14,791	$522,027	$14,811

June 30, 2025:
Securities Available for Sale
Debt securities:
GSE Debenture	$663	$25	$—	$—	$663	$25
GSE Collateralized Mortgage Obligation	338	—	129,833	3,981	130,171	3,981
GSE Mortgage Backed Securities	52	—	151,820	7,589	151,872	7,589
Corporate Debt Obligation	—	—	37,611	3,155	37,611	3,155
Municipal Obligation	275	—	10,551	393	10,826	393
Small Business Administration	12	—	9,502	193	9,514	193
Total securities available- for-sale	$1,340	$25	$339,317	$15,311	$340,657	$15,336

Securities Held to Maturity
GSE Debenture	$—	$—	$2,088	$52	$2,088	$52
GSE Mortgage Backed Securities	—	—	25,410	631	25,410	631
Corporate Debt Obligation	—	—	10,702	520	10,702	520
Municipal Obligation	354	—	6,822	149	7,176	149
Total securities held- to-maturity	$354	$—	$45,022	$1,352	$45,376	$1,352

At June 30, 2026, debt securities in an unrealized loss position had aggregate unrealized losses of $14.8 million, representing approximately 2.0% of the amortized cost of the available-for-sale securities portfolio.

Allowance for Credit Losses – Available for Sale Securities

Unrealized losses on available-for-sale debt securities at June 30, 2026 and 2025 were attributable primarily to changes in market interest rates and not to deterioration in the credit quality of the issuers. The Company does not intend to sell these securities, and it is not more likely than not that it will be required to sell the securities before recovery of their amortized cost basis.

Accordingly, management concluded that expected credit losses on available-for-sale debt securities were not material, and no allowance for credit losses was recorded at June 30, 2026 or 2025.

Marketable Equity Securities

Marketable equity securities consist primarily of common and preferred stocks and are carried at fair value recognized in non-interest income. The following tables present the fair value of marketable equity securities and the gains and losses recognized in earnings during the periods presented.

	2026	2025
	(In thousands)
Beginning marketable equity securities, at fair value	$2,309	$2,391
Net realized losses recognized on marketable equity securities still held at the reporting date	(103)	(82)
Total marketable equity securities, at fair value	$2,206	$2,309

4.
LOANS AND ALLOWANCE FOR CREDIT LOSSES

The following table presents loan balances at June 30, 2026 and 2025:

	At June 30,
	2026		2025
	Amount	Percent	Amount	Percent
	(In thousands)
Real estate loans:
One- to four-family residential	$2,038,046	37.31%	$1,844,146	34.37%
Home equity loans and lines of credit	288,372	5.28	268,131	5.00
Commercial real estate	1,872,578	34.28	1,863,640	34.74
Construction and land development	245,335	4.49	289,596	5.40
Multifamily	622,016	11.39	691,844	12.90
Commercial loans	392,955	7.19	404,346	7.54
Consumer loans	3,736	0.07	3,113	0.06
Total loans	$5,463,038	100.00%	$5,364,816	100.00%
Less:
Allowance for credit losses on loans	(49,897)		(40,690)
Purchase accounting marks on acquired loans	(99,821)		(103,425)
Deferred loan cost, net	7,323		5,698
Loans receivable, net	$5,320,643		$5,226,399

Accrued interest receivable on loans totaled $14.9 million and $15.1 million at June 30, 2026 and 2025, respectively.

During the years ended June 30, 2026 and 2025, the Company purchased commercial loans with aggregate balances of $27.7 million and $14.1 million, respectively.

The following table presents the remaining unamortized purchase accounting adjustments related to acquired loans. These adjustments represent the remaining fair value, credit, and interest rate marks recorded in connection with acquired loans and reflect the differences between the loans’ contractual unpaid principal balances and their recorded carrying amounts at June 30, 2026 and 2025.

	2026	2025
	(In thousands)
Remaining non-accretable discount on acquired credit deteriorated loans	$(1,166)	$(4,177)
Remaining accretable discount related to credit	(13,783)	(16,211)
Remaining net unaccreted discount related to interest rates	(84,872)	(83,037)
Total remaining purchase accounting adjustments	$(99,821)	$(103,425)

Carrying amount of acquired loans with evidence of credit deterioration	$4,651	$24,237

The allowance for credit losses ("ACL") represents management's estimate of expected credit losses over the contractual life of loans, adjusted for expected prepayments. The ACL is based on historical loss experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the loan portfolio. During the year ended June 30, 2026, the Company refined its methodology for estimating expected credit losses by transitioning from a methodology incorporating vintage-based loss rate concepts to a probability of default ("PD") and loss given default ("LGD") framework. The revised methodology estimates expected credit losses using assumptions related to probability of default, loss severity, and exposure at default over the contractual life of the loan. The methodology incorporates borrower-specific risk characteristics, loan attributes, historical loss experience, current conditions, and reasonable and supportable economic forecasts.

Management elected to transition to the PD/LGD framework because it provides a more risk-sensitive and forward-looking estimate of expected credit losses than the prior vintage-based methodology. While the vintage-based methodology was useful in evaluating historical loss patterns by origination period, it was less responsive to changes in borrower-specific characteristics, loan-level attributes, remaining contractual term, collateral position, credit quality, and current or forecasted economic conditions. The PD/LGD framework allows management to incorporate these factors more directly into the estimate, improves consistency with the Company’s credit risk management practices, and better aligns the allowance methodology with the composition and risk profile of the loan portfolio.

The Company uses reasonable and supportable macroeconomic forecasts over a twelve-month forecast period, followed by a reversion period during which transformed macroeconomic factors are assumed to revert toward long-term historical conditions.

The methodology change was accounted for prospectively as a change in estimate. Management concluded that the change did not have a material impact on the allowance for credit losses or results of operations for the year ended June 30, 2026.

The following tables present activity in the allowance for credit losses and allocation of the allowance by loan segment at June 30, 2026 and 2025:

	Real Estate
	One- to four-family residential	Home equity loans and lines of credit	Commercial real estate	Construction and Land Development	Multifamily	Commercial loans	Consumer loans	Unallocated	Total
	(In thousands)
Year ended June 30, 2026:
Allowance for credit losses- loans:
Beginning balance	$1,468	$2,048	$12,295	$3,249	$7,764	$6,850	$340	$6,676	$40,690
Charge-offs	—	(2)	(28,373)	—	—	(1,712)	(46)	—	(30,133)
Recoveries	3	2	—	—	—	16	10	—	31
Provision (credit)	4,597	(701)	44,728	(881)	(2,807)	1,199	(205)	(6,621)	39,309
Ending balance	$6,068	$1,347	$28,650	$2,368	$4,957	$6,353	$99	$55	$49,897

Allowance for individually evaluated loans	24	—	11,062	249	—	25	—	—	11,360
Allowance for collectively evaluated loans	6,044	1,347	17,588	2,119	4,957	6,328	99	55	38,537
Total allowance for credit losses on loans	$6,068	$1,347	$28,650	$2,368	$4,957	$6,353	$99	$55	$49,897

Individually evaluated loans	15,710	1,424	67,169	500	1,388	647	—		86,838
Collectively evaluated loans	2,022,336	286,948	1,805,409	244,835	620,628	392,308	3,736		5,376,200
Total loans ending balance	$2,038,046	$288,372	$1,872,578	$245,335	$622,016	$392,955	$3,736		$5,463,038

The provision for credit losses for the year ended June 30, 2026 was primarily influenced by net charge-offs, an increase in individually evaluated loans requiring specific reserves, and management’s assessment of credit trends within the commercial real estate portfolio.

	Real Estate
	One- to four- family residential	Home equity loans and lines of credit	Commercial real estate	Construction and Land Development	Multifamily	Commercial loans	Consumer loans	Unallocated	Total
	(In thousands)
Year ended June 30, 2025:
Allowance for credit losses- loans:
Beginning balance	$914	$1,328	$16,445	$2,555	$6,105	$8,204	$386	$2,847	$38,784
Charge-offs	(51)	(4)	(8,689)	—	—	(102)	(40)	—	(8,886)
Recoveries	2	—	70	—	—	12	13	—	97
Provision (credit)	603	724	4,469	694	1,659	(1,264)	(19)	3,829	10,695
Ending balance	$1,468	$2,048	$12,295	$3,249	$7,764	$6,850	$340	$6,676	$40,690

Allowance for individually evaluated loans	—	—	2,120	362	—	11	—	—	2,493
Allowance for collectively evaluated loans	1,468	2,048	10,175	2,887	7,764	6,839	340	6,676	38,197
Total allowance for credit losses on loans	$1,468	$2,048	$12,295	$3,249	$7,764	$6,850	$340	$6,676	$40,690

Individually evaluated loans	15,239	2,435	48,172	15,599	—	2,298	—		83,743
Collectively evaluated loans	1,828,907	265,696	1,815,468	273,997	691,844	402,048	3,113		5,281,073
Total loans ending balance	$1,844,146	$268,131	$1,863,640	$289,596	$691,844	$404,346	$3,113		$5,364,816

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The following table presents mortgage loans serviced for others at June 30, 2026 and 2025:

	2026	2025
	(In thousands)
Total unpaid principal balances of mortgage loans	$524,626	$499,085
Total loans sold with certain recourse provisions	63,296	35,659
Remaining credit enhancement obligation on recourse loans	1,350	672
Total mortgage servicing asset	5,155	4,948

The following tables present past-due loans as of June 30, 2026 and 2025:

	At June 30,
	2026			2025
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due
	(In thousands)
Real estate loans:
One- to four-family residential	$215	$6,465	$5,545	$1,135	$4,394	$5,288
Home equity loans and lines of credit	177	76	339	1,018	229	709
Commercial real estate	4,514	1,850	13,673	4,752	238	32,496
Construction and land development	611	—	500	—	—	613
Multifamily	—	—	—	359	—	—
Commercial loans	121	—	636	787	65	376
Consumer loans	10	4	—	12	3	—
Total	$5,648	$8,395	$20,693	$8,063	$4,929	$39,482

The following tables present non-accrual loans at June 30, 2026 and 2025:

	June 30, 2026
	Non-accrual	Non-accrual
	loans with Allowance for	loans without Allowance for	Total loans on
	Credit Loss	Credit Loss	Non-accrual
	(In thousands)
Real estate loans:
One- to four-family residential	$188	$14,559	$14,747
Home equity loans and lines of credit	—	1,424	1,424
Commercial real estate	43,652	16,340	59,992
Construction and land development	500	—	500
Multifamily	—	—	—
Commercial loans	114	525	639
Consumer loans	—	—	—
Total	$44,454	$32,848	$77,302

	June 30, 2025
	Non-accrual	Non-accrual
	loans with Allowance for	loans without Allowance for	Total loans on
	Credit Loss	Credit Loss	Non-accrual
	(In thousands)
Real estate loans:
One- to four-family residential	$—	$13,787	$13,787
Home equity loans and lines of credit	—	2,435	2,435
Commercial real estate	25,389	11,233	36,622
Construction and land development	613	626	1,239
Multifamily	—	—	—
Commercial loans	—	376	376
Consumer loans	—	—	—
Total	$26,002	$28,457	$54,459

At June 30, 2026 and 2025, there were no loans past due 90 days and still accruing.

When a loan is placed on nonaccrual status, any accrued interest is reversed from loan interest income. The following table presents accrued interest reversed during the years ended June 30, 2026 and 2025:

	2026	2025
	Total Accrued	Total Accrued
	Interest Reversed	Interest Reversed
	(In thousands)
Real estate loans:
One- to four-family residential	$235	$154
Home equity loans and lines of credit	11	24
Commercial real estate	2,290	674
Construction and land development	47	—
Multifamily	—	—
Commercial loans	54	30
Consumer loans	—	—
Total	$2,637	$882

Individually Evaluated Loans

Loans that do not share similar risk characteristics with other loans are evaluated individually.

The following tables present the recorded investment and related allowance for individually evaluated loans by class at June 30, 2026 and 2025.

	June 30, 2026
	Recorded	Related
	Investment	Allowance
	(In thousands)
Individually evaluated loans without a valuation allowance:
Real estate loans:
One- to four-family residential	$15,522	$—
Home equity loans and lines of credit	1,424	—
Commercial real estate	23,517	—
Construction and land development	—	—
Multifamily	1,388	—
Commercial loans	525	—
Consumer loans	—	—
Total	$42,376	$—

Individually evaluated loans with a valuation allowance:
Real estate loans:
One- to four-family residential	$188	$24
Home equity loans and lines of credit	—	—
Commercial real estate	43,652	11,062
Construction and land development	500	249
Multifamily	—	—
Commercial loans	122	25
Consumer loans	—	—
Total	$44,462	$11,360

Total individually evaluated loans	$86,838	$11,360

	June 30, 2025
	Recorded	Related
	Investment	Allowance
	(In thousands)
Individually evaluated loans without a valuation allowance:
Real estate loans:
One- to four-family residential	$15,239	$—
Home equity loans and lines of credit	2,435	—
Commercial real estate	22,783	—
Construction and land development	14,986	—
Multifamily	—	—
Commercial loans	2,287	—
Consumer loans	—	—
Total	$57,730	$—

Individually evaluated loans with a valuation allowance:
Real estate loans:
One- to four-family residential	$—	$—
Home equity loans and lines of credit	—	—
Commercial real estate	25,389	2,120
Construction and land development	613	362
Multifamily	—	—
Commercial loans	11	11
Consumer loans	—	—
Total	$26,013	$2,493

Total individually evaluated loans	$83,743	$2,493

Modified Loans

The Company may modify the contractual terms of loans to borrowers experiencing financial difficulty. Modifications may be made to provide term extensions, interest rate concessions or principal forgiveness to maximize collection of contractual cash flows and minimize credit losses.

The following table presents loan modifications by type and percent of total loan class at June 30, 2026:

	Term Extension
	(In thousands)
	Amortized Cost Basis at 6/30/2026	% of Total Class of Financing Receivables
Loan Type
Real estate loans:
One- to four-family residential	$636	0.03%
Commercial real estate	35,906	1.92%
Total	$36,542

	Payment Delays
	(In thousands)
	Amortized Cost Basis at 6/30/2026	% of Total Class of Financing Receivables
Loan Type
Real estate loans:
One- to four-family residential	$19,755	0.97%
Home equity loans and lines of credit	6	0.00%
Total	$19,761

	Combination-Term Extension and Rate Reduction
	(In thousands)
	Amortized Cost Basis at 6/30/2026	% of Total Class of Financing Receivables
Loan Type
Real estate loans:
Commercial real estate	$16,843	0.90%
Total	$16,843

The following table presents the financial effect of the modifications made to borrowers experiencing financial difficulty:

Term Extension

Loan Type	Financial Effect
Real estate loans:
Commercial real estate	Extended interest-only period by 12 months
Commercial real estate	Converted amortizing payments to interest-only payments for 6 months. Subsequent account charge off with a balance of $0 as of June 30, 2026.

Payment Delays

Loan Type	Financial Effect
Real estate loans:
One- to four-family residential	Provided principal deferrals or payment capitalizations. The principal payments were added to the end of the original loan terms

Combination-Term Extension and Rate Reduction

Loan Type	Financial Effect
Real estate loans:
Commercial real estate

Established a pay rate. Interest continues to accrue upon the principal balance of the Loan at the rate of interest set forth in the Note. Borrower makes monthly payments of interest only accruing upon the principal balance of the Loan at a rate of 4.15% per annum until June 2028. Extended the initial term until July 2028.

The following table presents performance of loans made to borrowers experiencing financial difficulty in which modifications were made at June 30, 2026.

	Payment Status (Amortized Cost Basis)
	(In thousands)
		30-89 Days	90+ Days
	Current	Past Due	Past Due
Loan Type
Real estate loans:
One- to four-family residential	$19,620	$—	$771
Home equity loans and lines of credit	6	—	—
Commercial real estate	52,749	—	—
Total	$72,375	$—	$771

Credit Quality Information

The Company utilizes an internal risk rating system to monitor the credit quality of its loan portfolio. Risk ratings are assigned based on an evaluation of the borrower's financial condition, repayment capacity, collateral protection, and other relevant credit factors. Commercial real estate, construction, multifamily, and commercial loans are reviewed periodically and updated as conditions warrant. Residential real estate, home equity, and consumer loans are generally monitored through delinquency trends and other portfolio performance indicators.

The risk rating categories are defined as follows:

Pass (ratings 10, 20, 30, 40, 44, 47, 50, and 51): Loans considered to be of acceptable credit quality with low to average risk. These loans are performing in accordance with contractual terms and do not exhibit significant credit weaknesses.

Watch/special mention (ratings 54 and 60): Loans that exhibit potential weaknesses or emerging risk factors that, if not addressed, may weaken the Company's credit position. These loans are subject to increased monitoring by management.

Substandard (ratings 70 and 71): Loans that are inadequately protected by the borrower's current financial condition or the collateral pledged, if any. These loans have well-defined weaknesses that jeopardize repayment and present the possibility of loss if deficiencies are not corrected.

Doubtful (rating 80): Loans that possess the weaknesses inherent in substandard loans, with the additional characteristic that collection in full is highly questionable and improbable based on currently known facts.

Loss (rating 90): Loans considered uncollectible and of such little value that their continuance as an asset is not warranted. This classification does not imply that no recovery is possible; however, collection is considered remote.

The following tables present loan risk rating classifications by loan origination year as of June 30, 2026 and 2025:

	2026	2025	2024	2023	2022	Prior	Total
One- to four-family residential
Grade:
Pass	$9,577	$10,407	$5,543	$15,595	$34,175	$176,857	$252,154
Watch/special mention	—	—	—	—	1,369	9,214	10,583
Substandard	—	—	—	961	199	3,025	4,186
Not formally rated	164,973	241,811	121,349	251,941	387,052	603,997	1,771,123
Total one- to four-family residential	$174,551	$252,218	$126,892	$268,497	$422,795	$793,093	$2,038,046
Current-period charge-offs	$—	$—	$—	$—	$—	$—	$—

Home equity loans and lines of credit
Grade:
Pass	$119	$227	$1,768	$1,033	$1,617	$11,357	$16,121
Watch/special mention	—	—	—	350	25	1,046	1,421
Substandard	—	—	—	—	—	—	—
Not formally rated	22,435	53,134	41,992	35,046	37,363	80,860	270,830
Total home equity loans and lines of credit	$22,553	$53,361	$43,760	$36,428	$39,005	$93,264	$288,372
Current-period charge-offs	$—	$—	$—	$—	$2	$—	$2

Commercial real estate
Grade:
Pass	$129,071	$145,534	$137,394	$220,774	$245,968	$752,399	$1,631,140
Watch/special mention	—	1,692	4,648	16,641	42,558	108,298	173,837
Substandard	—	—	—	71	37,122	29,998	67,192
Not formally rated	—	—	—	—	—	409	409
Total commercial real estate	$129,071	$147,227	$142,042	$237,485	$325,649	$891,104	$1,872,578
Current-period charge-offs	$—	$—	$—	$—	$—	$28,373	$28,373

Construction and land development
Grade:
Pass	$31,054	$74,754	$62,137	$32,268	$19,389	$8,039	$227,640
Watch/special mention	2,095	—	—	6,262	—	2,322	10,679
Substandard	—	—	—	—	—	500	500
Not formally rated	531	4,837	468	—	206	474	6,516
Total construction	$33,680	$79,590	$62,605	$38,530	$19,595	$11,335	$245,335
Current-period charge-offs	$—	$—	$—	$—	$—	$—	$—

Multifamily
Grade:
Pass	$23,827	$39,043	$61,426	$74,891	$92,183	$311,482	$602,852
Watch/special mention	—	—	283	16,706	1,507	232	18,728
Substandard	—	—	—	—	—	—	—
Not formally rated	—	—	—	—	—	436	436
Total multifamily	$23,827	$39,043	$61,708	$91,597	$93,691	$312,149	$622,016
Current-period charge-offs	$—	$—	$—	$—	$—	$—	$—

Commercial
Grade:
Pass	$30,074	$51,557	$44,803	$54,650	$29,640	$176,320	$387,045
Watch/special mention	718	—	—	2,338	561	1,617	5,234
Substandard	—	—	—	143	242	292	676
Not formally rated	—	—	—	—	—	—	—
Total commercial	$30,792	$51,557	$44,803	$57,131	$30,442	$178,229	$392,955
Current-period charge-offs	$—	$—	$1,439	$—	$103	$170	$1,712

Consumer
Grade:
Pass	$35	$—	$—	$—	$—	$406	$441
Watch/special mention	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—
Not formally rated	712	645	385	359	402	793	3,295
Total consumer	$747	$645	$385	$359	$402	$1,199	$3,736
Current-period charge-offs	$—	$10	$1	$—	$—	$35	$46

	2025	2024	2023	2022	2021	Prior	Total
One- to four-family residential
Grade:
Pass	$5,134	$10,124	$15,924	$35,011	$51,769	$148,618	$266,578
Watch/special mention	—	—	—	637	486	8,055	9,179
Substandard	—	369	700	205	754	2,482	4,511
Not formally rated	135,120	156,301	284,917	399,084	162,322	426,134	1,563,878
Total one- to four-family residential	$140,254	$166,795	$301,540	$434,937	$215,331	$585,289	$1,844,146
Current-period charge-offs	$—	$—	$—	$—	$—	$51	$51

Home equity loans and lines of credit
Grade:
Pass	$100	$1,768	$1,115	$921	$417	$11,967	$16,289
Watch/special mention	—	—	94	37	254	2,461	2,847
Substandard	—	—	—	—	—	239	239
Not formally rated	25,480	50,326	40,299	39,922	27,910	64,819	248,756
Total home equity loans and lines of credit	$25,580	$52,094	$41,509	$40,881	$28,581	$79,486	$268,131
Current-period charge-offs	$—	$—	$—	$—	$—	$4	$4

Commercial real estate
Grade:
Pass	$48,561	$158,891	$255,101	$297,424	$325,306	$623,547	$1,708,830
Watch/special mention	—	—	—	38,671	30,006	41,019	109,696
Substandard	—	—	295	1,081	10,656	32,860	44,893
Not formally rated	—	—	—	—	—	221	221
Total commercial real estate	$48,561	$158,891	$255,396	$337,176	$365,968	$697,647	$1,863,640
Current-period charge-offs	$—	$—	$—	$—	$2,969	$5,720	$8,689

Construction and land development
Grade:
Pass	$28,838	$77,816	$62,163	$83,152	$2,636	$7,585	$262,190
Watch/special mention	—	288	14,896	—	—	2,299	17,484
Substandard	—	—	—	—	—	1,126	1,126
Not formally rated	1,284	5,871	408	235	672	326	8,796
Total construction and land development	$30,121	$83,975	$77,468	$83,387	$3,308	$11,337	$289,596
Current-period charge-offs	$—	$—	$—	$—	$—	$—	$—

Multifamily
Grade:
Pass	$17,400	$39,422	$133,080	$127,199	$173,330	$200,280	$690,711
Watch/special mention	—	—	—	—	—	252	252
Substandard	—	—	—	—	—	—	—
Not formally rated	—	—	—	—	—	881	881
Total multifamily	$17,400	$39,422	$133,080	$127,199	$173,330	$201,413	$691,844
Current-period charge-offs	$—	$—	$—	$—	$—	$—	$—

Commercial
Grade:
Pass	$22,473	$63,452	$66,565	$39,194	$115,649	$66,213	$373,546
Watch/special mention	—	—	330	2,590	9,108	16,905	28,933
Substandard	—	1,435	35	92	45	250	1,857
Not formally rated	—	—	—	—	10	—	10
Total commercial	$22,473	$64,887	$66,930	$41,876	$124,811	$83,368	$404,346
Current-period charge-offs	$—	$—	$—	$—	$—	$102	$102

Consumer
Grade:
Pass	$1,000	$—	$—	$—	$—	$476	$1,476
Watch/special mention	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—
Not formally rated	282	316	157	219	125	539	1,637
Total consumer	$1,282	$316	$157	$219	$125	$1,016	$3,113
Current-period charge-offs	$—	$—	$—	$—	$—	$40	$40

5.
FORECLOSED AND OTHER REPOSSESSED ASSETS

During the year ended June 30, 2026, the Company acquired foreclosed assets with a fair value of $5.5 million through the transfer of collateral-dependent loans. No valuation adjustments, capitalized expenditures, or sales of foreclosed assets occurred during the period. There were no foreclosed assets at June 30, 2025.

The following table presents activity in foreclosed assets during the year ended June 30, 2026:

2026
(In thousands)
Balance at beginning of year	$—
Loans transferred to foreclosed assets	5,546
Capitalized expenditures	—
Valuation adjustment	—
Sales of real estate owned	—
End of year	$5,546

6.
PREMISES AND EQUIPMENT, NET

The following table presents premises and equipment at June 30, 2026 and 2025:

	2026	2025
	(In thousands)
Cost:
Land	$13,126	$11,433
Office buildings	55,914	59,059
Leasehold improvements	8,099	9,221
Furniture and equipment	16,880	34,131
Construction in process	896	1,511
Total premises and equipment, cost	94,915	115,355
Total accumulated depreciation	(27,337)	(48,856)
Total Premises and equipment, net	$67,578	$66,499

Depreciation expense related to premises and equipment totaled $6.5 million and $4.8 million for the years ended June 30, 2026 and 2025, respectively.

During the year ended June 30, 2026, the Company retired certain fully depreciated premises and equipment with an aggregate cost basis of $25.6 million and the related accumulated depreciation. The retirement of these assets did not have a material impact on the Company's consolidated financial statements.

7.
LEASES

The Company has operating leases for operations centers, branch locations, and stand-alone ATMs. These leases have remaining terms ranging from six months to 25 years, with certain leases containing renewal options of up to five years. Lease terms include renewal options when the exercise of such options is reasonably certain. Certain leases also contain rent escalation provisions. The Company does not have any material short-term leases.

The following table presents right-of-use assets, lease liabilities, and the associated balance sheet classifications at June 30, 2026 and 2025:

		2026	2025
		(In thousands)
Right-of-use assets:
Operating leases	Other assets	$9,075	$10,273
Lease liabilities:
Operating leases	Accrued expenses and other liabilities	$9,149	$10,271

The following table presents supplemental cash flow and other information related to leases for the years ended June 30, 2026 and 2025:

	2026	2025
	(In thousands)
Lease expense	$2,847	$2,362

Operating cash flows from operating leases	2,321	1,958

Weighted Average Remaining Lease Term (in years) Operating leases	11.54	11.59

Weighted Average Discount Rate Operating leases	3.09%	3.00%

The following table presents future undiscounted lease payments for operating leases at June 30, 2026:

2026
(In thousands)
2027	$2,340
2028	1,771
2029	1,556
2030	993
2031	622
Thereafter	4,132
Total undiscounted lease payments	11,414
Less: Imputed interest	(2,265)
Net lease liabilities	$9,149

8.
CORE DEPOSIT INTANGIBLE ASSETS

Aggregate unamortized core deposit intangible assets were $44.6 million and $43.1 million at June 30, 2026 and 2025, respectively. During the years ended June 30, 2026 and 2025, amortization of the core deposit intangible amounted to $6.1 million and $4.9 million, respectively.

The following table presents core deposit intangible assets, amortization expense, and estimated future amortization:

2026
(In thousands)
Amortization expense	$6,139

Estimated future amortization expense
2027	$6,392
2028	6,392
2029	6,154
2030	5,315
2031	5,260
Thereafter	15,092
Total core deposit intangible	$44,605

The following table presents the gross, amortized and remaining core deposit intangible balances by acquired bank:

June 30, 2026
Acquired Bank	Acquisition Date	Gross Core Deposit Intangible	Accumulated Amortization	Remaining Core Deposit Intangible
	(In thousands)
Millbury Savings Bank	10/19/2019	$1,877	$(1,259)	$618
Pilgrim Bank	1/31/2019	4,130	(3,063)	1,067
Abington Bank	5/17/2019	5,314	(3,787)	1,527
Envision Bank	10/7/2022	13,857	(5,170)	8,687
North Shore Bank	9/20/2024	31,127	(5,533)	25,594
Colonial Federal Savings Bank	10/31/2025	7,620	(508)	7,112
Total		$63,925	$(19,320)	$44,605

9.
DEPOSITS

The following table presents deposit balances, by type, at June 30, 2026 and 2025:

	2026	2025
	(In thousands)
NOW accounts	$1,941,920	$1,855,967
Money market accounts	971,608	875,582
Regular and other saving accounts	750,525	704,960
Mortgagors' escrow accounts	13,210	11,794
Total non-certificate accounts	3,677,263	3,448,303
Term certificate accounts of $250,000 and greater	774,441	775,044
Term certificate accounts of less than $250,000	1,359,357	1,282,204
Term certificate accounts	2,133,798	2,057,248
Total deposits	$5,811,061	$5,505,551

As of June 30, 2026 and 2025, the aggregate amount of deposits that exceed the FDIC insurance limit of $250,000 was $1.85 billion and $1.77 billion, respectively.

The following table presents scheduled maturities and weighted average rate of time deposits for the next five years at June 30, 2026 and 2025:

	2026		2025
	(In thousands)
	Amount	Weighted Average Rate	Amount	Weighted Average Rate
Within 1 year	$2,051,738	3.77%	$1,513,067	3.67%
Over 1 year to 2 years	72,117	2.86	527,800	3.90
Over 2 years to 3 years	3,940	0.67	10,891	2.47
Over 3 years to 4 years	3,184	0.59	2,347	0.64
Over 4 years to 5 years	2,819	0.50	3,143	0.60
Total time deposits	$2,133,798	3.41%	$2,057,248	3.71%

See Note 21 for information regarding subsequent changes to deposit insurance coverage following the August 21, 2026 internal legal entity reorganization.

10.
FEDERAL HOME LOAN BANK OF BOSTON ADVANCES

Advances from the Federal Home Loan Bank of Boston (“FHLBB”) are secured by a blanket lien on qualifying residential and multifamily mortgage loans and certain pledged available-for-sale securities.

The following table presents outstanding FHLBB advances by contractual maturity at June 30, 2026 and 2025:

	Amount		Weighted Average Rate
	2026	2025	2026	2025
	(In thousands)
Fixed-rate advances maturing:
2026	$16,000	$28,566	4.86%	3.89%
2027	24,800	33,365	4.21	4.62
2028	69,525	72,587	4.10	4.01
2029	25,560	30,060	4.39	4.47
Thereafter	—	436	—	—
Total fixed-rate advances maturing:	$135,885	$165,014

Amortizing advances maturing:
2027	2,815	1,775	2.82	2.76
2028	38	2,479	2.50	2.85
2030	7,158	—	2.14	—
Thereafter	11,609	19,976	4.34	3.62
Total amortizing advances maturing:	$21,620	$24,230

Total advances before unamortized premium	157,505	189,244
Less: Unamortized premium	(99)	(65)
Total Federal Home Loan Bank advances	$157,406	$189,179	4.14%	4.09%

The Company did not prepay any FHLBB advances during the years ended June 30, 2026 or 2025.

11.
OTHER BORROWINGS

The following table presents senior note payable at June 30, 2026 and 2025:

	2026	2025
	(In thousands)
Senior note, fixed rate 8.75%, due March 15, 2027	$135,000	$135,000
Less: unamortized debt issuance costs	(559)	(1,398)
Senior note payable, net	$134,441	$133,602

Subordinated Debentures (Trust Preferred Securities)

The subordinated debentures were acquired as part of the Company's acquisition of North Shore Bank in September 2024 and represent obligations associated with North Shore Capital Trust A, Beverly Cooperative Statutory Trust I, and Beverly Cooperative Statutory Trust II. The subordinated debentures bear interest at variable rates based on three-month ISDA-adjusted CME Term SOFR plus the applicable contractual spread. Distributions are payable quarterly in arrears and the securities are callable on a quarterly basis, subject to applicable regulatory requirements.

For financial reporting purposes, the trust preferred securities are presented as subordinated debentures on the Company's consolidated balance sheets. These instruments are included in Tier 1 regulatory capital, subject to applicable eligibility requirements and regulatory limitations, but are not included in Common Equity Tier 1 capital. Interest expense is reported as interest on other borrowings in the consolidated statements of income.

The following table presents the subordinated debentures outstanding at June 30, 2026:

Trust	Principal Balance	Rate Structure	Spread	Maturity Date
North Shore Capital Trust A	$3,000	3-Month Term SOFR	3.26%	15-Oct-33
Beverly Cooperative Statutory Trust I	3,000	3-Month Term SOFR	3.11%	17-Dec-33
Beverly Cooperative Statutory Trust II	3,000	3-Month Term SOFR	3.11%	15-Dec-37
	$9,000

The aggregate issuance amount of the trust preferred securities was $9.3 million, of which $279 thousand represented trust common securities; accordingly, $9.0 million is reported as subordinated debentures on the consolidated balance sheets.

Liquidity Sources and Other Funding Availability

The Company maintains borrowing capacity and other funding sources with correspondent financial institutions as follows at June 30, 2026 and 2025:

	2026	2025
	(In thousands)
Federal Home Loan Bank of Boston	$1,990,192	$1,723,446
Federal Reserve Bank of Boston	51,500	51,430
Various Federal Funds lines	55,000	50,000
Total liquidity sources and other funding availability	$2,096,692	$1,824,876

There were no outstanding borrowings under the various line arrangements as of June 30, 2026. The Company's internal liquidity management policies limit utilization of QwickRate accounts and brokered deposits to approximately 5% of total assets, or $346.7 million as of June 30, 2026. The Company had no brokered deposits as of June 30, 2026 compared to $20.7 million as of June 30, 2025.

12.
PROVISION FOR INCOME TAXES

The following table presents the components of income tax expense:

	2026	2025
	(In thousands)
Current:
Federal	$12,372	$9,794
State	4,808	3,353
Total current provision	17,180	13,147
Deferred:
Federal	(2,278)	2,836
State	(842)	1,013
Total deferred (benefit) provision	(3,120)	3,849
Income tax expense	$14,060	$16,996

Management believes that the Company's income tax positions and deductions would be sustained upon examination and has concluded that no material uncertain tax positions existed as of June 30, 2026 or 2025.

The following table presents income taxes paid:

	2026	2025
	(In thousands)
Federal	$10,499	$13,650
State, net of refund:
Massachusetts	4,869	5,261
Other	927	650
Total	$16,295	$19,561

The following table presents the components of the Company's deferred tax assets and liabilities and reconciles the federal statutory income tax rate to the Company's effective tax rate.

	2026		2025
	(In thousands)
	Amount	Rate	Amount	Rate
Federal income tax (benefit) expense at statutory rate	$12,072	21.00%	$13,631	21.00%
Increase (decrease) in income taxes resulting from:
State tax, net of federal income tax effect.(1)	3,133	5.45	3,449	5.31
Tax-exempt income	(306)	(0.53)	(291)	(0.45)
Bank-owned life insurance earnings	(1,106)	(1.92)	(718)	(1.11)
Dividends received deduction	(9)	(0.01)	(11)	(0.02)
Bargain purchase gain	—	0.00	(208)	(0.03)
Other, net	276	0.47	1,144	1.48
Effective income tax expense	$14,060		$16,996
Effective Income Tax Rate		24.46%		26.19%

(1)
Massachusetts state income tax made up the majority (greater than 50 percent) of the tax effect in this category.

The following table presents the components of the Company's deferred tax assets and liabilities:

	2026	2025
	(In thousands)
Deferred tax assets:
Allowance for credit losses	$14,131	$11,693
Net unrealized loss on available-for-sale securities	2,732	2,829
Deferred compensation	8,261	5,486
Accrued bonus	2,278	1,748
Interest on non-performing loans	1,232	624
Capital loss carryforward	—	11
Net operating loss carryforward	1,460	—
Purchase accounting adjustments	22,136	20,193
Investment writedowns	875	—
Other	1,417	2,978
Gross deferred tax assets	54,522	45,562
Deferred tax liabilities:
Depreciation	(2,687)	(2,876)
Mortgage servicing rights	(1,442)	(1,384)
Gross deferred tax liabilities	(4,129)	(4,260)
Net deferred tax asset	$50,393	$41,302

The Company’s net operating loss carryforwards generated after 2017 do not expire and may be carried forward indefinitely. The net operating loss carryforward acquired from Colonial also falls within this indefinite carryforward category, as it was generated in 2025.

The following table presents changes in the Company's net deferred tax asset:

	2026	2025
	(In thousands)
Balance at beginning of period	$41,302	$25,762
Acquisition of Colonial Federal Savings Bank	6,068	—
Acquisition of North Shore Bancorp, Inc.	—	20,246
Deferred tax (expense) benefit	3,120	(3,849)
Amount recorded in other comprehensive income	(97)	(857)
Balance at end of period	$50,393	$41,302

Management believes it is more likely than not that the net deferred tax asset will be realized. Accordingly, no valuation allowance was recorded for the years ended June 30, 2026 and 2025.

The Company's base-year reserve for credit losses for federal income tax purposes was approximately $11.07 million at June 30, 2026. No deferred tax liability has been recorded related to this reserve because management does not intend to take actions that would result in recapture of the reserve.

The Company had no material uncertain tax positions as of June 30, 2026 and 2025, and no related interest or penalties were recognized during the years then ended. The Company's most recent Internal Revenue Service examination, covering the year ended June 30, 2023, was completed with no material findings. The Company remains subject to examination by federal and state taxing authorities for the years ended June 30, 2024 through June 30, 2026.

13.
COMMITMENTS AND CONTINGENT LIABILITIES

Other contingencies

Various legal claims arise from time to time in the normal course of business. In the opinion of management, such claims as of June 30, 2026, will not have a material effect on the consolidated financial statements.

14.
FAIR VALUES OF ASSETS AND LIABILITIES

Assets Measured at Fair Value on a Recurring Basis

The following tables present assets measured at fair value on a recurring basis by fair value hierarchy level at June 30, 2026 and 2025:

	Fair Value Measurements at Reporting Date Using:
	Total	Level 1	Level 2	Level 3
	(In thousands)
June 30, 2026:

U.S. Treasury	$24,614	$—	$24,614	$—
GSE Debenture	2,798	—	2,798	—
GSE Collateralized Mortgage Obligation	133,721	—	133,721	—
GSE Mortgage Backed Securities	417,478	—	417,478	—
Corporate Debt Obligation	95,223	—	83,338	11,885
Municipal Obligation	54,642	—	46,972	7,670
Small Business Administration	5,224	—	5,224	—
Marketable Equity Securities	2,206	2,206	—	—
Total fair value	$735,906	$2,206	$714,145	$19,555

June 30, 2025:

U.S. Treasury	$6,017	$—	$6,017	$—
GSE Debenture	4,656	—	4,656	—
GSE Collateralized Mortgage Obligation	145,611	—	145,611	—
GSE Mortgage Backed Securities	312,083	—	312,083	—
Corporate Debt Obligation	48,663	—	31,728	16,935
Municipal Obligation	17,356	—	9,185	8,171
Small Business Administration	9,945	—	9,945	—
Marketable Equity Securities	2,309	2,309	—	—
Total fair value	$546,640	$2,309	$519,225	$25,106

Marketable equity securities are classified as Level 1 and are valued using quoted market prices in active markets. The majority of investment securities are classified as Level 2 and are valued using pricing models and observable market inputs, including benchmark yields, interest rates, credit spreads, prepayment assumptions, and market transactions. Certain privately issued debt securities are classified as Level 3 when observable market data is limited or unavailable and significant unobservable inputs are used in the valuation. These securities are valued using an income approach. Because these measurements include significant unobservable inputs, changes in those assumptions could result in a different fair value measurement.

For Level 3 investments, the income approach primarily consists of a discounted cash flow method. Expected cash flows are adjusted for relevant market-participant assumptions, including collection probability, timing, credit risk, illiquidity, and other security-specific factors, and are discounted at a rate reflecting a comparable risk-free benchmark and credit spread, as applicable.

For subordinated debt securities valued using this approach, issuer financial information is reviewed quarterly, including liquidity, asset quality, capital, and earnings. Based on this review, a composite “LACE” rating is assigned. Securities with a higher-risk rating include an additional issuer-specific risk premium in the fair value measurement.

Assets Measured at Fair Value on a Nonrecurring Basis

The following table presents assets measured at fair value on a non-recurring basis at June 30, 2026 and 2025:

	Level 1	Level 2	Level 3
	(In thousands)
June 30, 2026:
Collateral dependent loans	$—	$—	$33,181

June 30, 2025:
Collateral dependent loans	$—	$—	$23,520

Collateral-dependent loans are valued based on the fair value of the underlying collateral, less estimated selling costs when applicable. Fair value is generally determined using appraisals and adjusted by management for property-specific factors and other unobservable inputs.

These loans were primarily secured by commercial real estate.

Transfers between levels are recognized at the end of the reporting period. There were no transfers between levels of the fair value hierarchy for the years ended June 30, 2026 and 2025.

There were no liabilities measured at fair value on either a recurring or non-recurring basis at June 30, 2026 or 2025.

Summary of Financial Instruments not Carried at Fair Value

The following table presents the carrying amount, estimated fair value, and classification within the fair value hierarchy of the Company's financial instruments at June 30, 2026.

	Carrying	Estimated	Fair Value Measurements
	Value	Fair Value	Level 1	Level 2	Level 3
	(In Thousands)
At June 30, 2026
Financial assets:
Loans held for sale	$16,760	$16,760	$—	$16,760	$—
Loans, net	5,320,643	5,109,208	—	—	5,109,208
Financial liabilities:
Term certificate accounts	2,133,798	2,128,424	—	2,128,424	—
Federal Home Loan Bank advances	157,406	157,448	—	157,448	—
Subordinated debentures	9,000	10,261	—	10,261	—

FASB ASC Topic 825, “Financial Instruments,” requires disclosures of fair value information about financial instruments, whether or not recognized in the balance sheet, if fair value can be reasonably determined. Fair value is best determined based on quoted market prices. However, in many instances, quoted market prices are not available for the Company’s various financial instruments. In such cases, fair values are based on estimates using present value or other valuation techniques, using observable inputs when available. Those techniques are significantly affected by the assumptions used, including discount rates and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. Certain financial instruments and all non-financial instruments are excluded from the fair value disclosure requirements of Topic 825. Accordingly, the aggregate fair value amounts presented do not necessarily represent the underlying fair value of the Company.

This table excludes financial instruments for which the carrying amount approximates fair value. Financial assets for which fair value approximates carrying value include cash and due from banks, restricted equity securities, and accrued interest receivable. Financial liabilities for which fair value approximates carrying value include non-maturity deposits, short-term borrowings, senior note payable, and accrued interest payable. The carrying value of the senior note payable approximates fair value due to its short remaining contractual maturity.

15.
OFF-BALANCE SHEET ACTIVITIES

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business, including commitments to originate loans, letters of credit, and unfunded commitments under existing lending arrangements. The Company uses the same underwriting and credit policies in making these commitments as it does for on-balance sheet lending activities.

The following table presents financial instruments whose contractual amounts represent credit risk at June 30, 2026 and 2025:

	2026	2025
	(In thousands)
Commitments to originate loans	$136,105	$242,356
Unadvanced portions of construction loans	197,168	120,883
Unadvanced portions of home equity loans	300,448	291,797
Unadvanced portions of commercial lines of credit	202,038	213,096
Letters of credit	4,168	3,281
Total off-balance sheet activities	$839,927	$871,413

Commitments generally have fixed expiration dates or other termination provisions and may require payment of a fee. Because many commitments are expected to expire without being drawn upon, the contractual amounts do not necessarily represent future cash requirements. Letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party and generally have terms of less than one year.

The allowance for credit losses on off-balance sheet credit exposures was $2.7 million and $2.3 million at June 30, 2026 and 2025, respectively, and is included in accrued expenses and other liabilities on the consolidated balance sheets. Credit loss expense related to off-balance sheet credit exposures was $407 thousand and $1.6 million for the years ended June 30, 2026 and 2025, respectively, and is included in credit loss expense in the consolidated statements of income.

16.
SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

The Company's business activities and lending operations are concentrated primarily in New England. Commercial real estate loans, including construction loans, represented approximately 38.77% of the Company's total loan portfolio at June 30, 2026, based on commercial real estate and construction loan balances. The Company had no significant concentrations of credit exposure to any individual borrower as of June 30, 2026.

17.
ACCUMULATED OTHER COMPREHENSIVE INCOME/(LOSS)

The following table presents the components of accumulated other comprehensive loss included in equity:

	2026	2025
	(In thousands)
Net unrealized holding losses on available-for-sale securities	$(12,504)	$(13,266)
Tax effect	2,732	2,829
Accumulated other comprehensive loss	$(9,772)	$(10,437)

18.
REGULATORY MATTERS

The Company and its subsidiary banks are subject to minimum regulatory capital requirements administered by federal banking regulators. Failure to meet applicable capital requirements may result in restrictions on operations and capital distributions.

Federal banking regulations require the Company and its subsidiary banks to maintain minimum levels of Common Equity Tier 1 capital, Tier 1 capital, Total Capital, and Tier 1 leverage capital. In addition, banking institutions must maintain a capital conservation buffer in excess of minimum regulatory requirements to avoid restrictions on capital distributions and discretionary bonus payments.

As of June 30, 2026, bankESB, bankHometown, and TruNorth Bank were classified as well capitalized under applicable regulatory capital guidelines. Management believes that the Company and its subsidiary banks satisfied all regulatory capital requirements as of June 30, 2026.

The following tables present the Company’s and subsidiary banks’ regulatory capital levels:

			Minimum		Prompt Corrective
	Actual		Capital Requirements		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(In thousands)
As of June 30, 2026
Tier 1 Leverage Ratio:
Company	$633,747	9.3%	$272,597	4.0%	N/A	N/A
bankESB	197,475	9.8%	80,430	4.0%	$100,538	5.0%
bankHometown	179,976	11.2%	64,049	4.0%	80,061	5.0%
TruNorth Bank	365,977	11.5%	127,495	4.0%	159,369	5.0%

Common Equity Tier 1 Risk-Based Capital Ratio:
Company	624,747	12.0%	234,528	4.5%	N/A	N/A
bankESB	197,475	12.1%	73,710	4.5%	106,470	6.5%
bankHometown	179,976	14.1%	57,526	4.5%	83,094	6.5%
TruNorth Bank	365,977	16.0%	102,902	4.5%	148,637	6.5%

Tier 1 Risk-Based Capital Ratio:
Company	633,746	12.2%	312,704	6.0%	N/A	N/A
bankESB	197,475	12.1%	98,280	6.0%	131,040	8.0%
bankHometown	179,976	14.1%	76,702	6.0%	102,269	8.0%
TruNorth Bank	365,977	16.0%	137,203	6.0%	182,938	8.0%

Total Risk-Based Capital Ratio:
Company	685,317	13.1%	416,938	8.0%	N/A	N/A
bankESB	216,745	13.2%	131,040	8.0%	163,800	10.0%
bankHometown	195,983	15.3%	102,269	8.0%	127,837	10.0%
TruNorth Bank	380,021	16.6%	182,938	8.0%	228,672	10.0%

			Minimum		Prompt Corrective
	Actual		Capital Requirements		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(In thousands)
As of June 30, 2025
Tier 1 Leverage Ratio:
Company	$569,485	8.9%	$256,654	4.0%	N/A	N/A
bankESB	200,316	9.8%	81,480	4.0%	$101,850	5.0%
bankHometown	170,272	10.9%	62,206	4.0%	77,758	5.0%
TruNorth Bank	318,536	11.3%	112,967	4.0%	141,209	5.0%

Common Equity Tier 1 Risk-Based Capital Ratio:
Company	560,485	11.0%	230,325	4.5%	N/A	N/A
bankESB	200,316	11.5%	78,525	4.5%	113,426	6.5%
bankHometown	170,272	13.9%	55,172	4.5%	79,693	6.5%
TruNorth Bank	318,536	14.9%	96,143	4.5%	138,873	6.5%

Tier 1 Risk-Based Capital Ratio:
Company	569,485	11.1%	307,100	6.0%	N/A	N/A
bankESB	200,316	11.5%	104,701	6.0%	139,601	8.0%
bankHometown	170,272	13.9%	73,563	6.0%	98,084	8.0%
TruNorth Bank	318,536	14.9%	128,190	6.0%	170,920	8.0%

Total Risk-Based Capital Ratio:
Company	608,411	11.9%	409,467	8.0%	N/A	N/A
bankESB	217,958	12.5%	139,601	8.0%	174,501	10.0%
bankHometown	183,296	15.0%	98,084	8.0%	122,604	10.0%
TruNorth Bank	326,797	15.3%	170,920	8.0%	213,650	10.0%

The following table presents a reconciliation of the Company's total consolidated capital to regulatory capital.

	June 30,
	2026	2025
	(In thousands)
Total consolidated capital	$755,313	$688,721
Adjustments:
Goodwill	(95,733)	(95,549)
Core deposit intangible	(44,605)	(43,124)
Accumulated other comprehensive loss	9,772	10,437
Common Equity Tier 1 capital, before Additional Tier 1 capital adjustments	624,747	560,485
Subordinated debentures eligible for inclusion in Tier 1 capital	9,000	9,000
Total Tier 1 capital	633,747	569,485
Allowance for credit losses on loans and off-balance sheet credit exposure reserves eligible for inclusion in regulatory capital	51,570	38,926
Total risk-based capital	$685,317	$608,411

The difference between the allowance for credit losses on loans and off-balance sheet reserves eligible for inclusion in regulatory capital and the allowance for credit losses recorded in the financial statements primarily relates to the portion of the allowance attributable to purchased credit deteriorated loans, which totaled $1.064 million and $4.078 million at June 30, 2026 and 2025, respectively.

19.
EMPLOYEE BENEFITS

401(k) Plan

The Banks sponsor a defined contribution 401(k) plan for eligible employees. Employees may contribute a portion of their compensation, subject to applicable Internal Revenue Service limitations. The Banks match 100% of the first 5% of eligible employee contributions and provide a discretionary employer contribution of up to 3% of compensation to qualifying employees. Employer contributions vest immediately, while matching contributions vest over five years.

The following table presents employer contribution expenses under this plan for the years ended June 30, 2026 and 2025:

	2026	2025
	(In thousands)
Employer contribution expense	$5,060	$4,373

Supplemental Executive Retirement and Other Post-Retirement Benefit Plans

The Company maintains supplemental retirement arrangements for certain current and former executives and directors, including defined benefit and defined contribution plans. The plans are unfunded, and related obligations are included in other liabilities.

Supplemental Retirement plans

	2026	2025
	(In thousands)
Defined benefit obligation	$25,711	$18,270
Defined contribution obligation	2,897	2,148
Total accrued liability	$28,608	$20,418
Benefit expense	$3,267	$2,961
Benefit payments	$1,776	$9,827

Split-Dollar and Other Post-Retirement Benefit Arrangements

The Company maintains pre- and post-retirement split-dollar life insurance arrangements for certain current and former officers. These arrangements provide post-retirement death benefits funded through life insurance policies.

	2026	2025
	(In thousands)
Accrued liability	$2,085	$1,475
Expense recognized	—	7

Bank-owned Life Insurance

The Company recognized bank-owned life insurance income of $5.3 million for the year ended June 30, 2026, including a $1.4 million gain from a bank-owned life insurance death benefit payout reported in Bank-owned life insurance under non-interest income.

20.
SEGMENT REPORTING

The Company operates as a community banking organization and has identified one reportable segment. The chief operating decision maker is the Chief Executive Officer, who evaluates the Company’s performance and allocates resources on a consolidated basis using consolidated income and related financial information. In determining the segment disclosure, management considers the financial information regularly provided to the chief operating decision maker, including whether significant expense categories are regularly reviewed and used to assess performance or allocate resources on a consolidated basis. Substantially all of the Company’s revenues are generated from customers located in the United States, and substantially all long-lived assets are located in the United States. The Company does not rely on any single customer for a material portion of its revenues.

21.
RELATED PARTY TRANSACTIONS

The Company has, and expects to continue to have, related party transactions in the ordinary course of business. These transactions include, but are not limited to, lending activities and deposit services with directors, executive officers, principal shareholders, and their related interests. Based on management’s assessment, such transactions are consistent with prudent banking practices and are conducted in accordance with applicable banking regulations.

During the years ended June 30, 2026 and 2025, no related party transactions involved amounts that, individually or in the aggregate, exceeded 5% of the Company’s total shareholders’ equity.

22.
SUBSEQUENT EVENTS

Management evaluated subsequent events through September 10, 2026, the date the consolidated financial statements were available to be issued.

On August 21, 2026, TruNorth Bank and bankHometown merged with and into bankESB, and bankESB was subsequently renamed TruNorth Bank, resulting in a single banking subsidiary operating under the TruNorth Bank name. The merger represented an internal legal entity reorganization and did not have a material impact on the Company’s consolidated financial position, results of operations, or cash flows.

Following the merger, the Company expects that TruNorth Bank’s deposits in excess of federal deposit insurance limits will exceed the applicable threshold established by the Depositors Insurance Fund (“DIF”), a private excess deposit insurer created under Massachusetts law. As a result, TruNorth Bank expects to exit the DIF in late 2026, subject to the approval of the Massachusetts Banking Commissioner. Beginning on the effective date of such exit, new deposit accounts with balances in excess of applicable Federal Deposit Insurance Corporation (“FDIC”) insurance limits will no longer be insured by the DIF. Certain existing deposit accounts and term deposits may continue to receive DIF coverage for the applicable transition period following the exit date, subject to the DIF’s rules and reductions in coverage as withdrawals are made.

To support customers with deposits exceeding standard FDIC insurance limits, TruNorth Bank has established reciprocal deposit placement services through IntraFi. IntraFi facilitates the placement of deposits among participating network banks to provide access to FDIC insurance coverage for balances exceeding standard insurance limits, while allowing TruNorth Bank to retain reciprocal deposits on its balance sheet. Management does not expect the reorganization or the anticipated change in excess deposit insurance coverage to have a material impact on the Company’s consolidated financial position, results of operations, or cash flows.

On July 6, 2026, Hometown Financial Group, Inc. announced that it had entered into a definitive merger agreement to acquire Primary Bank, a Bedford, New Hampshire-based commercial bank. The transaction is expected to expand the Company's presence in southern New Hampshire and remains subject to customary regulatory approvals and closing conditions. The financial impact of the proposed acquisition has not yet been determined.

Also on July 6, 2026, the Board of Trustees of Hometown Financial Group, MHC adopted a Plan of Conversion to reorganize from the mutual holding company structure to a stock holding company structure. In connection with the proposed conversion, the Company has filed a Registration Statement on Form S‑1 with the Securities and Exchange Commission. The proposed conversion remains subject to regulatory approvals and other customary conditions.

There were no other subsequent events requiring recognition or disclosure in the consolidated financial statements.

You should rely only on the information contained in this document or that to which we have referred you. No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by Hometown Financial Group, Inc. (a Maryland corporation), Hometown Financial Group, MHC, Hometown Financial Group, Inc. (a Massachusetts corporation) or TruNorth Bank. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of Hometown Financial Group, Inc. (a Maryland corporation), Hometown Financial Group, MHC, Hometown Financial Group, Inc. (a Massachusetts corporation) or TruNorth Bank since any of the dates as of which information is furnished herein or since the date hereof.

(Proposed Holding Company for TruNorth Bank)

Up to 69,000,000 shares of Common Stock, Par Value $0.01 Per Share

(Subject to Increase to up to 79,350,000 Shares)

PROSPECTUS

[prospectus date]

These securities are not deposits or savings accounts

and are not insured or guaranteed by any federal or state agency.

Until [date], all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

Estimated Amount

Registrant’s Legal Fees and Expenses	$1,500,000
Registrant’s Accounting Fees and Expenses (Including State Tax opinion)	225,000
Marketing Agent’s Fees and Expenses	275,000
Records Management Agent’s Fees and Expenses	115,000
Independent Appraiser’s Fees and Expenses	570,000
Printing, Postage, Mailing and EDGAR Fees and Expenses	2,500,000
Filing Fees (FINRA, SEC, Nasdaq, Mass Banking)	345,000
Transfer Agent’s Fees and Expenses	50,000
Business Plan Consultant’s Fees and Expenses	200,000
Other	250,000
Total	$6,030,000

(1)
Assumes 100% of the shares at the adjusted maximum of the offering range are sold in the offering.

Item 14. Indemnification of Directors and Officers

Article 10 of the Articles of Incorporation of Hometown Financial Group, Inc. (the “Corporation”) sets forth the circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they may incur in their capacities as such:

ARTICLE 10. Indemnification, etc. of Directors and Officers.

A.
Indemnification. The Corporation shall indemnify (i) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the MGCL now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (ii) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B of this Article 10 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.
B.
Procedure. If a claim under Section A of this Article 10 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit. It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the indemnitee of his or her good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct, or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 10 or otherwise, shall be on the Corporation.
C.
Non-Exclusivity. The rights to indemnification and to the advancement of expenses conferred in this Article 10 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, these Articles, the Corporation’s Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.
D.
Insurance. The Corporation may maintain insurance, at its expense, to insure itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the MGCL.
E.
Miscellaneous. The Corporation shall not be liable for any payment under this Article 10 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 10 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.
F.
Limitations Imposed by Federal Law. Notwithstanding any other provision set forth in this Article 10, in no event shall any payments made by the Corporation pursuant to this Article 10 exceed the amount permissible under applicable federal law, including, without limitation, Section 18(k) of the Federal Deposit Insurance Act and the regulations promulgated thereunder.

Any repeal or modification of this Article 10 shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 10 is in force.

Item 15. Recent Sales of Unregistered Securities

Not Applicable.

Item 16. Exhibits and Financial Statement Schedules

(a)	List of Exhibits

1.1	Engagement Letter between Hometown Financial Group, MHC and Keefe, Bruyette & Woods, Inc. with respect to conversion and records data processing management services*
1.2	Engagement Letter between Hometown Financial Group, MHC and Keefe, Bruyette & Woods, Inc. with respect to financial advisory services*
1.3	Form of Agency Agreement Among Hometown Financial Group, Inc., and Keefe, Bruyette & Woods, Inc.*
2.1	Amended and Restated Plan of Conversion*
2.2

Agreement and Plan of Merger by and among Hometown Financial Group, MHC, Hometown Financial Group, Inc. (a Massachusetts corporation), Hometown Financial Group, Inc. (a Maryland corporation), bankESB and Primary Bank dated July 6, 2026*

3.1	Articles of Incorporation of Hometown Financial Group, Inc.*
3.2	Bylaws of Hometown Financial Group, Inc.*
4	Form of Common Stock Certificate of Hometown Financial Group, Inc.*
5	Opinion of Luse Gorman, PC regarding legality of securities being registered*
8.1	Federal Income Tax Opinion of Luse Gorman, PC regarding the conversion of Hometown Financial Group, MHC*
8.2	State Income Tax Opinion of Wolf & Company, P.C. regarding the conversion of Hometown Financial Group, MHC*
10.1	Form of Employment Agreement to be entered into with Matthew S. Sosik and Michael R. Wheeler*
10.2	Form of Change in Control Agreement to be entered into with Reed H. Whitman*
10.3	bankESB Annual Incentive Compensation Program*
10.4	North Shore Bank Annual Incentive Compensation Program*
10.5	Form of TruNorth Bank Non-Qualified Supplemental Employee Stock Ownership Plan*
10.6	Easthampton Savings Bank Executive Salary Continuation Agreement entered into with Matthew S. Sosik*
10.7	Beverly Cooperative Bank Supplemental Executive Retirement Plan for the benefit of Michael R. Wheeler*
10.8	Easthampton Savings Bank Non-Qualified Deferred Compensation Plan for Selected Senior Executives for the benefit of Reed H. Whitman*
10.9	Hometown Bank, A Cooperative Bank Split Dollar Agreement entered into with Matthew S. Sosik*
10.10	Beverly Bank Endorsement Split-Dollar Life Insurance Agreement entered into with Michael Wheeler*
10.11	Director Fee Continuation Agreement entered into with Anthony P. Villani*
10.12	North Shore Bank Amended and Restated Directors’ Retirement Plan for the benefit of Jennifer Buras, Timothy Clarke and Charles Holden*
10.13	Hometown Bank Director’s Deferred Fees Plan for the benefit of Steven Duvarney, Brian Galonek, Helder Machado and David Surprenant*
10.14	Hometown Bank Director Fee Deferral Plan for the benefit of Brian Galonek, Helder Machado and David Surprenant*
10.15	Abington Bank Board of Directors’ Deferred Fees Plan for the benefit of Robert Curran*
21	Subsidiaries of Hometown Financial Group, Inc.*
23.1	Consents of Luse Gorman, PC (set forth in Exhibits 5 and 8.1)*
23.2	Consent of RP Financial, LC.*
23.3	Consent of Wolf & Company, P.C. – Hometown Financial Group, Inc. Audited Financials
23.4	Consent of Wolf & Company, P.C. – State Income Tax Opinion (set forth in Exhibit 8.2)*
24	Power of Attorney (set forth on signature page)*

99.1	Engagement letter between Hometown Financial Group, MHC and RP Financial, LC. with respect to independent appraisal services*
99.2	Letter of RP Financial, LC. with respect to value of subscription rights*
99.3	Appraisal Report of RP Financial, LC.*
99.4	Marketing Materials*
99.5	Stock Order and Certification Form*
99.6	Letter of RP Financial, LC. with respect to Liquidation Rights*
99.7	Director Consent for William Greiner*
99.8	Director Consent for Dick Anagnost*
107	Filing Fees Exhibit*

* Previously filed.

(b)
Financial Statement Schedules

Financial statement schedules are not filed because the required information is inapplicable or is included in the consolidated financial statements and related notes.

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);
(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(5)
That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule

430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(6)
That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(7)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Easthampton, Commonwealth of Massachusetts, on November 6, 2026.

Hometown Financial Group, inc.

By:	/s/ Matthew S. Sosik
Matthew S. Sosik
Chairman and Chief Executive Officer (Duly Authorized Representative)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Matthew S. Sosik	Chairman and Chief Executive Officer (Principal Executive Officer)	November 6, 2026
Matthew S. Sosik

/s/ Reed Whitman	Chief Financial Officer, Treasurer and Assistant Secretary (Principal Financial and Accounting Officer)	November 6, 2026
Reed Whitman

/s/ Michael R. Wheeler*	President and Director	November 6, 2026
Michael R. Wheeler

/s/ Anthony P. Villani*	Corporate Secretary and Director	November 6, 2026
Anthony P. Villani

/s/ Jennifer R. Buras*	Director	November 6, 2026
Jennifer R. Buras

/s/ Timothy F. Clarke*	Director	November 6, 2026
Timothy F. Clarke

/s/ Robert Curran, Jr.*	Director	November 6, 2026
Robert Curran, Jr.

/s/ Steven H. Duvarney*	Director	November 6, 2026
Steven H. Duvarney

/s/ Brian E. Galonek*	Director	November 6, 2026
Brian E. Galonek

/s/ Charles E. Holden*	Director	November 6, 2026
Charles E. Holden

/s/ Helder Machado*	Director	November 6, 2026
Helder Machado

/s/ N. Andrew Robb*	Director	November 6, 2026
N. Andrew Robb

/s/ David E. Surprenant*	Director	November 6, 2026
David E. Surprenant
* Pursuant to Power of Attorney dated September 10, 2026